Preface



Highlights of developments in 2017[1]

Overview

In 2017 the EIB successfully achieved its objectives, implementing EU policy in line with its mission[2] and as detailed in its Operational Plan[3]. The Bank's lending signatures for the year amounted to EUR 69.9bn[4] (out of which EUR 69.0bn under the Bank's own resources) and total disbursements reached EUR 58.4bn[5] (out of which EUR 57.9bn under the Bank's own resources). While the overall volumes are slightly lower than in 2016 (EUR 76.4bn signed out of which EUR 76.0bn under the Bank's own resources; EUR 60.4bn disbursed out of which EUR 59.5bn under the Bank's own resources), they are within the 10% flexibility margin foreseen in the Operational Plan.

The quality of the Bank's loan portfolio remains remarkably high, despite increased lending in higher risk projects due to the EIB's role in the European Fund for Strategic Investments (EFSI). The overall loan portfolio[6] remained stable, with only 0.3% impaired at end-2017 (0.3% end-2016). The portion of payments overdue by more than 90 days remains very low, totalling EUR 180.0m at end-2017 (EUR 89.6m end-2016) and representing only 0.04% of the risk portfolio. Specific provisions on loans decreased to EUR 463.3m from EUR 538.7m at end-2016. Rigorous risk management policies and thorough project due diligence underpin the Bank's credit standing.

The EIB generated healthy financial results in 2017, recording an annual net surplus of EUR 2.81bn, roughly in line with the previous year (EUR 2.86bn in 2016). The net result is fully retained, contributing to the Bank's own funds in support of its long-term financing capacity. This increase in own funds more than offsets a slight increase in RWA, resulting in an overall increase in the CET1 ratio to 28.5% from 26.4% the previous year. The leverage ratio[7] similarly displayed an improving trend, reducing to 667% in 2017 (742% in 2016) due primarily to the increase of own funds and the appreciation of the euro.

The 2017 funding programme was completed as planned, taking into account the prefunding of end-2016. In 2017 the EIB raised EUR 56.4bn in the international capital markets to finance lending activities and other cashflow needs. The total of borrowings and commercial paper amounted to EUR 449.6bn at end-2017, compared to EUR 470.9bn at end-2016, representing a decrease of EUR 21.3bn or 4.5%.

The Bank has a prudent approach to liquidity management, focusing on liquid and very high quality investments. Treasury assets amounted to EUR 72.1bn at the end of 2017 (EUR 83.5bn in 2016). The Bank's liquidity ratios remain well within limits, covering 74% of 2018 projected net cash outflows (compared to 75% in 2016). Importantly, the EIB's access to the Eurosystem's refinancing facility provides additional protection in circumstances of extreme liquidity distress.

1

Preface

1. EIB delivers healthy financial performance

The EIB generates surpluses by financing large volumes of loans at low margins, and has recorded annual surpluses in its statutory[8] accounts every year since its foundation. The surplus for the financial year 2017 amounted to EUR 2,805.7m, which is comparable with the 2016 surplus (EUR 2,856.6m). The main factors that influenced the financial results were the following:

- The net interest income realised[9] by the Bank in 2017 amounted to EUR 3,259.8m as compared to EUR 3,312.8m in 2016. Additional details on the interest income and expenses are provided under Note N of the Statutory Financial Statements.
- General administrative expenses increased by EUR 114.9m year on year. This evolution was primarily driven by the increase in staff-related costs (associated with the increase in the staff count over the period under review). For more details, see Note R of the Statutory Financial Statements.
- Income from shares and other variable-yield securities increased year on year by EUR 89.4m due to additional dividends recognised in 2017 (EUR 307.7m) as compared to 2016 (EUR 218.3m).

The EIB's balance sheet totalled EUR 549.5bn at the end of 2017 as compared to EUR 573.2bn at the end of 2016 (decrease of EUR 23.7bn).

Evolution of the net result and total assets (EUR million)


Net result
Total assets
3 000
2 500
2 000
1 500
1 000
500
0
700 000
600 000
500 000
400 000
300 000
200 000
100 000
0
2 515
2 626
2 757
2 857
2 806
512 203
542 372
570 617
573 231
549 544
2013
2014
2015
2016
2017

[1] This section covers activities and financial information of the European Investment Bank; figures presented have to be regarded together with the Statutory Financial Statements of the Bank prepared in accordance with the EU Accounting Directives (unless otherwise stated).

[2] The Bank's Corporate Governance Report is available via the EIB's website.

[3] The annual Operational Plan includes orientations of performance and elaborates on major priorities and activities of the Group for the coming three years.

[4] Includes all resources, loans, equities and guarantees.

[5] Includes all resources, loans, equities and guarantees.

[6] Data on the loan portfolio provided in the Preface apply (unless otherwise stated) to the own resources loan portfolio, which includes the "risk portfolio" and the portion of the portfolio outside the EU that benefits from a global guarantee from the EU or Member States (refer to Note U of the Statutory Financial Statements for more details).

[7] The leverage ratio is computed as gross debt (long and short-term) divided by adjusted shareholders' equity (own funds less the EIB's participation in the EIF's and EUMPF's capital).

[8] Prepared in accordance with the EU Accounting Directives.

[9] Interest receivable and similar income less interest payable and similar charges.

2

1.1. Strong capitalisation

The Bank's consistent profitability led to the build-up of considerable reserves over the years, as profits are retained to support the Bank's operations. Own funds increased from EUR 66.2bn at end-2016 to EUR 69.0bn at end-2017 following the appropriation of the annual net surplus.

Own funds composition as at 31 December 2017

Own funds in EUR'000		31/12/2017		31/12/2016
Capital				
– Subscribed	243 284 155		243 284 155	
– Uncalled	-221 585 020		-221 585 020	
		21 699 135		21 699 135
Reserves				
a) reserve fund	24 328 415		24 328 415	
b) additional reserves	9 947 736		7 214 264	
c) special activities reserve	7 504 091		6 776 060	
d) general loan reserve	2 700 556		3 305 458	
		44 480 798		41 624 197
Profit for the financial year		2 805 711		2 856 601
Total own funds		68 985 644		66 179 933

It was proposed that the surplus for the year be appropriated as follows:

i) reserve fund	nil
ii) additional reserves	EUR 647.6m
iii) special activities reserve	EUR 2,122.6m
iv) general loan reserve	EUR 35.5m

1.2. EIB's callable capital provides a substantial cushion

The EIB is owned by the 28 EU Member States. On 31 December 2012, the EIB's shareholders unanimously approved a EUR 10bn increase in paid-in capital. Following the cash payment of the capital increase, this brought the Bank's paid-in capital to EUR 21.7bn. In addition, the EIB has subscribed unpaid capital, or callable capital, amounting to EUR 221.6bn. The EIB's Member States have a legal obligation to pay their share of the callable capital, if necessary for the Bank to meet its obligations, at the request of the EIB's Board of Directors (as set out in the EIB's Statute[10]). This legal obligation derives from an EU Treaty, which supersedes national law, and is a special feature of the EIB. The callable capital, which is not considered in own funds or for CRR/CRD IV capital adequacy purposes, represents a buffer equivalent to roughly half of the Bank's borrowings.

1.3. Outlook for the future

The Operational Plan for the coming year was approved by the EIB's Board of Directors on 12 December 2017, and was published on 22 January 2018. Under the new plan, the EIB maintains its commitment to productive investments and will continue to target activities to address market gaps and to ensure the highest level of impact possible. Importantly, the Bank reviews its operational targets during the year so as to ensure optimal alignment of resources, whilst remaining attentive to the maintenance of its financial and credit strength.

The Bank targets lending signatures of EUR 67bn in 2018, with a flexibility allowance of +10% and -20%. The lending remains focused on the EIB's public policy goals, namely innovation, SMEs and mid-cap financing, infrastructure and environment in addition to its two overarching policy goals related to EU social and economic cohesion and climate action.

In line with these goals, the EIB makes long-term finance available to public and private investors for projects that contribute to supporting Europe in terms of global competitiveness and job creation, tackling security and migration challenges, and ultimately promoting European values both inside and outside the EU. In addition to the Group's

[10] EIB Statute, Article 5(3): "The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations."

3

Preface

core activities of lending, blending and advising, the EIB also remains committed to its third party mandates.

The funding programme forecast in the Operational Plan reflects the borrowings required to support the operational targets. The Board of Directors has approved a global borrowing authorisation of up to EUR 65bn for 2018; the Bank has announced an expected funding programme of EUR 60bn.

In pursuit of its business strategy, the EIB only accepts to take credit, market and liquidity risk in line with its risk appetite and public mission. The Bank aims to retain its high credit standing, which is the core of the business model. At the same time, it aims for stability of earnings and preservation of the economic value of own funds, enabling it to self-finance its growth in the long term.

EIB's relationship with the United Kingdom (UK)

The notification of the UK to the European Council to withdraw from the EU pursuant to Article 50 of the Treaty on European Union (TEU) of 29 March 2017, led to questions from the market regarding the implications for the EIB. According to the TEU, the terms of a withdrawal are negotiated between the EU and the withdrawing Member State.

On 8 December 2017, the negotiators of the EU and the UK Government published a "Joint report from the negotiators of the European Union and the United Kingdom Government on progress during phase 1 of negotiations under Article 50 TEU on the United Kingdom's orderly withdrawal from the European Union" (the Joint Report).

Based on the Joint Report and the recommendation made by the European Commission on the state of progress of the negotiations with the UK of 8 December 2017, the European Council decided on 15 December 2017 that the progress achieved in the first phase of the negotiations was sufficient to move to the second phase related to the transition and the framework for the future relationship between the EU and the UK.

The Joint Report was put forward with a view to the meeting of the European Council (Article 50) of 14-15 December 2017. "Under the caveat that nothing is agreed until everything is agreed, the joint commitments set out in this Joint Report shall be reflected in the Withdrawal Agreement in full detail. This does not prejudge any adaptations that might be appropriate in case transitional arrangements were to be agreed in the second phase of the negotiations, and is without prejudice to discussions on the framework of the future relationship".

The following key principles have been agreed regarding the EIB in the Joint Report:

UK callable capital: "The UK will provide a guarantee for an amount equal to its callable capital on the day of withdrawal" (callable capital currently amounts to EUR 35.7bn). "This guarantee will decrease in line with the amortisation of the stock of EIB operations at the date of withdrawal, starting on the date on which the outstanding stock represents an amount equal to the total subscribed capital on the date of withdrawal and ending on the date it equals the total paid-in capital on the date of withdrawal, both as defined in the EIB Statute".

UK paid-in capital: "The UK share of the paid-in capital" (currently amounting to EUR 3.5bn) "will be reimbursed in twelve annual instalments starting at the end of 2019. The UK remains liable for the reimbursed amount of paid-in capital until the outstanding stock of EIB operations equals the total paid-in capital on the date of withdrawal, at which point the liability will start to be amortised in line with the remaining non-amortised operations. Apart from these reimbursements, the EIB will not make any other payment, return or remuneration on account of the withdrawal of the UK from the EIB or on account of the provision by the UK of a guarantee".

Call: "Any call to the callable guarantee or the paid-in (cash or guarantee) will be "pari-passu" with calls on or payments made by the Member States provided that it is used for covering operations at the withdrawal date or for covering risks (such as ALM (Asset-Liability management) risks or operational risks) attributable to the stock of operations at the date of withdrawal. For other such risks not associated with specific loans and not attributable to the stock of operations built after the date of withdrawal, the UK responsibility will be proportional to the ratio between the stock of outstanding operations and the total amount of operations at the date of the event".

Financing in the UK: "The UK will maintain the EIB's privileges and immunities under Protocols 5 and 7 annexed to the Treaties throughout the amortisation of the EIB's stock of operations at the date of withdrawal. After the date of withdrawal, UK projects will not be eligible for new operations from the EIB reserved for Member States, including those under Union mandates". The UK has expressed an interest in a continued relationship with the EIB, and such possibilities will be explored in the second phase of negotiations.

On 15 December 2017, the President of the European Council, Donald Tusk, expressed his trust in the continuation of the unity on the European side, stating as an example that "the EU is committed to preserving the financing activity of the EIB Group and its business model throughout and after Brexit".

4

2. Lending activities – stable volumes, thorough project appraisal

As the EU bank, the EIB's mission is to invest in viable projects that deliver on the EU's policy objectives, as stipulated in Article 309 of the Treaty on the Functioning of the European Union. Projects financed need to satisfy strict economic, technical, environmental and social standards and are subject to careful due diligence and sound risk management practices.

At 31 December 2017, the EIB's disbursed loan portfolio amounted to EUR 455.0bn[11] compared with EUR 455.4bn at end-2016. The outstanding volume of signed loans was stable at an aggregate of EUR 567.9bn[12] (EUR 568.7bn end-2016), of which 88.9% was for projects within the EU (2016: 88.6%).

2.1. New signatures

In 2017, the flow of new signatures amounted to EUR 69.9bn[13], of which EUR 69.0bn under the Bank's own resources (2016: EUR 76.4bn, of which EUR 76.0bn under the Bank's own resources). Out of the new signatures, 90% provide financing to projects in EU Member States (see the detailed geographic distribution below).

[11] Includes own resources loans and loan substitutes.
[12] Includes own resources loans and loan substitutes.
[13] Includes all resources, loans, equities and guarantees.

Signatures per country or region (in EUR million)	2017	% of total	EFSI 2017	2016	% of total
Italy	11 010	16%	1 808	9 870	13%
Spain	10 197	15%	2 322	10 043	13%
France	7 403	11%	2 274	8 001	11%
Germany	6 606	9%	1 175	7 524	10%
Poland	5 061	7%	1 122	4 444	6%
Sweden	2 355	3%	1 011	1 688	2%
Netherlands	2 175	3%	218	2 565	3%
Greece	2 110	3%	804	1 516	2%
United Kingdom	1 843	3%	0	6 963	9%
Portugal	1 514	2%	359	1 486	2%
Belgium	1 502	2%	39	2 288	3%
Romania	1 327	2%	178	1 055	2%
Finland	1 311	2%	323	2 220	3%
Austria	1 252	2%	319	1 447	2%
Other EU Member States	6 973	10%	1 829	7 312	9%
EFTA	351	0%	0	331	0%
Candidate and potential candidate countries	837	1%	0	2 655	4%
Rest of world	6 114	9%	0	4 950	6%
	69 941			**76 358**	
EFSI signatures	13 781	20%		13 008	17%



Austria 2.8
Czech Republic 1.5
France 9.4
Germany 8.1
Greece 3.5
Hungary 1.8
Italy 12.1
Poland 7.2
Portugal 3.8
Spain 18.6
United Kingdom 8.3
EU Benelux* 4.8
EU Scandinavia* 3.5
EU other* 5.7
Non-EU 8.9

Geographical distribution of the stock of loans at end of 2017 (%)



Transport 28.7
Global loans 23.6
Energy 14.8
Health, education 7.4
Water, sewerage 6.4
Industry 6.3
Miscellaneous infrastructure 6.1
Services 3.5
Telecommunications 2.4
Agriculture, fisheries, forestry 0.8

Distribution by sector of the stock of loans at end of 2017 (%)

* **EU Benelux:** Belgium 2.1%, Luxembourg 0.1%, Netherlands 2.6%, **EU Scandinavia:** Denmark 0.4%, Finland 1.6%, Sweden 1.5%, **EU other:** Bulgaria 0.4%, Croatia 0.8%, Cyprus 0.4%, Estonia 0.2%, Ireland 1.0%, Latvia 0.2%, Lithuania 0.3%, Malta 0.1%, Romania 0.9%, Slovakia 0.7%, Slovenia 0.7%.

5

Preface

EFSI

Building on the EIB's traditional lending activities, the European Commission (EC) and the Bank agreed in November 2014 to set up the European Fund for Strategic Investments (EFSI). Spanning a three-year period, EFSI was designed to mobilise EUR 315bn of additional investments to enhance Europe's economic growth and competitiveness, and to generate jobs, supported by EUR 21bn of risk capital contributions from the European Commission (EC) and the EIB. EFSI is deployed by both the EIB and the EIF through the Infrastructure and Innovation Windows (IIW) and the SME Window (SMEW), respectively.

To address continued low investment levels in the EU, the EC proposed to extend EFSI (creating EFSI 2.0), raising the investment target to EUR 500bn by 2020 and at the same time increasing the contributions from the EC and the EIB. Following the conclusion of the legislative process, the Regulation enacting EFSI 2.0 was published in the Official Journal of the European Union on 27 December 2017 and came into force on 30 December 2017. The corresponding amendment to the Implementation Agreement is expected to be signed during Q1 2018.

2.2. EFSI progress

At end-2017, the EIB Group had approved 717 projects for an aggregate of EUR 51.3bn of financing, expected to mobilise investments of EUR 256.9bn (the figures refer to active operations, excluding global authorisations or fully cancelled operations). This represents 82% of the three-year target.

As at 31 December 2017, 362 projects had been approved under the IIW, providing total financing of EUR 39.3bn, of which EUR 27.4bn had been signed. The Bank's disbursed operations amounted to EUR 10.2bn for operations signed under the IIW, of which EUR 9.8bn are Debt Type Operations and EUR 441m are Equity Type Operations.

Under the SME Window, 224 financial guarantee transactions had been approved for an amount of EUR 7.14bn, out of which EUR 2.92bn were approved in 2017. At end-2017, guarantee transactions signed benefiting from EFSI support equalled EUR 6.07bn. Through the SMEW Equity and Risk Capital Resources mandate, the EIF had also approved 131 transactions in investment funds adding up to EUR 4.81bn (of which EUR 1.25bn was approved in 2017), with a signed amount of EUR 4.14bn as at 31 December 2017.

Infrastructure and Innovation Windows (IIW)	Total	2017 FY
# projects approved	362	194
Operations approved as of 31.12.2017 (EUR m)	39 310	18 417
of which Equity Type Operations	3 975	2 453
of which Debt Type Operations	35 335	15 964

Infrastructure and Innovation Windows (IIW)	Total	2017 FY
# projects signed	278	161
Operations signed as of 31.12.2017 (EUR m)	27 412	13 781
of which Equity Type Operations	3 279	2 200
of which Debt Type Operations	24 133	11 581
Operations disbursed as of 31.12.2017 (EUR m)	10 244	6 042
of which Equity Type Operations	441	353
of which Debt Type Operations	9 803	5 689

SME Window (SMEW)	Total	2017 FY
# projects approved	355	134
Operations approved as of 31.12.2017 (EUR m)	11 950	4 168
# projects signed	323	124
Operations signed as of 31.12.2017 (EUR m)	10 213	3 246
Operations disbursed as of 31.12.2017 (EUR m)	5 857	3 038

6

2.3. Rigorous due diligence and strict selection criteria


Identification of a project opportunity
Project appraisal
• Financial
• Economic
• Social
• Environmental
• Technical
Management Committee review/ approval
Board of Directors' approval
Loan approved
Negotiation
Contract signed
Disbursement
Physical & financial monitoring
Repayment

The EIB's due diligence process (applicable to all operations, including those under EFSI) ensures high loan quality, applying strict eligibility criteria to all projects. The appraisal process involves assessments from loan officers, economists, engineers and other sector specialists, risk managers and lawyers. The viability of a project is considered from four angles: economic, technical, environmental/social and financial.

Risk guidelines are applied at project selection and throughout the lifetime of the loan. Post signature monitoring is performed in order to enable early interventions, tracking closely whether initial conditions have deteriorated or contractual clauses have been breached. Firm adherence to project screening and ex ante evaluations, coupled with regular ex post reviews, underpins the quality of the EIB's loan portfolio.

Climate aspects are taken into consideration throughout the assessment and monitoring of all projects. The Bank calculates and reports the carbon footprint, in absolute and relative terms, for all directly financed projects that have material emissions. In addition, an economic price of carbon is incorporated into the accounting for environmental externalities.

2.4. A highly secured and high-quality loan portfolio

The conservative lending policies that the EIB applies, coupled with the nature of the projects financed and strong collateralisation, enable a high-quality loan portfolio to be maintained despite the Bank's recent move into higher risk lending. The credit quality of the loan portfolio is reflected in the EIB's low rate of impairments and the historically low level of defaults.

- The vast majority of the Bank's loan portfolio benefits from credit enhancements or recourse to EC or EU Member State guarantees (in which case, the Bank benefits from the preferred creditor status (PCS) and the protection granted by the EIB's Statute). Credit enhancements are largely in the form of guarantees from EU sovereigns, the European Community budget, investment grade banks and corporates, as well as high quality financial collateral and assignments of rights or pledges. Unsecured loans to banks and corporates had a combined value of EUR 129.1bn[14], representing 22.7% of the overall loan portfolio, at 31 December 2017 (2016: 21.3%).

- Expected losses associated with lending exposures are allocated to a dedicated General Loan Reserve (GLR).

- Due to the EIB's exceptional asset quality, the share of the risk portfolio with a borrower or guarantor internal rating of investment-grade level[15] stood at 77.4% at end-2017 (2016: 73.6%).

- At end-2017 the disbursed sovereign exposure of the Bank amounted to EUR 45.4bn (2016: EUR 44.6bn) and the sovereign-guaranteed signed exposure to EUR 85.6bn (2016: EUR 88.1bn). The Bank has not recorded any impairment in respect of its holding of EU sovereign and EU sovereign-guaranteed exposures. The Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee full recovery of its sovereign assets.

[14] Includes own resources loans and loan substitutes.

[15] Above Baa3 rating.

7

Preface

- At end-2017, there were 24 impaired loan contracts (2016: 26 impaired loan contracts) for a total disbursed exposure of EUR 1.3bn (2016: EUR 1.5bn). These operations represent 0.3% of the total loan portfolio (2016: 0.3%), for which the Bank has specific provisions for the gross exposure (disbursed exposures, accrued interest and exposures in arrears) of EUR 463.3m (2016: 538.7m).

- For loans not secured by the European Union budget or Member State guarantees (known as the Bank's risk portfolio, although it still typically benefits from various credit enhancements), arrears over 90 days amounted to EUR 180.0m as at 31 December 2017 (2016: EUR 89.6m). Operations that carry higher risk than the EIB's usual activities are termed "special activities". The volume of new special activities[16] signed in 2017 was EUR 18.0bn (2016: EUR 13.1bn), of which EUR 2.7bn was at the EIB's own risk (2016: EUR 1.1bn) and the remaining EUR 15.3bn was covered by portfolio credit risk mitigation (2016: EUR 12.0bn). The stock of own resources special activities[17] increased to EUR 18.0bn (2016: EUR 17.2bn), mainly due to the pace of new signatures in 2017, which was only partially offset by redemptions and improvements in the credit quality of outstanding loans. Own resources special activities now represent approximately 3.3% of the total loan portfolio not covered by the EU's or Member States' comprehensive guarantee (2016: 3.2%). The unexpected losses associated with special activities at the EIB's own risk are allocated to a dedicated special activities reserve (SAR) whose level stood at EUR 4.8bn at the end of 2017 (2016: EUR 3.0bn). In addition, EUR 4.8bn of the SAR is allocated to the equity fund activities managed by the EIF on behalf of the Bank (2016: EUR 4.5bn). After inclusion of the proposed appropriation of the 2017 result, the SAR would amount to EUR 9.6bn (See section "Strong capitalisation" above).

- The Watch List comprises lending operations deemed to require heightened monitoring, though they generally continue to perform. Lending operations are placed on the Watch List subject to an internal loan grading threshold or an occurrence of a significant credit event. The amount of operations on the Watch List followed a downward trend, decreasing to EUR 4.9bn (2016: EUR 6.5bn). This represents 0.9% of the risk portfolio (2016: 1.2%). The trend is mainly driven by upgrades of the internal loan grades, caused by higher counterparty ratings, and repayments of watch-listed operations.

[16] Includes loans, equities and guarantees, excludes EIB's mandates to EIF.

[17] Includes loans, equities and guarantees, excludes EIB's mandates to EIF.

2.5. Operation outside the EU

By offering loans outside the EU, the Bank actively promotes the EU's external policy objectives. The majority of non-EU activities are covered by guarantees from the EU (External Lending Mandate) or the EIB's Member States (Cotonou Agreement), in the form of either a comprehensive guarantee or a political risk guarantee. Arrears of over 90 days on non-EU loans amounted to EUR 2.2m as at 31 December 2017 (2016: EUR 4.0m). Overall, cumulative amounts called and not refunded for loans guaranteed by the European Union budget or by the Member States amounted to EUR 502.3m (2016: EUR 489.2m).

Russia

The EIB continues to apply the sanctions on Russia adopted by the European Council in 2014. The Bank's total disbursed exposure to borrowers in the Russian Federation amounted to EUR 137.7m as of end-2017 (2016: EUR 160.8m) with EUR 110.4m (2016: EUR 123.6m) at the EIB's own risk. The remaining part consists of operations covered by the EU External Lending Mandate guarantee. Additionally, the EIB has exposure to foreign subsidiaries of Russian groups outside Russia amounting to EUR 294.5m (2016: EUR 692.6m), of which a volume of EUR 119.5m is secured by a pledge of bonds or financial collateral.

Ukraine

Total disbursed exposure in the Ukraine amounted to EUR 1,010.6m at end 2017 (2016: EUR 920.7m). Of this amount, EUR 910.2m (2016: EUR 893.1m) is covered by the EU External Lending Mandate guarantee while the remainder is at the EIB's own risk. A further EUR 3.4bn has been committed in signed operations not yet disbursed, of which EUR 412.9m is expected to be at the EIB's own risk.

3. Conservative risk management aligned with best banking practice

The Bank aims to align its risk management with best banking practice, and adherence to that practice is monitored by the independent Audit Committee, which reports directly to the Board of Governors. The approach in determining annual operational targets and orientations takes into account the Bank's objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. The Bank has defined a set of indicators to monitor the credit, liquidity, market and operational risks inherent to its activities including, among others, minimum capital requirements, the credit quality distribution of the Bank's loan portfolio, risk concentration measures, and liquidity measures.

8

The EIB's lending policies establish minimum credit quality levels for both borrowers and guarantors in lending operations, and identify the types of security that are deemed acceptable. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparties. In addition, via a counterparty and sector limit system, the credit policies ensure sufficient diversification of the loan portfolio. The Bank has established sector limits for its ten largest industries, and monitors the exposure to twelve additional industries. Limits are set based on the stressed capital requirements of the aggregated exposure to an industry in the event of a downturn.

Its Statute constrains the EIB to a minimum risk tolerance vis-à-vis foreign exchange risk. The Bank has adopted a similar attitude with regard to market risks arising from its lending and borrowing activities, setting its risk appetite to minimum levels.

The main risk categories arising from the Group's business activities are:

- **Credit risk:** the risk of loss resulting from client or counterparty default on credit exposures in all forms, including settlement risk;
- **Market risk:** the risk of loss arising from exposure to market variables such as interest rates, foreign exchange rates and equity market prices;
- **Liquidity and funding risk:** the risk that the Group is unable to fund assets and meet its obligations, at a reasonable price or, in extreme situations, at any price; and
- **Operational risk:** the potential loss resulting from inadequate or failed internal processes, people and systems or from external events.

For more details on financial risk management, see Note U of the Statutory Financial Statements, and the Risk Management Disclosure Report on the EIB's website.

4. Funding activities

The funding programme was completed as planned, taking into account the prefunding realised in 2016. The EIB raised EUR 56.4bn in 2017, while the volume raised in 2016 (EUR 66.4bn) included EUR 3.8bn of funds raised for the 2017 funding programme. By raising long-term funds through bond issuance in the international capital markets, the Bank supports its lending operations. Funding activities aim to reach set volume targets, to attain the maturities needed for the Bank's asset and liability management, and to optimise the cost on a sustainable basis. The EIB achieves these goals by combining the issuance of large and liquid bonds ("benchmarks") in its three core currencies – EUR, USD and GBP – with targeted and tailor-made issues across a number of currencies. Diversification in sources and tenors of funding underpins the Bank's funding strategy. In 2017, the EIB issued bonds in 15 currencies, of which three in the synthetic format.

4.1. Maturity mix of EIB's funding

- The average maturity of funding was 8.1 years, higher than in 2016 (7.1 years), while remaining in line with historical levels and current ALM needs.
- EUR issuance typically provides the longest average maturity among the Bank's core currencies, and in 2017 the average maturity increased to 11.4 years in EUR. This was driven by several issuances at the long and very long end including: a EUR 3bn 16-year EARN, a EUR 1bn tap of the April 2032 EARN, the issue of a EUR 1bn 30-year Ecoop Climate Awareness Bond (CAB) and taps of Ecoop issues in the 20-30 year range totalling EUR 1.75bn.
- The average maturity of USD decreased slightly to 5.1 years, which was partially counterbalanced as the average maturity of GBP funding increased to 4.8 years.
- Overall, issuance in non-core currencies offered an average maturity of 6.3 years, similar to the previous year.

Currency	Average maturity (years)	
	2017	2016
EUR	11.4	9.6
GBP	4.8	4.5
USD	5.1	5.3
Others	6.3	6.2
Total	8.1	7.1

4.2. Funding in the core currencies

Issuance in the three core currencies – EUR, USD and GBP – together accounted for 87% of the total volume raised in 2017 (2016: 92%). In total 65% was issued in the benchmark format, compared with 74% in 2016, due to reduced issuance in GBP and USD.

- **EUR:** In EUR, the Bank provides benchmark issues (typically in the EUR 3-5bn range) in the Euro Area Reference Note (EARN) format, complemented by issuance in the Ecoop format. Overall the Bank raised EUR 26.3bn in euro, representing 47% of total funding, slightly less than the previous year (2016: EUR 29.2bn; 44%).

  With its EARN issuance the Bank focused on the long end of the curve, responding to investor demand,

9

Preface

and provided four new benchmarks over the course of the year for a total of EUR 16.0bn (in the 6.5-, 7-, 10-, and 16-year tenors). The order books of the issues were heavily oversubscribed, reflecting strong demand. The Bank somewhat reduced its issuance in the Ecoop format, from EUR 10.0bn in 2016 to EUR 8.8bn in 2017.

- **USD:** Overall, the EIB issued the EUR equivalent of 18.8bn in USD, accounting for 33% of its total funding vs. 37% in 2016. The market environment has been overall supportive for USD issuance and the EIB benefited from a limited supply of supranational and agency USD paper. The Bank is a leading issuer, and raised USD 17.5bn (the EUR equivalent of 16.0bn) in the Global format through six new lines in 2017. Notably, the EIB launched its first-ever USD dual-tranche bond, consisting of a 3-year USD 3bn Global due August 2020 and a 10-year USD 1.5bn Global CAB maturing May 2027. Moreover, induced by investor demand, the Bank also issued USD 1.95bn of floating rate notes in 2017.

- **GBP:** The Bank remains a leading issuer in GBP, funding GBP 3.45bn in the currency in 2017 (the EUR equivalent of 4.0bn). Supranational and sovereign GBP volumes, excluding the UK Debt Management Office, were lower than in 2016, but in spite of political turbulence and with fewer active issuers markets remained resilient. Over the course of the year, the EIB launched nine transactions, adding a new GBP 1bn 3-year benchmark and a GBP 500m 6 year line to its GBP curve. Additionally, the EIB launched a public tender offering an exchange of its February 2019 and its September 2021 for GBP 250m.

	2017	2016
Currency	Amount in EUR bn equivalent	Amount in EUR bn equivalent
EUR	26.3	29.2
GBP	4.0	7.7
USD	18.8	24.5
Others	7.3	5.0
Total	**56.4**	**66.4**

Funding programme by type and currency


Benchmark EUR 30%
Benchmark GBP 7%
Benchmark USD 28%
Other EUR public deals (Ecoop) 16%
Other plain vanilla (all currencies) 16%
Structured 3%
2017
EUR 47%
GBP 7%
USD 33%
Others 13%
2016
EUR 44%
GBP 12%
USD 37%
Others 7%

10

4.3. EIB funding in non-core currencies

The EIB's currency diversification policy enhances the flexibility of funding and enables the Bank to obtain cost advantages and meet disbursement needs in local currencies. In 2017, the EIB issued bonds in 15 currencies, of which three in the synthetic format (2016: 16 currencies, of which three in the synthetic format). In terms of volume, non-core currency issuance increased significantly from EUR 5.0bn to EUR 7.3bn in 2017, accounting for 13% of total funding for the year (2016: 7%).

- Turkish lira provided the largest volumes of the non-core currencies, with TRY 7.4bn (the EUR equivalent of 1.9bn). Demand for the EIB's TRY paper intensified due to double-digit yields, and most of the issuance focused on tenors of 5 years or shorter.

- The Bank continued to develop its benchmark issuance in Polish zloty, adding a new PLN 1.5bn benchmark line due May 2024 and tapping its outstanding issues. In aggregate the Bank raised PLN 5.2bn (the EUR equivalent of 1.2bn). The EIB has positioned itself as a leading issuer of PLN debt, second only to the Republic of Poland, and is committed to building a Polish zloty yield curve.

- Australian dollar supranational and agency issuance was strongly boosted in 2017. The EIB was able to nearly double the AUD amount issued compared with the previous year, supplying AUD 1.6bn (the EUR equivalent of 1.1bn). In addition, the Bank provided its first CAB in the Kangaroo format with an issue maturing in February 2028.

- The Bank remains a leading supranational and agency issuer in Swedish and Norwegian krone. SEK issuance rose to 9.7bn (EUR 1.0bn), with almost half supplied in the CAB format driven by green investor demand. NOK volumes shrunk somewhat to 6.9bn (the EUR equivalent of 752m) as international investors substituted NOK for higher-yielding currencies.

- The volumes of structured issuance were modest, contributing EUR 1.5bn (2016: EUR 1.7bn) and representing 3% of total funding (2016: 3%).

- The Bank delivered a number of synthetic-currency transactions in BRL, IDR and INR for an aggregate of EUR 1.0bn, twice the amount issued in 2016 (EUR 0.5bn).

2017	
Currency	Amount in EUR bn equivalent
TRY	1.85
PLN	1.20
AUD	1.10
SEK	1.00
MXN	0.75
NOK	0.75
ZAR	0.54
RUB	0.14
JPY	0.01
Total	**7.34**


2017
TRY 25%
PLN 16%
AUD 15%
SEK 14%
NOK 10%
MXN 10%
ZAR 7%
RUB 2%
JPY 1%


2016
NOK 19%
SEK 16%
PLN 13%
ZAR 13%
AUD 12%
TRY 10%
CAD 7%
MXN 7%
HUF 2%
JPY 1%

11

Preface 100 2% 2% 1% 4.4.Green bonds • The EIB remained the largest supranational green bond issuer during 2017. It issued EUR 4.3bn of Cli-mate Awareness Bonds (CABs) (2016: EUR 3.8bn). As of 31 December 2017, the Bank had supplied EUR 19.4bn in CABs since 2007 across 11 currencies and retained the title as the largest overall issuer in the global green bond market. 80 60 40 20 • To mark the 10th anniversary of the world’s first green bond, the EIB’s pioneering 2007 issue, the Bank launched the market’s longest green bond bench-mark – a EUR 1bn Ecoop CAB due November 2047. This bond provides a fifth reference point to the Bank’s EUR Green Bond curve (remaining maturities of the other lines are 2-, 6-, 9-and 20-years). 0 2015 Europe 2016 Americas 2017 Middle East & Africa Asia 4.6. Investor types • In 2017, the Bank also added a USD 1.5bn Global CAB due 2027, and launched an inaugural AUD 200m Kan-garoo CAB issue due 2028. • Bank treasuries continue to attract the bulk of de-mand, accounting for 42%, while their overall share shrank compared to the previous year. • In the course of the year, EUR 4.4bn of disbursements were found to be eligible for allocation of proceeds from CAB issuance, and EUR 4.4bn of CAB proceeds were allocated to such disbursements following the EIB’s allocation procedures (EUR 4.1bn in 2016). The balance of unallocated CAB proceeds in the treasury CAB portfolio amounted to EUR 1.2bn at the begin-ning of the year and to EUR 1.1bn at the end of the year. • Real money investors (such as fund managers/insur-ers and pension funds) maintained stable demand overall, while seeking additional yield opportunities in the EIB’s non-core currencies. • Central banks’ share of demand remained constant at 28%. This investor type displayed increased appetite for the Bank’s EUR issuance in particular – up to 22% from 17% – and maintained a significant share of the EIB’s USD benchmark issue. • The EIB supports best practices in the market, through the Green Bond Principles (GBPs) and as a facilitator of dialogue across geographies between climate policy experts and capital market practitioners. In Novem-ber 2017 the Bank published a White Paper entitled “The need for a common language in Green Finance” – co-authored with the Green Finance Committee (GFC) of the China Society for Finance and Banking – which provides a comparison of green bond stand-ards and paves the way for enhancing the consistency of green finance definitions. In addition, the EIB has participated as an observer in the High Level Expert Group on sustainable finance (HLEG), set up by the European Commission, where it has in particular pro-vided technical advice on the classification of climate change mitigation assets. • The share of demand stemming from other investors (including corporates and retail investors) grew from 4% in 2016 to 7% in 2017, with demand focused espe-cially on the EIB’s non-core issuance. 100 80 60 4.5.Geographic highlights 40 Europe maintained its position as a principal source of in-vestor demand, representing 66% (68% in 2016). Asian in-vestor interest slightly increased, with strong demand emerging especially for the Bank’s EUR issues and for some non-core currencies, leading to a slight increase in overall demand from Asian accounts. Additionally, US de-mand for the Bank’s USD issues intensified. 20 0 2015 2016 2017 Bank treasury Fund managers/insurance/pension Central bank/gov’t institution Corporate/retail/other 12 6%4% 7% 28% 23% 42% 27% 15% 52% 28% 23% 45% 14% 21% 63% 11% 19% 68% 12% 21% 66%

5. Treasury activities

5.1. High-quality assets

Treasury management has the dual role of ensuring that the Bank has the capacity to continually meet its financial commitments and of implementing the Bank's asset and liability policy. Funds are invested in designated portfolios with defined criteria based on a low-risk strategy of diversification. The Bank's portfolio management must at all times comply with the guidelines, prudential limits and indicators laid down by the EIB's governing bodies.

At end-2017, the operational treasury included the following portfolios:

- Treasury Monetary Portfolio (TMP), designed for daily liquidity management;
- Securities Liquidity Portfolio (SLP), which invests in the currencies EUR, GBP and USD and aims to provide diversification while enhancing the return on treasury assets. Operating under the constraint of holding 75% in ECB-eligible assets, the SLP also serves as an additional line of liquidity; and
- Long-Term Hedge Portfolio (LTHP), which serves as an asset and liability management (ALM) tool, targeting high-quality EUR-denominated assets.

At year-end, the bulk of these assets (89%) were held in the Treasury Monetary Portfolio invested in short-term instruments with a maturity of up to one year. For a breakdown of the credit exposure of the treasury portfolio, please refer to the notes of the Statutory Financial Statements of the Bank.

5.2. Prudent liquidity management

Treasury activities are conducted with the primary objective of protecting the capital invested and ensuring that the Bank can meet its payment obligations on time and in full. Liquidity is consistently maintained within the set prudential limits in order to cater to the EIB's operating environment.

At year-end 2017 total treasury assets amounted to EUR 72.1bn (2016: EUR 83.5bn) and the Bank's total liquidity ratio stood at 74% (2016: 75%), in excess of the minimum liquidity requirement of 25%[18]. The Liquidity Coverage Ratio stood at 201% at the end of the year (2016: 199%).

As an eligible counterparty in the Eurosystem's monetary policy operations, the EIB also benefits from access to the monetary policy operations of the European Central Bank. This access has been activated, albeit at low levels, in a continuous manner to ensure its permanent operational maintenance. These operations are conducted via the Central Bank of Luxembourg, where the EIB maintains a deposit to cover minimum reserve requirements. The ability to repo ECB-eligible collateral adds substantially to the EIB's liquidity buffer.

The Bank's treasury exposure to EU sovereigns, excluding loan substitutes, was EUR 17.8bn at end-2017, representing 25% of total treasury assets (2016: EUR 25.2bn and 30% respectively). The vast majority of this exposure was held in short-term instruments of less than twelve months (89% at end-2017 compared with 91% at end-2016).

5.3. Treasury financial result in 2017

The market environment continued to be impacted by negative euro interest rates for short and medium tenors, which meant that investment opportunities meeting requirements in terms of tenors, credit quality and liquidity remained challenging to identify. The financial income from treasury portfolios for the year was EUR 259m (2016: EUR 201m), with an average rate of return on the Bank's treasury of 0.5% (2016: 0.4%).

5.4. Asset and liability management

The interest rate, foreign exchange rate and basis risk position of the Bank's assets and liabilities are managed within prescribed limits. This involves rebalancing the various risk profiles through the use of standard derivative instruments to achieve a target exposure of the managed risk factors. The ALM policy aims at ensuring self-sustainability of the Bank's business and growth of own funds.

6. Corporate responsibility and sustainability

The EIB appraises and selects the investment projects it finances based on certain criteria, including sustainability credentials such as their environmental, social and governance aspects. Certain activities are completely excluded from EIB financing, and investment projects need to observe EIB environmental and social principles and standards. Furthermore, the Bank makes an economic appraisal of the investment projects to assess the costs and benefits to society as a whole.

[18] The minimum liquidity ratio is 25% of the forecast net cash outflows for the following 12 months.

13

Preface

To provide an overview of the EIB's operations and impacts as they relate to the Bank's objective of supporting smart, sustainable and inclusive growth, the Bank issues annually a sustainability report. The report is prepared in accordance with the Global Reporting Initiative (GRI) Standards' "comprehensive" option and is subjected to a limited assurance review by its external auditors. It should be read in conjunction with the annually published Sustainability Reporting Disclosures. Both documents are available on the Bank's website.

7. EIB Group financial performance[19]

The EIB Group consists of the European Investment Bank, the European Investment Fund ("EIF") and the EU Microfinance Platform FCP FIS ("EUMPF").

7.1. EIB consolidated financial statements under EU Accounting Directives

The 2017 EU-AD consolidated result stands at EUR 2,858.6m as compared to a net surplus of EUR 2,926.4m for 2016 (negative variance of EUR 67.8m or -2.3% year on year). It is closely aligned to the statutory surplus as the consolidated EU-AD result is almost wholly driven by the EIB unconsolidated result.

As at 31 December 2017, the total Group Balance Sheet stood at EUR 551.0bn, showing a decrease of EUR 23.5bn as compared to 31 December 2016.

7.2. EIB consolidated financial statements under IFRS

The 2017 IFRS consolidated positive result stands at EUR 3,318.0m as compared to a negative result of EUR 277.0m observed in 2016 (i.e. a positive variance of EUR 3,595.0m period on period). The volatility of the consolidated result under IFRS is primarily explained by the application of the Fair Value Option ("FVO"). Additional information on the FVO is provided under Notes A and M of the EIB Group Consolidated Financial Statements under IFRS.

7.3. Implementation of IFRS 9

The Bank is in the process of implementing IFRS 9 "Financial Instruments". This Standard has mandatory application by 1 January 2018. The following two features introduced by the Standard have been identified as particularly impacting the EIB Group Consolidated Financial Statements under IFRS:

- The first concerns the application of hedge accounting. With the implementation of IFRS 9 the Bank plans to designate a significant part of its borrowings and loans, hedged by swaps on a micro level, from FVO to hedge accounting, applying the less complex requirements introduced by IFRS 9. It is expected that the application of hedge accounting could reduce to a certain extent the volatility connected with the current use of the FVO.
- The second main impact relates to the introduction of a new impairment concept, which requires the development of a forward-looking expected loss model for all of the EIB's financial instruments not measured at fair value under IFRS 9. Depending on the increase in its credit risk since origination, a transaction has to be accounted for at either one-year or lifetime expected loss calculated on a point-in time basis.

For further details of the impact of the IFRS 9 implementation and quantitative analysis, please refer to Note A of the EIB Group Consolidated Financial Statements under IFRS.

[19] This covers the Consolidated Financial Statements of the EIB Group prepared in accordance with the EU Accounting Directives and with the International Financial Reporting Standards.

14

EIB Statutory Bodies

Situation at 25 April 2018

The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org.

Board of Governors

Chairman	Mário CENTENO	(Portugal)
Belgium	Johan Van OVERTVELDT	Minister of Finance
Bulgaria	Vladislav GORANOV	Minister for Finance
Czech Republic	Alena SCHILLEROVÁ	Minister of Finance
Denmark	Brian MIKKELSEN	Minister for Industry, Business and Financial Affairs
Germany	Olaf SCHOLZ	Federal Minister of Finance
Estonia	Toomas TÕNISTE	Minister for Finance
Ireland	Paschal DONOHOE, T.D.	Minister for Finance
Greece	Euclid TSAKALOTOS	Minister for Finance
Spain	Román ESCOLANO	Minister for Economic Affairs, Industry and Competitiveness
France	Bruno LE MAIRE	Minister of Economy and Finance
Croatia	Zdravko MARIĆ	Minister of Finance
Italy	Pier Carlo PADOAN	Minister of Economy and Finance
Cyprus	Harris GEORGIADES	Minister of Finance
Latvia	Dana REIZNIECE-OZOLA	Minister of Finance
Lithuania	Vilius ŠAPOKA	Minister of Finance
Luxembourg	Pierre GRAMEGNA	Minister of Finance
Hungary	Mihály VARGA	Minister for National Economy
Malta	Edward SCICLUNA	Minister for Finance
Netherlands	Wopke HOEKSTRA	Minister of Finance
Austria	Hartwig LÖGER	Federal Minister of Finance
Poland	Teresa CERWIŃSKA	Minister of Finance
Portugal	Mário CENTENO	Minister of Finance
Romania	Eugen Orlando TEODOROVICI	Minister of Public Finance
Slovenia	Mateja Vraničar ERMAN	Minister of Finance
Slovakia	Peter KAŽIMÍR	Minister of Finance
Finland	Petteri ORPO	Minister of Finance
Sweden	Magdalena ANDERSSON	Minister for Finance
United Kingdom	Philip HAMMOND	Chancellor of the Exchequer

Audit Committee

Chairman	Pierre KRIER	Former PwC Audit Partner, Luxembourg
Members	Duarte PITTA FERRAZ	Professor, Nova School of Business and Economics, Lisbon
	John SUTHERLAND	Senior Adviser, Financial Conduct Authority, London
	Jacek DOMINIK	General Counselor, Ministry of Finance, Warsaw
	Mindaugas MACIJAUSKAS	Director of Audit Development Department, National Audit Office of Lithuania, Vilnius
	Vasile IUGA	Former PwC Audit Partner, Bucharest
Observer	Uldis CERPS	Advisor of Banking Supervision to the Governor Central Bank of the United Arab Emirates, Abu-Dhabi
	Jens Henrik Myllerup LAURSEN	Deputy Director, Life-Assurance Division, Danish Financial Supervisory Authorities (DFSA), Copenhagen

Management Committee

President	Werner HOYER
Vice-Presidents	Dario SCANNAPIECO
	Jonathan TAYLOR
	Ambroise FAYOLLE
	Andrew McDOWELL
	Vazil HUDÁK
	Alexander STUBB

15

Board of Directors

The Board of Directors consists of 29 Directors, with one Director nominated by each Member State and one by the European Commission. There are 19 Alternates, meaning that some of these positions will be shared by groupings of states.

Furthermore, in order to broaden the Board of Directors' professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights.

Directors	
Marc DESCHEEMAECKER	Chairman of the Board, De Lijn, Mechelen
Marinela PETROVA	Deputy Minister of Finance, Ministry of Finance, Sofia
Petr PAVELEK	Deputy Minister of Finance, Ministry of Finance, Prague
Julie SONNE	Head of Division, Ministry of Industry, Business and Financial Affairs, Copenhagen
Thomas WESTPHAL	Director General – European Policy, Federal Ministry of Finance, Berlin
Andres KUNINGAS	Head of EU and International Affairs Department, Ministry of Finance, Tallinn
John A. MORAN	Member of the Board of Directors of the EIB, Dublin
Konstantin J. ANDREOPOULOS	Member of the Board of Directors of the EIB, Athens
Carlos SAN BASILIO PARDO	Director General, Treasury, Ministry of Economy, Industry and Competitiveness, Madrid
Emmanuel MASSÉ	Assistant Secretary, Macroeconomic Policies and European Affairs Department, Directorate-General of the Treasury, Paris
Vladimira IVANDIĆ	Head of Sector for European Union Relations, Ministry of Finance, Zagreb
Gelsomina VIGLIOTTI	Director General for International Financial Relations, Department of the Treasury, Ministry of Economy and Finance, Rome
Kyriacos KAKOURIS	Senior Economic Officer, Ministry of Finance, Nicosia
Armands EBERHARDS	Deputy State Secretary, Ministry of Finance, Riga
Miglė TUSKIENĖ	Vice-Minister, Ministry of Finance, Vilnius
Arsène JACOBY	Head of International Financial Institutions Department, Ministry of Finance, Luxembourg
László BARANYAY	Member of the Board of Directors of the EIB, Budapest
Stanley MIFSUD	Advisor to the Minister for Finance, Malta Investments Management Co Ltd, Sliema
Mickie SCHOCH	Head of the International Economics and Financial Institutions Division Ministry of Finance, The Hague
Karin RYSAVY	European Affairs, Federal Ministry of Finance, Vienna
Piotr NOWAK	Undersecretary of State, Ministry of Finance, Warsaw
Filipe CARTAXO	Member of the Board of Directors of the EIB, Lisbon
Attila GYÖRGY	Secretary of State, Ministry of Public Finance, Bucharest
Andrej KAVČIČ	Head of International Finance Department, Ministry of Finance, Ljubljana
Ivan LESAY	CEO, Chief Executive Officer, SZRB Asset Management a.s. (SZRB AM), Bratislava
Kristina SARJO	Financial Counsellor, Director of Unit for International Affairs, Financial Markets Department, Ministry of Finance, Helsinki
Mattias HECTOR	Senior Advisor, Swedish Central Bank, Stockholm
Jonathan BLACK	Director Europe, Cabinet Office, London
Kerstin JORNA	Deputy Director-General, Directorate-General for Economic and Financial Affairs (ECFIN), European Commission, Brussels
Experts	
Timothy STONE	Independent non-executive director, former Senior Advisor to the Secretary of State for Energy and Climate Change, former Chairman of KPMG, Global Infrastructure & Projects, Essex
Ingrid HENGSTER	Member of the Executive Board, KfW Bankengruppe, Frankfurt
Angelos PANGRATIS	Advisor "Hors Classe" for Economic Diplomacy, European External Action Service, Brussels

16

Alternates

Rasmus RØNNE-AHM	Head of Section, Financial Affairs, Copenhagen
Martin HEIPERTZ	Head of Division "European Policy", Federal Ministry of Finance, Berlin
Rudolf LEPERS	Head of Division, Federal Ministry of Economic Affairs and Technology, Berlin
Aija ZITCERE	Director, Financial Markets Policy Department, Ministry of Finance, Riga
Achilleas TZIMAS	Economist – Financial Expert, Directorate General for Economic Policy, Ministry of Finance, Athens
Shanti BOBIN	Head of Unit, European bilateral relations and financial instruments, Directorate-General of the Treasury, Ministry for the Economy and Finance, Paris
Rémy RIOUX	General Director, Agence Française de Développement, Paris
Silvija BELAJEC	Head of Sector for international financial relations, Ministry of Finance, Zagreb
Francesca MERCUSA	Director, International Financial Relations Directorate, Department of the Treasury, Ministry of Economic Affairs and Finance, Rome
Stefano SCALERA	Counsellor to the Minister of Economy and Finance, Ministry of Economic Affairs and Finance, Rome
Péter TÁRNOKI-ZÁCH	Head of Department for International Finance, Ministry for National Economy, Hungary
Claude CUSCHIERI	Director General, Strategy and Operations Support, Ministry for Finance, Valletta
Otto de SMETH	Senior Policy Advisor, Foreign Financial Affairs Directorate, Ministry of Finance, Den Haag
Rosa CAETANO	Deputy Director General, Economic Policy and International Affairs, Ministry of Finance, Lisbon
Mateja DOLINAR	Senior Advisor, International Finance Department, Ministry of Finance, Ljubljana
Joanna TIKKANEN	Ministerial Adviser, Financial Markets Department, Ministry of Finance, Helsinki
Jennifer YOUNG	Deputy Director of the European Engagement Team, H.M. Treasury, London
Sarah Jane SANYAHUMBI	Head of Europe Department, Department for International Development, London
Benjamin ANGEL	Director, Directorate-General for Economic and Financial Affairs (ECFIN), European Commission, Luxembourg

Alternate experts

Philippe MILLS	Chief Executive Officer, Société de Financement Local, Paris
Franco PASSACANTANDO	Member of the Board of Directors of the EIB, Rome
José María MÉNDEZ ÁLVAREZ-CEDRÓN	General Manager, Confederación Española de Cajas de Ahorros (CECA) & Cecabank S.A., Madrid

17

Audit and control Audit Committee – The Audit Committee is an independ-ent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best banking practice. The Audit Committee is responsible for the auditing of the Bank’s ac-counts. The Audit Committee is composed of six members, who are appointed by the Board of Governors for a non-renew-able term of six years. Members are chosen from among persons having independence, competence and integrity and who possess financial, auditing or banking superviso-ry expertise in the private or public sector. In addition, the Board of Governors, on a joint proposal from the President of the Bank and the Chairman of the Audit Committee, may appoint a maximum of three observers for a non-re-newable six-year term, on the basis of their particular qualifications, especially with regard to banking supervi-sion. The Audit Committee provides Statements each year on whether the financial statements, as well as any other fi-nancial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank in respect of its assets and liabilities, and of the results of the operations and cash flows for the year then ended of the Bank, the EIB Group, and certain Trust Funds administered by the Bank, namely the Investment Facility, EU-Africa Invest-ment Trust Fund and Neighbourhood Investment Facility (NIF) Trust Fund. The Audit Committee is required to ad-18

Audit and Control

dress to the Board of Governors a detailed report on the results of its work during the preceding financial year, including verification that the activities of the Bank conform to best banking practice applicable to it.

In fulfilling its role, the Audit Committee meets with representatives of the other statutory bodies, oversees the verification procedures and practical modalities for implementing and maintaining the framework of best banking practices applicable to the Bank's services, takes note of the work performed by the internal auditors, monitors the work of the external auditors in relation to the financial statements, safeguards the independence of the external audit function and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Head of Internal Audit, the Director General of Risk Management, the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee and may request private meetings if necessary.

External auditors – The EIB's external auditors, KPMG, report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website.

Financial Control – Financial Control (FC) is an independent Directorate and reports directly to the Bank's Management Committee. FC's main responsibilities relate to the Bank's books and records and its various financial statements. Furthermore, Financial Control's role in relation to the Bank's Internal Control Framework (ICF) has recently been strengthened, incorporating additional capabilities and resources. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Committee and the European Court of Auditors.

Internal Audit – As an independent function Internal Audit reports directly to the President. It caters for audit needs at all levels of management of the EIB Group and acts with the guarantees of independence and professional standards conferred upon it by its Charter. Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. Action Plans agreed with the Bank's departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee's mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach.

Inspectorate General – The Inspectorate General (IG) comprises, under the authority of the Inspector General, three independent control and accountability functions:

Operations Evaluation. Operations Evaluation (EV)'s mandate is to assess the EIB Group's activities in order to identify aspects that could improve operational performance, accountability and transparency. EV focuses on the quality and the results of the EIB Group's activities within the framework of relevant EU policies and the decisions of the EIB's Governing Bodies. To do so, EV independently and systematically carries out ex-post and mid-term evaluations of individual projects, sector-wide policies, programmes, partnerships and financing instruments of the EIB Group. Evaluations are conducted using internationally accepted evaluation criteria (relevance, effectiveness, efficiency and sustainability) and also assess the EIB Group's financial and non-financial contributions.

Investigation. Under the EIB's Anti-Fraud Policy approved by the Board, the Inspectorate General, through the Fraud Investigations Division (IG/IN), is the sole office mandated to conduct independent investigations into allegations of possible fraud, corruption, collusion, coercion, obstruction, money laundering or terrorism financing involving EIB operations or activities. IG/IN may also call upon external assistance or experts in accordance with the requirements of the investigation, and works closely with the services of the European Anti-Fraud Office (OLAF). The scope of activities also encompasses a proactive anti-fraud approach – the Proactive Integrity Reviews (PIRs). Through PIRs the Inspectorate General supports the Bank's efforts to monitor projects, identify red flags and search for possible indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG/IN on the basis of a risk assessment process. Moreover, IG/IN is working to implement Exclusion Procedures to exclude entities found to have engaged in fraud or corruption. Additionally, IG/IN coordinates with Personnel on the delivery of fraud awareness training for Bank staff and provides input into the development/review of policies and contractual clauses, drawing on lessons learned from investigations.

Complaints Mechanism. The EIB Complaints Mechanism, as defined by its published Principles, Terms of Reference and Rules of Procedure, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning its activities. It en-

19

sures that stakeholders have appropriate means available to voice their concerns and aims to provide the public with procedures to enable the pre-emptive settlement of disputes between the public and the EIB Group. Any member of the public has access to a two-tier sequential mechanism: an internal part – under the responsibility of the Complaints Mechanism Division (EIB-CM) – and, if a complainant is not satisfied with the outcome of the internal mechanism, an external one – the European Ombudsman. To that end, the EIB and the European Ombudsman have signed a Memorandum of Understanding.

Office of the Group Chief Compliance Officer (OCCO) – In accordance with the principles set out by the Basel Committee, OCCO's remit is: *"to identify, assess, advise on, monitor and report on the compliance risk of the EIB Group, that is, the risk of legal or regulatory sanctions, financial loss, or loss to reputation a member of the EIB Group may suffer as a result of its failure to comply with all applicable laws, regulations, staff codes of conduct and standards of good practice."* In particular, OCCO *"acts as a first line detector of potential incidents of non-observance or breaches by the staff of the rules on ethics and integrity, monitors compliance therewith by the staff of the EIB Group and recommends the adoption of such protective or redressing measures as are appropriate."*

OCCO is a group function headed by the Group Chief Compliance Officer (GCCO), supported by a dedicated compliance unit at the EIF. As set out in the EIB Integrity Policy and Compliance Charter, in line with best banking practice and the Basel Committee, OCCO is an independent function *"reporting directly to the President of the EIB under the functional authority of a Vice-President"*.

OCCO is entrusted with a control mission and acts in close cooperation with EIB operational services, the Legal Directorate and other control services such as IG/Investigations.

Regular contacts are held by the GCCO with peer international financial institutions (such as the World Bank, the EBRD and the IFC), EU bodies, standard-setting international organisations (e.g. FATF) as well as civil society organisations (such as NGOs) in order to enable ongoing alignment of OCCO activities with relevant international standards and best banking practice.

OCCO activities are currently focused on the following main areas:

1. the assessment of money laundering, financing of terrorism and related integrity risks in EIB lending, borrowing and treasury activities;

2. the establishment and updating of policies and guidelines, with particular reference to (i) anti-money laundering/combating the financing of terrorism (AML-CFT); (ii) specific transparency/integrity risks (e.g. for operations linked to non-compliant jurisdictions); and (iii) primary ethics and regulatory issues (e.g. insider dealing, conflicts of interest, etc.);

3. ongoing AML-CFT monitoring of counterparties and operations, including counterparty screening and, where appropriate, assessment of specific patterns of transactions;

4. administration of (i) the Staff Code of Conduct and (ii) the Management Committee Code of Conduct, except for matters within the remit of the Ethics and Compliance Committee (where the GCCO delivers opinions and participates without voting rights); and

5. controls on procedures related to procurement for the Bank's own account.

The above activities are complemented by regular training and awareness-building initiatives (AML-CFT training; presentations of OCCO activities to newcomers and members of the EIB's Governing Bodies; presentations and workshops on main OCCO policies and general compliance issues), in order to ensure staff awareness and, whenever possible, involvement in OCCO control activities for the timely detection and management of compliance risks within the EIB Group.

Management control – Within the Secretariat General, the Planning, Budget and Analytics Division brings together key functions responsible for management control – namely, operational planning, budget/cost accounting and associated analyses. This structure ensures that the overall planning and management reporting processes are coordinated and support the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Operational Plan, the budget and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates ongoing evaluation of the situation in relation to the operational strategy (including financial objectives).

20

EIB Statutory Financial Statements 21 EIB Statutory Financial Statements as at 31 December 2017

Balance sheet

as at 31 December 2017 (in EUR '000)

Assets			31.12.2017		31.12.2016
1.	**Cash in hand, balances with central banks and post office banks** (Note B.1)		**162,483**		**316,769**
2.	**Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		**40,391,561**		**50,456,265**
3.	**Loans and advances to credit institutions**				
	a) repayable on demand	764,073		661,809	
	b) other loans and advances (Note C)	33,753,676		35,180,699	
	c) loans (Note D.1)	121,511,896		124,213,824	
			156,029,645		**160,056,332**
4.	**Loans and advances to customers**				
	a) other loans and advances (Note C)	1,741,983		2,219,989	
	b) loans (Note D.1)	313,582,772		310,256,151	
	c) value adjustments (Note D.2)	-457,603		-533,147	
			314,867,152		**311,942,993**
5.	**Debt securities including fixed-income securities** (Note B.2)				
	a) issued by public bodies	7,024,316		8,651,141	
	b) issued by other borrowers	8,328,847		6,940,211	
			15,353,163		**15,591,352**
6.	**Shares and other variable-yield securities** (Note E.1)		**4,715,722**		**3,892,546**
7.	**Participating interests** (Note E.1)		**238,486**		**168,637**
8.	**Shares in affiliated undertakings** (Note E.2)		**836,653**		**875,209**
9.	**Intangible assets** (Note F)		**21,264**		**16,219**
10.	**Tangible assets** (Note F)		**264,900**		**272,378**
11.	**Other assets** (Note G)		**52,568**		**54,230**
12.	**Subscribed capital and reserves, called but not paid** (Note H.3)		**25,983**		**77,950**
13.	**Prepayments and accrued income** (Note I)		**16,584,151**		**29,510,055**
Total assets			**549,543,731**		**573,230,935**

The accompanying notes form an integral part of these financial statements.

22

EIB Statutory Financial Statements

Balance sheet (continued)

as at 31 December 2017 (in EUR '000)

Liabilities		31.12.2017		31.12.2016
1. **Amounts owed to credit institutions** (Note J)				
a) repayable on demand	4,953,852		12,425,692	
b) with agreed maturity or periods of notice	57,475		694,221	
		5,011,327		**13,119,913**
2. **Amounts owed to customers** (Note J)				
a) repayable on demand	1,922,589		1,927,330	
b) with agreed maturity or periods of notice	8,349		25,030	
		1,930,938		**1,952,360**
3. **Debts evidenced by certificates** (Note K)				
a) debt securities in issue	435,730,418		455,660,830	
b) others	13,854,945		15,261,807	
		449,585,363		**470,922,637**
4. **Other liabilities** (Note G)		**919,412**		**1,204,290**
5. **Accruals and deferred income** (Note I)		**20,482,791**		**17,456,674**
6. **Provisions**				
a) pension plans and health insurance scheme (Note L)	2,620,147		2,381,458	
b) provision for guarantees issued in respect of loans granted by third parties	8,109		13,670	
		2,628,256		**2,395,128**
7. **Subscribed capital** (Note H)				
a) subscribed	243,284,155		243,284,155	
b) uncalled	-221,585,020		-221,585,020	
		21,699,135		**21,699,135**
8. **Reserves** (Note H)				
a) reserve fund	24,328,415		24,328,415	
b) additional reserves	9,947,736		7,214,264	
c) special activities reserve	7,504,091		6,776,060	
d) general loan reserve	2,700,556		3,305,458	
		44,480,798		**41,624,197**
9. **Profit for the financial year**		**2,805,711**		**2,856,601**
Total liabilities		**549,543,731**		**573,230,935**

The accompanying notes form an integral part of these financial statements.

23

Off balance sheet

as at 31 December 2017 (in EUR '000)

		31.12.2017		31.12.2016
Commitments:				
- EIF capital uncalled (Notes E.2, X)		**2,104,800**		**2,099,200**
- Undisbursed loans (Note D.1)				
- credit institutions	28,886,186		29,905,563	
- customers	84,035,696		83,395,374	
		112,921,882		**113,300,937**
- Undisbursed shares and other variable-yield securities				
- Undisbursed venture capital operations (Note E.1)	4,836,072		4,784,377	
- Undisbursed investment funds (Note E.1)	2,649,089		1,113,939	
- EBRD capital uncalled (Note E.1)	712,630		712,630	
		8,197,791		**6,610,946**
- Undisbursed participating interests				
- Undisbursed venture capital operations (Note E.1)	558,349		556,472	
		558,349		**556,472**
- Securities receivable		**419,864**		**109,100**
- Borrowings launched but not yet settled		**279,008**		**223,950**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**9,121,399**		**6,779,075**
Assets held on behalf of third parties (Note Z):				
- Investment Facility - Cotonou	3,024,653		2,870,139	
- Guarantee Fund	2,560,762		2,506,053	
- NER300	2,086,410		2,106,441	
- EIF	1,259,389		1,285,949	
- JESSICA (Holding Funds)	975,912		1,396,000	
- InnovFin	941,251		697,996	
- RSFF (incl. RSI)	762,989		839,290	
- EU-Africa Infrastructure Trust Fund	594,869		647,629	
- CEF (incl. former PBI and LGTT)	523,636		492,898	
- Funds of Funds (JESSICA II)	419,539		203,350	
- GF Greece	307,794		305,234	
- Special Section	301,039		362,234	
- ENPI	124,540		142,089	
- AECID	71,766		76,958	
- DCFTA	53,074		0	
- FEMIP Trust Fund	49,128		48,811	
- NIF Trust Fund	46,485		48,691	
- HIPC	35,408		35,438	
- Private Finance for Energy Efficiency Instrument	31,235		17,988	
- EPTA Trust Fund	22,754		22,205	
- NIF Risk Capital Facility	19,546		19,816	
- IPA II	18,435		17,778	
- EFSI-EIAH	13,973		8,868	
- Natural Capital Financing Facility	11,757		11,150	
- RDI Advisory	1,156		5,762	
- JASPERS	814		2,237	
- Fi-compass	0		2,555	
		14,258,314		**14,173,559**
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note V.1.2)		**510,007,074**		**523,352,665**
- Nominal value of currency swap contracts payable		**205,439,795**		**198,881,468**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**203,935,206**		**212,232,364**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**43,942,480**		**46,311,642**
- Nominal value of short-term treasury currency swap contracts payable		**43,909,464**		**45,328,388**
- Put option granted to EIF minority shareholders (Note E.2)		**813,042**		**753,544**
- Currency forwards (Note V.2)		**584,605**		**666,973**
- Currency swaps launched but not yet settled payable		**144,078**		**0**
- Currency swaps launched but not yet settled receivable (Note V.1.1)		**142,263**		**0**
- Special deposits for servicing borrowings (Note S)		**34,411**		**3,001**

The accompanying notes form an integral part of these financial statements.

24

EIB Statutory Financial Statements

Profit and loss account

for the year ended 31 December 2017 (in EUR '000)

			2017		2016
1.	**Interest receivable and similar income** (Note N)		**23,386,075**		**22,158,844**
2.	**Interest payable and similar charges** (Note N)		**-20,126,260**		**-18,846,048**
3.	**Income from securities**				
	a) income from shares and other variable-yield securities	307,741		218,292	
	b) income from shares in affiliated undertakings	16,120		16,659	
			323,861		234,951
4.	**Commissions receivable** (Note O)		**208,564**		**180,451**
5.	**Commissions payable** (Note O)		**-153,929**		**-101,840**
6.	**Net result on financial operations** (Note P)		**19,786**		**-36,869**
7.	**Other operating income** (Note Q)		**22,311**		**14,202**
8.	**General administrative expenses** (Note R)				
	a) staff costs (Note L)	-666,839		-547,434	
	b) other administrative expenses	-239,104		-243,627	
			-905,943		-791,061
9.	**Value adjustments in respect of tangible and intangible assets** (Note F)				
	a) tangible assets	-31,726		-28,164	
	b) intangible assets	-7,388		-6,651	
			-39,114		-34,815
10.	**Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings**		**-1,923**		**-8,174**
11.	**Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities**		**72,283**		**86,960**
12.	**Profit for the financial year**		**2,805,711**		**2,856,601**

The accompanying notes form an integral part of these financial statements.

25

Cash flow statement

for the year ended 31 December 2017 (in EUR '000)

	2017	2016
A. Cash flows from operating activities:		
Profit for the financial year	**2,805,711**	**2,856,601**
Adjustments for:		
Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities	-72,283	-86,960
Value adjustments in respect of tangible and intangible assets	39,114	34,815
Value (re-)adjustments in respect of shares, other variable-yield securities and participating interests	-60,372	49,606
Net interest income	-3,259,815	-3,312,796
Effect of exchange rate changes	28,213	228,786
Profit on operating activities	**-519,432**	**-229,948**
Disbursements of loans and advances to credit institutions and customers	-48,647,645	-54,296,197
Repayments of loans and advances to credit institutions and customers	47,348,351	52,245,406
Change in deposits with central banks	154,286	-110,672
Change in treasury securities liquidity portfolios	4,295,037	-872,662
Change in amounts owed to credit institutions and customers	-8,130,008	-2,448,271
Change in provisions on pension plans and health insurance scheme	238,689	183,541
Change in provisions for commitment on investment funds and guarantees issued	-5,561	909
Change in short term treasury derivative valuations	-25,469	-34,206
Change in other assets and other liabilities	-257,747	469,652
Interest received	21,611,051	22,395,282
Interest paid	-18,549,545	-16,606,969
Net cash used from/(used in) operating activities	**-2,487,993**	**695,865**
B. Cash flows from investing activities:		
Purchase of EIF shares	-5,499	0
Sale of EIF shares	2,550	3,198
Reflows on EUMPF	42,227	22,514
Securities in Long Term Hedge Portfolio purchased during the year	0	-105,529
Securities from Long Term Hedge Portfolio matured during the year	13,500	1,593,000
Purchase of loan substitutes included in the debt securities portfolios	-4,157,147	-5,315,458
Redemption of loan substitutes included in the debt securities portfolios	4,973,366	3,045,166
Additions on shares and other variable-yield securities	-1,469,381	-1,073,707
Reflows on shares and other variable-yield securities	708,500	524,141
Additions on participating interests	-76,663	-184,211
Reflows on participating interests	4,891	0
Purchase and disposals of tangible and intangible assets	-36,681	-42,130
Net cash used from/(used in) investing activities	**-337**	**-1,533,016**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	123,643,914	165,543,970
Redemption of debts evidenced by certificates	-123,056,139	-160,554,709
Member States' contribution	51,967	51,967
Net cash used from/(used in) financing activities	**639,742**	**5,041,228**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**54,586,188**	**50,036,574**
Net cash from:		
Operating activities	-2,487,993	695,865
Investing activities	-337	-1,533,016
Financing activities	639,742	5,041,228
Effect of exchange rate changes on cash held	-1,287,399	345,537
Cash and cash equivalents at end of financial year	**51,450,201**	**54,586,188**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	35	35
Money market securities maturing within three months of issue	18,863,479	23,483,405
Loans and advances to credit institutions and customers:		
Repayable on demand	764,073	661,809
Other loans and advances (Note C)	31,822,614	30,440,939
	51,450,201	**54,586,188**

The accompanying notes form an integral part of these financial statements.

26

EIB Statutory Financial Statements European Investment Bank Notes to the financial statements as at 31 December 2017 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 15 March 2018 and authorised their submission to the Board of Governors for approval by 27 April 2018. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances The Bank reviews its loans and advances at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Bank also makes a collective provisioning test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted. Provisions on financial guarantees The Bank recognises a liability at the fair value of the obligation at the inception of a financial guarantee contract. The guarantee is subsequently measured at the higher of the best estimate of the obligation or the amount initially recognised less amortisation of the premium. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the balance sheet date. Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. Bank’s exposure to the United Kingdom On March 29, 2017 the U.K. government triggered Article 50 of the Treaty on European Union (“TEU”), which officially commenced the process of the U.K.’s withdrawal from E.U. membership. On 8 December 2017, the negotiators of the EU and the UK Government published a “Joint report from the negotiators of the European Union and the United Kingdom Government on progress during phase 1 of negotiations under Article 50 TEU on the United Kingdom's orderly withdrawal from the European Union” (the Joint Report). The Joint Report was put forward with a view to the meeting of the European Council (Article 50) of 14-15 December 2017. “Under the caveat that nothing is agreed until everything is agreed, the joint 27 commitments set out in this Joint Report shall be reflected in the Withdrawal Agreement in full detail. This does not prejudge any adaptations that might be appropriate in case transitional arrangements were to be agreed in the second phase of the negotiations, and is without prejudice to discussions on the framework of the future relationship”. The following principles with respect to the callable - and the paid-in capital are included in the Joint Report: “The UK will provide a guarantee for an amount equal to its callable capital on the day of withdrawal” (callable capital currently amounts to EUR 35.7bn). “This guarantee will decrease in line with the amortisation of the stock of EIB operations at the date of withdrawal, starting on the date on which the outstanding stock represents an amount equal to the total subscribed capital on the date of withdrawal and ending on the date it equals the total paid-in capital on the date of withdrawal, both as defined in the EIB Statute”. “The UK share of the paid-in capital” (amounting to EUR 3.5bn) “will be reimbursed in twelve annual instalments starting at the end of 2019. The UK remains liable for the reimbursed amount of paid-in capital until the outstanding stock of EIB operations equals the total paid-in capital on the date of withdrawal, at which point the liability will start to be amortised in line with the remaining non-amortised operations. Apart from these reimbursements, the EIB will not make any other payment, return or remuneration on account of the withdrawal of the UK from the EIB or on account of the provision by the UK of a guarantee”. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The EIB uses the euro (EUR) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.2.2. Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (“ALM”) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging bond issues. The Bank enters into interest rate and currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the trading portfolio (Securities liquidity portfolios). A.2.2.1. Trading portfolio derivatives As part of the Securities liquidity portfolios, trading derivatives are entered in and recorded at market value in the balance sheet as Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. 28

EIB Statutory Financial Statements A.2.2.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on the trade date. The difference between the contractual forward rates and the year-end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. A.2.3. Financial assets Financial assets are accounted for using the settlement date basis. A.2.4. Cash and cash equivalents The Bank defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.2.5.Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.5.1. Long-term hedge portfolio The long-term hedge portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities. All the securities remaining in the former Investment portfolio were transferred into the newly created long-term hedge portfolio, where they will continue to be held until final maturity. A.2.5.2. Operational portfolios Treasury Monetary Portfolio “TMP” In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity, initially recorded at purchase price and presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as Interest receivable and similar income. Value adjustments are accounted for, if these are other than temporary. Securities liquidity portfolios P1 and P2 The P1 ‘fixed rate’ and P2 ‘floating rate’ are trading portfolios which comprise bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. Securities in these portfolios are initially recorded at the acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. 29

A.2.5.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (“SPVs”), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as Interest receivable and similar income. Value adjustments are accounted for, if these are other than temporary. A.2.6.Loans and advances to credit institutions and customers A.2.6.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities and are deducted from the appropriate asset items on the balance sheet. A.2.6.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim may be discontinued. A.2.6.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro rata temporis. A.2.6.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.7.Shares, other variable-yield securities, participating interests and shares in affiliated undertakings A.2.7.1. Shares, other variable-yield securities and participating interests The Bank acquires shares, other variable-yield securities and participating interests when it enters into venture capital operations, infrastructure funds or investment funds. Shares, other variable-yield securities and participating interests are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares, other variable-yield securities and participating interests acquired for the longer term in the normal course of the Bank’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the latest available before year-end report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.2.7.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. A.2.8. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. 30

EIB Statutory Financial Statements Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Bank's headquarter buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • • • • Buildings in Kirchberg and Weimershof: 30 years Permanent equipment, fixtures and fittings: 10 years Furniture: 5 years Office equipment and vehicles: 3 years A.2.9. Intangible assets Intangible assets comprise of computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.2.10.Pension plans and health insurance scheme A.2.10.1. Pension plan for staff The Bank operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2017 and was updated as at 31 December 2017 with an extrapolation (roll forward method) for the last three months of 2017. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.2.10.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. The latest valuation was carried out as at 30 September 2017 and was updated as at 31 December 2017 with an extrapolation (roll forward method) for the last three months of 2017. A.2.10.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. A.2.10.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in Other liabilities. A.2.11.Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as Interest payable and similar charges. Accrued interest is included in Accruals and deferred income under liabilities. A.2.12.Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero-coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through 31

Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the profit and loss account. A.2.13.Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. In regards to the accounting treatment of the financial guarantees on balance sheet, all financial guarantees are measured initially at fair value (the net present value of premium receivable which is equal to the initial expected loss), and subsequently, at the higher of the amount determined as contingent liability, or the original fair value less amortisation of the premium. Financial guarantees measured at fair value on balance sheet are recorded under Other liabilities. Any fair value changes are recorded in the income statement as Net results on financial operations. When a financial guarantee operation measured on balance sheet at fair value is considered as impaired and therefore provisioned, its value previously recorded under Other liabilities is transferred to Provisions for guarantees issued in respect of loans granted by third parties on the balance sheet. This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Bank will have to incur a loss in respect of a given guarantee granted. The provision for financial guarantees is recognised in the income statement as Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities. A.2.14.Provision for commitment on investment funds This provision is intended to cover risks inherent in the Bank’s commitment on investment funds signed but not yet disbursed. A.2.15.Reserves A.2.15.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.15.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.2.15.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.15.4. General loan reserve In 2009, a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.2.16.Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.17.Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. 32

EIB Statutory Financial Statements A.2.18.Interest receivable and similar income Revenues on loans are mainly composed of interest revenue, commitment fees, front-end fees and prepayment indemnities. Prepayment indemnities are recognised in the profit and loss account when received, as the revenue is earned. A.2.19.Interest payable and similar charges Interest payable and similar charges includes interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.2.20.Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.2.21.Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.2.22.Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. This relates to reclassification of participating interests as follows: • • From Shares and other variable-yield securities EUR’000 - 168,637 To Participating interests EUR’000 168,637 • • From Net result on financial operations EUR’000 8,174 To Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings EUR’000 -8,174 33

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 162,483 at 31 December 2017 (2016: EUR '000 316,769).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 162,448 as at 31 December 2017 (2016: EUR '000 316,734).

B.2. Debt securities portfolio

The debt securities portfolio is composed of the long term hedge portfolio, the Treasury Monetary Portfolio "TMP", the securities liquidity portfolios P1 and P2 and the loan substitutes portfolio.

The details of the debt security portfolios as at 31 December 2017 and 2016 are as follows:

	31.12.2017	31.12.2016
Treasury bills and other bills eligible for refinancing with central banks	40,391,561	50,456,265
Debt securities including fixed-income securities	15,353,163	15,591,352
Total debt securities(*)	**55,744,724**	**66,047,617**

(*)of which EUR'000 7,443,992 are unlisted as at 31 December 2017 (2016: EUR'000 16,769,280).

At 31.12.2017	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Long term hedge portfolio	555,406	539,519	-6,219	533,300	656,034
Treasury Monetary Portfolios (TMP)					
- Money market securities	27,893,290	27,776,497	-102,988	27,673,509	27,778,004
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	4,608,110	4,580,490	0	4,507,870	4,580,490
- P2: Floating rate portfolio	2,933,347	2,927,615	0	2,909,194	2,927,615
Loan substitutes (Note D)	19,950,153	19,920,603	-26,043	19,894,560	20,187,353
Total debt securities(*)	**55,940,306**	**55,744,724**	**-135,250**	**55,518,433**	**56,129,496**

(*)of which cash and cash equivalents EUR'000 18,863,479

At 31.12.2016	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Long term hedge portfolio	570,296	555,209	-8,409	546,800	694,244
Treasury Monetary Portfolios (TMP)					
- Money market securities	37,497,614	37,445,855	-91,942	37,353,913	37,439,129
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	3,018,597	2,961,469	571	2,900,157	2,961,469
- P2: Floating rate portfolio	4,203,006	4,180,075	0	4,145,601	4,180,075
Loan substitutes (Note D)	25,284,564	20,905,009	-29,331	20,875,678	21,243,750
Total debt securities(*)	**70,574,077**	**66,047,617**	**-129,111**	**65,822,149**	**66,518,667**

(*)of which cash and cash equivalents EUR'000 23,483,405

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No value adjustment is required and has thus not been accounted for as at 31 December 2017 and 2016.

34

EIB Statutory Financial Statements

EU sovereign exposure in bond holdings

The Bank did not record value adjustments in 2016 and 2017 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustments requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank's debt securities portfolios (including loan substitutes) as at 31 December 2017 and 2016:

At 31.12.2017	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	64,515	64,384	63,706	64,377
Belgium	1,158,802	1,157,722	1,156,752	1,157,704
Czech Republic	823,130	783,290	755,265	861,044
Denmark	551,718	551,407	550,713	551,426
Finland	327,436	327,374	328,525	327,509
France	4,696,715	4,678,535	4,657,796	4,687,866
Germany	1,679,993	1,677,487	1,677,596	1,740,815
Greece	6,134	5,156	5,000	5,350
Hungary	35,221	36,323	36,510	38,189
Ireland	111,931	110,547	110,000	110,574
Italy	3,604,658	3,591,312	3,555,272	3,619,722
Netherlands	130,925	128,432	127,708	140,556
Poland	137,730	134,161	130,354	136,373
Romania	105,601	103,060	100,000	103,102
Slovakia	24,171	23,753	23,546	24,506
Slovenia	19,890	19,846	19,629	19,809
Spain	2,463,692	2,430,364	2,416,254	2,430,807
Sweden	373,471	373,149	372,747	373,018
United Kingdom	2,041,012	2,040,910	1,983,043	2,040,864
	18,356,745	**18,237,212**	**18,070,416**	**18,433,611**
Non EU- sovereign and other bonds	**37,583,561**	**37,507,512**	**37,448,017**	**37,695,885**
Total	**55,940,306**	**55,744,724**	**55,518,433**	**56,129,496**

At 31.12.2016	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	1,211,425	1,203,631	1,193,421	1,203,034
Belgium	911,414	908,687	907,500	909,233
Bulgaria	6,159	6,129	6,000	6,132
Czech Republic	727,551	693,483	659,849	812,914
Denmark	107,820	107,736	107,608	107,745
Finland	50,773	49,230	49,870	49,230
France	6,342,449	6,323,614	6,299,800	6,333,518
Germany	4,019,175	4,008,526	4,006,049	4,081,020
Greece	13,294	13,096	15,000	12,635
Hungary	17,472	18,647	19,000	21,184
Ireland	11,505	10,909	10,000	10,909
Italy	6,843,460	6,827,284	6,795,200	6,856,829
Lithuania	11,300	10,542	10,000	10,542
Netherlands	1,305,471	1,299,133	1,296,700	1,313,057
Poland	109,273	104,503	97,000	107,541
Portugal	821,105	821,069	821,000	821,121
Slovakia	79,647	73,749	73,100	74,670
Slovenia	6,212	6,170	6,118	6,156
Spain	2,870,200	2,860,943	2,839,370	2,861,707
Sweden	472,044	471,382	471,081	471,308
United Kingdom	23,986	23,774	23,717	23,774
	25,961,735	**25,842,237**	**25,707,383**	**26,094,259**
Non EU- sovereign and other bonds	**44,612,342**	**40,205,380**	**40,114,766**	**40,424,408**
Total	**70,574,077**	**66,047,617**	**65,822,149**	**66,518,667**

35

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2017	31.12.2016
Term deposits	25,602,346	24,590,683
Overnight deposits	200,000	174,000
Tripartite reverse repos	7,951,330	10,416,016
Total other loans and advances to credit institutions	**33,753,676**	**35,180,699**
Total other loans and advances to customers	**1,741,983**	**2,219,989**
Total other loans and advances	**35,495,659**	**37,400,688**
of which cash and cash equivalents	31,822,614	30,440,939

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2017	31.12.2016
Disbursed portion	121,492,994	313,374,353	434,867,347	434,352,989
Undisbursed loans	28,886,186	84,035,696	112,921,882	113,300,937
Aggregate loans granted	**150,379,180**	**397,410,049**	**547,789,229**	**547,653,926**
Loan instalments receivable	18,902	208,419	227,321	116,986
Loan substitutes portfolio (Note B.2)			19,920,603	20,905,009
Aggregate loans including loan substitutes portfolio (Note D.3)			**567,937,153**	**568,675,921**

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2017	2016
At 1 January	533,147	625,547
Release during the year	-184,333	-125,635
Use during the year	-2,616	0
Allowance during the year	116,430	38,205
Foreign exchange adjustment	-5,025	-4,970
At 31 December	**457,603[(1)]**	**533,147**

[(1)]The value adjustment of EUR '000 457,603 (2016: EUR '000 533,147) relates only to disbursed loans including arrears. The Bank has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 5,691 (2016 EUR '000 5,539), which is recorded under the caption of *Prepayments and accrued income*.

36

EIB Statutory Financial Statements

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Spain	797	92,317,443	84,741,122	7,576,321	16.28%	16.09%
Italy	750	67,221,553	54,954,650	12,266,903	11.84%	11.90%
France	564	56,385,268	42,800,040	13,585,228	9.93%	9.72%
Germany	405	45,732,062	37,081,387	8,650,675	8.06%	8.24%
Poland	369	43,964,893	32,845,066	11,119,827	7.74%	7.43%
United Kingdom	321	43,369,341	37,648,585	5,720,756	7.64%	8.16%
Portugal	264	18,909,050	17,163,150	1,745,900	3.33%	3.38%
Greece	162	17,874,033	16,068,919	1,805,114	3.15%	3.08%
Austria	187	14,733,586	12,600,101	2,133,485	2.60%	2.70%
Netherlands	137	14,423,170	11,753,738	2,669,432	2.54%	2.31%
Belgium	146	12,994,636	9,664,515	3,330,121	2.29%	2.31%
Sweden	102	10,739,354	6,895,633	3,843,721	1.89%	1.63%
Hungary	89	9,848,093	7,994,232	1,853,861	1.73%	1.82%
Finland	156	9,640,731	7,144,067	2,496,664	1.70%	1.66%
Czech Republic	117	7,594,867	6,921,230	673,637	1.34%	1.36%
Romania	104	7,028,047	4,309,304	2,718,743	1.24%	1.18%
Ireland	68	6,098,165	4,678,565	1,419,600	1.07%	0.97%
Slovakia	72	4,705,862	3,264,496	1,441,366	0.83%	0.84%
Croatia	62	4,298,521	3,411,448	887,073	0.76%	0.72%
Slovenia	54	3,590,990	3,034,701	556,289	0.63%	0.68%
Denmark	44	3,034,387	1,956,368	1,078,019	0.53%	0.48%
Cyprus	52	2,687,981	1,988,034	699,947	0.47%	0.46%
Bulgaria	43	2,320,287	1,599,640	720,647	0.41%	0.46%
Lithuania	23	1,893,413	1,574,593	318,820	0.33%	0.35%
Estonia	28	1,359,224	1,026,979	332,245	0.24%	0.25%
Latvia	17	1,006,064	697,571	308,493	0.18%	0.17%
Luxembourg	14	641,615	360,014	281,601	0.11%	0.15%
Malta	12	435,528	328,021	107,507	0.08%	0.07%
Sub-total	**5,159**	**504,848,164**	**414,506,169**	**90,341,995**	**88.94%**	**88.57%**

37

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Turkey	182	18,023,851	15,958,710	2,065,141		
Serbia	71	3,253,631	2,387,057	866,574		
Montenegro	42	447,603	322,013	125,590		
FYROM	13	351,624	285,284	66,340		
Albania	13	232,152	197,652	34,500		
Sub-total	**321**	**22,308,861**	**19,150,716**	**3,158,145**	**3.93%**	**4.34%**

D.3.2.2. ACP states

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Kenya	7	411,864	180,502	231,362		
Madagascar	5	399,324	190,724	208,600		
Zambia	5	326,477	89,447	237,030		
Senegal	6	311,860	36,860	275,000		
Tanzania, United republic of	3	198,386	52,412	145,974		
Ivory Coast	2	152,700	0	152,700		
Uganda	2	126,139	64,932	61,207		
Guinea	2	125,000	0	125,000		
Dominican Republic	2	114,233	30,851	83,382		
Regional - West Africa	5	107,800	71,459	36,341		
Lesotho	4	105,248	105,248	0		
Burkina Faso	5	96,172	63,286	32,886		
Mozambique	5	93,246	59,291	33,955		
Benin	4	89,383	35,883	53,500		
Malawi	4	78,100	13,500	64,600		
Burundi	1	70,000	0	70,000		
Cameroon	2	64,788	49,788	15,000		
Fiji Islands	1	62,536	0	62,536		
New Guinea	1	53,367	0	53,367		
Liberia	1	50,000	50,000	0		
Mali	1	50,000	26,000	24,000		
Cape Verde	2	49,677	49,677	0		
Mauritius	5	45,789	45,789	0		
Rwanda	1	45,000	0	45,000		
Congo (Democratic Republic)	1	43,492	43,492	0		
Ghana	1	42,538	42,538	0		
Ethiopia	1	40,000	5,000	35,000		
Seychelles	2	30,537	12,623	17,914		
Namibia	4	29,922	29,922	0		
Niger	1	21,000	3,000	18,000		
Congo	1	20,894	17,632	3,262		
Mauritania	2	19,605	4,605	15,000		
Regional - Caribbean	2	19,159	19,159	0		
Sao Tome and Principe	1	12,000	0	12,000		
Swaziland	2	9,797	9,797	0		
Belize	1	7,380	0	7,380		
Dominica	1	5,621	5,621	0		
Jamaica	1	4,947	4,947	0		
Botswana	1	2,960	2,960	0		
Togo	1	2,806	2,806	0		
Saint Vincent and Grenadines	1	2,306	2,306	0		
Sub-total	**100**	**3,542,053**	**1,422,057**	**2,119,996**	**0.62%**	**0.53%**

38

EIB Statutory Financial Statements

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
China	7	1,911,293	847,486	1,063,807		
India	13	1,744,160	891,969	852,191		
Kazakhstan	7	420,000	0	420,000		
Vietnam	6	401,982	156,982	245,000		
Bangladesh	3	317,000	32,000	285,000		
Sri Lanka	5	212,480	162,480	50,000		
Nepal	3	180,759	2,764	177,995		
Pakistan	3	156,254	6,254	150,000		
Kyrgyzstan	3	112,000	0	112,000		
Mongolia	4	89,196	16,035	73,161		
Tajikistan	2	78,456	8,456	70,000		
Lao People's Democratic Rep.	2	58,202	41,526	16,676		
Maldives	2	54,186	9,186	45,000		
Indonesia	2	14,345	14,345	0		
Sub-total	**62**	**5,750,313**	**2,189,483**	**3,560,830**	**1.01%**	**0.86%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Bosnia and Herzegovina	35	1,452,014	1,129,679	322,335		
Kosovo	2	52,000	10,000	42,000		
Sub-total	**37**	**1,504,014**	**1,139,679**	**364,335**	**0.26%**	**0.28%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Brazil	7	679,986	618,588	61,398		
Ecuador	7	574,023	188,566	385,457		
Panama	5	531,102	447,720	83,382		
Nicaragua	5	399,263	67,738	331,525		
Regional - Central America	3	305,440	182,940	122,500		
Paraguay	3	193,257	55,928	137,329		
Argentina	4	168,761	109,922	58,839		
Mexico	4	151,620	151,620	0		
Peru	3	131,729	90,038	41,691		
Bolivia	2	125,136	48,985	76,151		
Chile	2	85,942	85,942	0		
Honduras	1	74,377	20,631	53,746		
Costa Rica	1	55,277	30,954	24,323		
Colombia	2	28,311	28,311	0		
Sub-total	**49**	**3,504,224**	**2,127,883**	**1,376,341**	**0.62%**	**0.70%**

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Norway	11	1,122,433	922,433	200,000		
Iceland	8	490,269	420,269	70,000		
Switzerland	7	104,284	61,556	42,728		
Sub-total	**26**	**1,716,986**	**1,404,258**	**312,728**	**0.30%**	**0.28%**

39

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Egypt	43	4,692,491	2,423,270	2,269,221		
Morocco	65	4,510,635	2,990,939	1,519,696		
Tunisia	63	3,804,621	2,263,479	1,541,142		
Israel	10	1,006,453	853,923	152,530		
Lebanon	25	904,744	360,313	544,431		
Jordan	11	517,359	315,636	201,723		
Algeria	1	398,750	398,750	0		
Syrian Arab Republic	9	309,720	261,719	48,001		
Gaza-West Bank	7	92,990	41,517	51,473		
Sub-total	**234**	**16,237,763**	**9,909,546**	**6,328,217**	**2.86%**	**2.83%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
French Polynesia	2	19,010	11,510	7,500		
New Caledonia	1	18,889	18,889	0		
Sub-total	**3**	**37,899**	**30,399**	**7,500**	**0.01%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Ukraine	29	4,415,496	1,010,604	3,404,892		
Georgia	23	1,459,552	411,922	1,047,630		
Moldova, Republic of	18	742,721	206,088	536,633		
Armenia	14	310,559	197,724	112,835		
Russian Federation	4	208,867	208,867	0		
Azerbaijan	2	39,770	19,770	20,000		
Sub-total	**90**	**7,176,965**	**2,054,975**	**5,121,990**	**1.26%**	**1.38%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
South Africa	22	1,082,590	852,785	229,805		
Sub-total	**22**	**1,082,590**	**852,785**	**229,805**	**0.19%**	**0.22%**

Total loans for projects outside the Union	**944**	**62,861,668**	**40,281,781**	**22,579,887**	**11.06%**	**11.43%**
Total loans 2017[(1)]	6,103	567,709,832	454,787,950	112,921,882	100.00%	
Total loans 2016[(1)]	5,992	568,558,935	455,257,998	113,300,937		100.00%

[(1)]Including loan substitutes (Notes B.2 and D.1) and excluding loan instalments receivables (2017: EUR 227 million, 2016: EUR 117 million)

40

EIB Statutory Financial Statements

Note E – Shares and other variable-yield securities, participating interests and shares in affiliated undertakings (EUR '000)

E.1. Shares, other variable-yield securities and participating interests

	Participating interests	Shares and other variable-yield securities			
	Venture Capital Operations(1)	Venture Capital Operations(1)	EBRD shares(2)	Investment funds(1)	Total(3)
Cost:					
At 1 January 2017	184,211	3,534,844	157,500	705,719	4,398,063
Additions	76,663	1,076,114	0	321,549	1,397,663
Reflows	-4,891	-451,985	0	-184,797	-636,782
At 31 December 2017	**255,983**	**4,158,973**	**157,500**	**842,471**	**5,158,944**
Value adjustments:					
At 1 January 2017	-15,574	-459,373	0	-46,144	-505,517
Additions	-4,358	-58,659	0	-5,186	-63,845
Releases	2,435	114,650	0	11,490	126,140
At 31 December 2017	**-17,497**	**-403,382**	**0**	**-39,840**	**-443,222**
Net book value:					
At 31 December 2017	**238,486**	**3,755,591**	**157,500**	**802,631**	**4,715,722**
At 31 December 2016	**168,637**	**3,075,471**	**157,500**	**659,575**	**3,892,546**

(1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:
In relation to Shares and other variable-yield securities:
- for venture capital operations EUR '000 4,836,072 (2016: EUR '000 4,784,377)
- for investment funds EUR '000 2,649,089 (2016: EUR '000 1,113,939)

In relation to participating interests:
- for venture capital operations EUR '000 558,349 (2016: EUR '000 556,472)

(2) The amount of EUR '000 157,500 (2016: EUR '000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2017 with respect to its subscription of EUR '000 900,440 to the capital of the EBRD (European Bank for Reconstruction and Development).

As at 31 December 2017, the Bank holds 3.03% of the subscribed capital of the EBRD. Based on the audited 2016 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 467.5 million (2015: EUR 442.6 million).

(3) The total amount includes only shares and other variable-yield securities.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2015)	3.03	14,586	442	55,026
EBRD (31.12.2016)	3.03	15,431	804	56,150

E.2. Shares in affiliated undertakings

E.2.1 The European Investment Fund

A balance of EUR '000 802,731 (2016: EUR '000 799,059) corresponds to the amount paid in by the Bank in respect of its subscription of EUR '000 2,631,000 (2016: EUR '000 2,624,000) to the capital of the European Investment Fund ('EIF'), with its registered office in Luxembourg.

The Bank holds 58.47% (2016: 59.88%) of the subscribed capital of the EIF amounting to EUR 4.50bn (2016: EUR 4.38bn).

With respect to the 1,869 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking at a price per share of EUR '000 423. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit for the year.

As a result of the General Meeting's approval of the EIF's capital increase in May 2014, the EIF's authorised capital has been increased from EUR 3.0bn to EUR 4.5bn. As a result, the subscribed capital of the EIF amounts EUR 4.50bn as at 31 December 2017. During 2017, the Bank sold 6 of its shares to other investors and purchased 13 EIF shares. As a result the Bank's holding has increased from 2,624 shares as of 1 January 2017 to 2,631 shares as of 31 December 2017.

41

The nominal value of EUR '000 813,042 (2016: EUR '000 753,544) of the put option granted to EIF minority shareholders, shown off-balance sheet, has been calculated on the basis of the 2017 audited EIF statutory accounts prepared according to the International Financial Reporting Standards.

In EUR '000	% held	Total own funds	Total net result	Total assets
EIF (31.12.2016)	59.88	1,878,348	122,577	2,303,155
EIF (31.12.2017)	58.47	1,957,564	112,172	2,491,369

E.2.2 EU Microfinance Platform FCP FIS

The EU Microfinance Platform FCP-FIS ('EUMPF') is structured as a Luxembourg "fonds commun de placement – fonds d'investissement spécialisé" governed by the Law of 13 February 2007 relating to specialised investment funds (the "2007 Law") and launched on 22 November 2010. It is established as an umbrella fund, which may have several sub-funds. It has been launched with an unlimited duration provided that the fund will however be automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time.
Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund.

The balance of EUR '000 33,922 (2016: EUR '000 76,150) corresponds to the current outstanding amount invested by the Bank in respect of its subscription of EUR '000 100,000 to the total committed units of the EUMPF, with its registered office in Luxembourg.

The Bank holds 55.56% (2016: 55.56%) of the total committed units of the EUMPF amounting to EUR 180.0 million (2016: EUR 180.0 million).

In EUR '000	% held	Total own funds	Total net result	Total assets
EUMPF (31.12.2016)	55.56	151,256	-1,906	152,400
EUMPF (31.12.2017)	55.56	101,996	-7,668	101,996

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2017	20,145	374,515	87,332	481,992	22,172
Additions	0	6,728	17,520	24,248	13,273
Disposals	0	0	-19,230	-19,230	-6,503
At 31 December 2017	**20,145**	**381,243**	**85,622**	**487,010**	**28,942**
Accumulated depreciation:					
At 1 January 2017	0	-167,174	-42,440	-209,614	-5,953
Depreciation	0	-9,792	-21,934	-31,726	-7,388
Disposals	0	0	19,230	19,230	5,663
At 31 December 2017	**0**	**-176,966**	**-45,144**	**-222,110**	**-7,678**
Net book value:					
At 31 December 2017	**20,145**	**204,277**	**40,478**	**264,900**	**21,264**
At 31 December 2016	**20,145**	**207,341**	**44,892**	**272,378**	**16,219**

The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR '000 38,513 (2016: EUR '000 31,785), which is expected to be completed in 2021.

42

EIB Statutory Financial Statements

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2017	31.12.2016
Receivables on sale of Venture Capital Operations	16,255	16,437
Staff housing loans and advances(*)	2,485	3,278
Fair value of derivatives	7,680	2,759
Commission receivable on guarantees	430	470
Advances on salaries and allowances	703	622
Other	25,015	30,664
Total	**52,568**	**54,230**

(*)The balance relates to staff housing loans disbursed previously to the Bank's employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Bank may be granted staff housing loans in accordance with the Bank's Staff Regulations. The same interest rates, terms and conditions are applicable to all employees concerned.

Other liabilities	31.12.2017	31.12.2016
Optional Supplementary Provident Scheme (Note L)	486,142	438,662
EIF Pension Plan	140,089	117,777
Fair value of derivatives	10,941	31,489
Personnel costs payable	90,305	69,510
Financial guarantees	68,317	69,576
Accounts payable and sundry creditors	53,349	49,588
Transitory account on loans	12,777	222,445
Payable on HIPC initiative	13,596	13,596
Western Balkans Infrastructure Fund	393	886
Other	35,339	89,682
First Loss Piece Contribution	8,164	101,079
Total	**919,412**	**1,204,290**

Note H – Subscription to the capital of the Bank, own funds and appropriation of profit

H.1. Statement of Subscriptions to the Capital of the Bank

as at 31 December 2017 and 2016 (in EUR)

Member States	Subscribed capital	Uncalled capital(*)	Called up capital
Germany	39,195,022,000	35,699,118,050	3,495,903,950
France	39,195,022,000	35,699,118,050	3,495,903,950
Italy	39,195,022,000	35,699,118,050	3,495,903,950
United Kingdom	39,195,022,000	35,699,118,050	3,495,903,950
Spain	23,517,013,500	21,419,470,925	2,097,542,575
Netherlands	10,864,587,500	9,895,547,225	969,040,275
Belgium	10,864,587,500	9,895,547,225	969,040,275
Sweden	7,207,577,000	6,564,714,700	642,862,300
Denmark	5,501,052,500	5,010,399,750	490,652,750
Austria	5,393,232,000	4,912,195,875	481,036,125
Poland	5,017,144,500	4,569,652,475	447,492,025
Finland	3,098,617,500	2,822,243,850	276,373,650
Greece	2,946,995,500	2,684,145,675	262,849,825
Portugal	1,899,171,000	1,729,779,000	169,392,000
Czech Republic	1,851,369,500	1,686,240,975	165,128,525
Hungary	1,751,480,000	1,595,260,900	156,219,100
Ireland	1,375,262,000	1,252,598,750	122,663,250
Romania	1,270,021,000	1,156,744,700	113,276,300
Croatia	891,165,500	811,680,000	79,485,500
Slovakia	630,206,000	573,996,175	56,209,825
Slovenia	585,089,500	532,903,925	52,185,575
Bulgaria	427,869,500	389,706,625	38,162,875
Lithuania	367,127,000	334,381,950	32,745,050
Luxembourg	275,054,500	250,521,650	24,532,850
Cyprus	269,710,500	245,654,325	24,056,175
Latvia	224,048,000	204,064,750	19,983,250
Estonia	173,020,000	157,587,900	15,432,100
Malta	102,665,000	93,508,025	9,156,975
Total	**243,284,154,500**	**221,585,019,550**	**21,699,134,950**

(*)Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.

43

H.2. Own funds and appropriation of profit

Statement of movements in own funds (in EUR '000)	**2017**	**2016**
Share capital:		
- Subscribed capital	243,284,155	243,284,155
- Uncalled capital	-221,585,020	-221,585,020
- Called capital	**21,699,135**	**21,699,135**
- Capital called but not paid	-9,936	-29,807
- Paid-in capital	**21,689,199**	**21,669,328**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	24,328,415
- Balance at end of the year	**24,328,415**	**24,328,415**
- Reserves called but not yet paid	-16,047	-48,143
- Paid-in balance at end of the year	**24,312,368**	**24,280,272**
Additional reserves:		
- Balance at beginning of the year	7,214,264	5,286,377
- Appropriation of prior year's profit(1)	2,733,472	1,927,887
- Balance at end of the year	**9,947,736**	**7,214,264**
Special activities reserve:		
- Balance at beginning of the year	6,776,060	5,933,881
- Appropriation of prior year's profit(1)	728,031	842,179
- Balance at end of the year	**7,504,091**	**6,776,060**
General loan reserve:		
- Balance at beginning of the year	3,305,458	3,318,610
- Appropriation of prior year's profit(1)	-604,902	-13,152
- Balance at end of the year	**2,700,556**	**3,305,458**
Profit for the financial year	**2,805,711**	**2,856,601**
Total own funds	**68,959,661**	**66,101,983**

(1) On 25 April 2017 the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2016, which amounted to EUR '000 2,856,601, to the Additional reserves, the Special activities reserve and the General loan reserve. The fact that amounts are being released from / added to the General loan reserve or the Special activities reserve is the consequence of the evolution of the risks of the underlying operations.

H.3. Subscribed capital and reserves, called but not paid

On 1 July 2013, the subscribed capital increased from EUR 242,392,989,000 to EUR 243,284,154,500 by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017, and 31 May 2018. The instalments up to and including 30 November 2017 were settled in full.

The amount of EUR '000 25,983 shown in the balance sheet under the caption *Subscribed capital and reserves, called but not paid* relates to net receivable from the new Member State, Croatia.

Statement of movements in own funds (in EUR '000)	**31.12.2017**	**31.12.2016**
Subscribed capital called but not paid (Croatia)	9,936	29,807
Reserves called but not paid (Croatia)	16,047	48,143
Total	**25,983**	**77,950**

44

EIB Statutory Financial Statements

Note I – 'Prepayments and accrued income' and 'Accruals and deferred income' (in EUR '000)

Prepayments and accrued income	31.12.2017	31.12.2016
Foreign exchange on currency swap contracts	8,281,162	20,669,791
Interest and commission receivable	7,717,260	8,299,570
Redemption premiums on swaps receivable(*)	157,017	243,360
Deferred borrowing charges	351,058	225,131
Investment Facility's commission receivable	45,104	43,483
Other	32,550	28,720
Total	**16,584,151**	**29,510,055**

Accruals and deferred income	31.12.2017	31.12.2016
Interest and commission payable	8,640,163	9,130,084
Foreign exchange on currency swap contracts	9,888,606	6,490,094
Redemption premiums on swaps payable(*)	793,826	833,758
Deferred borrowing proceeds	838,045	688,232
Deferred income on loans	194,318	177,053
Interest subsidies received in advance(**)	101,077	106,693
Prepaid management fees	14,504	16,638
Other	12,252	14,122
Total	**20,482,791**	**17,456,674**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission has been made available as a long-term advance and is entered on the liabilities side under item *Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the EU from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2017	31.12.2016
Repayable on demand	4,953,852	12,425,692
Short term deposits	57,475	213,202
Repo with banks	0	315,000
Cash deposited on swaps payable	0	166,019
Total	**5,011,327**	**13,119,913**

J.2. Amounts owed to customers

	31.12.2017	31.12.2016
Overnight deposits	4,160	12,971
European Union and Member States' accounts:		
· For Special Section operations and related unsettled amounts	372,158	375,451
· Deposit accounts	1,546,271	1,538,908
Short-term deposits	8,349	25,030
Total	**1,930,938**	**1,952,360**

45

Note K – Debts evidenced by certificates

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption *Debts evidenced by certificates* includes *Debt securities in issue* (securities offered to the general investing public) and *Others* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2017 and 2016, together with the average rates and due dates.

Debts evidenced by certificates (in EUR '000)					
Payable in	Outstanding at 31.12.2017	Average rate 2017(*)	Due dates	Outstanding at 31.12.2016	Average rate 2016(*)
EUR	233,246,441	2.00	2018/2057	220,901,207	2.21
USD	119,928,350	1.75	2018/2058	146,683,436	1.67
GBP	49,311,992	2.63	2018/2054	51,872,036	2.86
AUD	11,111,557	4.54	2018/2042	12,317,012	4.85
CHF	6,831,909	2.16	2018/2036	8,002,794	2.14
SEK	5,369,877	2.57	2018/2040	5,214,132	2.96
NOK	4,071,522	1.98	2018/2037	5,240,229	2.70
TRY	4,008,066	8.23	2018/2027	3,498,782	7.38
ZAR	3,778,963	7.83	2018/2032	3,683,341	7.60
JPY	3,698,520	1.00	2018/2053	6,732,871	1.11
CAD	3,562,299	2.00	2018/2045	3,784,938	2.02
PLN	2,097,199	2.65	2021/2026	872,846	2.83
MXN	1,007,979	4.96	2020/2027	369,743	4.34
NZD	459,941	3.74	2018/2021	577,253	4.21
CZK	410,718	2.18	2018/2034	399,456	2.16
HUF	290,658	0.07	2020/2021	291,127	0.66
RUB	230,574	6.75	2018/2020	307,154	6.73
DKK	124,133	3.46	2024/2026	124,308	3.46
RON	18,890	1.15	2019/2019	19,388	0
HKD	12,974	4.96	2019/2019	30,584	5.27
CNY	12,801	3.28	2018/2018	0	0
Total	**449,585,363**			**470,922,637**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2017 EUR 500 million in 2016). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2017 and 2016 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2017	2016
Balance at 1 January	470,923	469,255
Issuance during the year	123,644	165,544
Contractual redemptions	-122,247	-158,542
Early redemptions and buy-backs	-810	-2,013
Exchange adjustments	-21,925	-3,321
Balance at 31 December	**449,585**	**470,923**

46

EIB Statutory Financial Statements

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2017	2016
Staff pension plan:		
Provision at 1 January	**2,102,829**	**1,941,990**
Payments made during the year	-77,489	-72,014
Recognition of actuarial losses	74,978	27,026
Annual contributions and interest	193,435	205,827
Sub-total staff pension plan	**2,293,753**	**2,102,829**
Management Committee Pension Plan		
Management Committee Pension Plan	36,489	35,559
Recognition of actuarial losses	1,485	148
Sub-total Management Committee Pension Plan	**37,974**	**35,707**
Health insurance scheme:		
Provision at 1 January	**242,922**	**219,839**
Payments made during the year	-16,027	-15,553
Recognition of actuarial losses	26,765	7,730
Annual contributions and interest	34,760	30,906
Sub-total health insurance scheme	**288,420**	**242,922**
Total provisions at 31 December	**2,620,147**	**2,381,458**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 486 million (2016: EUR 439 million) is classified under *Other liabilities* (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2017 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2017 with an extrapolation ('roll forward' method) for the last three months of 2017, using the prevailing market rates of 31 December 2017 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 2.09% (2016: 1.95%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 22.88 year duration (2016: 19.90 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2016: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2016);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2016: 3.5%);
- a variation in the probable resignation rate between 30% and 0%, decreasing with age (same as 2016);
- a rate of adjustment of pensions of 1.75% per annum (same as 2016);
- use of the ISCLT longevity table 2013 (same as 2016);
- a medical cost inflation rate of 4.0% per annum (2016: 4%); and
- a medical cost profile per age updated in 2017.

The provisions for these schemes are adjusted when needed (Note A.2.10.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2016, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,053,485. EUR '000 1,609,991 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2017. Thus, the net loss recognised in 2017 is EUR '000 103,228.

In 2017, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,588,379. EUR '000 2,067,527 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2018 will be EUR '000 135,625.

Note M – Profit for the financial year

The appropriation of the balance of the profit and loss account for the year ended 31 December 2017, amounting to EUR '000 2,805,711 will be submitted to the Board of Governors for approval by 27 April 2018.

47

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2017	2016
Interest receivable and similar income:		
Cash in hand, balance with central banks and post office banks	0	25
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	741,813	286,237
Loans and advances to credits institutions and customers	7,293,395	7,792,249
Derivatives	15,299,723	14,038,219
Negative interest on interest bearing liabilities	51,144	42,114
Total	**23,386,075**	**22,158,844**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-6,425	-5,271
Debts evidenced by certificates	-10,648,831	-11,691,394
Derivatives	-8,642,043	-6,773,763
Negative interest on interest bearing assets	-707,633	-220,945
Other	-121,328	-154,675
Total	**-20,126,260**	**-18,846,048**
Net interest income	**3,259,815**	**3,312,796**

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

	2017	2016
EU countries		
Spain	1,027,541	1,117,784
United Kingdom	931,332	964,832
Poland	629,635	636,870
Italy	578,299	638,065
Greece	515,589	530,992
France	451,155	445,650
Germany	334,985	505,739
Austria	263,401	268,674
Portugal	257,288	284,022
Netherlands	174,261	161,291
Hungary	172,092	201,204
Belgium	152,630	162,852
Romania	99,957	111,873
Sweden	95,272	91,836
Ireland	75,996	115,130
Finland	70,219	68,806
Croatia	67,745	68,238
Slovakia	66,304	67,320
Slovenia	52,155	53,866
Lithuania	47,236	49,342
Bulgaria	45,315	47,790
Czech Republic	32,904	63,122
Latvia	15,061	15,489
Cyprus	12,693	13,885
Denmark	12,531	29,137
Malta	11,033	11,150
Luxembourg	5,011	5,166
Estonia	4,677	11,680
Total EU countries	**6,202,317**	**6,741,805**
Outside the European Union	1,002,149	1,007,719
Total	**7,204,466**	**7,749,524**
Income not analysed per country[(1)]	16,181,609	14,409,320
Total interest receivable and similar income	**23,386,075**	**22,158,844**

[(1)]Income not analysed by country:		
- Revenue from Long Term Hedge portfolio and loan substitutes portfolio	178,994	171,040
- Revenue from Securities Liquidity portfolios	100,637	112,324
- Revenue from money-market securities	462,182	2,873
- Revenue from money-market operations	140,073	84,864
- Income from derivatives	15,299,723	14,038,219
	16,181,609	**14,409,320**

48

EIB Statutory Financial Statements

Note O – Commission receivable and Commission payable (in EUR '000)

	2017	2016
Commission receivable:		
Commission on Investment Facility - Cotonou	48,284	45,846
Commission on Jaspers	31,063	32,510
Commission on guarantees	43,194	27,920
Commission on Jessica	9,690	12,353
Commission income on loans	11,411	7,318
Commission on InnovFin	9,300	4,862
Commission on Yaoundé/Lomé Conventions	2,459	2,696
Commission on other mandates	53,163	46,946
Total commission receivable	**208,564**	**180,451**
Commission payable	**-153,929**	**-101,840**

Note P – Net result on financial operations (in EUR '000)

	2017	2016
Net result on shares and other variable yield securities	40,086	-82,996
Net result on translation of balance sheet positions	-2,916	3,325
Net result on repurchase of debts evidenced by certificates	-2,999	-1,284
Net result on derivatives	26,590	112,257
Net result on securities liquidity portfolios (securities only)	-42,950	-60,321
Net result on financial guarantees	1,975	-7,850
Total net result on financial operations	**19,786**	**-36,869**

Note Q – Other operating income (in EUR '000)

	2017	2016
Rental income	10,768	8,803
Reversal of previous year's unutilised accruals	8,776	4,370
Sale of EIF shares (Note E.2)	723	762
Other	2,044	267
Total	**22,311**	**14,202**

Note R – General administrative expenses (in EUR '000)

	2017	2016
Salaries and allowances(*)	-378,851	-310,394
Welfare contributions and other staff costs	-287,988	-237,040
Staff costs	**-666,839**	**-547,434**
Other general administrative expenses	-239,104	-243,627
Total general administrative expenses	**-905,943**	**-791,061**

(*) Of which the amount for members of the Management Committee is EUR '000 2,844 at 31 December 2017 and EUR '000 3,230 at 31 December 2016.

The number of persons employed by the Bank was 3,203 at 31 December 2017 (2,872 at 31 December 2016).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

49

Note T – Fair value of financial instruments

At the balance sheet date, the Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the SLP portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2017 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	162	162
Loans and advances to credit institutions and customers, excluding loan substitutes	470,897	501,980
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	55,745	56,129
Shares, other variable yield securities and participating interests (Note E)	4,954	6,780
Total financial assets	**531,758**	**565,051**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	6,942	6,941
Debts evidenced by certificates (Note K)	449,585	493,107
Total financial liabilities	**456,527**	**500,048**

At 31 December 2016 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	317	317
Loans and advances to credit institutions and customers, excluding loan substitutes	472,000	504,226
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	66,048	66,519
Shares, other variable yield securities and participating interests (Note E)	4,061	5,642
Total financial assets	**542,426**	**576,704**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	15,072	15,067
Debts evidenced by certificates (Note K)	470,923	520,784
Total financial liabilities	**485,995**	**535,851**

Note U – Risk management

This note presents information about the Bank's exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

- Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk;
- Interest rate risk - the risk that an investment's value will change due to a change in the absolute level of interest rates, in the shape of the yield curve or in any other interest rate relationship;
- Liquidity and funding risk - the risk that the Bank is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price;
- Foreign exchange rate risk - the risk of an investment's value changing due to changes in currency exchange rates and
- Operational risk - the potential loss resulting from inadequate or failed internal processes, people and systems or from external events.

Risk management organisation

The Bank's objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS) and the European Banking Authority (EBA).

The Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market, liquidity, funding and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors.

The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (TMR), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the RM.

The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report.

50

EIB Statutory Financial Statements Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risks. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a quarterly basis. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (ALCO) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. U.1. Credit risk Credit risk concerns mainly the Bank's lending activities and, to a lesser extent, its derivative transactions and treasury instruments, such as debt securities, certificates of deposit and interbank term deposits. No credit risk is attached to the Bank’s venture capital operations, which are performed entirely through equity participations and are therefore only exposed to market risk. The credit risk associated with the use of derivatives is analysed in Note V. Credit risk is managed pursuant to detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the guidelines ensure an acceptable degree of diversification in the Bank’s loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency. The aggregate amount outstanding at any time of loans and guarantees granted by the Bank is limited by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (AD) framework. At year-end 2017 EIB’s Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 208% and under EU AD consolidated accounts stood at 211% (max. 250% under Article 16.5 of the Statute). 53

U.1.1. Loans

In order to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security.

The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2017 is analysed below, including undisbursed portions.

Loans outside the European Union (apart from those under EIB Own-Risk Facilities (*)) are, as the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract).

(*) Own-Risk Facilities are geographical or thematic lending frameworks decided by the Board of Governors pursuant to Article 16 (previously Article 18) of the Bank's Statute. Currently under implementation are the Pre Accession Facility, the Neighbourhood Finance Facility, the EFTA Facility, the Climate Action and Environment Facility, and the Strategic Projects Facility. Lending under these Facilities is from the Bank's own resources and at the Bank's full own risk.

The table below shows (in EUR million) the loans for projects inside and outside the European Union granted under the Facilities and the risk-sharing operations:

Borrower \ Guarantor	States	Public institutions	Banks	Corporates	Not guaranteed [1]	Total 2017	Total 2016
States	0	0	0	0	56,424	**56,424**	**53,924**
Public institutions	34,151	18,580	431	373	81,211	**134,746**	**128,045**
Banks	40,141	22,820	26,467	27,120	29,481	**146,029**	**148,958**
Corporates	11,320	9,082	15,524	35,334	98,121	**169,381**	**174,504**
Total 2017[2][3][4]	**85,612**	**50,482**	**42,422**	**62,827**	**265,237**	**506,580**	
Total 2016[2][3][4]	**88,118**	**52,662**	**49,224**	**62,669**	**252,758**		**505,431**

[1] These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

[2] The loans in risk-sharing operations amount to EUR 5,202 million as of 31 December 2017 (2016: EUR 6,518 million).

[3] This amount does not include loan substitutes (2017: EUR 19,921 million; 2016: EUR 20,905 million).

[4] These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

The Bank did not record value adjustments in 2016 and 2017 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year-end as the Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Bank's assets upon maturity.

The disbursed exposure on borrowers located in the United Kingdom through the EIB's lending activities, including guarantees and equity type investments, amounted to EUR 37.0 billion as at December 31, 2017 (2016: EUR 36.0 billion), while the exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.5 billion (2016: EUR 1.8 billion). The Bank had no direct exposure to the United Kingdom acting as borrower at the end of December 2017 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.0 billion as at the end of December 2017 (2016: EUR 1.3 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the Facilities and the risk-sharing operations:

52

EIB Statutory Financial Statements

(in EUR million)	2017			2016		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	77	0	0	82
Belgium	0	0	104	0	0	118
Bulgaria	858	350	0	864	603	0
Croatia	645	0	2,945	453	210	2,699
Cyprus	922	225	1,356	850	389	1,285
Czech Republic	2,005	0	80	2,082	0	130
Denmark	0	0	47	0	0	51
Estonia	472	215	118	489	215	118
Finland	51	0	98	108	0	318
France	0	0	2,410	0	0	1,420
Germany	0	0	1,412	0	0	1,925
Greece	7,882	300	7,691	7,473	700	7,650
Hungary	5,911	1,140	1,247	5,795	1,477	1,131
Ireland	950	490	1,198	950	0	1,240
Italy	2,967	400	4,513	3,040	0	5,374
Latvia	353	200	47	357	200	56
Lithuania	1,343	0	55	1,396	0	87
Luxembourg	150	150	66	0	300	77
Malta	0	72	301	0	72	313
Netherlands	0	0	80	0	0	80
Poland	9,694	1,872	16,417	10,173	492	16,883
Portugal	1,142	325	4,965	1,112	250	5,420
Romania	1,774	2,291	0	1,910	1,756	0
Slovakia	1,895	820	0	1,820	895	0
Slovenia	606	400	1,990	615	400	2,236
Spain	4,696	3	29,388	3,978	358	29,428
Sweden	0	0	44	0	0	45
United Kingdom	0	0	2,085	0	0	2,161
Non EU–Countries	1,099	1,756	6,878	1,110	1,032	7,791
Total	**45,415**	**11,009**	**85,612**	**44,575**	**9,349**	**88,118**

The table below shows (in EUR million) the loans for projects outside the European Union (apart from the Article 16 Facility and those falling under the Pre Accession Facility, the Neighbourhood Finance Facility, the EFTA Facility, the Climate Action and Environment Facility, and the Strategic Projects Facility):

Secured by:	31.12.2017	31.12.2016
Member States	3,580	3,098
European Union budget[(1)]	42,831	45,643
Total[(2) (3)]	**46,411**	**48,741**

[(1)] Of which EUR 5,202 million in risk-sharing operations as explained above (2016: EUR 6,518 million).

[(2)] Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

[(3)] Financial guarantees that have been granted by the Bank for a total amount of EUR 433.6 million (2016: EUR 493.3 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

53

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE

AGREEMENT	31.12.2017	31.12.2016
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention	1	2
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	84	108
Total 75% Member States global guarantee	**85**	**110**
75% Member States guarantee		
- Cotonou partnership agreement	385	439
- Cotonou partnership 2nd agreement	1,533	1,627
- Cotonou Protocol 3 - OR / ACP	1,558	902
- Cotonou Protocol 3 - OR / OCT	19	20
Total 75% Member States guarantee	**3,495**	**2,988**
Total Member States guarantee	**3,580**	**3,098**
100% European Union budget guarantee		
- ALA interim (100% guarantee) –153m	0	0
- CEEC –3bn - BG Decision 02.05.94	1	2
- Russia – 100 m - 2001-2005	27	37
- Russia – 500 m - 2004-2007	195	212
Total 100% European Union budget guarantee	**223**	**251**
75% European Union budget guarantee		
- Mediterranean Protocols	47	70
Total 75% European Union budget guarantee	**47**	**70**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	25	31
- ALA II – 900m	10	22
- Bosnia–Herzegovina – 100m 99/2001	38	45
- Euromed (EIB) –2 310m – Decision 29.01.97	83	129
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	25	34
- CEEC–3,520m–Decision 29.01.97	307	425
Total 70% European Union budget guarantee	**488**	**686**
- **65% European Union budget guarantee**		
- South Africa – 825m – 7/2000-7/2007	161	188
- South Africa – Decision 2/2007–12/2013	543	687
- ALA III – 2,480m — 2/2000 – 7/2007	242	350
- ALA Decision – 2/2007–12/2013	2,353	3,029
- Euromed II – 6,520m – 2/2000 — 1/2007	2,406	2,866
- South Eastern Neighbours – 9,185m – 2/2000 – 7/2007	3,945	4,799
- Turkey special action – 450m – 2001-2006	122	128
- Turkey TERRA – 600m – 11/1999 – 11/2002	317	333
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	2,472	3,621
- PEV MED 1/2/2007 – 31/12/2013	7,474	8,329
- Pre-Accession – 8,700m – 2007 – 2013	7,448	8,214
- Climate Change Mandate 2011 - 2013	1,616	1,728
- ELM Asia 2014-2020	624	529
- ELM Central Asia 2014-2020	182	160
- ELM East-Russia 2014-2020	4,252	3,664
- ELM Latin America 2014-2020	1,156	1,044
- ELM MED 2014-2020	4,661	3,077
- ELM Pre-Accession 2014-2020	1,902	1,740
- ELM RSA 2014-2020	197	150
Total 65% European Union budget guarantee	**42,073**	**44,636**
Total European Union budget guarantee	**42,831**	**45,643**
Total(1)	**46,411**	**48,741**

(1)Financial guarantees that have been granted by the Bank for a total amount of EUR 433.6 million (2016: EUR 493.3 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

54

EIB Statutory Financial Statements

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 26,277 million (2016: EUR 32,361 million), with the following composition:

As at 31 December 2017	Loan Financial Collateral (in EUR million)							
	Bonds							
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Cash	Total
Aaa	40	27	6	268	112	391	0	**844**
Aa1 to Aa3	239	7	18	561	395	0	0	**1,220**
A1	1,421	0	0	3,730	623	0	0	**5,774**
Below A1	14,005	0	1,644	43	1,447	0	0	**17,139**
Non-Rated	30	0	0	0	761	0	509	**1,300**
Total	**15,735**	**34**	**1,668**	**4,602**	**3,338**	**391**	**509**	**26,277**

As at 31 December 2016	Loan Financial Collateral (in EUR million)							
	Bonds							
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Cash	Total
Aaa	210	76	0	1,023	0	578	0	**1,887**
Aa1 to Aa3	506	0	4	608	403	0	0	**1,521**
A1	1,582	0	0	647	502	0	0	**2,731**
Below A1	21,272	0	0	2,114	2,337	0	0	**25,723**
Non-Rated	0	0	0	0	0	0	499	**499**
Total	**23,570**	**76**	**4**	**4,392**	**3,242**	**578**	**499**	**32,361**

A breakdown of disbursed loans outstanding (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector	not more than 1 year	1 year to 5 years	more than 5 years	**Total 2017**	Total 2016
Transports	6,646	30,623	92,684	**129,953**	128,541
Global Loans[(1)]	12,575	49,521	28,063	**90,159**	91,668
Energy	4,979	23,641	37,477	**66,097**	65,572
Health, education	2,443	8,257	23,053	**33,753**	33,299
Water, sewerage	1,724	8,091	18,628	**28,443**	29,821
Industry	4,664	16,463	7,261	**28,388**	28,236
Miscellaneous infrastructure	1,258	5,773	20,572	**27,603**	26,821
Services	1,114	7,475	7,140	**15,729**	15,450
Telecommunications	960	6,800	3,437	**11,197**	11,635
Agriculture, fisheries, forestry	133	864	2,548	**3,545**	3,310
Total 2017	**36,496**	**157,508**	**240,863**	**434,867**	
Total 2016	**37,839**	**159,458**	**237,056**		**434,353**

[(1)]A global loan is a line of credit to an intermediary financing institution or a bank, which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the Bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are adopted for all loans managed by the EIB.

Loans not secured by global guarantees of the European Union budget or the Member States:

As of 31 December 2017, arrears above 90 days on loans from own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 180.0 million (2016: EUR 89.6 million).

The outstanding principal related to those arrears amounts to EUR 479.5 million (2016: EUR 273.3 million) and value adjustments of EUR 188.8 million (2016: EUR 206.5 million) cover the outstanding exposure (incl. outstanding principal and amounts in arrears) as of 31 December 2017.

55

Loans secured by guarantees of the European Union budget or the Member States:

Loans for projects that are located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an amount is due, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2017, these arrears above 90 days amount to EUR 2.2 million (2016: EUR 4.0 million).

Loans called under guarantees of the European Union budget or the Member States:

During 2017, EUR 89.6 million have been called under the European Union budget guarantee and nothing was called under the Member States guarantee. Corresponding amounts in 2016 were EUR 147.7 million and EUR 4.9 million respectively.

The table below gives an overview of the arrears above 90 days on loans:

(EUR'000)	31.12.2017	31.12.2016
Loans not secured by EU or Member State guarantees		
Amount in arrears	180,038	89,560
Related principal outstanding	479,514	273,316
Loans secured by EU or Member State guarantees (callable)		
Amount in arrears	2,163	3,964
Related principal outstanding	0	0
Loans called under the EU or Member State guarantees		
Amount called (during the year)	89,577	152,613
Cumulative amount called and not refunded as at year-end	502,285	489,243

Loan renegotiation and forbearance

The EIB considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the EIB decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor, to service the debt or to refinance, totally or partially, the contract. Forbearance measures occur in situations in which the borrower is considered to be unable to meet the debt service terms and conditions of the contract due to financial difficulties. Based on these difficulties, the EIB decides to modify the debt service terms and conditions of the contract to allow the borrower sufficient ability to service the debt or refinance the contract, either totally or partially. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Bank's restructuring team during the reporting period includes, but not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2017	31.12.2016
Number of contracts subject to forbearance practices	48	30
Carrying values (incl. interest and amounts in arrears)	2,816	1,714
of which being subject to value adjustments	935	1,025
Value adjustments recognised	420	339
Interest income in respect of forborne contracts	83	39
Exposures written off (following the termination/sale of the operation)	3	0

56

EIB Statutory Financial Statements

	Forbearance measures						
(in EUR million)	31.12.2016	Extension of maturities	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination[1]	31.12.2017
Public	251	51	0	730	0	0	1,032
Bank	4	0	6	0	0	0	10
Corporate	1,459	79	398	62	89	-313	1,774
Total	**1,714**	**130**	**404**	**792**	**89**	**-313**	**2,816**

[1]Decreases are explained by repayments of capital, interest and amounts in arrears as well as write-off which occurred during the year on operations already considered as forborne as of 31 December 2016 and by termination during the year.

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed by selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary.

Tripartite reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:
- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	Securities portfolio %		Money market products %	
	31.12.2017	31.12.2016	**31.12.2017**	31.12.2016
Aaa	**15**	17	**32**	2
Aa1 to Aa3	**41**	41	**30**	52
A1 to A3	**26**	19	**34**	43
Below A3	**18**	23	**4**	3
Total	**100**	**100**	**100**	**100**

Collateral on Treasury transactions

Collateral received

The Treasury transactions include EUR 7,951 million (2016: EUR 10,369 million) of tripartite reverse repurchase agreements and the tripartite repurchase agreements stood at nil at 31 December 2017 (2016: EUR 315 million). These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2017 is EUR 8,275 million (2016: EUR 10,512 million), with the following classification:

	Tripartite Agreements Collateral (in EUR million)					
At 31 December 2017	Bonds					
Moody's or equivalent rating	Government	Supra-national	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Total
Aaa	519	562	1,056	100	73	**2,310**
Aa1 to Aa3	723	95	91	291	0	**1,200**
A1	366	0	0	54	0	**420**
Below A1	3,687	19	21	618	0	**4,345**
Total	**5,295**	**676**	**1,168**	**1,063**	**73**	**8,275**

57

Tripartite Agreements Collateral (in EUR million)						
At 31 December 2016	Bonds					
Moody's or equivalent rating	Government	Supra-national	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	537	66	1,992	36	282	**2,913**
Aa1 to Aa3	491	62	246	474	0	**1,273**
A1	30	0	230	183	0	**443**
Below A1	4,722	0	0	1,161	0	**5,883**
Total	**5,780**	**128**	**2,468**	**1,854**	**282**	**10,512**

Securities deposited
In the context of the Eurosystem's monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.1 billion as at 31 December 2017 (2016: EUR 2.6 billion).

U.1.3. Guarantees granted by the Bank in respect of loans granted by third parties

Credit risk arising from the Bank's guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines.

At year-end of 2017, the disbursed exposure of the loans guaranteed by the Bank amount to EUR 3.3 billion (2016: EUR 2.4 billion), and such provisions on guarantees amount to EUR 8.1 million (2016: EUR 13.7 million).

The Credit Risk Policy Guidelines ensure that the Bank continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Bank's transactions; typically, the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Bank has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator Banks).

In the context of the Bank's guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Bank to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Bank. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Bank's overall portfolio analysis.

Counterparty risk is mitigated by the quality of the Bank's counterparties, which are usually major market players. The Bank performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks.

U.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in the repricing and maturity characteristics of the different asset, liability and hedge instruments.

In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee on Banking Supervision (BCBS) and the European Banking Authority (EBA). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to movements in the Bank's funding or lending spread.

The Bank manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Bank apply to this portfolio.

U.2.1. Value-at-Risk for the own funds of the Bank

The Bank's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth. This overall objective is achieved by investing the Bank's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to keep market risk to minimum levels.

58

EIB Statutory Financial Statements

The Risk Management Directorate quantifies the Value at Risk (VaR) of own funds for both interest rates and foreign exchange risk factors. This is a parametric VaR calculated on the basis of the Riskmetrics methodology, where volatility and correlation data are computed internally on the basis of historical market data. It is measured on the Bank's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2017, the VaR of the EIB own funds amounted to EUR 185 million (2016: EUR 257 million). The evolution of the VaR of own funds since 2016 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Bank's positions.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing using interest rate shocks. As of 31 December 2017, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.81 billion (2016: EUR 7.58 billion).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered as synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2017 and 31 December 2016, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2017 (in EUR million)	**EUR**	**JPY**	**USD**	**Total**
EUR Pay Notional	-2,679	-21	-2,810	-5,510
Average maturity date	17.11.2042	09.02.2032	17.04.2037	27.12.2039
Average expected maturity	13.06.2028	11.02.2029	16.10.2025	04.02.2027

31.12.2016 (in EUR million)	**EUR**	**JPY**	**USD**	**Total**
EUR Pay Notional	-2,614	-77	-2,776	-5,467
Average maturity date	24.09.2042	25.08.2022	29.01.2036	25.01.2039
Average expected maturity	07.10.2028	01.10.2020	24.05.2026	13.06.2027

By risk factor involved:

31.12.2017		**Risk factor**		
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	**Total**
EUR Pay Notional	-712	-4,659	-139	-5,510
Average maturity date	27.09.2037	10.08.2040	16.09.2030	27.12.2039
Average expected maturity	05.06.2026	22.05.2027	21.09.2020	04.02.2027

31.12.2016		**Risk factor**		
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	**Total**
EUR Pay Notional	-1,004	-4,324	-139	-5,467
Average maturity date	22.12.2034	15.04.2040	16.09.2030	25.01.2039
Average expected maturity	24.07.2024	23.04.2028	03.07.2021	13.06.2027

U.2.2. Interest rate risk management

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits.

With the positions in place as of 31 December 2017, the earnings would increase by EUR 117.1 million (2016: EUR 103.6 million) if interest rates were to increase by 100 basis points and decrease by EUR 110.6 million (2016: EUR 119.1 million) if interest rates were to decrease by 100 basis points.

The Bank computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the Bank's current practice of the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank's business. The administrative costs are projected according to the forecasts of the Operational Plan.

59

U.3. Liquidity risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank of being unable to refinance the asset side of its balance sheet and meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or income derived from the Bank’s positions, due to potentially increasing immediate risks relating to meeting payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force the early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. The liquidity risk of the Bank is managed in order to ensure the regular functioning of its core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Contingency Liquidity Plan (‘CLP’), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. The Bank implemented the Liquidity Coverage Ratio (‘LCR’) in line with the requirements of the “delegated act” (EU No 2015/61 of 10 October) by the European Commission. The Bank calculates LCR on a daily basis, both in its functional currency (EUR) as was as in the other significant currencies (GBP and USD). Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the Bank on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2017 the LCR stood at 201.4% (end 2016 198.9%). The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined". 60

EIB Statutory Financial Statements

Liquidity risk (in EUR million)

Maturity at 31 December 2017	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2017
Assets:						
Cash in hand, balances with central banks and post office banks	162	0	0	0	0	**162**
Treasury bills and other bills eligible for refinancing with central banks	13,197	8,179	11,016	8,000	0	**40,392**
Other loans and advances:						
- Current accounts	764	0	0	0	0	**764**
- Credit institutions	30,144	3,610	0	0	0	**33,754**
- Customers	1,679	63	0	0	0	**1,742**
	32,587	3,673	0	0	0	**36,260**
Loans:						
- Credit institutions	2,403	12,038	57,665	49,387	19	**121,512**
- Customers	3,806	18,240	99,693	191,340	46	**313,125**
	6,209	30,278	157,358	240,727	65	**434,637**
Debt securities including fixed-income securities	6,145	2,860	3,626	2,722	0	**15,353**
Shares, other variable-yield securities and participating interests	0	0	0	0	4,954	**4,954**
Shares in affiliated undertakings	0	0	0	0	837	**837**
Other assets	0	26	125	67	16,731	**16,949**
Total assets	**58,300**	**45,016**	**172,125**	**251,516**	**22,587**	**549,544**
Liabilities:						
Amounts owed to credit institutions	5,011	0	0	0	0	**5,011**
Amounts owed to customers	1,931	0	0	0	0	**1,931**
Debts evidenced by certificates	34,735	31,634	217,182	166,034	0	**449,585**
Capital, reserves and profit	0	0	0	0	68,986	**68,986**
Other liabilities	9	11	516	257	23,238	**24,031**
Total liabilities	**41,686**	**31,645**	**217,698**	**166,291**	**92,224**	**549,544**
Off balance sheet currency swaps	**-321**	**475**	**2,826**	**-1,373**	**0**	**1,607**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2018 - 2020 would amount to EUR 2.7 billion.

61

Maturity at 31 December 2016	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2016
Assets:						
Cash in hand, balances with central banks and post office banks	317	0	0	0	0	**317**
Treasury bills and other bills eligible for refinancing with central banks	15,711	14,891	11,705	8,149	0	**50,456**
Other loans and advances:						
- Current accounts	662	0	0	0	0	**662**
- Credit institutions	28,345	6,836	0	0	0	**35,181**
- Customers	2,096	124	0	0	0	**2,220**
	31,103	6,960	0	0	0	**38,063**
Loans:						
- Credit institutions	3,228	12,913	59,480	48,590	3	**124,214**
- Customers	3,858	17,307	99,978	188,466	114	**309,723**
	7,086	30,220	159,458	237,056	117	**433,937**
Debt securities including fixed-income securities	8,408	2,050	2,353	2,780	0	**15,591**
Shares, other variable-yield securities and participating interests	0	0	0	0	4,061	**4,061**
Shares in affiliated undertakings	0	0	0	0	875	**875**
Other assets	57	74	145	71	29,584	**29,931**
Total assets	**62,682**	**54,195**	**173,661**	**248,056**	**34,637**	**573,231**
Liabilities:						
Amounts owed to credit institutions	12,954	166	0	0	0	**13,120**
Amounts owed to customers	1,952	0	0	0	0	**1,952**
Debts evidenced by certificates	36,099	42,173	229,347	163,304	0	**470,923**
Capital, reserves and profit	0	0	0	0	66,180	**66,180**
Other liabilities	0	41	466	327	20,222	**21,056**
Total liabilities	**51,005**	**42,380**	**229,813**	**163,631**	**86,402**	**573,231**
Off balance sheet currency swaps	**1,330**	**3,211**	**7,345**	**2,294**	**0**	**14,180**

62

EIB Statutory Financial Statements

U.4. Foreign exchange rate risk

The foreign exchange (FX) risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements of foreign exchange rates. The Bank is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets and liabilities.

In compliance with its Statute, the Bank does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Bank are kept within tight limits.

The foreign exchange risk implicit in interest margin accruing in currencies different from EUR is regularly hedged. The hedging programme addresses the interest rate loan margins expressed in USD and in GBP for the next 3 years on a rolling basis.

Foreign exchange position (in EUR million)

Currency at 31 December 2017	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2017
Assets:						
Cash in hand, balances with central banks and post office banks	162	0	0	0	0	**162**
Treasury bills and other bills eligible for refinancing with central banks	35,825	1,362	3,205	0	4,567	**40,392**
Other loans and advances:						
- Current accounts	678	33	5	48	86	**764**
- Credit institutions	25,762	257	1,116	6,619	7,992	**33,754**
- Customers	614	0	0	1,128	1,128	**1,742**
	27,054	290	1,121	7,795	9,206	**36,260**
Loans:						
- Credit institutions	101,590	2,023	11,494	6,405	19,922	**121,512**
- Customers	249,846	34,700	9,959	18,620	63,279	**313,125**
	351,436	36,723	21,453	25,025	83,201	**434,637**
Debt securities including fixed-income securities	2,573	2,583	4,692	5,505	12,780	**15,353**
Shares, other variable-yield securities and participating interests	3,901	673	227	153	1,053	**4,954**
Shares in affiliated undertakings	837	0	0	0	0	**837**
Other assets	16,152	341	205	251	797	**16,949**
Total assets	**437,940**	**41,972**	**30,903**	**38,729**	**111,604**	**549,544**
Liabilities:						
Amounts owed to credit institutions	4,704	0	259	48	307	**5,011**
Amounts owed to customers	1,708	7	75	141	223	**1,931**
Debts evidenced by certificates:						
- Debt securities in issue	225,341	49,205	118,961	42,223	210,389	**435,730**
- Others	7,906	107	967	4,875	5,949	**13,855**
	233,247	49,312	119,928	47,098	216,338	**449,585**
Capital, reserves and profit	68,986	0	0	0	0	**68,986**
Other liabilities	24,009	879	287	-1,144	22	**24,031**
Total liabilities	**332,654**	**50,198**	**120,549**	**46,143**	**216,890**	**549,544**
Off balance sheet currency swaps	**-105,284**	**8,269**	**89,594**	**7,421**	**105,284**	
Net position	**2**	**43**	**-52**	**7**	**-2**	

63

Foreign exchange position (in EUR million)

Currency at 31 December 2016	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2016
Assets:						
Cash in hand, balances with central banks and post office banks	317	0	0	0	0	**317**
Treasury bills and other bills eligible for refinancing with central banks	48,922	464	1,070	0	1,534	**50,456**
Other loans and advances:						
- Current accounts	501	19	8	134	161	**662**
- Credit institutions	26,320	58	2,953	5,850	8,861	**35,181**
- Customers	1,228	0	0	992	992	**2,220**
	28,049	77	2,961	6,976	10,014	**38,063**
Loans:						
- Credit institutions	102,465	2,780	12,190	6,779	21,749	**124,214**
- Customers	247,152	32,916	11,914	17,741	62,571	**309,723**
	349,617	35,696	24,104	24,520	84,320	**433,937**
Debt securities including fixed-income securities	7,983	375	2,465	4,768	7,608	**15,591**
Shares, other variable-yield securities and participating interests	3,175	602	147	137	886	**4,061**
Shares in affiliated undertakings	875	0	0	0	0	**875**
Other assets	26,205	1,290	1,103	1,333	3,726	**29,931**
Total assets	**465,143**	**38,504**	**31,850**	**37,734**	**108,088**	**573,231**
Liabilities:						
Amounts owed to credit institutions	12,230	25	784	81	890	**13,120**
Amounts owed to customers	1,715	31	86	120	237	**1,952**
Debts evidenced by certificates:						
- Debt securities in issue	212,909	51,676	145,501	45,575	242,752	**455,661**
- Others	7,993	196	1,182	5,891	7,269	**15,262**
	220,902	51,872	146,683	51,466	250,021	**470,923**
Capital, reserves and profit	66,180	0	0	0	0	**66,180**
Other liabilities	16,371	1,920	1,215	1,550	4,685	**21,056**
Total liabilities	**317,398**	**53,848**	**148,768**	**53,217**	**255,833**	**573,231**
Off balance sheet currency swaps	**-147,800**	**15,417**	**116,891**	**15,492**	**147,800**	
Net position	**-55**	**73**	**-27**	**9**	**55**	

U.5. Operational risk

Operational Risk is a potential failure in process, people, systems or other external events resulting in direct financial exposures or near-misses on the EIB. The definition includes legal and reputational risk, but excludes strategic risk.

Operational risk is inherent in the EIB's activities and can manifest itself in various ways, including human factors, inappropriate employee behaviour, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, 3rd party outsourcing failures or fraudulent acts. The goal is to keep operational risk at minimum levels in light of the EIB's financial strength, the characteristics of its businesses and the markets in which it operates.

The Operational Risk Management is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework lies with the Bank's departments. The key elements of the framework of best banking practices as recommended by Basel Committee on Banking Supervision (BCBS) are risk identification, assessment, monitoring as well as risk control and mitigation.

The Bank employs an assessment methodology that takes into account all available information including internal loss history, scenario analysis and the business and control environment through a set of operational risk indicators organized in scorecards. Specifically, operational risk provides oversight of the significant operational risk events that have or could lead to actual operational risk losses and areas of emerging risk. The EIB uses the SAS system to monitor on an on-going basis operational risk exposures and loss events by major business processes. In addition, a statistical model and a Value at Risk calculation engine complete the operational risk environment.

The management of operational risk is carried out at all levels within the organisation and is a responsibility of all the various departments of the Bank.
In terms of reporting, all information concerning operational risk internal loss history, scenario analysis and operational risk indicators are regularly forwarded to the Vice President, Directors General and Audit Committee and the report on the activities of the New Products Committee to senior management in the Bank.

64

EIB Statutory Financial Statements

Note V – Derivatives

The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks. Derivatives are contractual financial instruments, the value of which fluctuates according to price movements of the underlying assets, interest rates, exchange rates or indices.

The majority of the Bank's swaps are concluded with a view to hedging bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity) (see note V.1.).

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.).

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position (see Note V.2.).

V.1. Funding and ALM derivatives

The derivatives used in the context of funding and ALM hedging activities are:

- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2017 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2017**
Notional amount (receivable)	36,128	108,446	40,132	19,371	**204,077**
Fair value (i.e. net discounted value including CVA and DVA)(*)	35	-1,717	1,995	1,423	**1,736**

Currency swaps at 31 December 2016 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2016**
Notional amount (receivable)	34,392	125,331	36,858	15,651	**212,232**
Fair value (i.e. net discounted value including CVA and DVA)(*)	3,865	8,323	2,443	2,064	**16,695**

(*)Including the fair value of macro-hedging currency swaps which stood at EUR 500 million as at 31 December 2017 (2016: EUR 1,994 million).

65

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2017 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2017
Notional amount	44,391	202,704	126,652	136,260	**510,007**
Fair value (i.e. net discounted value including CVA and DVA)(*)	-350	4,158	4,267	1,345	**9,420**

Interest rate swaps at 31 December 2016 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2016
Notional amount	75,265	197,166	116,008	134,914	**523,353**
Fair value (i.e. net discounted value including CVA and DVA)(*)	587	5,027	6,987	607	**13,208**

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -333 million as at 31 December 2017 (2016: EUR 461 million).

V.1.3. Structured swaps

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2017	2016	**2017**	2016	**2017**	2016
Number of transactions	**136**	138	**1**	1	**306**	300
Notional amount (in EUR million)	**5,490**	5,465	**500**	500	**19,437**	33,084
Net discounted value (in EUR million)	**444**	512	**-33**	-19	**-2,461**	-2,207

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Bank would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Bank's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

66

EIB Statutory Financial Statements

- **Collateralisation:**
  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 16,279 million as at 31 December 2017 (2016: EUR 37,963 million), with the following composition, detailed based on the nature of the collateral and based on Moody's equivalent rating:

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2017**
Aaa	2,877	1,517	0	**4,394**
Aa1 to Aa3	2,430	0	0	**2,430**
A1 to A3	96	0	0	**96**
Baa1 to Baa3	4,419	0	0	**4,419**
Below Baa3	2	0	0	**2**
Non-Rated	0	0	4,938	**4,938**
Total 2017	**9,824**	**1,517**	**4,938**	**16,279**

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2016**
Aaa	3,470	3,870	0	**7,340**
Aa1 to Aa3	11,899	0	0	**11,899**
A1 to A3	134	110	0	**244**
Baa1 to Baa3	5,496	0	0	**5,496**
Below Baa3	221	0	0	**221**
Non-Rated	0	0	12,763	**12,763**
Total 2016	**21,220**	**3,980**	**12,763**	**37,963**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2017 the Current Unsecured Exposure stood at EUR 364 million (EUR 448 million as of 31 December 2016).

In addition, the Bank computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2017 the Potential Future Exposure at origin stood at EUR 7,366 million (EUR 9,499 million as of 31 December 2016).

67

- **Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating.

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's equivalent rating	2017	2016	2017	2016	2017	2016
Aaa	0.32%	0.35%	119	91	140	169
Aa1 to Aa3	23.48%	24.57%	224	224	1,904	2,785
A1 to A3	65.33%	65.68%	0	124	5,094	6,365
Below A3	10.87%	9.40%	21	9	228	180
Total	**100.00%**	**100.00%**	**364**	**448**	**7,366**	**9,499**

V.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 43,942 million at 31 December 2017 against EUR 46,312 million at 31 December 2016. The fair value of these contracts was EUR -23 million at 31 December 2017 (2016: EUR 847 million).

The notional amount of short-term currency forwards was EUR 585 million at 31 December 2017 (2016: EUR 667 million). The fair value of these contracts was EUR 39 million at 31 December 2017 (2016: EUR 18 million).

68

EIB Statutory Financial Statements

Note W – Conversion rates

The following conversion rates were used for drawing up the balance sheets at 31 December 2017 and 2016:

	31.12.2017	31.12.2016
Non-euro currencies of EU member states		
Bulgarian lev (BGN)	1.9558	1.9558
Czech koruna (CZK)	25.5350	27.0210
Danish krone (DKK)	7.4449	7.4344
Pound sterling (GBP)	0.8872	0.8562
Hungarian forint (HUF)	310.3300	309.8300
Polish zloty (PLN)	4.1770	4.4103
Romanian leu (RON)	4.6585	4.5390
Swedish krona (SEK)	9.8438	9.5525
Non-EU currencies		
Australian dollar (AUD)	1.5346	1.4596
Canadian dollar (CAD)	1.5039	1.4188
Swiss franc (CHF)	1.1702	1.0739
Chinese yuan-renminbi (CNY)	7.8044	7.3202
Dominican peso (DOP)	57.1465	48.7476
Egyptian pound (EGP)	21.2725	19.0008
Hong Kong dollar (HKD)	9.3720	8.1751
Iceland króna (ISK)	124.7000	214.9400
Japanese yen (JPY)	135.0100	123.4000
Kenyan shilling (KES)	123.7000	108.0600
Moroccan dirham (MAD)	11.2144	10.6711
Mexican peso (MXN)	23.6612	21.7719
Norwegian krone (NOK)	9.8403	9.0863
New Zealand dollar (NZD)	1.6850	1.5158
Russian ruble (RUB)	69.3920	64.3000
Serbia dinars (RSD)	118.2700	123.4000
Tunisia dinars (TND)	2.9821	2.4255
Turkish lira (TRY)	4.5464	3.7072
Taiwan dollar (TWD)	35.5849	34.1539
Ukraine hryvnia (UAH)	33.7627	28.5012
United States dollar (USD)	1.1993	1.0541
CFA Franc (XOF)	655.9570	655.9570
South African rand (ZAR)	14.8054	14.4570

69

Note X – Related party transactions

X.1. Shares in affiliated undertakings and participating interest

Related party transactions with the European Investment Fund ('EIF') are mainly associated with the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank (including participating interests).

Related party transactions with the EU Microfinance Platform FCP-FIS ('EUMPF') mainly concern the dividends received by the Bank throughout the year ended 31 December 2017. As per the Management Regulations, the EIF serves as Management Company to the EUMPF umbrella fund. In line with the Management Regulations, EUMPF pays management fees to EIF. It is reminded that EUMPF has been classified in *Shares in affiliated undertakings* for the first time as of 01 January 2015.

The amounts included in the Financial Statements concerning the EIF and EUMPF related parties transactions with the Bank are disclosed as follows:

(in EUR' 000)	31.12.2017	31.12.2016
Assets:		
Shares in affiliated undertakings	836,653	875,209
Participating interests	238,486	168,637
Prepayments and accrued income	1,914	1,351
Other assets	8,379	2,485
Total assets	**1,085,432**	**1,047,682**
Liabilities:		
Other liabilities	-168,216	-143,943
Total liabilities	**-168,216**	**-143,943**
Profit and loss account:		
Income from shares in affiliated undertakings	16,120	16,658
Result from participating interests	-1,923	-8,174
Interest payable and similar charges	-5,297	-6,699
Commission income	9,797	6,753
Commission expenses	-41,696	-37,018
Other operating income	10,569	8,803
General administrative expenses	0	482
Total profit and loss account	**-12,430**	**-19,195**
Off balance sheet:		
EIF capital – uncalled	2,104,800	2,099,200
EUMPF capital – uncalled	0	0
EIF treasury management	1,259,389	1,285,949
Put option granted to EIF minority shareholders	813,042	753,544
Participating interests- uncalled	558,349	556,472
Total off balance sheet	**4,735,580**	**4,695,165**

70

EIB Statutory Financial Statements

X.2. Key Management Personnel

The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2017	2016
Short-term benefits[1]	9,569	9,821
Post-employment benefits[2]	864	910
Termination benefits	2,344	9
Total	**12,777**	**10,740**

[1]Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[2]Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2017 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

(in EUR '000)	31.12.2017	31.12.2016
Pension plans and health insurance (Note L)	-44,709	-40,081
Other liabilities (Note G)	-16,796	-15,573

Note Y – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2017.

71

Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. Z.5. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.6. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (R&I) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.7. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.8. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. 72

EIB Statutory Financial Statements Z.9. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (CEF) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (LGTT) and to the Pilot phase of Project Bond Initiative (PBI). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. Z.10. Fund of Funds The Fund of Funds (“FoF”) consists of Decentralised Financial Instruments (DFIs) financed by the European Structural and Investment Funds (the "ESIF") from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. The EIB prepares separate financial statements for each Fund of Fund. Z.11. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.12. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession), Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.13. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.14. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.15. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (DCFTA). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. Z.16. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.17. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (ENP) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. 73

Z.18. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.19. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (PF4EE) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. Z.20. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.21. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.22. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (IPA) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. Z.23. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. Further information on approved projects and EIB’s exposure is provided in Note D.1. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.24. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.25. Research and Innovation Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. 74

EIB Statutory Financial Statements Z.26. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing, is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS. Z.27. Financial Instrument (‘FI’) compass advisory platform The fi-compass advisory platform provides EU Member States and their managing authorities as well as microcredit providers with advisory support and learning opportunities for developing financial instruments, within the scope of European Structural Investment Funds (ESIF) and the Programme for Employment and Social Innovation (EaSI). It is implemented by the EIB and funded by the EC under a Framework Contract for the period 2014-2020. The EIB prepares separate financial statements for Financial Instrument compass advisory platform. 75

Statement of Special Section[1]

as at 31 December 2017 and 2016 (in EUR '000)

ASSETS	**31.12.2017**	**31.12.2016**
Turkey		
From resources of Member States		
Disbursed loans outstanding	0	271
Total[2]	**0**	**271**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	0	0
Total[3]	**0**	**0**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	**36,934**	**49,130**
Risk capital operations		
- amounts to be disbursed	29,260	39,288
- amounts disbursed	39,738	53,090
	68,998	92,378
Total[4]	**105,932**	**141,508**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	352	764
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[5]	**771**	**1,183**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	0	0
- amounts disbursed	194,336	219,272
	194,336	219,272
Total[6]	**194,336**	**219,272**
Total	**301,039**	**362,234**

LIABILITIES	**31.12.2017**	**31.12.2016**
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	76,672	102,220
- Financial Protocols with the instrument for Pre-Accession ('IPA')	0	0
- Yaoundé Conventions	771	1,183
- Lomé Conventions	194,336	219,272
- Other resources under the Lomé Conventions	0	0
	271,779	322,675
Under mandate from Member States	0	271
Total funds under trust management	**271,779**	**322,946**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	29,260	39,288
On operations from risk capital resources under the Lomé Conventions	0	0
Total funds to be disbursed	**29,260**	**39,288**
Total	**301,039**	**362,234**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2017 EUR '000 229,159 (2016: EUR '000 321,166)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2017 EUR '000 54,433 (2016: EUR '000 60,557)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee issued is EUR '000 4,280 as at 31 December 2017 (2016: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2017 (2016: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood

76

EIB Statutory Financial Statements

Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405,899
add:	exchange adjustments		20,547
less:	cancellations	215	
	repayments	426,231	
			-426,446
			0

Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union.

Initial amount:			29,640
less:	exchange adjustments	10,517	
	cancellations	0	
	repayments	19,123	
			-29,640
			0

Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840,457
less:	exchange adjustments	58,999	
	cancellations	164,335	
	repayments	511,191	
			-734,525
			105,932

Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139,483	
Contributions to the formation of risk capital		2,503	
Initial amount:			141,986
add:	capitalised interest	1,178	
	exchange adjustments	9,823	
			11,001
less:	cancellations	3,310	
	repayments	148,906	
			-152,216
			771

77

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans Equity participations Initial amount: add: 3,116,097 121,002 3,237,099 9,548 capitalised interest less: cancellations repayments exchange adjustments 731,474 2,264,829 56,008 -3,052,311 194,336 Loans from other resources: Initial amount: add: less: 16,500 58 exchange adjustments cancellations repayments 8,414 8,144 -16,558 0 78 194,336

EIB Statutory Financial Statements Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the bal-ance sheet as at 31 December 2017, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other ex-planatory information. by the “Commission de Surveillance du Secteur Financier” (“CSSF”). Our responsibilities under those Regulation, Law and standards are further described in the “Responsibilities of Réviseur d’Entreprises agréé for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants (“IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the fi-nancial statements, and have fulfilled our other ethical re-sponsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2017, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial in-stitutions, as amended by Directive 2001/65/EC of 27 Sep-tember 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Key audit matters Key audit matters are those matters that, in our profes-sional judgment, were of most significance in our audit of the financial statements of the current period. These mat-ters were addressed in the context of the audit of the fi-nancial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. Basis for Opinion We conducted our audit in accordance with the EU Regula-tion N° 537/2014, the Law of 23 July 2016 on the audit pro-fession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg 79

1 Value adjustments of loans and advances to customers and financial institutions

Description

As at 31 December 2017, the Bank reports loans and advances accounted for at cost of EUR 434,867 million representing 79% of total assets and recognized individually assessed value adjustments on loans amounting to EUR 457 million.

Management follows its Specific Provisioning Guidelines embedded in the Financial Monitoring Guidelines to estimate the level of specific provisions on loans and advances on an individual basis. Allowances for credit losses reflected the difference between the carrying loan amount and the present value of all the expected future cash-flows generated by the impaired asset. The Bank neither applies general nor collective value adjustments.

These loans and advances are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the allowances for credit losses.

These critical judgements include matters such as the identification and assessment of potential indicators of impairment, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied.

The key inputs and assumptions used by Management in its assessment of loan value adjustments are detailed in notes A.2.6.1 and U.1.1 to the financial statements as well as the specific value adjustments in note D.2.

How our audit addressed the area of focus

Our procedures included the assessment of Key controls over the approval, recording, monitoring and restructuring of loans and advances to customers, the loan grading process and the measurement of impairment allowances for individually assessed loans and advances.

For a sample of loans with specific allowances for credit losses, we evaluated the Bank's individual assessment of each loan and specifically challenged the Bank's assumptions used, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, further critically assessed whether the Bank revised its estimates and assumptions for specific allowances established in prior years.

We also tested a sample of individually significant exposures, which had not been identified as potentially impaired by the Bank and assessed whether appropriate consideration was given to the collectability of future cash flows and the valuation of the underlying collaterals.

We assessed the disclosures in the financial statements in relation to impairment of loans and advances with reference to the requirements of the prevailing accounting standards.

2 Valuation of venture capital investments

Description

Venture capital investments, for which no quoted markets prices are available amount to EUR 3,994 million as at 31 December 2017. Those investments are initially recorded at cost. Their carrying value is subsequently measured adjusted to the lower of cost or market value. Management has determined the fair value of these unlisted investments applying the Bank's percentage ownership in the underlying vehicle to the Net Asset Value ("NAV") reflected in the most recent report adjusted for cash flows. Unrealized losses due to administrative expenses and management fees for investments in existence for less than two years are not taken into consideration in determining the attributable NAV.

These investments are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their fair value. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the valuation of the investment portfolio.

The key inputs and assumptions used by Management in its assessment of the fair value of unlisted investments are detailed in note A.2.7.1 as well further disclosures are presented in note E.1 to the financial statements.

How our audit addressed the area of focus

Our procedures over the valuation of the private equity investments included, but were not limited to:

80

EIB Statutory Financial Statements We obtained an understanding of management’s process-es and controls for determining the fair valuation of in-vestments in private equity investments. This included discussing with management the valuation governance structure and protocols around their oversight of the valu-ation process and corroborating our understanding by at-tending the Investment & Risk Committee meeting. materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise ap-pears to be materially misstated. If, based on the work we have performed, we conclude that there is a material mis-statement of this other information we are required to re-port this fact. We have nothing to report in this regard. Responsibilities of the Management and Those Charged with Governance for the financial statements We have identified key controls in the process, assessed the design adequacy and tested the operating effective-ness of some of these controls. In addition, we obtained the ISAE 3402 report on EIF’s internal controls, compared our understanding of identified key controls in the pro-cess and inspected the conclusions reached based on the testing of operating effectiveness of those controls and noted no observations or exceptions in the report, which allow us to rely on controls over value adjustments of ven-ture capital investments. The Management is responsible for the preparation and fair presentation of the financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is neces-sary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the Management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of ac-counting unless the Management either intends to liqui-date the Bank or to cease operations, or has no realistic alternative but to do so. We sought explanations from management where there are judgments applied in their application of the valuation guidelines, discussed and assessed their appropriateness. This included assessing the annual back-testing exercise on the accuracy of estimated fair values of private equity funds valuation during the year and the prior year fair val-ue, to further assess the reasonableness of the current year valuation assumptions used by management in perform-ing the value adjustments assessment. Responsibilities of the Réviseur d’Entreprises agréé for the audit of the financial statements On a sample basis, we reconciled the latest available NAV statements provided by private equity fund managers to the value adjustment file prepared by EIF and we recalcu-lated the mathematical accuracy of the unrealized results on the revaluation of investments on a sample basis. The objectives of our audit are to obtain reasonable assur-ance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of “Réviseur d’Entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an au-dit conducted in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, in-dividually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. Other information The Management is responsible for the other information. The other information comprises the information included in the sections called “Highlights, Preface, Borrowing ac-tivities, Treasury Activities, EIB Statutory Bodies and Audit and control” mainly based on statutory EU Directives in-formation; but does not include the financial statements and our report of “Réviseur d’Entreprises agréé” thereon. As part of an audit in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise profes-sional judgment and maintain professional skepticism throughout the audit. We also: Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or 81 error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is suffi-cient and appropriate to provide a basis for our opin-ion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, in-tentional omissions, misrepresentations, or the over-ride of internal control. up to the date of our report of “Réviseur d’Entreprises agréé”. However, future events or conditions may cause the Bank to cease to continue as a going concern. • Evaluate the overall presentation, structure and con-tent of the financial statements, including the disclo-sures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the pur-pose of expressing an opinion on the effectiveness of the Bank’s internal control. We communicate with those charged with governance re-garding, among other matters, the planned scope and timing of the audit and significant audit findings, includ-ing any significant deficiencies in internal control that we identify during our audit. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. We also provide those charged with governance with a statement that we have complied with relevant ethical re-quirements regarding independence, and to communi-cate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncer-tainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material un-certainty exists, we are required to draw attention in our report of “Réviseur d’Entreprises agréé” to the re-lated disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial state-ments of the current period and are therefore the key au-dit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter. Luxembourg, 15 March 2018 KPMG Luxembourg, Société coopérative Cabinet de révision agréé 39, Avenue John F. Kennedy L-1855 Luxembourg Société coopérative de droit luxembourgeois R.C.S. Luxembourg B 149133 Capital EUR 12 503 S. CHAMBOURDON 82

EIB Statutory Financial Statements Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Gov-ernors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the Bank’s un-consolidated financial statements prepared in accord-ance with the general principles of the ‘Directives’ The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: studied the documents which it deemed necessary to examine in the discharge of its duties, received assurance from the Management Commit-tee concerning the effectiveness of the internal con-trol structure and internal administration, • and considering • the financial statements for the financial year ended 31 December 2017 adopted by the Board of Direc-tors at its meeting on 15 March 2018, that the foregoing provides a reasonable basis for its statement and, Articles 24, 25 & 26 of the Rules of Procedure, • • designated KPMG as external auditors, reviewed their audit planning process, examined and dis-cussed their reports, and in particular their inde-pendent Auditor’s Report, noted that the opinion of KPMG on the unconsoli-dated financial statements of the European Invest-ment Bank for the year ended 31 December 2017 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Direc-tive 2006/46/EC of 14 June 2006 (the ‘Directives’) is unqualified, convened on a regular basis with the Heads of Direc-torates and relevant services including, • the Financial Controller, • the Directors General of Risk Management, Transaction Monitoring and Restructuring and Compliance, met regularly the Head of Internal Audit and dis-• to the best of its knowledge and judgement: • confirms that the activities of the Bank are conduct-ed in a proper manner, in particular with regard to risk management and monitoring; has verified that the operations of the Bank have been conducted and its books kept in a proper man-ner and that, to this end, it has verified that the Bank's operations have been carried out in compli-ance with the formalities and procedures laid down by the Statute and Rules of Procedure; confirms that the financial statements of the Euro-pean Investment Bank, which comprise the balance sheet as at 31 December 2017, the profit and loss ac-count and the cash flow statement for the year then ended, and notes to the financial statements, includ-ing a summary of significant accounting policies and other explanatory information, give a true and fair view of the financial position of the European Invest-ment Bank as of 31 December 2017, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. • • • • • cussed the relevant internal audit reports, and Luxembourg, 15 March 2018 Audit Committee P. KRIER D. PITTA FERRAZ J. SUTHERLAND J. DOMINIK M. MACIJAUSKAS V. IUGA 83

EIB Group Consolidated Financial Statements under EU Directives 84 EIB Group Consolidated Financial Statements under EU Directives as at 31 December 2017

Consolidated balance sheet

as at 31 December 2017 (in EUR '000)

Assets		31.12.2017		31.12.2016
1. **Cash in hand, balances with central banks and post office banks** (Note B.1)		**162,483**		**316,769**
2. **Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		**41,508,248**		**51,636,687**
3. **Loans and advances to credit institutions**				
a) repayable on demand	937,805		865,097	
b) other loans and advances (Note C)	33,898,199		35,232,081	
c) loans (Note D.1)	121,560,358		124,328,841	
		156,396,362		**160,426,019**
4. **Loans and advances to customers**				
a) other loans and advances (Note C)	1,741,983		2,219,989	
b) loans (Note D.1)	313,620,389		310,256,151	
c) value adjustments (Note D.2)	-465,507		-533,147	
		314,896,865		**311,942,993**
5. **Debt securities including fixed-income securities** (Note B.2)				
a) issued by public bodies	7,024,316		8,651,141	
b) issued by other borrowers	8,647,411		7,208,319	
		15,671,727		**15,859,460**
6. **Shares and other variable-yield securities** (Note E.2)		**5,035,790**		**4,147,216**
7. **Participating interests** (Note E.2)		**263,453**		**185,786**
8. **Intangible assets** (Note F)		**21,264**		**16,219**
9. **Tangible assets** (Note F)		**265,338**		**272,900**
10. **Other assets** (Note G)		**162,310**		**139,327**
11. **Subscribed capital and reserves, called but not paid** (Note H.2)		**25,983**		**77,950**
12. **Prepayments and accrued income** (Note I)		**16,596,171**		**29,525,590**
Total assets		**551,005,994**		**574,546,916**

The accompanying notes form an integral part of these consolidated financial statements.

85

EIB Group Consolidated Financial Statements under EU directives

Consolidated balance sheet (continued)

as at 31 December 2017 (in EUR '000)

Liabilities		31.12.2017		31.12.2016
1. Amounts owed to credit institutions (Note J)				
a) repayable on demand	4,953,852		12,425,692	
b) with agreed maturity or periods of notice	57,475		694,221	
		5,011,327		**13,119,913**
2. Amounts owed to customers (Note J)				
a) repayable on demand	1,922,566		1,927,330	
b) with agreed maturity or periods of notice	8,349		25,030	
		1,930,915		**1,952,360**
3. Debts evidenced by certificates (Note K)				
a) debt securities in issue	435,730,418		455,660,830	
b) others	13,854,945		15,261,807	
		449,585,363		**470,922,637**
4. Other liabilities (Note G)		**854,828**		**1,168,354**
5. Accruals and deferred income (Note I)		**20,531,793**		**17,456,674**
6. Provisions				
a) pension plans and health insurance scheme (Note L)	2,766,138		2,489,914	
b) provision for guarantees issued (Note D.4)	23,460		42,479	
		2,789,598		**2,532,393**
7. Subscribed capital (Note H)				
a) subscribed	243,284,155		243,284,155	
b) uncalled	-221,585,020		-221,585,020	
		21,699,135		**21,699,135**
8. Reserves (Note H)				
a) reserve fund	24,328,415		24,328,415	
b) additional reserves	10,312,322		7,525,684	
c) special activities reserve	7,504,091		6,776,060	
d) general loan reserve	2,700,556		3,305,458	
		44,845,384		**41,935,617**
9. Profit for the financial year		**2,858,647**		**2,926,400**
10. Equity attributable to minority interest (Note H)		899,004		833,433
Total liabilities		**551,005,994**		**574,546,916**

The accompanying notes form an integral part of these consolidated financial statements.

86

Consolidated off-balance sheet

as at 31 December 2017 (in EUR '000)

		31.12.2017		31.12.2016
Commitments:				
- Undisbursed loans (Note D.1)				
- credit institutions	28,890,536		29,925,074	
- customers	84,037,546		83,395,374	
		112,928,082		113,320,448
- Undisbursed shares and other variable-yield securities				
- Undisbursed venture capital operations (Note E.2)	5,323,061		5,215,963	
- Undisbursed investment funds (Note E.2)	2,649,089		1,113,939	
- EBRD capital uncalled (Note E.2)	712,630		712,630	
		8,684,780		7,042,532
- Undisbursed participating interests				
- Undisbursed venture capital operations (Note E.2)	600,531		597,512	
		600,531		597,512
- Securities receivable		419,864		109,100
- Borrowings launched but not yet settled		279,008		223,950
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		15,810,651		12,735,555
Assets held on behalf of third parties (Note Z):				
- Investment Facility - Cotonou	3,024,653		2,870,139	
- Guarantee Fund	2,560,762		2,506,053	
- NER300	2,086,410		2,106,441	
- JESSICA (Holding Funds)	975,912		1,396,000	
- InnovFin	941,251		697,996	
- RSFF (incl. RSI)	762,989		839,290	
- EU-Africa Infrastructure Trust Fund	594,869		647,629	
- CEF (incl. former PBI and LGTT)	523,636		492,898	
- Funds of Funds (JESSICA II)	419,539		203,350	
- JEREMIE	335,889		254,622	
- GF Greece	307,794		305,234	
- Special Section	301,039		362,234	
- ESIF	270,451		160,090	
- COSME LGF & EFG	243,949		199,371	
- SME initiative Italy	180,442		0	
- ENPI	124,540		142,089	
- DCFTA	103,070		0	
- SME initiative Bulgaria	94,635		95,256	
- SME initiative Romania	91,396		0	
- SMEG 2007	90,098		99,610	
- InnovFin SME Guarantee	86,811		50,523	
- MAP Equity	83,512		60,037	
- InnovFin Equity	83,438		116,205	
- GIF 2007	82,575		89,717	
- AECID	71,766		76,958	
- EaSI	55,790		48,536	
- WB EDIF	50,715		55,912	
- FEMIP Trust Fund	49,128		48,811	
- GAGF	47,359		53,530	
- NIF Trust Fund	46,485		48,691	
- SME initiative Finland	37,238		20,460	
- HIPC	35,408		35,438	
- MAP guarantee	32,425		25,043	
- Private Finance for Energy Efficiency Instrument	31,235		17,988	
- EPTA Trust Fund	22,754		22,205	
- NIF Risk Capital Facility	19,546		19,816	
- IPA II	18,435		17,778	
- Cultural Creative Sectors Guarantee Facility	17,377		5,676	
- SME initiative Malta	14,692		13,503	
- Student Loan Guarantee Facility	14,466		15,939	
- EFSI-EIAH	13,973		8,868	
- SME Guarantee Facility	12,186		17,444	
- NPI Securitisation Initiative (ENSI)	11,976		5,040	

87

EIB Group Consolidated Financial Statements under EU directives

Consolidated off-balance sheet (continued)

as at 31 December 2017 (in EUR '000)

		31.12.2017		31.12.2016
- Natural Capital Financing Facility	11,757		11,150	
- NPI	11,052		0	
- Bundesministerium für Wirtschaft und Technologie	7,336		1,302	
- G43 Trust Fund	5,679		10,578	
- European Technology Facility	5,604		4,329	
- Alp GIP	4,282		0	
- EPPA	1,972		1,977	
- PGFF	1,393		2,913	
- BIF	1,223		6,199	
- RDI Advisory	1,156		5,762	
- GEEREF Technical Support Facility	1,056		1,165	
- JASPERS	814		2,237	
- LFA-EIF Facility	805		551	
- TTP	397		385	
- MDD	193		987	
- SME initiative Spain	192		177	
- GGF	12		7,210	
- GEEREF	5		5	
- TTA Turkey	3		35,062	
- Fi-compass	0		2,555	
		15,027,545		14,346,964
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note V.1.2)		510,007,074		523,352,665
- Nominal value of treasury currency swap contracts payable		205,439,795		198,881,468
- Nominal value of currency swap contracts receivable (Note V.1.1)		203,935,206		212,232,364
- Nominal value of short-term currency swap contracts receivable (Note V.2)		43,942,480		46,311,642
- Nominal value of short-term currency swap contracts payable		43,909,464		45,328,388
- Put option granted to EIF minority shareholders		813,042		753,544
- Currency forwards (Note V.2)		584,605		666,973
- Currency swaps launched but not yet settled payable		144,078		0
- Currency swaps launched but not yet settled receivable (Note V.1.1)		142,263		0
- Special deposits for servicing borrowings (Note S)		34,411		3,001

The accompanying notes form an integral part of these consolidated financial statements.

88

Consolidated profit and loss account

for the year ended 31 December 2017 (in EUR '000)

			2017		2016
1.	**Interest receivable and similar income** (Note N)		23,412,219		22,184,899
2.	**Interest payable and similar charges** (Note N)		-20,121,596		-18,839,881
3.	**Income from securities**		336,162		241,540
4.	**Commissions receivable** (Note O)		347,541		297,321
5.	**Commissions payable**		-112,257		-64,896
6.	**Net result on financial operations** (Note P)		-2,955		-46,673
7.	**Other operating income** (Note Q)		11,038		8,334
8.	**General administrative expenses** (Note R)				
	a) staff costs (Note L)	-771,360		-629,444	
	b) other administrative expenses	-258,604		-251,583	
			-1,029,964		-881,027
9.	**Value adjustments in respect of tangible and intangible assets** (Note F)				
	a) tangible assets	-31,810		-28,369	
	b) intangible assets	-7,388		-6,651	
			-39,198		-35,020
10.	**Value (re-)adjustments in respect of transferable securities held as financial fixed assets , participating interests and shares in affiliated undertakings**		-1,923		-8,216
11.	**Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities**		81,071		107,422
12.	**Profit for the financial year**		2,880,138		2,963,803
13.	**Profit attributable to minority interest**		21,491		37,403
14.	**Profit attributable to equity holders of the Bank**		2,858,647		2,926,400

The accompanying notes form an integral part of these consolidated financial statements.

89

EIB Group Consolidated Financial Statements under EU directives

Consolidated cash flow statement

for the year ended 31 December 2017 (in EUR '000)

	2017	2016
A. Cash flows from operating activities:		
Profit for the financial year	**2,880,138**	**2,963,803**
Adjustments for:		
Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities	-81,071	-107,422
Change in value adjustments in respect of transferable securities held as financial fixed assets and participating interests	1,923	8,216
Value adjustments in respect of tangible and intangible assets, net result on sale of tangible assets	39,198	32,173
Value (re-)adjustments in respect of shares and other variable-yield securities	-73,757	54,371
Net interest income	-3,290,623	-3,345,018
Effect of exchange rate changes	22,352	234,277
Profit on operating activities	**-501,840**	**-159,600**
Disbursements of loans and advances to credit institutions and customers	-48,759,528	-54,320,048
Repayments of loans and advances to credit institutions and customers	47,480,834	52,252,742
Change in deposits with central banks	154,286	-110,672
Change in treasury securities liquidity portfolios	4,329,176	-775,941
Change in amounts owed to credit institutions and customers	-8,130,031	-2,448,271
Change in provisions on pension plans and health insurance scheme	276,224	200,699
Change in provisions for commitment on investment funds and guarantees issued	-19,019	-61,904
Change in short term treasury derivative valuations	-25,469	-34,206
Change in other assets and other liabilities	-311,040	415,340
Interest received	21,665,775	22,435,630
Interest paid	-18,549,546	-16,613,136
Net cash used from/(used in) operating activities	**-2,390,178**	**780,633**
B. Cash flows from investing activities:		
Securities in Long Term Hedge Portfolio purchased during the year	0	-105,529
Securities from Long Term Hedge Portfolio matured during the year	13,500	1,606,000
Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	-4,250,895	-5,443,890
Redemption of loan substitutes included in the debt securities portfolios	5,046,227	3,045,166
Additions on shares and other variable-yield securities	-1,485,318	-1,162,362
Reflows on shares and other variable-yield securities	669,583	577,470
Additions on participating interests	-85,699	-202,278
Reflows on participating interests	7,027	0
Purchase of tangible and intangible assets	-37,521	-42,686
Disposal of tangible assets	840	2,220
Proceeds from sale of tangible assets	0	6,782
Net cash used from/(used in) investing activities	**-122,256**	**-1,719,107**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	123,643,914	165,543,970
Redemption of debts evidenced by certificates	-123,056,139	-160,554,709
Member States' contribution	51,967	51,967
Sale of EIF shares	2,550	3,198
Return on capital EUMPF	42,227	22,514
Capital increase	44,416	40,988
Dividend paid to minority interest	-9,842	-9,085
Net cash used from/(used in) financing activities	**719,093**	**5,098,843**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**54,840,859**	**50,334,953**
Net cash from:		
Operating activities	-2,390,178	780,633
Investing activities	-122,256	-1,719,107
Financing activities	719,093	5,098,843
Effects of exchange rate changes on cash held	-1,287,400	345,537
Cash and cash equivalents at end of financial year	**51,760,118**	**54,840,859**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	35	35
Money market securities maturing within three months of issue	18,863,479	23,483,405
Loans and advances to credit institutions and customers:		
Repayable on demand	937,805	865,097
Other loans and advances (Note C)	31,958,799	30,492,322
	51,760,118	**54,840,859**

The accompanying notes form an integral part of these consolidated financial statements.

90

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2017 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The Bank and its subsidiaries are defined as the ‘Group’. Subsidiaries held by the Bank are disclosed in note E.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 15 March 2018 and authorised their submission to the Board of Governors for approval by 27 April 2018. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS), as endorsed by the European Union. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Group also makes a collective provisioning test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted. Provisions on financial guarantees The Group recognises a liability at the fair value of the obligation at the inception of a financial guarantee contract. The guarantee is subsequently measured at the higher of the best estimate of the obligation or the amount initially recognised less amortisation of the premium. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the consolidated balance sheet date. Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. 91

EIB Group Consolidated Financial Statements under EU directives Group’s exposure to the United Kingdom On March 29, 2017 the U.K. government triggered Article 50 of the Treaty on European Union (“TEU”), which officially commenced the process of the U.K.’s withdrawal from E.U. membership. On 8 December 2017, the negotiators of the EU and the UK Government published a “Joint report from the negotiators of the European Union and the United Kingdom Government on progress during phase 1 of negotiations under Article 50 TEU on the United Kingdom's orderly withdrawal from the European Union” (the Joint Report). The Joint Report was put forward with a view to the meeting of the European Council (Article 50) of 14-15 December 2017. “Under the caveat that nothing is agreed until everything is agreed, the joint commitments set out in this Joint Report shall be reflected in the Withdrawal Agreement in full detail. This does not prejudge any adaptations that might be appropriate in case transitional arrangements were to be agreed in the second phase of the negotiations, and is without prejudice to discussions on the framework of the future relationship”. The following principles with respect to the callable - and the paid in capital are included in the Joint Report: “The UK will provide a guarantee for an amount equal to its callable capital on the day of withdrawal” (callable capital currently amounts to EUR 35.7bn). “This guarantee will decrease in line with the amortisation of the stock of EIB operations at the date of withdrawal, starting on the date on which the outstanding stock represents an amount equal to the total subscribed capital on the date of withdrawal and ending on the date it equals the total paid-in capital on the date of withdrawal, both as defined in the EIB Statute”. “The UK share of the paid-in capital” (amounting to EUR 3.5bn) “will be reimbursed in twelve annual instalments starting at the end of 2019. The UK remains liable for the reimbursed amount of paid-in capital until the outstanding stock of EIB operations equals the total paid-in capital on the date of withdrawal, at which point the liability will start to be amortised in line with the remaining non-amortised operations. Apart from these reimbursements, the EIB will not make any other payment, return or remuneration on account of the withdrawal of the UK from the EIB or on account of the provision by the UK of a guarantee”. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The Group uses the euro (EUR) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.2.2. Basis of consolidation The Financial Statements comprise those of the European Investment Bank (the “Bank” or “EIB”) and those of its subsidiaries, the European Investment Fund (the “Fund” or “EIF”) and the EU Microfinance Platform FCP FIS (“EUMPF”). The financial statements of both subsidiaries are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank consolidates the financial statements of the EIF and EUMPF. EUMPF was consolidated for the first time as of 01 January 2015. After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Minority interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z. A.2.3. Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging bond issues. The Group enters into interest rate and currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Group also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the trading portfolio (Securities liquidity portfolios). 92

A.2.3.1. Trading portfolio derivatives As part of the Securities liquidity portfolios, trading derivatives are entered in and recorded at market value in the balance sheet as Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. A.2.3.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on the trade date. The difference between the contractual forward rates and the year-end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. A.2.4. Financial assets Financial assets are accounted for using the settlement date basis. A.2.5. Cash and cash equivalents The Group defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.2.6.Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.6.1. Group Long Term Hedge Portfolio The Group Long Term Hedge Portfolio contains securities of the Bank’s Long Term Hedge Portfolio and the EIF investment portfolio, and consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities. 93

EIB Group Consolidated Financial Statements under EU directives A.2.6.2. Operational portfolios Treasury Monetary Portfolio “TMP” In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity, initially recorded at purchase price and presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as interest receivable and similar income. Value adjustments are accounted for, if these are other than temporary. Securities liquidity portfolios P1 and P2, as well as Operational and ABS portfolios EIF The P1 ‘fixed rate’ and P2 ‘floating rate’ are trading portfolios which comprise bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. Securities in these portfolios are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The Operational portfolio EIF comprises listed securities with a maximum residual maturity of 10 years. These securities are classified in the available for sale category and are presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The ABS Portfolio EIF consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV), trust vehicles or financial institutions. These securities are classified as loans and receivables and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as interest receivable and similar income. Value adjustments are accounted for, if these are other than temporary. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.2.6.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPVs), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as interest receivable and similar income. Value adjustments are accounted for, if these are other than temporary. A.2.7.Loans and advances to credit institutions and customers A.2.7.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities and are deducted from the appropriate asset items on the balance sheet. A.2.7.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in Prepayments and accrued income under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim may be discontinued. A.2.7.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro rata temporis. A.2.7.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. 94

A.2.8. Shares, other variable-yield securities and participating interests The Group acquires shares, other variable-yield securities and participating interests when it enters into venture capital operations, infrastructure funds or investment funds. Shares, other variable-yield securities and participating interests are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares, other variable-yield securities and participating interests acquired for the longer term in the normal course of the Group’s activities. They are initially recorded at their original acquisition cost. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the latest available before year-end report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. Participating interests are accounted based on the equity accounting using methods consistent with EIB Group’s accounting policies. A.2.9. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Group's headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • • • • Buildings in Kirchberg and Weimershof: 30 years Permanent equipment, fixtures and fittings: 10 years Furniture: 5 years Office equipment and vehicles: 3 years A.2.10.Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.2.11.Pension plans and health insurance scheme A.2.11.1. Pension plan for staff The Group operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2017 and was updated as at 31 December 2017 with an extrapolation (roll forward method) for the last three months of 2017. The main assumptions used by the actuary are set out in Note L. The main pension scheme of the EIF is a defined-benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined-contribution scheme. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.2.11.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. The latest valuation was carried out as at 30 September 2017 and was updated as at 31 December 2017 with an extrapolation (roll forward method) for the last three months of 2017. 95

EIB Group Consolidated Financial Statements under EU directives A.2.11.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. A.2.11.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. The corresponding liability is recorded in Other liabilities. A.2.12.Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as Interest payable and similar charges. Accrued interest is included in Accruals and deferred income under liabilities. A.2.13.Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the consolidated profit and loss account. A.2.14.Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. In regards to the accounting treatment of the financial guarantees on balance sheet, all financial guarantees are measured initially at fair value (the net present value of premium receivable which is equal to the initial expected loss), and subsequently at the higher of the amount determined as contingent liability, or the original fair value less amortisation of the premium. Financial guarantees measured at fair value on balance sheet are recorded under the caption Other liabilities. Any fair value changes are recorded in the income statement as Net results on financial operations. When a financial guarantee operation measured on balance sheet at fair value is considered as impaired and therefore provisioned, its value previously recorded under Other liabilities is transferred to the caption Provisions for guarantees issued on the balance sheet. This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Group will have to incur a loss in respect of a given guarantee granted. The provision for financial guarantees is recognised in the income statement as Value adjustments in respect of loans and advances and provisions for contingent liabilities. A.2.15.Provision for commitment on investment funds This provision is intended to cover risks inherent in the Group’s commitment on investment funds signed but not yet disbursed. A.2.16.Reserves A.2.16.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. 96

A.2.16.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.16.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Group’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.2.17.Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.18.Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.2.19. Interest receivable and similar income Revenues on loans are mainly composed of interest revenue, commitment fees, front-end fees and prepayment indemnities. Prepayment indemnities are recognised in the profit and loss account when received, as the revenue is earned. A.2.20.Interest payable and similar charges Interest payable and similar charges includes interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.2.21.Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.2.22.Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.2.23.Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. This relates to reclassification of participating interests as follows: • • • • From (Shares and other variable-yield securities) EUR’000 - 186,704 To (Participating interests) EUR’000 186,704 From (Net result on financial operations) EUR’000 8,216 To (Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings) EUR’000 -8,216 97

EIB Group Consolidated Financial Statements under EU directives

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 162,483 at 31 December 2017 (2016: EUR '000 316,769).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 162,448 as at 31 December 2017 (2016: EUR '000 316,734).

B.2. Debt securities portfolio

The details of these portfolios and their classification as at 31 December 2017 and 2016 are as follows:

	31.12.2017	31.12.2016
Treasury bills and other bills eligible for refinancing with central banks	41,508,248	51,636,687
Debt securities including fixed-income securities	15,671,727	15,859,460
Total debt securities(*)	**57,179,975**	**67,496,147**

(*) of which EUR '000 7,454,103 unlisted in 2017 and EUR '000 16,967,160 in 2016.

At 31.12.2017	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group long term hedge portfolio	555,406	539,519	-6,219	533,300	656,034
Treasury Monetary portfolios (TMP)					
- Money market securities	27,893,290	27,776,497	-102,988	27,673,509	27,778,004
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	4,608,110	4,580,490	0	4,507,870	4,580,490
- P2: Floating rate portfolio	2,933,347	2,927,615	0	2,909,194	2,927,615
Operational portfolio - EIF	1,231,074	1,235,847	-12,927	1,192,006	1,235,847
ABS portfolio - EIF	332,386	199,404	67,915	267,319	213,023
Loan substitutes (Note D)	19,950,153	19,920,603	-26,043	19,894,560	20,187,353
Total debt securities(*)	**57,503,766**	**57,179,975**	**-80,262**	**56,977,758**	**57,578,366**

(*) of which cash and cash equivalents EUR'000 18,863,479

At 31.12.2016	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group long term hedge portfolio	570,296	555,209	-8,409	546,800	694,244
Treasury Monetary portfolios (TMP)					
- Money market securities	37,497,614	37,445,855	-91,942	37,353,913	37,439,129
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	3,018,597	2,961,469	571	2,900,157	2,961,469
- P2: Floating rate portfolio	4,203,006	4,180,075	0	4,145,601	4,180,075
Operational portfolio - EIF	1,240,110	1,269,985	-20,199	1,195,106	1,269,985
ABS portfolio - EIF	202,473	178,545	-10,156	202,333	178,544
Loan substitutes (Note D)	25,284,564	20,905,009	-29,331	20,875,678	21,243,750
Total debt securities(*)	**72,016,660**	**67,496,147**	**-159,466**	**67,219,588**	**67,967,196**

(*) of which cash and cash equivalents EUR'000 23,483,405

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project-related remedies, thus offering additional recourse. No value adjustment is required and has thus not been accounted for as at 31 December 2017 and 2016.

98

EU sovereign exposure in bond holdings

The Group did not record value adjustments in 2016 and 2017 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2017 and 2016:

At 31.12.2017	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	101,227	101,575	98,706	101,568
Belgium	1,158,802	1,157,722	1,156,752	1,157,704
Czech Republic	834,807	793,509	765,265	871,264
Denmark	551,718	551,407	550,713	551,426
Finland	327,436	327,374	328,525	327,509
France	4,721,956	4,703,472	4,682,296	4,712,803
Germany	1,710,718	1,710,194	1,708,596	1,773,522
Greece	15,778	15,266	15,000	15,461
Hungary	35,221	36,323	36,510	38,189
Ireland	126,837	126,153	125,000	126,180
Italy	3,701,573	3,693,262	3,649,822	3,721,672
Lithuania	14,839	13,065	13,000	13,065
Luxembourg	5,161	5,450	5,000	5,450
Netherlands	130,925	128,432	127,708	140,556
Poland	171,505	165,590	160,354	167,802
Portugal	10,242	10,210	10,000	10,210
Romania	105,601	103,060	100,000	103,102
Slovakia	49,600	48,441	46,739	49,194
Slovenia	24,884	25,305	24,629	25,267
Spain	2,497,564	2,465,821	2,450,104	2,466,263
Sweden	373,471	373,149	372,747	373,018
United Kingdom	2,041,012	2,040,910	1,983,043	2,040,864
	18,710,877	**18,595,690**	**18,410,509**	**18,792,089**
Non-EU sovereign and other bonds	**38,792,889**	**38,584,285**	**38,567,249**	**38,786,277**
Total	**57,503,766**	**57,179,975**	**56,977,758**	**57,578,366**

At 31.12.2016	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	1,276,089	1,270,296	1,253,421	1,269,700
Belgium	911,414	908,687	907,500	909,233
Bulgaria	6,159	6,129	6,000	6,132
Czech Republic	739,227	704,226	669,849	823,657
Denmark	107,820	107,736	107,608	107,745
Finland	50,773	49,230	49,870	49,230
France	6,387,663	6,369,786	6,344,300	6,379,691
Germany	4,049,900	4,042,008	4,037,049	4,114,502
Greece	32,852	32,432	35,000	31,971
Hungary	17,472	18,647	19,000	21,184
Ireland	26,411	27,271	25,000	27,271
Italy	6,936,707	6,928,216	6,887,100	6,957,761
Lithuania	26,139	24,247	23,000	24,247
Luxembourg	15,128	16,961	15,000	16,959
Netherlands	1,305,471	1,299,133	1,296,700	1,313,057
Poland	143,047	137,020	127,000	140,058
Portugal	841,612	842,049	841,000	842,101
Slovakia	126,818	121,278	116,293	122,199
Slovenia	11,206	11,804	11,118	11,790
Spain	2,910,069	2,902,620	2,879,070	2,903,383
Sweden	472,044	471,382	471,081	471,308
United Kingdom	23,986	23,774	23,717	23,774
	26,418,007	**26,314,932**	**26,145,676**	**26,566,953**
Non-EU sovereign and other bonds	**45,598,653**	**41,181,215**	**41,073,912**	**41,400,243**
Total	**72,016,660**	**67,496,147**	**67,219,588**	**67,967,196**

99

EIB Group Consolidated Financial Statements under EU directives

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2017	31.12.2016
Term deposits	25,746,869	24,642,065
Overnight deposits	200,000	174,000
Tripartite reverse repos	7,951,330	10,416,016
Loans and advances to credit institutions	**33,898,199**	**35,232,081**
Loans and advances to customers	**1,741,983**	**2,219,989**
Total other loans and advances	**35,640,182**	**37,452,070**
of which cash and cash equivalents	31,958,799	30,492,322

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2017	31.12.2016
Disbursed portion	121,541,456	313,411,970	434,953,426	434,468,006
Undisbursed loans	28,890,536	84,037,546	112,928,082	113,320,448
Aggregate loans granted	**150,431,992**	**397,449,516**	**547,881,508**	**547,788,454**
Loan instalments receivable	18,902	208,419	227,321	116,986
Loan substitutes portfolio (Note B.2)			19,920,603	20,905,009
Aggregate loans including loan substitutes portfolio (Note D.3)			**568,029,432**	**568,810,449**

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2017	2016
At 1 January	533,147	625,547
Release during the year	-184,333	-125,635
Use during the year	-2,616	0
Allowance during the year	124,344	38,205
Foreign exchange adjustment	-5,035	-4,970
At 31 December	**465,507[(1)]**	**533,147**

[(1)]The value adjustment of EUR '000 465,507 relates only to disbursed loans including arrears. The Group has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 5,691 (2016: EUR '000 5,539), which is recorded under the caption of *Prepayments and accrued income*.

100

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Spain	800	92,328,784	84,752,463	7,576,321	16.27%	16.08%
Italy	760	67,230,297	54,960,144	12,270,153	11.86%	11.90%
France	565	56,386,893	42,801,665	13,585,228	9.93%	9.72%
Germany	406	45,732,687	37,082,012	8,650,675	8.05%	8.24%
Poland	374	43,974,743	32,854,541	11,120,202	7.74%	7.43%
United Kingdom	324	43,371,379	37,650,623	5,720,756	7.64%	8.16%
Portugal	267	18,921,269	17,175,369	1,745,900	3.33%	3.38%
Greece	162	17,874,033	16,068,919	1,805,114	3.15%	3.08%
Austria	187	14,733,586	12,600,101	2,133,485	2.59%	2.70%
Netherlands	137	14,423,170	11,753,738	2,669,432	2.54%	2.31%
Belgium	146	12,994,636	9,664,515	3,330,121	2.30%	2.31%
Sweden	103	10,739,979	6,895,633	3,844,346	1.89%	1.63%
Hungary	90	9,848,970	7,995,109	1,853,861	1.73%	1.82%
Finland	156	9,640,731	7,144,067	2,496,664	1.70%	1.66%
Czech Republic	117	7,594,867	6,921,230	673,637	1.34%	1.36%
Romania	111	7,037,913	4,318,570	2,719,343	1.24%	1.18%
Ireland	68	6,098,165	4,678,565	1,419,600	1.07%	0.97%
Slovakia	72	4,705,862	3,264,496	1,441,366	0.83%	0.84%
Croatia	63	4,299,965	3,412,892	887,073	0.76%	0.72%
Slovenia	55	3,599,740	3,043,451	556,289	0.63%	0.69%
Denmark	44	3,034,387	1,956,368	1,078,019	0.53%	0.48%
Cyprus	52	2,687,981	1,988,034	699,947	0.47%	0.46%
Bulgaria	47	2,327,287	1,606,640	720,647	0.41%	0.46%
Lithuania	25	1,899,038	1,579,843	319,195	0.33%	0.35%
Estonia	31	1,362,749	1,029,779	332,970	0.24%	0.25%
Latvia	18	1,013,564	705,071	308,493	0.18%	0.17%
Luxembourg	14	641,615	360,014	281,601	0.11%	0.15%
Malta	13	436,153	328,396	107,757	0.08%	0.07%
Sub-total	**5,207**	**504,940,443**	**414,592,248**	**90,348,195**	**88.94%**	**88.57%**

101

EIB Group Consolidated Financial Statements under EU directives

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Turkey	182	18,023,851	15,958,710	2,065,141		
Serbia	71	3,253,631	2,387,057	866,574		
Montenegro	42	447,603	322,013	125,590		
FYROM	13	351,624	285,284	66,340		
Albania	13	232,152	197,652	34,500		
Sub-total	**321**	**22,308,861**	**19,150,716**	**3,158,145**	**3.93%**	**4.34%**

D.3.2.2. ACP states

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Kenya	7	411,864	180,502	231,362		
Madagascar	5	399,324	190,724	208,600		
Zambia	5	326,477	89,447	237,030		
Senegal	6	311,860	36,860	275,000		
Tanzania, United republic of	3	198,386	52,412	145,974		
Ivory Coast	2	152,700	0	152,700		
Uganda	2	126,139	64,932	61,207		
Guinea	2	125,000	0	125,000		
Dominican Republic	2	114,233	30,851	83,382		
Regional - West Africa	5	107,800	71,459	36,341		
Lesotho	4	105,248	105,248	0		
Burkina Faso	5	96,172	63,286	32,886		
Mozambique	5	93,246	59,291	33,955		
Benin	4	89,383	35,883	53,500		
Malawi	4	78,100	13,500	64,600		
Burundi	1	70,000	0	70,000		
Cameroon	2	64,788	49,788	15,000		
Fiji Islands	1	62,536	0	62,536		
New Guinea	1	53,367	0	53,367		
Liberia	1	50,000	50,000	0		
Mali	1	50,000	26,000	24,000		
Cape Verde	2	49,677	49,677	0		
Mauritius	5	45,789	45,789	0		
Rwanda	1	45,000	0	45,000		
Congo (Democratic Republic)	1	43,492	43,492	0		
Ghana	1	42,538	42,538	0		
Ethiopia	1	40,000	5,000	35,000		
Seychelles	2	30,537	12,623	17,914		
Namibia	4	29,922	29,922	0		
Niger	1	21,000	3,000	18,000		
Congo	1	20,894	17,632	3,262		
Mauritania	2	19,605	4,605	15,000		
Regional - Caribbean	2	19,159	19,159	0		
Sao Tome and Principe	1	12,000	0	12,000		
Swaziland	2	9,797	9,797	0		
Belize	1	7,380	0	7,380		
Dominica	1	5,621	5,621	0		
Jamaica	1	4,947	4,947	0		
Botswana	1	2,960	2,960	0		
Togo	1	2,806	2,806	0		
Saint Vincent and Grenadines	1	2,306	2,306	0		
Sub-total	**100**	**3,542,053**	**1,422,057**	**2,119,996**	**0.62%**	**0.53%**

102

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
China	7	1,911,293	847,486	1,063,807		
India	13	1,744,160	891,969	852,191		
Kazakhstan	7	420,000	0	420,000		
Vietnam	6	401,982	156,982	245,000		
Bangladesh	3	317,000	32,000	285,000		
Sri Lanka	5	212,480	162,480	50,000		
Nepal	3	180,759	2,764	177,995		
Pakistan	3	156,254	6,254	150,000		
Kyrgyzstan	3	112,000	0	112,000		
Mongolia	4	89,196	16,035	73,161		
Tajikistan	2	78,456	8,456	70,000		
Lao People's Democratic Rep.	2	58,202	41,526	16,676		
Maldives	2	54,186	9,186	45,000		
Indonesia	2	14,345	14,345	0		
Sub-total	**62**	**5,750,313**	**2,189,483**	**3,560,830**	**1.01%**	**0.86%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Bosnia and Herzegovina	35	1,452,014	1,129,679	322,335		
Kosovo	2	52,000	10,000	42,000		
Sub-total	**37**	**1,504,014**	**1,139,679**	**364,335**	**0.26%**	**0.28%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Brazil	7	679,986	618,588	61,398		
Ecuador	7	574,023	188,566	385,457		
Panama	5	531,102	447,720	83,382		
Nicaragua	5	399,263	67,738	331,525		
Regional - Central America	3	305,440	182,940	122,500		
Paraguay	3	193,257	55,928	137,329		
Argentina	4	168,761	109,922	58,839		
Mexico	4	151,620	151,620	0		
Peru	3	131,729	90,038	41,691		
Bolivia	2	125,136	48,985	76,151		
Chile	2	85,942	85,942	0		
Honduras	1	74,377	20,631	53,746		
Costa Rica	1	55,277	30,954	24,323		
Colombia	2	28,311	28,311	0		
Sub-total	**49**	**3,504,224**	**2,127,883**	**1,376,341**	**0.62%**	**0.70%**

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Norway	11	1,122,433	922,433	200,000		
Iceland	8	490,269	420,269	70,000		
Switzerland	7	104,284	61,556	42,728		
Sub-total	**26**	**1,716,986**	**1,404,258**	**312,728**	**0.30%**	**0.28%**

103

EIB Group Consolidated Financial Statements under EU directives

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Egypt	43	4,692,491	2,423,270	2,269,221		
Morocco	65	4,510,635	2,990,939	1,519,696		
Tunisia	63	3,804,621	2,263,479	1,541,142		
Israel	10	1,006,453	853,923	152,530		
Lebanon	25	904,744	360,313	544,431		
Jordan	11	517,359	315,636	201,723		
Algeria	1	398,750	398,750	0		
Syrian Arab Republic	9	309,720	261,719	48,001		
Gaza-West Bank	7	92,990	41,517	51,473		
Sub-total	**234**	**16,237,763**	**9,909,546**	**6,328,217**	**2.86%**	**2.83%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
French Polynesia	2	19,010	11,510	7,500		
New Caledonia	1	18,889	18,889	0		
Sub-total	**3**	**37,899**	**30,399**	**7,500**	**0.01%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
Ukraine	29	4,415,496	1,010,604	3,404,892		
Georgia	23	1,459,552	411,922	1,047,630		
Moldova, Republic of	18	742,721	206,088	536,633		
Armenia	14	310,559	197,724	112,835		
Russian Federation	4	208,867	208,867	0		
Azerbaijan	2	39,770	19,770	20,000		
Sub-total	**90**	**7,176,965**	**2,054,975**	**5,121,990**	**1.26%**	**1.38%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2017	% of total 2016
South Africa	22	1,082,590	852,785	229,805		
Sub-total	**22**	**1,082,590**	**852,785**	**229,805**	**0.19%**	**0.22%**
Total loans for projects outside the Union	**944**	**62,861,668**	**40,281,781**	**22,579,887**	**11.06%**	**11.43%**
Total loans 2017[(1)]	**6,151**	**567,802,111**	**454,874,029**	**112,928,082**	**100.00%**	
Total loans 2016[(1)]	**6,041**	**568,693,463**	**455,373,015**	**113,320,448**		**100.00%**

[(1)]Including loan substitutes (Notes B.2 and D.1) and excluding loan instalments receivables (2017: EUR 227 million, 2016: EUR 117 million)

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognized as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR '000 23,460 as at 31 December 2017 (2016: EUR '000 42,479).

104

Note E – Composition of the Group, Shares, other variable-yield securities and participating interests E.1 Composition of the Group E.1.1 The European Investment Fund The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37 B, avenue J.F. Kennedy, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • • • • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); the acquisition, holding, managing and disposal of equity participations; the administration of special resources entrusted by third parties; and related activities. The Bank holds 58.47% (2016: 59.88%) of the subscribed capital of the EIF. E.1.2 EU Microfinance Platform FCP FIS EU MICROFINANCE PLATFORM FCP-FIS (‘EUMPF’) is structured as a Luxembourg “fonds commun de placement – fonds d’investissement spécialisé” governed by the law of 13 February 2007 relating to specialised investment funds (the “2007 Law”) and launched on 22 November 2010. It is established as an umbrella fund, which may have several sub-funds. It has been launched with an unlimited duration provided that the fund will however be automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time. Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund (“EPMF”). The EUMPF is an unincorporated co-ownership of securities and other eligible assets and does not have legal personality. The EUMPF is therefore managed in the exclusive interests of the Unitholders by the Management Company (“EIF”) in accordance with Luxembourg laws and the Management Regulations. As per the Management Regulations, the European Investment Fund (“EIF”) serves as Management Company to the EUMPF umbrella fund and the EPMF compartment. In line with regulatory prescriptions thereon, standard investment decisions on behalf of EUMPF are taken by EIF in its capacity as Management Company and with strict adherence to the relevant Management Regulations agreed with investors. The address of its registered office is located at 37B, avenue J.F. Kennedy, L-2968 Luxembourg. The overall investment objective of the EUMPF is to invest its assets in a wide range of securities and other assets permitted to a specialised investment fund governed by the 2007 Law as amended with the purpose of spreading investment risks and affording its investors the results of the management of its portfolio. The specific investment objective of the EUMPF is to increase access to, and availability of range of financial products and services in the area of microfinance for: • • • Persons starting their own enterprise, including self-employment; Enterprises, especially microenterprises; Capacity building, professionalization and quality management of microfinance institutions and of organisation active in the area of microfinance; Local and regional employment and economic development initiatives. • The Bank holds 55.56% (2016: 55.56%) of the total committed units of EUMPF. The Bank, the EIF and the EUMPF together are defined as the ‘Group’. 105

EIB Group Consolidated Financial Statements under EU directives

E.2 Shares, other variable-yield securities and participating interests

This balance comprises (in EUR '000):

	Participating interests	Shares and other variable-yield securities			
	Venture Capital Operations[1]	Venture Capital Operations[1]	EBRD shares[2]	Investment funds[1]	Total[3]
Cost:					
At 1 January 2017	202,278	3,833,383	157,500	705,719	**4,696,602**
Additions	85,699	1,163,769	0	321,549	**1,485,318**
Reflows	-7,027	-484,786	0	-184,797	**-669,583**
At 31 December 2017	**280,950**	**4,512,366**	**157,500**	**842,471**	**5,512,337**
Value adjustments:					
At 1 January 2017	-15,574	-504,160	0	-46,144	**-550,304**
Additions	-4,358	-62,835	0	-5,186	**-68,021**
Releases	2,435	130,288	0	11,490	**141,778**
At 31 December 2017	**-17,497**	**-436,707**	**0**	**-39,840**	**-476,547**
Net book value:					
At 31 December 2017	**263,453**	**4,075,659**	**157,500**	**802,631**	**5,035,790**
At 31 December 2016	**185,786**	**3,330,141**	**157,500**	**659,575**	**4,147,216**

[1] The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:
In relation to Shares and other variable-yield securities:
- for venture capital operations EUR '000 5,323,061 (2016: EUR '000 5,215,963)
- for investment funds EUR '000 2,649,089 (2016: EUR '000 1,113,939)

In relation to participating interests:
- for venture capital operations EUR '000 600,531 (2016: EUR '000 597,512)

[2] The amount of EUR '000 157,500 (2016: EUR '000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2017 with respect to its subscription of EUR '000 900,440 to the capital of the EBRD (European Bank for Reconstruction and Development).

[3] The total amount includes only shares and other variable-yield securities

As at 31 December 2017, the Bank holds 3.03% of the subscribed capital of the EBRD. Based on the audited 2016 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 467.5 million (2015: EUR 442.6 million).

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2015)	3.03	14,586	442	55,026
EBRD (31.12.2016)	3.03	15,431	804	56,150

106

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2017	20,145	375,046	94,256	489,447	22,172
Additions	0	6,728	17,520	24,248	13,273
Disposals	0	0	-19,230	-19,230	-6,503
At 31 December 2017	**20,145**	**381,774**	**92,546**	**494,465**	**28,942**
Accumulated depreciation:					
At 1 January 2017	0	-167,174	-49,373	-216,547	-5,953
Depreciation	0	-9,792	-22,018	-31,810	-7,388
Disposals	0	0	19,230	19,230	5,663
At 31 December 2017	**0**	**-176,966**	**-52,161**	**-229,127**	**-7,678**
Net book value:					
At 31 December 2017	**20,145**	**204,808**	**40,385**	**265,338**	**21,264**
At 31 December 2016	**20,145**	**207,872**	**44,883**	**272,900**	**16,219**

The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR '000 38,513 (2016: EUR '000 31,785), which is expected to be completed in 2021.

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2017	31.12.2016
Receivables on sale of Venture Capital Operations	19,655	20,389
Commission receivable on guarantees and Venture Capital Operations	88,702	62,372
Staff housing loans and advances(*)	2,485	3,278
Fair value of derivatives	7,680	2,759
Other	43,788	50,529
Total	**162,310**	**139,327**

(*)The balance relates to staff housing loans disbursed previously to the Bank's employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's Staff Regulations. The same interest rates, terms and conditions are applicable to all said employees.

Other liabilities	31.12.2017	31.12.2016
Optional Supplementary Provident Scheme (Note L)	526,536	470,839
Personnel costs payable	114,925	92,495
Fair value of derivatives	10,941	31,489
Financial guarantees	91,808	85,878
Accounts payable and sundry creditors	53,349	49,590
Transitory account on loans	12,777	222,445
Payable on HIPC initiative	13,596	13,596
Western Balkans infrastructure fund	393	886
First Lost Piece Contribution	8,164	101,079
Other	22,339	100,057
Total	**854,828**	**1,168,354**

107

EIB Group Consolidated Financial Statements under EU directives

Note H – Subscribed capital, Group own funds and appropriation of profit

H.1. Consolidated own funds and appropriation of profit

Statement of movements in consolidated own funds (in EUR '000)	2017	2016
Share capital:		
- Subscribed capital	243,284,155	243,284,155
- Uncalled capital	-221,585,020	-221,585,020
- Called capital	**21,699,135**	**21,699,135**
- Capital called but not paid	-9,936	-29,807
- Paid in capital	**21,689,199**	**21,669,328**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	24,328,415
- Balance at end of the year	**24,328,415**	**24,328,415**
- Receivable from Member States	-16,047	-48,143
- Paid-in balance at end of the year	**24,312,368**	**24,280,272**
Additional reserves:		
- Balance at beginning of the year	7,525,684	5,554,033
- Appropriation of prior year's profit(1,2)	2,803,271	1,972,003
- Changes in ownership interests (3)	-16,633	-352
- Balance at end of the year	**10,312,322**	**7,525,684**
Special activities reserve:		
- Balance at beginning of the year	6,776,060	5,933,881
- Appropriation of prior year's profit(1)	728,031	842,179
- Balance at end of the year	**7,504,091**	**6,776,060**
General loan reserve:		
- Balance at beginning of the year	3,305,458	3,318,610
- Appropriation of prior year's profit(1)	-604,902	-13,152
- Balance at end of the year	**2,700,556**	**3,305,458**
Profit for the financial year attributable to equity holders of the Bank	**2,858,647**	**2,926,400**
Total consolidated own funds attributable to equity holders of the Bank	**69,377,183**	**66,483,202**

Equity attributable to minority interest (in EUR '000)	2017	2016
- Balance at 1 January	833,433	749,147
- Movement on reserves	53,922	55,968
- Dividend paid to minority interest	-9,842	-9,085
- Appropriation of the result of the financial year	21,491	37,403
Total equity attributable to minority interest at 31 December	**899,004**	**833,433**

(1) On 24 April 2017, the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2016, which amounted to EUR '000 2,856,601 to the Additional reserves, the Special activities reserve and the General loan reserve. The fact that amounts are being released from / added to the General loan reserve or the Special activities reserve is the consequence of the evolution of the risks of the underlying operations.

(2) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR '000 69,799 was allocated to the *Additional reserves attributable to the equity holders of the Bank*.

(3) This balance comprises EUR '000 -16,633 (2016: EUR '000 -352) resulting from the consolidation of EUMPF, purchases and sales of EIF shares and from the capital increase of the EIF.

H.2. Subscribed capital and reserves, called but not paid

On 1 July 2013, the subscribed capital increased from EUR 242,392,989,000 to EUR 243,284,154,500 by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017, and 31 May 2018. The instalments up to and including 30 November 2017 were settled in full.

The amount of EUR '000 25,983 shown in the balance sheet under the caption *Subscribed capital and reserves, called but not paid* relates to net receivable from the new Member State, Croatia.

Statement of movements in own funds (in EUR '000)	31.12.2017	31.12.2016
Subscribed capital called but not paid (Croatia)	9,936	29,807
Reserves called but not paid (Croatia)	16,047	48,143
Total	**25,983**	**77,950**

108

Note I – ‘Prepayments and accrued income’ and ‘Accruals and deferred income’ (in EUR ‘000)

Prepayments and accrued income:	31.12.2017	31.12.2016
Foreign exchange on currency swap contracts	8,281,162	20,669,791
Interest and commission receivable	7,729,280	8,315,105
Redemption premiums on swaps receivable(*)	157,017	243,360
Deferred borrowing charges	351,058	225,131
Investment Facility's commission receivable	45,104	43,483
Other	32,550	28,720
Total	**16,596,171**	**29,525,590**

Accruals and deferred income:	31.12.2017	31.12.2016
Interest and commission payable	8,640,163	9,130,084
Foreign exchange on currency swap contracts	9,888,606	6,490,094
Redemption premiums on swaps payable(*)	793,826	833,758
Deferred borrowing proceeds	838,045	688,232
Deferred income on loans	194,318	177,053
Interest subsidies received in advance(**)	101,077	106,693
Prepaid management fees	14,504	16,638
Other	61,254	14,122
Total	**20,531,793**	**17,456,674**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission has been made available as a long-term advance and is entered on the liabilities side under item *Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the EU from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR ‘000)

J.1. Amounts owed to credit institutions

	31.12.2017	31.12.2016
Repayable on demand	4,953,852	12,425,692
Short term deposits	57,475	213,202
Repo with banks	0	315,000
Cash deposited on swaps payable	0	166,019
Total	**5,011,327**	**13,119,913**

J.2. Amounts owed to customers

	31.12.2017	31.12.2016
Overnight deposits	4,160	12,971
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	372,158	375,451
- Deposit accounts	1,546,248	1,538,908
Short term deposits	8,349	25,030
Total	**1,930,915**	**1,952,360**

109

EIB Group Consolidated Financial Statements under EU directives

Note K – Debts evidenced by certificates

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2017 and 2016, together with the average rates and due dates.

	Debts evidenced by certificates (in EUR '000)				
Payable in	**Outstanding at 31.12.2017**	**Average rate 2017(*)**	**Due dates**	**Outstanding at 31.12.2016**	**Average rate 2016(*)**
EUR	233,246,441	2.00	2018/2057	220,901,207	2.21
USD	119,928,350	1.75	2018/2058	146,683,436	1.67
GBP	49,311,992	2.63	2018/2054	51,872,036	2.86
AUD	11,111,557	4.54	2018/2042	12,317,012	4.85
CHF	6,831,909	2.16	2018/2036	8,002,794	2.14
SEK	5,369,877	2.57	2018/2040	5,214,132	2.96
NOK	4,071,522	1.98	2018/2037	5,240,229	2.70
TRY	4,008,066	8.23	2018/2027	3,498,782	7.38
ZAR	3,778,963	7.83	2018/2032	3,683,341	7.60
JPY	3,698,520	1.00	2018/2053	6,732,871	1.11
CAD	3,562,299	2.00	2018/2045	3,784,938	2.02
PLN	2,097,199	2.65	2021/2026	872,846	2.83
MXN	1,007,979	4.96	2020/2027	369,743	4.34
NZD	459,941	3.74	2018/2021	577,253	4.21
CZK	410,718	2.18	2018/2034	399,456	2.16
HUF	290,658	0.07	2020/2021	291,127	0.66
RUB	230,574	6.75	2018/2020	307,154	6.73
DKK	124,133	3.46	2024/2026	124,308	3.46
RON	18,890	1.15	2019/2019	19,388	0
HKD	12,974	4.96	2019/2019	30,584	5.27
CNY	12,801	3.28	2018/2018	0	0
Total	**449,585,363**			**470,922,637**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2017 EUR 500 million in 2016). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2017 and 2016 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2017	2016
Balance at 1 January	470,923	469,255
Issuance during the year	123,644	165,544
Contractual redemptions	-122,247	-158,542
Early redemptions and buy-backs	-810	-2,013
Exchange adjustments	-21,925	-3,321
Balance at 31 December	**449,585**	**470,923**

110

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Group's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2017	2016
Staff pension plan:		
Provision at 1 January	**2,191,571**	**2,021,884**
Payments made during the year	-77,489	-72,014
Recognition of actuarial losses	82,300	25,864
Annual contributions and interest	219,699	215,837
Sub-total staff pension plan	**2,416,081**	**2,191,571**
Management Committee pension plan:		
Management Committee pension plan	36,489	35,559
Recognition of actuarial losses	1,485	148
Sub-total Management Committee pension plan	**37,974**	**35,707**
Health insurance scheme:		
Provision at 1 January	**262,636**	**231,243**
Payments made during the year	-16,027	-15,553
Recognition of actuarial losses	28,411	7,519
Annual contributions and interest	37,063	39,427
Sub-total health insurance scheme	**312,083**	**262,636**
Total provisions at 31 December	**2,766,138**	**2,489,914**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 527 million (2016: EUR 471 million) is classified under '*Other liabilities*' (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2017 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2017 with an extrapolation ('roll forward' method) for the last three months of 2017, using the prevailing market rates of 31 December 2017 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 2.09% (2016: 1.95%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 22.88 year duration (2016: 19.90 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2016: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2016);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2016: 3.5%);
- a variation in the probable resignation rate between 30% and 0% decreasing with age (same as 2016);
- a rate of adjustment of pensions of 1.75% per annum (2016: 1.75%);
- use of the ISCLT longevity table 2013 (same as 2016);
- a medical cost inflation rate of 4% per annum (same as 2016); and
- a medical cost profile per age updated in 2017.

The provisions for these schemes are adjusted when needed (Note A.2.11) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2016, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR'000 2,228,581. EUR '000 1,757,052 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2017. Thus, the net loss recognised in 2017 is EUR '000 112,195.

In 2017, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,799,701. EUR '000 2,243,117 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2018 will be EUR '000 146,398.

Note M – Profit for the financial year

The appropriation of the balance of the statutory profit and loss account for the year ended 31 December 2017, amounting to EUR '000 2,805,711 will be submitted to the Board of Governors for approval by 27 April 2018. The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR '000 69,799 was allocated to the *Additional reserves attributable to the equity holders of the Bank*.

111

EIB Group Consolidated Financial Statements under EU directives

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2017	2016
Interest receivable and similar income:		
Cash in hand, balance with central banks and post office banks	0	25
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	760,523	307,651
Loans and advances to credits institutions and customers	7,297,054	7,796,311
Derivatives	15,299,723	14,038,219
Negative interest on interest bearing liabilities	51,422	42,114
Other	3,497	579
Total	**23,412,219**	**22,184,899**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-6,425	-5,483
Debts evidenced by certificates	-10,648,831	-11,691,394
Derivatives	-8,642,043	-6,773,763
Negative interest on interest bearing assets	-708,005	-220,945
Other	-116,292	-148,296
Total	**-20,121,596**	**-18,839,881**
Net interest income	**3,290,623**	**3,345,018**

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

	2017	2016
EU countries		
Spain	1,027,808	1,118,128
United Kingdom	931,453	964,993
Poland	630,037	637,446
Italy	578,496	638,363
Greece	515,589	530,992
France	451,220	445,719
Germany	334,986	505,739
Austria	263,401	268,674
Portugal	257,552	284,249
Netherlands	174,261	161,291
Hungary	172,129	201,243
Belgium	152,630	162,852
Romania	100,416	112,477
Sweden	95,272	91,836
Ireland	75,996	115,130
Finland	70,219	68,806
Croatia	67,802	68,341
Slovakia	66,304	67,350
Slovenia	52,717	54,427
Lithuania	47,289	49,386
Bulgaria	45,546	47,983
Czech Republic	32,904	63,122
Latvia	15,158	15,550
Cyprus	12,693	13,885
Denmark	12,531	29,137
Malta	11,034	11,150
Luxembourg	5,011	5,166
Estonia	4,710	11,700
Total EU countries	**6,205,164**	**6,745,135**
Outside the European Union	1,002,148	1,007,719
Total	**7,207,312**	**7,752,854**
Income not analysed per country(1)	16,204,907	14,432,045
Total interest receivable and similar income	**23,412,219**	**22,184,899**

(1)Income not analysed by country:		
- Revenue from Long Term Hedge portfolios, loan substitutes and ABS portfolio EIF	180,168	172,483
- Revenue from Securities Liquidity portfolios and Operational Portfolio - EIF	118,173	132,295
- Revenue from money-market securities	462,182	2,873
- Revenue from money-market operations	141,164	85,596
- Income from derivatives	15,299,723	14,038,219
- Other	3,497	579
	16,204,907	**14,432,045**

112

Note O – Commission receivable (in EUR '000)

	2017	2016
Commission on guarantees	80,279	53,951
Commission on Investment Facility - Cotonou	47,447	45,846
Commission on Jaspers	31,063	32,510
Commission on Jeremie	8,124	8,941
Commission on Jessica	9,691	12,353
Commission income on loans	5,025	7,318
Commission on Yaoundé/Lomé conventions	2,459	2,696
Commission on InnovFin	30,429	28,572
Commission on other mandates	133,024	105,134
Total	**347,541**	**297,321**

Note P – Net result on financial operations (in EUR '000)

	2017	2016
Net result on shares and other variable yield securities	42,691	-94,543
Net result on translation of balance sheet positions	-3,074	3,268
Net result on repurchase of debts evidenced by certificates	-2,999	-1,284
Net result on derivatives	26,590	112,257
Net result on securities liquidity portfolios (securities only)	-57,394	-58,521
Net result on guarantees	-8,769	-7,850
Total net result on financial operations	**-2,955**	**-46,673**

Note Q – Other operating income (in EUR '000)

	2017	2016
Reversal of previous year's unutilised accruals	8,776	4,370
Rental income	199	3
Other	2,063	3,961
Total	**11,038**	**8,334**

In January 2016, the EIF sold its building for EUR'000 6,782. The gain on sale of EUR'000 2,872 is recorded under Other in the above table.

Note R – General administrative expenses (in EUR '000)

	2017	2016
Salaries and allowances(*)	-435,311	-354,968
Welfare contributions and other staff costs	-336,049	-274,476
Staff costs	**-771,360**	**-629,444**
Other general administrative expenses	-258,604	-251,583
Total general administrative expenses	**-1,029,964**	**-881,027**

(*)Of which the amount for members of the Management Committee is EUR '000 2,844 at 31 December 2017 and EUR '000 3,230 at 31 December 2016.

The number of persons employed by the Group was 3,682 at 31 December 2017 (3,291 at 31 December 2016).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

113

EIB Group Consolidated Financial Statements under EU directives

Note T – Fair value of financial instruments

At the balance sheet date, the Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the SLP portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2017 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	162	162
Loans and advances to credit institutions and customers, excluding loan substitutes	471,293	502,432
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	57,180	57,578
Shares, other variable yield securities and participating interests (Note E)	5,299	7,245
Total financial assets	**533,934**	**567,417**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	6,942	6,941
Debts evidenced by certificates (Note K)	449,585	493,107
Total financial liabilities	**456,527**	**500,048**

At 31 December 2016 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	317	317
Loans and advances to credit institutions and customers, excluding loan substitutes	472,369	505,136
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	67,496	67,967
Shares, other variable yield securities and participating interests (Note E)	4,333	6,028
Total financial assets	**544,515**	**579,448**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	15,072	15,067
Debts evidenced by certificates (Note K)	470,923	520,784
Total financial liabilities	**485,995**	**535,851**

114

Note U – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • • Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk; Interest rate risk - the risk that an investment's value will change due to a change in the absolute level of interest rates, in the shape of the yield curve or in any other interest rate relationship; Liquidity and funding risk - the risk that the Group will be unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; Foreign exchange rate risk - the risk of an investment's value changing due to changes in currency exchange rates and Operational risk - the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. • • • U.1. Risk Management Organisation Each entity within the Group has its own management and control of risks. Risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Risk Management Directorate the Regulation & EIB Group Risk Department to strengthen the risk management of the overall Group. The high-level principles of the Bank’s risk management level on a consolidated are set out in the Group Risk Management Charter, which is intended to provide a Group-wide view of the Group’s risks and an integrated approach to risk management. U.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS) and the European Banking Authority (EBA). Within the Bank, the Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market, liquidity, funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market, liquidity, funding and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (TMR), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. U.1.1.1. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a quarterly basis. U.1.1.2. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. 115

EIB Group Consolidated Financial Statements under EU directives U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (ALCO) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. U.1.2. Risk Management Organisation of the Fund (EIF) The mission of the Fund is to provide access to risk financing for small and mid-size enterprises (SME) finance for start-up, growth and development essentially within the European Union. Most of the Private Equity (PE), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (GSM) operations for both entities of the Group are managed by the Fund. The Fund aligns its risk management systems to changing economic conditions. It therefore adapts them on an on-going basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (IRCs) chaired by the Head of General Secretariat advise the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs quarterly meetings also oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Bank’s Risk Management Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (RCR), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (EREM) and general EIF policy matters. The Fund’s treasury management has mostly been outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in venture capital, private equity and mezzanine funds managed by mostly independent teams or acting under co-investment agreements in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed-and early-stage capital, but also investment in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. 116

The guarantees portfolio is valued according to a mark-to -model approach. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migration and provides the basis for appropriate management of transactions.The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to portfolio downgrades and defaults in the portfolio and related impacts on capital allocation and expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. U.2. Credit risk Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). Credit risk is managed pursuant to detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the credit guidelines ensure an acceptable degree of diversification in the loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Group in case of the counterparty’s insolvency. The aggregate amount outstanding at any time of loans and guarantees granted by the Bank is limited by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (AD) framework. At year-end 2017 EIB’s Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 208% and under EU AD consolidated accounts stood at 211% (max. 250% under Article 16.5 of the Statute). U.2.1. Loans In order to measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security. The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2017 is analysed below, including undisbursed portions. Loans outside the European Union (apart from those under EIB Own-Risk Facilities (*)) are, as the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract). (*) Own-Risk Facilities are geographical or thematic lending frameworks decided by the Board of Governors pursuant to Article 16 (previously Article 18) of the Bank’s Statute. Currently under implementation are the Pre Accession Facility, the Neighbourhood Finance Facility, the EFTA Facility, the Climate Action and Environment Facility, and the Strategic Projects Facility. Lending under these Facilities is from the Bank’s own resources and at the Bank’s full own risk. 117

EIB Group Consolidated Financial Statements under EU directives

The table below shows (in EUR million) the loans for projects inside and outside the European Union granted under the Facilities and under the risk-sharing operations:

Borrower \ Guarantor	States	Public institutions	Banks	Corporates	Not guaranteed [1]	Total 2017	Total 2016
States	0	0	0	0	56,424	**56,424**	**53,924**
Public institutions	34,151	18,580	431	373	81,211	**134,746**	**128,045**
Banks	40,141	22,820	26,467	27,120	29,535	**146,083**	**149,033**
Corporates	11,320	9,082	15,524	35,334	98,160	**169,420**	**174,563**
Total 2017[1][2][3][4]	**85,612**	**50,482**	**42,422**	**62,827**	**265,330**	**506,673**	
Total 2016[1][2][3][4]	**88,118**	**52,662**	**49,224**	**62,669**	**252,892**		**505,565**

[1] These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

[2] The loans in risk-sharing operations amount to EUR 5,202 million as of 31 December 2017 (2016: EUR 6,518 million).

[3] This amount does not include loan substitutes (2017: EUR 19,921 million; 2016: EUR 20,905 million).

[4] These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

The Group did not record value adjustments in 2016 and 2017 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The disbursed exposure on borrowers located in the United Kingdom through the Group's lending activities, including guarantees and equity type investments, amounted to EUR 37.0 billion as at December 31, 2017 (2016: EUR 36.0 billion), while the exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.5 billion (2016: EUR 1.8 billion). The Bank had no direct exposure to the United Kingdom acting as borrower at the end of December 2017 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.0 billion as at the end of December 2017 (2016: EUR 1.3 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the Facilities and the risk-sharing operations:

(in EUR million)	**2017**			**2016**		
	Acting as borrower		**Acting as guarantor**	**Acting as borrower**		**Acting as guarantor**
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	77	0	0	82
Belgium	0	0	104	0	0	118
Bulgaria	858	350	0	864	603	0
Croatia	645	0	2,945	453	210	2,699
Cyprus	922	225	1,356	850	389	1,285
Czech Republic	2,005	0	80	2,082	0	130
Denmark	0	0	47	0	0	51
Estonia	472	215	118	489	215	118
Finland	51	0	98	108	0	318
France	0	0	2,410	0	0	1,420
Germany	0	0	1,412	0	0	1,925
Greece	7,882	300	7,691	7,473	700	7,650
Hungary	5,911	1,140	1,247	5,795	1,477	1,131
Ireland	950	490	1,198	950	0	1,240
Italy	2,967	400	4,513	3,040	0	5,374
Latvia	353	200	47	357	200	56
Lithuania	1,343	0	55	1,396	0	87
Luxembourg	150	150	66	0	300	77
Malta	0	72	301	0	72	313
Netherlands	0	0	80	0	0	80
Poland	9,694	1,872	16,417	10,173	492	16,883
Portugal	1,142	325	4,965	1,112	250	5,420
Romania	1,774	2,291	0	1,910	1,756	0
Slovakia	1,895	820	0	1,820	895	0
Slovenia	606	400	1,990	615	400	2,236
Spain	4,696	3	29,388	3,978	358	29,428
Sweden	0	0	44	0	0	45
United Kingdom	0	0	2,085	0	0	2,161
Non EU –Countries	1,099	1,756	6,878	1,110	1,032	7,791
Total	**45,415**	**11,009**	**85,612**	**44,575**	**9,349**	**88,118**

118

The table below shows (in EUR million) the loans for projects outside the European Union (apart from Article 16 Facility and those falling under the Pre Accession Facility, the Neighbourhood Finance Facility, the EFTA Facility, the Climate Action and Environment Facility, and the Strategic Projects Facility): Secured by: 31.12.2017 31.12.2016 Member States European Union budget(1) 3,580 42,831 3,098 45,643 (1) Of which EUR 5,202 million in risk-sharing operations as explained above (2016: EUR 6,518 million). (2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (3) Financial guarantees that have been granted by the Group for a total amount of EUR 433.6 million (2016: EUR 493.3 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above. 119 Total(2)(3) 46,411 48,741

EIB Group Consolidated Financial Statements under EU directives

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)
(including loans in the new Member States before accession)

BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE

AGREEMENT	31.12.2017	31.12.2016
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention	1	2
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	84	108
Total 75% Member States global guarantee	**85**	**110**
75% Member States guarantee		
- Cotonou partnership agreement	385	439
- Cotonou partnership 2nd agreement	1,533	1,627
- Cotonou Protocol 3 - OR / ACP	1,558	902
- Cotonou Protocol 3 - OR / OCT	19	20
Total 75% Member States guarantee	**3,495**	**2,988**
Total Member States guarantee	**3,580**	**3,098**
100% European Union budget guarantee		
- ALA interim (100% guarantee) –153m	0	0
- CEEC –3bn - BG Decision 02.05.94	1	2
- Russia – 100 m - 2001-2005	27	37
- Russia – 500 m - 2004-2007	195	212
Total 100% European Union budget guarantee	**223**	**251**
75% European Union budget guarantee		
- Mediterranean Protocols	47	70
Total 75% European Union budget guarantee	**47**	**70**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	25	31
- ALA II – 900m	10	22
- Bosnia–Herzegovina – 100m 99/2001	38	45
- Euromed (EIB) –2 310m – Decision 29.01.97	83	129
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	25	34
- CEEC–3,520m–Decision 29.01.97	307	425
Total 70% European Union budget guarantee	**488**	**686**
- **65% European Union budget guarantee**		
- South Africa – 825m – 7/2000-7/2007	161	188
- South Africa – Decision 2/2007–12/2013	543	687
- ALA III – 2,480m — 2/2000 – 7/2007	242	350
- ALA Decision – 2/2007–12/2013	2,353	3,029
- Euromed II – 6,520m – 2/2000 — 1/2007	2,406	2,866
- South Eastern Neighbours – 9,185m – 2/2000 – 7/2007	3,945	4,799
- Turkey special action – 450m – 2001-2006	122	128
- Turkey TERRA – 600m – 11/1999 – 11/2002	317	333
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	2,472	3,621
- PEV MED 1/2/2007 – 31/12/2013	7,474	8,329
- Pre-Accession – 8,700m – 2007 – 2013	7,448	8,214
- Climate Change Mandate 2011 - 2013	1,616	1,728
- ELM Asia 2014-2020	624	529
- ELM Central Asia 2014-2020	182	160
- ELM East-Russia 2014-2020	4,252	3,664
- ELM Latin America 2014-2020	1,156	1,044
- ELM MED 2014-2020	4,661	3,077
- ELM Pre-Accession 2014-2020	1,902	1,740
- ELM RSA 2014-2020	197	150
Total 65% European Union budget guarantee	**42,073**	**44,636**
Total European Union budget guarantee	**42,831**	**45,643**
Total[1]	**46,411**	**48,741**

[1]Financial guarantees that have been granted by the Bank for a total amount of EUR 433.6 million (2016: EUR 493.3 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

120

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 26,280 million (2016: EUR 32,366 million), with the following composition:

As at 31 December 2017	Loan Financial Collateral (in EUR million)							
	Bonds							
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Cash	Total
Aaa	40	27	6	268	112	391	0	**844**
Aa1 to Aa3	239	7	18	561	395	0	0	**1,220**
A1	1,421	0	0	3,730	623	0	0	**5,774**
Below A1	14,005	0	1,644	43	1,447	0	0	**17,139**
Non-Rated	30	0	0	0	761	0	512	**1,303**
Total	**15,735**	**34**	**1,668**	**4,602**	**3,338**	**391**	**512**	**26,280**

As at 31 December 2016	Loan Financial Collateral (in EUR million)							
	Bonds							
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Cash	Total
Aaa	210	76	0	1,023	0	578	0	**1,887**
Aa1 to Aa3	506	0	4	608	403	0	0	**1,521**
A1	1,582	0	0	647	502	0	0	**2,731**
Below A1	21,272	0	0	2,114	2,337	0	0	**25,723**
Non-Rated	0	0	0	0	0	0	504	**504**
Total	**23,570**	**76**	**4**	**4,392**	**3,242**	**578**	**504**	**32,366**

A breakdown of disbursed loans outstanding (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector	not more than 1 year	1 year to 5 years	more than 5 years	**Total 2017**	Total 2016
Transports	6,646	30,623	92,684	**129,953**	128,541
Global Loans(1)	12,575	49,521	28,063	**90,159**	91,668
Energy	4,979	23,641	37,477	**66,097**	65,572
Health, education	2,443	8,257	23,053	**33,753**	33,299
Water, sewerage	1,724	8,091	18,628	**28,443**	29,821
Industry	4,664	16,463	7,261	**28,388**	28,236
Miscellaneous infrastructure	1,258	5,773	20,572	**27,603**	26,821
Services	1,117	7,556	7,143	**15,816**	15,565
Telecommunications	960	6,800	3,437	**11,197**	11,635
Agriculture, fisheries, forestry	133	864	2,548	**3,545**	3,310
Total 2017	**36,499**	**157,589**	**240,866**	**434,954**	
Total 2016	**37,857**	**159,555**	**237,056**		**434,468**

(1)A global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the Bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are adopted for all loans managed by the Group.

Loans not secured by global guarantees of the European Union budget or the Member States:

As of 31 December 2017, arrears above 90 days on loans from own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 180.0 million (2016: EUR 89.6 million).

The outstanding principal amount related to those arrears is EUR 479.5 million (2016: EUR 273.3 million) and value adjustments of EUR 188.8 million (2016: EUR 206.5 million) cover the outstanding exposure (incl. outstanding principal and amounts in arrears) as of 31 December 2017.

121

EIB Group Consolidated Financial Statements under EU directives

Loans secured by guarantees of the European Union budget or the Member States:

Loans for projects that are located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an amount is due, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2017, these arrears above 90 days amount to EUR 2.2 million (2016: EUR 4.0 million).

Loans called under guarantees of the European Union budget or the Member States:

During 2017, EUR 89.6 million have been called under the European Union budget guarantee and nothing was called under the Member States guarantee. Corresponding amounts in 2016 were EUR 147.7 million and EUR 4.9 million respectively.

The table below gives an overview of the arrears above 90 days on loans:

(EUR'000)	31.12.2017	31.12.2016
Loans not secured by EU or Member State guarantees		
Amount in arrears	180,038	89,560
Related principal outstanding	479,514	273,316
Loans secured by EU or Member State guarantees (callable)		
Amount in arrears	2,163	3,964
Loans called under the EU or Member State guarantees		
Amount called (during the year)	89,577	152,613
Cumulative amount called and not refunded as at year end	502,285	489,243

Loan renegotiation and forbearance

The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Forbearance measures occur in situations in which the borrower is considered to be unable to meet the debt service terms and conditions of the contract due to financial difficulties. Based on these difficulties, the Group decides to modify the debt service terms and conditions of the contract to allow the borrower sufficient ability to service the debt or refinance the contract, either totally or partially. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Bank's restructuring team during the reporting period includes, but not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2017	31.12.2016
Number of contracts subject to forbearance practices	51	30
Carrying values (incl. interest and amounts in arrears)	2,824	1,714
of which being subject to value adjustments	943	1,025
Value adjustments recognised	428	339
Interest income in respect of forborne contracts	83	39
Exposures written off (following the termination/sale of the operation)	3	0

		Forbearance measures					
(in EUR million)	31.12.2016	Extension of maturities	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination [1]	31.12.2017
Public	251	51	0	730	0	0	**1,032**
Bank	4	0	6	0	0	0	**10**
Corporate	1,459	79	406	62	89	-313	**1,782**
Total	**1,714**	**130**	**412**	**792**	**89**	**-313**	**2,824**

[1] Decreases are explained by repayments of capital, interest and amounts in arrears as well as write-off which occured during the year on operations already considered as forborne as of 31 December 2016 and by termination during the year.

122

U.2.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure if the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
	31.12.2017	31.12.2016	**31.12.2017**	31.12.2016
Aaa	**15**	17	**32**	3
Aa1 to Aa3	**41**	41	**30**	51
A1 to A3	**26**	19	**34**	43
Below A3	**18**	23	**4**	3
Total	**100**	**100**	**100**	**100**

Collateral on Treasury transactions

Collateral received

The Treasury transactions include EUR 7,951 million (2016: EUR 10,369 million) of tripartite reverse repurchase agreements and the tripartite repurchase agreements stood at nil at 31 December 2017 (2016: EUR 315 million). These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2017 is EUR 8,275 million (2016: EUR 10,512 million), with the following classification:

	Tripartite Agreements Collateral (in EUR million)					
At 31 December 2017	Bonds					
Moody's or equivalent rating	Government	Supra-national	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	519	562	1,056	100	73	**2,310**
Aa1 to Aa3	723	95	91	291	0	**1,200**
A1	366	0	0	54	0	**420**
Below A1	3,687	19	21	618	0	**4,345**
Total	**5,295**	**676**	**1,168**	**1,063**	**73**	**8,275**

	Tripartite Agreements Collateral (in EUR million)					
At 31 December 2016	Bonds					
Moody's or equivalent rating	Government	Supra-national	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	537	66	1,992	36	282	**2,913**
Aa1 to Aa3	491	62	246	474	0	**1,273**
A1	30	0	230	183	0	**443**
Below A1	4,722	0	0	1,161	0	**5,883**
Total	**5,780**	**128**	**2,468**	**1,854**	**282**	**10,512**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.1 billion as at 31 December 2017 (2016: EUR 2.6 billion).

123

EIB Group Consolidated Financial Statements under EU directives U.2.3. Guarantees granted by the Group in respect of loans granted by third parties At year end of 2017, the signed exposure guaranteed by the Group amounted to EUR 15.8 billion (2016: EUR 12.7 billion) out of which there is EUR 7.6 billion (2016: EUR 5.1 billion) of disbursed exposure of the loans guaranteed and such provisions on guarantees amount to EUR 23.5 million (2016: EUR 42.5 million). The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Group’s transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups). In the context of the Group’s guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. U.3. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision (BCBS) and the European Banking Authority (EBA). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in the treasury portfolios predominantly managed for yield-enhancement purposes. U.3.1. Value-at-Risk for the own funds of the Group The Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group’s growth. This overall objective is achieved by investing the Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years. Apart from the duration target for own funds, the Group’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management Directorate quantifies the Value at Risk (VaR) of own funds for both interest rates and foreign exchange risk factors. This is a parametric VaR calculated using the Riskmetrics methodology, where volatility and correlation data are computed internally on the basis of historical market data. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2017, the VaR of the Group’s own funds amounted to EUR 186 million (2016: EUR 258 million). The evolution of the VaR of the Group’s own funds since 2016 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Group’s positions. More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing using interest rate shocks. As of 31 December 2017, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.87 billion (2016: EUR 7.65 billion). Among the financial instruments in the Group’s portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity. 124

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2017 and 31 December 2016, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2017 (in EUR million)	EUR	JPY	USD	Total
EUR Pay Notional	-2,679	-21	-2,810	-5,510
Average maturity date	17.11.2042	09.02.2032	17.04.2037	27.12.2039
Average expected maturity	13.06.2028	11.02.2029	16.10.2025	04.02.2027

31.12.2016 (in EUR million)	EUR	JPY	USD	Total
EUR Pay Notional	-2,614	-77	-2,776	-5,467
Average maturity date	24.09.2042	25.08.2022	29.01.2036	25.01.2039
Average expected maturity	07.10.2028	01.10.2020	24.05.2026	13.06.2027

By risk factor involved:

31.12.2017		Risk factor		
(in EUR million)	FX level	IR curve level	IR curve shape	Total
EUR Pay Notional	-712	-4,659	-139	-5,510
Average maturity date	27.09.2037	10.08.2040	16.09.2030	27.12.2039
Average expected maturity	05.06.2026	22.05.2027	21.09.2020	04.02.2027

31.12.2016		Risk factor		
(in EUR million)	FX level	IR curve level	IR curve shape	Total
EUR Pay Notional	-1,004	-4,324	-139	-5,467
Average maturity date	22.12.2034	15.04.2040	16.09.2030	25.01.2039
Average expected maturity	24.07.2024	23.04.2028	03.07.2021	13.06.2027

U.3.2. Interest rate risk management for the Group

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2017, the earnings would increase by EUR 118.1 million (2016: EUR 104.3 million) if interest rates were to increase by 100 basis points and decrease by EUR 111.7 million (2016: EUR 119.8 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration all the positions present in the EIF treasury and loan portfolio managed by the Group on a deal by deal basis. Each fixed rate treasury asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate treasury assets are assumed to have quarterly repricing.

U.4. Liquidity risk

Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk.

125

EIB Group Consolidated Financial Statements under EU directives Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. Liquidity risk management of the Bank Liquidity risk is managed in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity of the Fund to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. Liquidity risk measurement The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined". 126

Liquidity risk (in EUR million)

Maturity at 31 December 2017	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2017
Assets:						
Cash in hand, balances with central banks and post office banks	162	0	0	0	0	**162**
Treasury bills and other bills eligible for refinancing with central banks	13,239	8,306	11,963	8,000	0	**41,508**
Other loans and advances:						
- Current accounts	938	0	0	0	0	**938**
- Credit institutions	30,288	3,610	0	0	0	**33,898**
- Customers	1,679	63	0	0	0	**1,742**
	32,905	3,673	0	0	0	**36,578**
Loans:						
- Credit institutions	2,403	12,038	57,710	49,390	19	**121,560**
- Customers	3,806	18,243	99,720	191,340	46	**313,155**
	6,209	30,281	157,430	240,730	65	**434,715**
Debt securities including fixed-income securities	6,145	2,870	3,935	2,722	0	**15,672**
Shares, other variable-yield securities and participating interests	0	0	0	0	5,299	**5,299**
Other assets	0	26	125	67	16,854	**17,072**
Total assets	**58,660**	**45,156**	**173,453**	**251,519**	**22,218**	**551,006**
Liabilities:						
Amounts owed to credit institutions	5,011	0	0	0	0	**5,011**
Amounts owed to customers	1,931	0	0	0	0	**1,931**
Debts evidenced by certificates	34,735	31,634	217,182	166,034	0	**449,585**
Capital, reserves, profit and minority interest	0	0	0	0	70,302	**70,302**
Other liabilities	9	11	516	257	23,384	**24,177**
Total liabilities	**41,686**	**31,645**	**217,698**	**166,291**	**93,686**	**551,006**
Off balance sheet currency swaps	**-321**	**475**	**2,826**	**-1,373**	**0**	**1,607**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2018 - 2020 would amount to EUR 2.7 billion.

Liquidity risk (in EUR million)

Maturity at 31 December 2016	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2016
Assets:						
Cash in hand, balances with central banks and post office banks	317	0	0	0	0	**317**
Treasury bills and other bills eligible for refinancing with central banks	15,751	15,015	12,619	8,252	0	**51,637**
- Current accounts	865	0	0	0	0	**865**
- Credit institutions	28,396	6,836	0	0	0	**35,232**
- Customers	2,096	124	0	0	0	**2,220**
	31,357	6,960	0	0	0	**38,317**
Loans:						
- Credit institutions	3,228	12,931	59,577	48,590	3	**124,329**
- Customers	3,858	17,307	99,978	188,466	114	**309,723**
	7,086	30,238	159,555	237,056	117	**434,052**
Debt securities including fixed-income securities	8,408	2,055	2,616	2,780	0	**15,859**
Shares, other variable-yield securities and participating interests	0	0	0	0	4,333	**4,333**
Other assets	57	74	145	71	29,685	**30,032**
Total assets	**62,976**	**54,342**	**174,935**	**248,159**	**34,135**	**574,547**
Liabilities:						
Amounts owed to credit institutions	12,954	166	0	0	0	**13,120**
Amounts owed to customers	1,952	0	0	0	0	**1,952**
Debts evidenced by certificates	36,099	42,173	229,347	163,304	0	**470,923**
Capital, reserves, profit and minority interest	0	0	0	0	67,395	**67,395**
Other liabilities	1	41	466	327	20,322	**21,157**
Total liabilities	**51,006**	**42,380**	**229,813**	**163,631**	**87,717**	**574,547**
Off balance sheet currency swaps	**1,330**	**3,211**	**7,345**	**2,294**	**0**	**14,180**

127

EIB Group Consolidated Financial Statements under EU directives

U.5. Foreign exchange rate risk

The foreign exchange (FX) risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements of foreign exchange rates. The Bank is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets and liabilities.

In compliance with its Statute, the Bank does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Bank are kept within tight limits.

The foreign exchange risk implicit in interest margin accruing in currencies different from EUR is regularly hedged. The hedging programme addresses the interest rate loan margins expressed in USD and in GBP for the next 3 years on a rolling basis.

Foreign exchange position (in EUR million)

Currency at 31 December 2017	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2017
Assets:						
Cash in hand, balances with central banks and post office banks	162	0	0	0	0	**162**
Treasury bills and other bills eligible for refinancing with central banks	36,941	1,362	3,205	0	4,567	**41,508**
Other loans and advances:						
- Current accounts	849	36	5	48	89	**938**
- Credit institutions	25,882	257	1,140	6,619	8,016	**33,898**
- Customers	614	0	0	1,128	1,128	**1,742**
	27,345	293	1,145	7,795	9,233	**36,578**
Loans:						
- Credit institutions	101,632	2,023	11,494	6,411	19,928	**121,560**
- Customers	249,871	34,702	9,959	18,623	63,284	**313,155**
	351,503	36,725	21,453	25,034	83,212	**434,715**
Debt securities including fixed-income securities	2,892	2,583	4,692	5,505	12,780	**15,672**
Shares, other variable-yield securities and participating interests	4,246	673	227	153	1,053	**5,299**
Other assets	16,305	342	181	244	767	**17,072**
Total assets	**439,394**	**41,978**	**30,903**	**38,731**	**111,612**	**551,006**
Liabilities:						
Amounts owed to credit institutions	4,704	0	259	48	307	**5,011**
Amounts owed to customers	1,708	7	75	141	223	**1,931**
Debts evidenced by certificates:						
- Debt securities in issue	225,341	49,205	118,961	42,223	210,389	**435,730**
- Others	7,906	107	967	4,875	5,949	**13,855**
	233,247	49,312	119,928	47,098	216,338	**449,585**
Capital, reserves, profit and minority interest	70,302	0	0	0	0	**70,302**
Other liabilities	24,155	879	287	-1,144	22	**24,177**
Total liabilities	**334,116**	**50,198**	**120,549**	**46,143**	**216,890**	**551,006**
Off balance sheet currency swaps	**-105,284**	**8,269**	**89,594**	**7,421**	**105,284**	
Net position	**-6**	**49**	**-52**	**9**	**6**	

128

Foreign exchange position (in EUR million)

Currency at 31 December 2016	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2016
Assets:						
Cash in hand, balances with central banks and post office banks	317	0	0	0	0	**317**
Treasury bills and other bills eligible for refinancing with central banks	50,103	464	1,070	0	1,534	**51,637**
Other loans and advances:						
- Current accounts	699	23	9	134	166	**865**
- Credit institutions	26,361	58	2,963	5,850	8,871	**35,232**
- Customers	1,228	0	0	992	992	**2,220**
	28,288	81	2,972	6,976	10,029	**38,317**
Loans:						
- Credit institutions	102,556	2,785	12,190	6,798	21,773	**124,329**
- Customers	247,152	32,916	11,914	17,741	62,571	**309,723**
	349,708	35,701	24,104	24,539	84,344	**434,052**
Debt securities including fixed-income securities	8,251	375	2,465	4,768	7,608	**15,859**
Shares, other variable-yield securities and participating interests	3,447	602	147	137	886	**4,333**
Other assets	26,306	1,290	1,103	1,333	3,726	**30,032**
Total assets	**466,420**	**38,513**	**31,861**	**37,753**	**108,127**	**574,547**
Liabilities:						
Amounts owed to credit institutions	12,230	25	784	81	890	**13,120**
Amounts owed to customers	1,715	31	86	120	237	**1,952**
Debts evidenced by certificates:						
- Debt securities in issue	212,909	51,676	145,501	45,575	242,752	**455,661**
- Others	7,993	196	1,182	5,891	7,269	**15,262**
	220,902	51,872	146,683	51,466	250,021	**470,923**
Capital, reserves, profit and minority interest	67,395	0	0	0	0	**67,395**
Other liabilities	16,468	1,922	1,215	1,552	4,689	**21,157**
Total liabilities	**318,710**	**53,850**	**148,768**	**53,219**	**255,837**	**574,547**
Off balance sheet currency swaps	**-147,800**	**15,417**	**116,891**	**15,492**	**147,800**	
Net position	**-90**	**80**	**-16**	**26**	**90**	

U.6. Operational risk

Operational Risk is a potential failure in process, people, systems or other external events resulting in direct financial exposures or near-misses on the Group. The definition includes legal and reputational risk, but excludes strategic risk.

Operational risk is inherent in the Group's activities and can manifest itself in various ways, including human factors, inappropriate employee behavior, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, 3rd party outsourcing failures or fraudulent acts. The goal is to keep operational risk at minimum levels in light of the Group's financial strength, the characteristics of its businesses and the markets in which it operates.

The Operational Risk Management is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework lies with the Bank's departments. The key elements of the framework of best banking practices as recommended by Basel Committee on Banking Supervision (BCBS) are risk identification, assessment, monitoring as well as risk control and mitigation.

The Bank employs an assessment methodology that takes into account all available information including internal loss history, scenario analysis and the business and control environment through a set of operational risk indicators organized in scorecards. Specifically, operational risk provides oversight of the significant operational risk events that have or could lead to actual operational risk losses and areas of emerging risk. The EIB uses the SAS system to monitor on an on-going basis operational risk exposures and loss events by major business processes. In addition, a statistical model and a Value at Risk calculation engine complete the operational risk environment.

The management of operational risk is carried out at all levels within the organisation and is a responsibility of all the various departments of the Bank.

In terms of reporting, all information concerning operational risk internal loss history, scenario analysis and operational risk indicators are regularly forwarded to the Vice President, Directors General and Audit Committee and the report on the activities of the New Products Committee to senior management in the Bank.

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EIB Group Consolidated Financial Statements under EU directives

Note V – Derivatives

The Group uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

The majority of the Group's swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The Group also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity) (see note V.1.).

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.).

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position (see Note V.2.).

V.1. Funding and ALM derivatives

The derivatives used in the context of funding and ALM hedging activities are:

- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2017 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2017
Notional amount (receivable)	36,128	108,446	40,132	19,371	**204,077**
Fair value (i.e. net discounted value including CVA and DVA)(*)	35	-1,717	1,995	1,423	**1,736**

Currency swaps at 31 December 2016 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2016
Notional amount (receivable)	34,392	125,331	36,858	15,651	**212,232**
Fair value (i.e. net discounted value including CVA and DVA)(*)	3,865	8,323	2,443	2,064	**16,695**

(*)Including the fair value of macro-hedging currency swaps which stood at EUR 500 million as at 31 December 2017 (2016: EUR 1,994 million).

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

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The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Interest rate swaps at 31 December 2017 (in EUR million) 1 year or less Total 2017 Notional amount Fair value (i.e. net discounted value including CVA and 44,391 -350 202,704 4,158 126,652 4,267 136,260 1,345 510,007 9,420 DVA)(*) More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Interest rate swaps at 31 December 2016 (in EUR million) 1 year or less Total 2016 Notional amount Fair value (i.e. net discounted value including CVA and 75,265 587 197,166 5,027 116,008 6,987 131,914 607 523,353 13,208 DVA)(*) (*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -333 million as at 31 December 2017 (2016: EUR -461 million). V.1.3. Structured swaps The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. The table below further details the number, value and notional amounts of structured swaps: Special structure coupon or similar Early termination embedded Stock exchange index 2017 2016 2017 2016 2017 2016 Number of transactions Notional amount (in EUR million) 136 5,490 138 5,465 1 500 1 500 306 19,437 300 33,084 Net discounted value (in EUR million) 444 512 -33 -19 -2,461 -2,207 The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities. V.1.4. Derivatives credit risk mitigation policy The credit risk with respect to derivatives lies in the loss that the Group would incur if the counterparty is unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising from the use of such instruments. • Contractual framework: All of the Group’s derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. • Counterparty selection: The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level. 134

EIB Group Consolidated Financial Statements under EU directives

- **Collateralisation:**
  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 16,279 million as at 31 December 2017 (2016: EUR 37,963 million), with the following composition, detailed based on the nature of the collateral and based on Moody's equivalent rating:

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2017**
Aaa	2,877	1,517	0	**4,394**
Aa1 to Aa3	2,430	0	0	**2,430**
A1 to A3	96	0	0	**96**
Baa1 to Baa3	4,419	0	0	**4,419**
Below Baa3	2	0	0	**2**
Non-Rated	0	0	4,938	**4,938**
Total 2017	**9,824**	**1,517**	**4,938**	**16,279**

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2016**
Aaa	3,470	3,870	0	**7,340**
Aa1 to Aa3	11,899	0	0	**11,899**
A1 to A3	134	110	0	**244**
Baa1 to Baa3	5,496	0	0	**5,496**
Below Baa3	221	0	0	**221**
Non-Rated	0	0	12,763	**12,763**
Total 2016	**21,220**	**3,980**	**12,763**	**37,963**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Group measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Group computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2017 the Current Unsecured Exposure stood at EUR 364 million (EUR 448 million as of 31 December 2016).

In addition, the Group computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2017 the Potential Future Exposure at origin stood at EUR 7,366 million (EUR 9,499 million as of 31 December 2016).

- **Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

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The following table provides a breakdown of counterparties by internal rating.

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's equivalent rating	2017	2016	2017	2016	2017	2016
Aaa	0.32%	0.35%	119	91	140	169
Aa1 to Aa3	23.48%	24.57%	224	224	1,904	2,785
A1 to A3	65.33%	65.68%	0	124	5,094	6,365
Below A3	10.87%	9.40%	21	9	228	180
Total	**100.00%**	**100.00%**	**364**	**448**	**7,366**	**9,499**

V.2. As part of liquidity management

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 43,942 million at 31 December 2017 against EUR 46,312 million at 31 December 2016. The fair value of these contracts was EUR -23 million at 31 December 2017 (2016: EUR 847 million).

The notional amount of short-term currency forwards was EUR 585 million at 31 December 2017 (2016: EUR 667 million). The fair value of these contracts was EUR 39 million at 31 December 2017 (2016: EUR 18 million).

Note W – Conversion rates

The following conversion rates were used for drawing up the balance sheets at 31 December 2017 and 2016:

	31.12.2017	31.12.2016
Non-euro currencies of EU member states		
Bulgarian lev (BGN)	1.9558	1.9558
Czech koruna (CZK)	25.5350	27.0210
Danish krone (DKK)	7.4449	7.4344
Pound sterling (GBP)	0.8872	0.8562
Hungarian forint (HUF)	310.3300	309.8300
Polish zloty (PLN)	4.1770	4.4103
Romanian leu (RON)	4.6585	4.5390
Swedish krona (SEK)	9.8438	9.5525
Non-EU currencies		
Australian dollar (AUD)	1.5346	1.4596
Canadian dollar (CAD)	1.5039	1.4188
Swiss franc (CHF)	1.1702	1.0739
Chinese yuan-renminbi (CNY)	7.8044	7.3202
Dominican peso (DOP)	57.1465	48.7476
Egyptian pound (EGP)	21.2725	19.0008
Hong Kong dollar (HKD)	9.3720	8.1751
Iceland króna (ISK)	124.7000	214.9400
Japanese yen (JPY)	135.0100	123.4000
Kenyan shilling (KES)	123.7000	108.0600
Moroccan dirham (MAD)	11.2144	10.6711
Mexican peso (MXN)	23.6612	21.7719
Norwegian krone (NOK)	9.8403	9.0863
New Zealand dollar (NZD)	1.6850	1.5158
Russian ruble (RUB)	69.3920	64.3000
Serbia dinars (RSD)	118.2700	123.4000
Tunisia dinars (TND)	2.9821	2.4255
Turkish lira (TRY)	4.5464	3.7072
Taiwan dollar (TWD)	35.5849	34.1539
Ukraine hryvnia (UAH)	33.7627	28.5012
United States dollar (USD)	1.1993	1.0541
CFA Franc (XOF)	655.9570	655.9570
South African rand (ZAR)	14.8054	14.4570

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EIB Group Consolidated Financial Statements under EU directives Note X – Related party transactions X.1. Participating interest The amounts included in the Financial Statements concerning participating interests are disclosed as follows: (in EUR´ 000) 31.12.2017 31.12.2016 Participating interests Result from participating interests Participating interests uncalled 263,453 -1,923 600,531 185,786 -8,216 597,512 X.2. Key Management Personnel The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel. Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table: (in EUR ’000) 2017 2016 Short-term benefits(1) Post employment benefits(2) Termination benefits 9,569 864 2,344 9,821 910 9 (1)Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee. (2)Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors. Open balances with key management personnel as at 31 December 2017 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end: (in EUR ’000) 31.12.2017 31.12.2016 Pension plans and health insurance (Note L) Other liabilities (Note G) -44,709 -16,796 -40,081 -15,573 Note Y – Post balance sheet events There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2017. Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. 135 12,777 10,740

Z.4. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.5. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (R&I) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.6. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.7. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. Z.8. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (CEF) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (LGTT) and to the Pilot phase of Project Bond Initiative (PBI). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. Z.9. Fund of Funds (‘JESSICA II’) The Fund of Funds (“FoF”) consists of Decentralised Financial Instruments (DFIs) financed by the European Structural and Investment Funds (the "ESIF") from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. The EIB prepares separate financial statements for each Fund of Fund. Z.10. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. Z.11. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. 135

EIB Group Consolidated Financial Statements under EU directives Z.12. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession),Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.13. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (ESIF), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. Z.14. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (LGF) and the Equity For Growth (EFG). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. Z.15. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. Z.16. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.17. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (DCFTA). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The Guarantee Facility Window implemented and deployed by EIF consists of a first loss SME portfolio guarantee, in order to incentivise local intermediary banks to take on more risk and reach out underserved segments of the economy. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. Z.18. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. Z.19. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. 139

Z.20. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. Z.21. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. Z.22. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. Z.23. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attract funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. Z.24. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. Z.25. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.26. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. Z.27. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (“WB EDIF”) is a joint initiative signed in December 2012 by the EC (DG ELARG), EIB Group and the European Bank for Reconstruction and Development (EBRD). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (IPA) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (ENEF), Trustee on behalf of the EC for the Enterprise Innovation Fund (ENIF), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. 140

EIB Group Consolidated Financial Statements under EU directives Z.28. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.29. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. Z.30. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (ENP) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. Z.31. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. Z.32. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.33. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (G&E) and ESU 2001 (MAP) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 (G&E) and SMEG 2001 (MAP), provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. Z.34. Private Finance for Energy Efficiency Instrument (‘PF4EE’) The Private Finance for Energy Efficiency (PF4EE) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE. Z.35. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.36. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. 138

Z.37. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (IPA) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. Z.38. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. Z.39. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. Z.40. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (ESIF), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. Z.41. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.42. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. The EIF prepares separate financial statements for SME Guarantee Facility. Z.43. NPI Securitisation Initiative (‘ENSI’) The EIF and several National Promotional Institutions (NPIs) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (ENSI), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (SMEs) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. Z.44. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (NCFF) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation 139

EIB Group Consolidated Financial Statements under EU directives projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.45. National Promotional Institutions (‘NPI’) This is the second programme with CDP (Italy) Social Impact Investing in the framework of the partnership between EIF and CDP. The focus of this programme signed as of 29 November 2017 will be the domain of social finance in Italy. It is a multi-product tailored investment programme that will include equity investments into intermediaries, direct equity and debt investments. Z.46. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. Z.47. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. Z.48. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. Z.49. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017 EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. Z.50. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. Z.51. PGFF The Polish Growth Fund-of-Funds (“PGFF”), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. Z.52. BIF The Baltic Innovation Fund (“BIF”), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. Z.53. Research and Innovations Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. Z.54. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. 140

Z.55. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS. Z.56. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.57. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. Z.58. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (BMWi) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. Z.59. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. Z.60. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. Z.61. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (GEEREF), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. Z.62. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (MoSIT), the Scientific and Research Council of Turkey (TUBITAK), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (IPA) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (R&D) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. Z.63. Financial Instruments (‘FI’) compass advisory platform The fi-compass advisory platform provides EU Member States and their managing authorities as well as microcredit providers with advisory support and learning opportunities for developing financial instruments, within the scope of European Structural Investment Funds (ESIF) and the Programme for Employment and Social Innovation (EaSI). It is implemented by the EIB and funded by the EC under a Framework Contract for the period 2014-2020. The EIB prepares separate financial statements for Financial Instrument compass advisory platform. 141

EIB Group Consolidated Financial Statements under EU directives

Statement of Special Section[1]

as at 31 December 2017 and 2016 (in EUR '000)

ASSETS	31.12.2017	31.12.2016
Turkey		
From resources of Member States		
Disbursed loans outstanding	0	271
Total[2]	**0**	**271**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	0	0
Total[3]	**0**	**0**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	36,934	49,130
Risk capital operations		
- amounts to be disbursed	29,260	39,288
- amounts disbursed	39,738	53,090
	68,998	92,378
Total[4]	**105,932**	**141,508**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	352	764
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[5]	**771**	**1,183**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	0	0
- amounts disbursed	194,336	219,272
	194,336	219,272
Total[6]	**194,336**	**219,272**
Total	**301,039**	**362,234**

LIABILITIES	31.12.2017	31.12.2016
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	76,672	102,220
- Financial Protocols with the instrument for Pre-Accession ('IPA')	0	0
- Yaoundé Conventions	771	1,183
- Lomé Conventions	194,336	219,272
- Other resources under the Lomé Conventions	0	0
	271,779	322,675
Under mandate from Member States	0	271
Total funds under trust management	**271,779**	**322,946**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	29,260	39,288
On operations from risk capital resources under the Lomé Conventions	0	0
Total funds to be disbursed	**29,260**	**39,288**
Total	**301,039**	**362,234**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2017 EUR '000 229,159 (2016: EUR '000 321,166)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2017 EUR '000 54,433 (2016: EUR '000 60,557)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee issued is EUR '000 4,280 as at 31 December 2017 (2016: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2017 (2016: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood

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Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405,899
add:	exchange adjustments		20,547
less:	cancellations	215	
	repayments	426,231	
			-426,446
			0

Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union.

Initial amount:			29,640
less:	exchange adjustments	10,517	
	cancellations	0	
	repayments	19,123	
			-29,640
			0

Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840,457
less:	exchange adjustments	58,999	
	cancellations	164,335	
	repayments	511,191	
			-734,525
			105,932

Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139,483	
Contributions to the formation of risk capital		2,503	
Initial amount:			141,986
add:	capitalised interest	1,178	
	exchange adjustments	9,823	
			11,001
less:	cancellations	3,310	
	repayments	148,906	
			-152,216
			771

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EIB Group Consolidated Financial Statements under EU directives Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans Equity participations Initial amount: add: 3,116,097 121,002 3,237,099 9,548 capitalised interest less: cancellations repayments exchange adjustments 731,474 2,264,829 56,008 -3,052,311 194,336 Loans from other resources: Initial amount: add: less: 16,500 58 exchange adjustments cancellations repayments 8,414 8,144 -16,558 0 144 194,336

Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the consolidated financial state-ments Opinion We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiaries (the “Group”), which comprise the consolidated balance sheet as at 31 December 2017, and the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated finan-cial statements, including a summary of significant ac-counting policies and other explanatory information. Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”). Our responsibilities under those Regulation, Law and standards are further described in the “Responsibilities of “Réviseur d’Entreprises agréé for the audit of the consoli-dated financial statements” section of our report. We are also independent of the Group in accordance with the In-ternational Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants (“IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical require-ments. We believe that the audit evidence we have ob-tained is sufficient and appropriate to provide a basis for our opinion. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated fi-nancial position of the Group as at 31 December 2017, and of the consolidated results of its operations and its consol-idated cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated financial statements of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Key audit matters Key audit matters are those matters that, in our profes-sional judgment, were of most significance in our audit of the consolidated financial statements of the current peri-od. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not pro-vide a separate opinion on these matters. Basis for Opinion We conducted our audit in accordance with the EU Regula-tion N° 537/2014, the Law of 23 July 2016 on the audit pro-fession (“Law of 23 July 2016”) and with International 145

EIB Group
Consolidated Financial Statements under EU Directives

1 Value adjustments of loans and advances to customers and financial institutions

Description

As at 31 December 2017, the Group reports loans and advances accounted for at amortized cost of EUR 435,181 million representing 79% of total assets and recognized individually assessed value adjustments on loans amounting to EUR 466 million.

Management follows its Specific Provisioning Guidelines embedded in the Financial Monitoring Guidelines to estimate the level of specific provisions on loans and advances on an individual basis. Allowances for credit losses reflected the difference between the carrying loan amount and the present value of all the expected future cash-flows generated by the impaired asset. The Group neither applies general nor collective value adjustments.

These loans and advances are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the allowances for credit losses.

These critical judgements include matters such as the identification and assessment of potential indicators of impairment, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied.

The key inputs and assumptions used by Management in its assessment of loan impairment are detailed in notes A.2.7.1 and U.2.1 to the consolidated financial statements as well as the value adjustments in note D.2.

How our audit addressed the area of focus

Our procedures included the assessment of Key controls over the approval, recording, monitoring and restructuring of loans and advances to customers, the loan grading process and the measurement of impairment allowances for individually assessed loans and advances.

For a sample of loans with specific allowances for credit losses, we evaluated the Group's individual assessment of each loan and specifically challenged the Group's assumptions used, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years.

We also tested a sample of individually significant exposures, which had not been identified as potentially impaired by the Group and assessed whether appropriate consideration was given to the collectability of future cash flows and the valuation of the underlying collaterals.

We assessed the disclosures in the consolidated financial statements in relation to impairment of loans and advances with reference to the requirements of the prevailing accounting standards.

2 Valuation of venture capital investments

Description

Venture capital investments, for which no quoted markets prices are available amount to EUR 4,339 million as at 31 December 2017. Those investments are initially recorded at cost. Their carrying value is subsequently measured adjusted to the lower of cost or market value. Management has determined the fair value of these unlisted investments applying the Group's percentage ownership in the underlying vehicle to the Net Asset Value ("NAV") reflected in the most recent report adjusted for cash flows. Unrealized losses due to administrative expenses and management fees for investments in existence for less than two years are not taken into consideration in determining the attributable NAV.

These investments are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their fair value. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the valuation of the investment portfolio.

The key inputs and assumptions used by Management in its assessment of the fair value of unlisted investments are detailed in note A.2.8 as well further disclosures are presented in note E.2 to the consolidated financial statements.

How our audit addressed the area of focus

Our procedures over the valuation of the private equity investments included, but were not limited to:

146

We obtained an understanding of Management's processes and controls for determining the fair valuation of investments in private equity investments by performing walkthrough procedures. This included discussing with Management the valuation governance structure and protocols around their oversight of the valuation process and corroborating our understanding by attending the Investment & Risk Committee meeting.

We have identified key controls in the process, assessed the design adequacy and tested the operating effectiveness of some of these controls. In addition, we obtained the ISAE 3402 report on EIF's internal controls, compared our understanding of identified key controls in the process and inspected the conclusions reached based on the testing of operating effectiveness of those controls and noted no observations or exceptions in the report, which allow us to rely on controls over value adjustments of venture capital.

We sought explanations from Management where there are judgments applied in their application of the valuation guidelines, discussed and assessed their appropriateness. This included assessing the annual back-testing exercise on the accuracy of estimated fair values of private equity funds valuation during the year and the prior year fair value, to further assess the reasonableness of the current year valuation assumptions used by Management in performing the value adjustments assessment.

On a sample basis, we reconciled the latest available NAV statements provided by private equity fund managers to the value adjustment file prepared by EIF and we recalculated the mathematical accuracy of the unrealized results on the revaluation of investments on a sample basis.

Other information

The Management is responsible for the other information. The other information comprises the information included in the sections called "Highlights, Preface, Borrowing activities, Treasury Activities, EIB Statutory Bodies and Audit and control"; but does not include the consolidated financial statements and our report of "Réviseur d'Entreprises agréé" thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report this fact. We have nothing to report in this regard.

Responsibilities of the Management and Those Charged with Governance for the consolidated financial statements

The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Management is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Responsibilities of the Réviseur d'Entreprises agréé for the audit of the consolidated financial statements

The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of "Réviseur d'Entreprises agréé" that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

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EIB Group Consolidated Financial Statements under EU Directives • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • Obtain sufficient appropriate audit evidence regard-ing the financial information of the entities and busi-ness activities within the Group to express an opinion on the consolidated financial statements. We are re-sponsible for the direction, supervision and perfor-mance of the Group audit. We remain solely responsible for our audit opinion. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. We communicate with those charged with governance re-garding, among other matters, the planned scope and timing of the audit and significant audit findings, includ-ing any significant deficiencies in internal control that we identify during our audit. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a ma-terial uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw at-tention in our report of “Réviseur d’Entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of “Réviseur d’Entreprises agréé”. However, future events or conditions may cause the Group to cease to continue as a going concern. We also provide those charged with governance with a statement that we have complied with relevant ethical re-quirements regarding independence, and to communi-cate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report un-less law or regulation precludes public disclosure about the matter. • Evaluate the overall presentation, structure and con-tent of the consolidated financial statements, includ-ing the disclosures, and whether the consolidated financial statements represent the underlying transac-tions and events in a manner that achieves fair presen-tation. Luxembourg, 15 March 2018 KPMG Luxembourg, Société coopérative Cabinet de révision agréé 39, Avenue John F. Kennedy L-1855 Luxembourg Société coopérative de droit luxembourgeois R.C.S. Luxembourg B 149133 Capital EUR 12 503 S. CHAMBOURDON 148

Statement by the Audit Committee

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year.

Statement by the Audit Committee on the EIB's consolidated financial statements prepared in accordance with the general principles of the 'Directives'

The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having:

- designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor's Report,
- noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2017 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the 'Directives'), is unqualified,
- convened on a regular basis with the Heads of Directorates and relevant services including,
  - the Financial Controller,
  - the Directors General of Risk Management, Transaction Monitoring and Restructuring and Compliance,
- met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties,
- received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration,

and considering

- the consolidated financial statements for the financial year ended 31 December 2017 adopted by the Board of Directors at its meeting on 15 March 2018;
- that the foregoing provides a reasonable basis for its statement and,
- Articles 24, 25 & 26 of the Rules of Procedure,

to the best of its knowledge and judgement:

- confirms that the consolidated financial statements of the European Investment Bank, which comprise the consolidated balance sheet as at 31 December 2017, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2017, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives.

Luxembourg, 15 March 2018

Audit Committee

P. KRIER	D. PITTA FERRAZ	J. SUTHERLAND
J. DOMINIK	M. MACIJAUSKAS	V. IUGA

149

EIB Group Consolidated Financial Statements under IFRS 150 EIB Group Consolidated Financial Statements under IFRS as at 31 December 2017

Consolidated balance sheet

as at 31 December 2017 (in EUR '000)

Assets		31.12.2017		31.12.2016
1. **Cash in hand, balances with central banks and post office banks** (Note B.1)		162,483		316,769
2. **Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		41,642,957		51,759,729
3. **Loans and advances to credit institutions**				
a) repayable on demand	937,805		865,097	
b) other loans and advances (Note C)	33,889,316		35,216,160	
c) loans (Note D.1)	123,174,159		126,110,230	
		158,001,280		162,191,487
4. **Loans and advances to customers**				
a) other loans and advances (Note C)	1,740,923		2,219,000	
b) loans (Note D.1)	334,098,532		332,737,553	
c) impairment on loans and advances, net of reversals (Note D.2)	-409,657		-476,692	
		335,429,798		334,479,861
5. **Debt securities including fixed-income securities** (Note B.2)				
a) issued by public bodies	7,060,841		8,673,315	
b) issued by other borrowers	8,704,556		7,240,070	
		15,765,397		15,913,385
6. **Shares and other variable-yield securities** (Note B.3)		7,245,151		6,028,211
7. **Derivative assets** (Note Q)		43,861,007		63,651,371
8. **Property, furniture and equipment** (Note E)		265,338		272,900
9. **Intangible assets** (Note E)		21,264		16,219
10. **Other assets** (Note G.1)		154,631		136,568
11. **Subscribed capital and reserves, called but not paid** (Note W.1)		25,724		76,656
12. **Prepayments**		82,827		75,217
Total assets		602,657,857		634,918,373

The accompanying notes form an integral part of these consolidated financial statements.

151

EIB Group Consolidated Financial Statements under IFRS

Consolidated balance sheet (continued)

as at 31 December 2017 (in EUR '000)

Liabilities and equity		31.12.2017		31.12.2016
Liabilities				
1. Amounts owed to credit institutions (Note H.1)				
a) repayable on demand	4,952,467		12,420,433	
b) with agreed maturity or periods of notice	57,526		694,207	
		5,009,993		13,114,640
2. Amounts owed to customers (Note H.2)				
a) repayable on demand	1,922,566		1,927,330	
b) with agreed maturity or periods of notice	8,346		25,030	
		1,930,912		1,952,360
3. Debts evidenced by certificates (Note I)				
a) debt securities in issue	473,489,010		499,728,861	
b) others	16,538,646		18,173,985	
		490,027,656		517,902,846
4. Derivative liabilities (Note Q)		32,651,732		32,869,229
5. Other liabilities (Note G.2)		1,730,478		1,682,462
6. Deferred income (Note F)		180,315		171,233
7. Provisions				
a) pension plans and health insurance scheme (Note J)	5,565,841		4,715,296	
b) provisions for guarantees issued (Note D.4)	23,460		42,479	
		5,589,301		4,757,775
Total liabilities		537,120,387		572,450,545
Equity				
8. Capital (Note W)				
a) subscribed	243,284,155		243,284,155	
b) uncalled	-221,585,020		-221,585,020	
		21,699,135		21,699,135
9. Consolidated reserves				
a) reserve fund	24,328,415		24,328,415	
b) additional reserves	3,449,568		4,379,438	
c) fair value reserve	2,470,292		2,181,108	
d) special activities reserve	7,504,091		6,776,060	
e) general loan reserve	2,700,556		3,305,458	
		40,452,922		40,970,479
10. Profit/loss for the financial year (Note K)		3,317,978		-276,892
Total equity attributable to the equity holders of the Bank		65,470,035		62,392,722
11. Non-controlling interests		67,435		75,106
Total equity		65,537,470		62,467,828
Total liabilities and equity		602,657,857		634,918,373

The accompanying notes form an integral part of these consolidated financial statements.

152

Consolidated income statement

for the year ended 31 December 2017 (in EUR '000)

			2017		2016
1.	**Interest and similar income** (Note L)		**23,410,596**		**22,183,575**
2.	**Interest expense and similar charges** (Note L)		**-20,137,070**		**-18,764,977**
3.	**Income from shares and other variable-yield securities**		**336,162**		**241,540**
4.	**Fee and commission income** (Note O)		**347,541**		**297,321**
5.	**Fee and commission expense**		**-112,257**		**-64,896**
6.	**Result on financial operations** (Note M)		**513,900**		**-3,214,362**
7.	**Other operating income** (Note N)		**11,038**		**8,334**
8.	**Other operating expense**		**0**		**-153**
9.	**Change in impairment on loans and advances and provisions for guarantees, net of reversals** (Notes D.2, D.4)		**80,352**		**26,011**
10.	**Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities, net of reversals**		**-24,719**		**-47,892**
11.	**General administrative expenses** (Notes J, P)				
	a) staff costs (Note J)	-810,859		-650,360	
	b) other administrative costs	-265,176		-257,919	
			-1,076,035		**-908,279**
12.	**Depreciation and amortisation: property, furniture and equipment, investment property and intangible assets** (Note E)				
	a) property, furniture and equipment	-31,810		-28,369	
	b) intangible assets	-7,388		-6,651	
			-39,198		**-35,020**
13.	**Profit/loss for the financial year**		**3,310,310**		**-278,798**
	Attributable to:				
	Non-controlling interests		**-7,668**		**-1,906**
	Equity holders of the Bank		**3,317,978**		**-276,892**

The accompanying notes form an integral part of these consolidated financial statements.

153

EIB Group Consolidated Financial Statements under IFRS Consolidated statement of profit or loss and other comprehensive income for the year ended 31 December 2017 (in EUR ’000) The accompanying notes form an integral part of these consolidated financial statements. 154 2017 2016 Profit/loss for the financial year Other comprehensive income/loss Items that will never be reclassified to profit or loss: Remeasurements of the defined-benefit liability Items that are or may be reclassified to profit or loss: Available for sale financial assets – fair value reserve 1. Net unrealised gains and losses on financial assets available for sale 2. Impairment charges transferred to the consolidated income statement 3. Realised gains and losses transferred to the consolidated income statement Total available for sale financial assets Total other comprehensive income/loss 3,310,310 -518,504 328,138 16,962 -55,774 -278,798 -1,277,685 69,653 0 38,219 107,872 -1,169,813 289,326 -229,178 Total comprehensive income/loss 3,081,132 -1,448,611 Attributable to: Non-controlling interests -7,668 -1,906 Equity holders of the Bank 3,088,800 -1,446,705

Consolidated statement of changes in equity

for the year ended 31 December 2017 (in EUR '000)

	Subscribed capital	Callable capital	Reserve Fund	Additional reserves	Fair value reserve	Special activities reserve	General loan reserve	Profit/loss for the year before appropriation	Total	Non-controlling interests	Total consolidated equity
Balance at 1 January 2016	**243,284,155**	**-221,585,020**	**24,328,415**	**2,205,500**	**2,074,342**	**5,933,881**	**3,318,610**	**4,277,398**	**63,837,281**	**71,012**	**63,908,293**
Comprehensive income											
Profit + / Loss (-)	0	0	0	0	0	0	0	-276,892	-276,892	-1,906	-278,798
Other comprehensive income	0	0	0	-1,277,685	107,872	0	0	0	-1,169,813	0	-1,169,813
Total comprehensive income	**0**	**0**	**0**	**-1,277,685**	**107,872**	**0**	**0**	**-276,892**	**-1,446,705**	**-1,906**	**-1,448,611**
Appropriation of prior year's profit	**0**	**0**	**0**	**3,448,371**	**0**	**842,179**	**-13,152**	**-4,277,398**	**0**	**0**	**0**
Transactions with owners of the Group											
Other	0	0	0	3,252	-1,106	0	0	0	2,146	0	2,146
Movement of non-controlling interest subsidiary	0	0	0	0	0	0	0	0	0	6,000	6,000
Total transactions with owners of the Group	**0**	**0**	**0**	**3,252**	**-1,106**	**0**	**0**	**0**	**2,146**	**6,000**	**8,146**
Balance at 31 December 2016	**243,284,155**	**-221,585,020**	**24,328,415**	**4,379,438**	**2,181,108**	**6,776,060**	**3,305,458**	**-276,892**	**62,392,722**	**75,106**	**62,467,828**
Comprehensive income											
Profit	0	0	0	0	0	0	0	3,317,978	3,317,978	-7,668	3,310,310
Other comprehensive income	0	0	0	-518,504	289,326	0	0	0	-229,178	0	-229,178
Total comprehensive income	**0**	**0**	**0**	**-518,504**	**289,326**	**0**	**0**	**3,317,978**	**3,088,800**	**-7,668**	**3,081,132**
Appropriation of prior year's loss	**0**	**0**	**0**	**-400,021**	**0**	**728,031**	**-604,902**	**276,892**	**0**	**0**	**0**
Transactions with owners of the Group											
Other	0	0	0	-11,345	-142	0	0	0	-11,487	0	-11,487
Movement of non-controlling interest subsidiary	0	0	0	0	0	0	0	0	0	-3	-3
Total transactions with owners of the Group	**0**	**0**	**0**	**-11,345**	**-142**	**0**	**0**	**0**	**-11,487**	**-3**	**-11,490**
Balance at 31 December 2017	**243,284,155**	**-221,585,020**	**24,328,415**	**3,449,568**	**2,470,292**	**7,504,091**	**2,700,556**	**3,317,978**	**65,470,035**	**67,435**	**65,537,470**

The accompanying notes form an integral part of these consolidated financial statements.

155

EIB Group Consolidated Financial Statements under IFRS

Consolidated cash flow statement

for the year ended 31 December 2017 (in EUR '000)

	2017	2016
A. Cash flows from operating activities:		
Profit for the financial year	**3,310,310**	**-278,798**
Adjustments for:		
Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities	-80,352	-26,011
Depreciation and amortisation on property, furniture and equipment, intangible assets and investment property, net result on sale of non-current assets held for sale and write-off	39,198	32,173
Changes in impairment of shares and other variable-yield securities	24,719	40,842
Change in fair value of trading debt securities	-22,753	-4,796
Fair value adjustments on loans and associated swaps	-1,905,081	762,033
Fair value adjustments on borrowings and associated swaps	1,874,364	2,324,779
Fair value adjustments on other derivatives	-521,601	104,951
Net interest income	-3,273,526	-3,418,598
Effect of exchange rate changes	22,352	225,520
Profit on operating activities	**-532,370**	**-237,905**
Disbursements of loans and advances to credit institutions and customers	-48,759,528	-54,320,048
Repayments of loans and advances to credit institutions and customers	47,480,834	52,252,742
Change in deposits with central banks	154,286	-110,672
Change in treasury securities liquidity portfolios	4,351,930	-750,621
Change in amounts owed to credit institutions and customers	-8,126,095	-2,451,126
Change in provisions for pension plans and health insurance scheme	355,150	335,816
Change in provisions for commitment on investment funds and guarantees issued	-19,019	-61,904
Change in interest accrued on cash and cash equivalents	-69,083	15,297
Change in other assets and other liabilities (excluding non-controlling interest)	-29,545	233,552
Interest received	21,663,852	22,488,638
Interest paid	-18,860,590	-16,613,136
Net cash used from/(used in) operating activities	**-2,390,178**	**780,633**
B. Cash flows from investing activities:		
Securities in Long Term Hedge Portfolio purchased during the year	0	-105,529
Securities from Long Term Hedge Portfolio matured during the year	13,500	1,606,000
Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	-4,250,895	-5,443,890
Redemption of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	5,046,227	3,045,166
Additions on shares and other variable-yield securities	-1,571,017	-1,364,640
Reflows on shares and other variable-yield securities	676,610	577,470
Purchase of property, furniture and equipment, intangible assets, investment property and non-current assets held for sale	-37,521	-42,686
Disposal of property, furniture and equipment and non-current assets held for sale	840	2,220
Proceeds from sale of non-current assets held for sale	0	6,782
Net cash used from/(used in) investing activities	**-122,256**	**-1,719,107**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	123,643,914	165,543,970
Redemption of debts evidenced by certificates	-123,056,139	-160,554,709
Member States contribution	51,967	51,967
Sale of EIF shares	2,550	3,198
Return on capital EUMPF	42,227	22,514
Capital increase	44,416	40,988
Dividend paid to non-controlling interest	-9,842	-9,085
Net cash used from/(used in) financing activities	**719,093**	**5,098,843**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**54,840,859**	**50,334,953**
Net cash from:		
Operating activities	-2,390,178	780,633
Investing activities	-122,256	-1,719,107
Financing activities	719,093	5,098,843
Effects of exchange rate changes on cash held	-1,287,400	345,537
Cash and cash equivalents at end of financial year	**51,760,118**	**54,840,859**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	35	35
Money market securities maturing within three months of issue	18,863,479	23,483,405
Loans and advances to credit institutions and customers:		
Repayable on demand	937,805	865,097
Other loans and advances (Note C)	31,958,799	30,492,322
	51,760,118	**54,840,859**

156

Consolidated cash flow statement (continued) for the year ended 31 December 2017 (in EUR ‘000) Non-cash changes Fair value adjustment and accrued interest on borrowings Exchange adjustments (In EUR'000) 2016 Cash flows 2017 Long-term borrowings Short-term borrowings 495,700,513 22,202,333 1,635,068 -1,047,293 -20,059,650 -1,865,399 -6,537,916 0 470,738,015 19,289,641 Total liabilities from financing activities 517,902,846 587,775 -21,925,049 -6,537,916 490,027,656 The accompanying notes form an integral part of these consolidated financial statements. 157

EIB Group Consolidated Financial Statements under IFRS European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2017 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The Bank and its subsidiaries are defined as the ‘Group’. The subsidiaries held by the Bank are disclosed in Note B.4.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank Group’s consolidated financial statements (the ’Financial Statements’) have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 15 March 2018 and authorised their submission to the Board of Governors for approval by 27 April 2018. A.1.2. Basis of measurement The Financial Statements have been prepared on an amortised cost basis, except for derivative financial instruments, available-for-sale financial assets, assets and liabilities designated at fair value through profit or loss, financial assets held for trading and financial guarantees, which have been measured at fair value. The liability for the defined-benefit obligation is recognised as the present value of the defined-benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Fair value of financial instruments Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives. Impairment losses on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for impairment should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Group also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted. Provisions on financial guarantees The Group recognises a liability at the fair value of the obligation at the inception of a financial guarantee contract. The guarantee is subsequently measured at the higher of the best estimate of the obligation or the amount initially recognised less, where appropriate, cumulative amortisation recognised. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the consolidated balance sheet date. 158

Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: • • • • recent arm’s length market transactions; current fair value of another instrument that is substantially the same; the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data. Impairment of equity investments The Group treats available-for-sale equity investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or where other objective evidence of impairment exists. The determination of what is “significant" or “prolonged" requires judgment. The Group treats “significant" generally as 30% or more and “prolonged" as greater than 24 months. In addition, the Group evaluates other factors, including normal volatility in the share price for quoted equities and the future cash flows and discount factors for unquoted equities. Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. Consolidation of entities in which the Group holds an interest The Group made significant judgments that none of the entities (except for the European Investment Fund (‘the EIF’) and EU MICROFINANCE PLATFORM FCP-FIS (“EUMPF”)) in which it holds an interest are controlled by the Group. This is due to the fact that in all such entities, either the General Partner or the Fund Manager or the Management Board have sole responsibility for the management and control of the activities and affairs of the partnership and have the power and authority to do whatever necessary to carry out the purpose and objectives of the partnership in compliance with the investment and policy guidelines. Group’s exposure to the United Kingdom On March 29, 2017 the U.K. government triggered Article 50 of the Treaty on European Union (‘TEU’), which officially commenced the process of the U.K.’s withdrawal from E.U. membership. On 8 December 2017, the negotiators of the EU and the UK Government published a “Joint report from the negotiators of the European Union and the United Kingdom Government on progress during phase 1 of negotiations under Article 50 TEU on the United Kingdom's orderly withdrawal from the European Union” (the Joint Report). The Joint Report was put forward with a view to the meeting of the European Council (Article 50) of 14-15 December 2017. “Under the caveat that nothing is agreed until everything is agreed, the joint commitments set out in this Joint Report shall be reflected in the Withdrawal Agreement in full detail. This does not prejudge any adaptations that might be appropriate in case transitional arrangements were to be agreed in the second phase of the negotiations, and is without prejudice to discussions on the framework of the future relationship”. The following principles with respect to the callable - and the paid in capital are included in the Joint Report: “The UK will provide a guarantee for an amount equal to its callable capital on the day of withdrawal” (callable capital currently amounts to EUR 35.7 billion). “This guarantee will decrease in line with the amortisation of the stock of EIB operations at the date of withdrawal, starting on the date on which the outstanding stock represents an amount equal to the total subscribed capital on the date of withdrawal and ending on the date it equals the total paid-in capital on the date of withdrawal, both as defined in the EIB Statute”. “The UK share of the paid-in capital” (amounting to EUR 3.5 billion) “will be reimbursed in twelve annual instalments starting at the end of 2019. The UK remains liable for the reimbursed amount of paid-in capital until the outstanding stock of EIB operations equals the total paid-in capital on the date of withdrawal, at which point the liability will start to be amortised in line with the remaining non-amortised operations. Apart from these reimbursements, the EIB will not make any other payment, return or remuneration on account of the withdrawal of the UK from the EIB or on account of the provision by the UK of a guarantee”. A.3. Changes in accounting policies Except for the changes below, the Group has consistently applied the accounting policies set out in Note A.4. to all periods presented in these consolidated financial statements. The Group has adopted the following new standards and amendments to standards. Standards adopted The following interpretation as well as the amendments to and revisions of existing standards became effective for the Group’s consolidated financial statements as of 1 January 2017: Amendments to IAS 7 ‘Statement of cash flows’ – Disclosure initiative; The amendments require disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flow and non-cash changes. Amendments are effective for annual reporting periods beginning on or after 1 January 2017, with early adoption permitted. 159

EIB Group Consolidated Financial Statements under IFRS Additional disclosures of relevance for the Group include changes arising from: - - cash flows, such as drawdowns and repayments of borrowings; and non-cash changes, such as acquisitions, disposals and unrealised exchange differences. Annual improvements 2014-2016 Cycle - various standards (Amendments to IFRS 12). This amendment clarifies that the disclosure requirement of IFRS 12 is applicable to interest in entities classified as held for sale except for summarised financial information. Previously, it was unclear whether all other IFRS 12 requirements were applicable for these interests. The adoption of these amendments had no material impact on the Group’s consolidated financial statements. Standards issued but not yet adopted The following standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2017. The Group has not applied the following new or amended standards in preparing these consolidated financial statements. IFRS 9 Financial instruments Estimated impact of the adoption of IFRS 9 - Financial instruments The last part of the standard was issued on 24 July 2014 and replaces the existing guidance in IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 addresses the classification, measurement and derecognition of financial assets and financial liabilities, introduces a new expected credit loss model for impairment on financial assets and introduces new rules for hedge accounting. IFRS 9 has been endorsed by the EU on 22 November 2016 and is effective for annual reporting periods beginning on or after 1 January 2018, with early adoption permitted. The Group did not adopt the standard earlier than its effective date. The Group has assessed the estimated impact that the initial application of IFRS 9 will have on its equity in the consolidated financial statements. (in EUR'000) (+increase/-decrease) Estimated adjustment to equity at 1 January 2018 Estimated adjusted opening balance at 1 January 2018 As reported at 31 December 2017 Group Equity 65,470,035 273,968 65,744,003 This impact is based on the assessments undertaken to date and is summarised below. The actual impacts of adopting IFRS 9 at 1 January 2018 may change because: • • The Group has not finalised the testing and assessment of controls over its new IT systems; and The new accounting policies are subject to change until the Group presents its first financial statements that include the date of initial application. Classification and measurement IFRS 9 contains a new classification and measurement approach for financial assets that reflects the business model in which assets are managed and their cash flow characteristics. IFRS 9 contains three principal classification categories for financial assets: measured at amortised cost (‘AC’), fair value through other comprehensive income (‘FVOCI’) and fair value through profit or loss (‘FVTPL’). The standard eliminates the existing IAS 39 categories of held to maturity, loans and receivables and available for sale. In addition, under IFRS 9, derivatives embedded in contracts where the host is a financial asset in the scope of the standard are never bifurcated. Instead, the hybrid financial instrument as a whole is assessed for classification. Based on its assessment, the Group does not expect the new guidance to have a significant impact on the classification and measurement of its financial assets and financial liabilities except for: • those items currently designated under the Fair Value Option (‘FVO’) for which the majority is expected to be eligible for hedge accounting under IFRS 9. The change of accounting classification from Fair Value Option to Hedge Accounting will concern EUR 125.3 billion loans (86% of the current FVO loans population), and EUR 356.6 billion borrowings (94% of the current FVO borrowings population). • quasi-equity loans, which are a category of “debt” bearing equity-type risks: the cash flows of those types of products have equity-type features that are unrelated to a basic lending arrangement. According to the requirements of IFRS 9, EUR 457.5 million quasi-equity loans of the Group will be reclassified from loans and receivables under IAS 39 to FVTPL under IFRS 9, and EUR 5.5 million provisions on quasi-equity loans will be released through the Group’s reserve fund. However, the positive effect on reserves from provisions release will be partially offset by the fair value adjustments, where they are negative. These net fair value adjustments amount to EUR 1.1 million. • equity investments: there are two types of equity investments at EIB Group: (i) strategic participations into EBRD and (ii) other equity investments comprised of venture capital operations and investment funds. At 31 December 2017, the Group had classified other equity investments, as available-for-sale with a fair value of EUR 6.4 billion and as FVTPL with a fair value of EUR 342 million. Under IFRS 9, the Group has designated these investments as measured at FVTPL. Related impairments of EUR 1.1 billion will be released against unrealised losses while the total fair value adjustment released against Group retained earnings amounts to EUR 2.1 billion. Strategic participations, however, currently classified as available-for-sale, with a fair value of EUR 467 million will be designated at FVOCI. Consequently, all fair value gains and losses will be reported in OCI, no impairment losses will be recognized in profit or loss and no gains or losses will be reclassified to profit or loss on disposal. IFRS 9 largely retains the existing requirements in IAS 39 for the classification of financial liabilities. However, under IAS 39 all fair value changes of liabilities designated as at FVTPL are recognised in profit or loss, whereas under IFRS 9 these fair value changes may be presented as follows: 160

- the amount of change in the fair value that is attributable to changes in the credit risk of the liability so called “own credit adjustment”, (‘OCA’) is presented in ’OCI’; and the remaining amount of change in the fair value is presented in profit or loss. - Where borrowings are not eligible for hedge accounting but meet the eligibility criteria of the FVO and have been designated on initial recognition as such, they are measured at FVTPL. For these items, the amount of change related to the Group’s own credit risk recognised previously in profit or loss will be transferred to OCI as a liability credit reserve. At 31 December 2017, the Group’s own credit risk (‘OCA’) amounts to nil (Note R). Impairment IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with a forward-looking ‘expected credit loss’ (‘ECL’) model. This will require judgement as to how changes in economic factors affect ECLs, which will be determined on a probability-weighted basis. Within EIB Group, the new impairment model will apply to financial assets measured at AC as well as to off-balance commitments. Under IFRS 9, loss allowances will be measured on either of the following bases: - - 12-month ECL’s: these are the ECLs that result from possible default events within the 12 months after the reporting date; and Lifetime ECLs: these are the ECLs that result from all possible default events over the expected life of a financial instrument. The IFRS 9 Standard sets out a “three-stage” model for impairment based on changes in credit quality since initial recognition. Financial instruments are classified in Stage 1 except for those instruments for which significant increase in credit risk (‘SICR’) since initial recognition is identified. For determining whether there is a significant increase in credit risk since initial recognition, the Bank considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Bank’s historical experience and expert credit and including forward-looking information. If significant increase in credit risk has occured, the financial instrument is moved to Stage 2 but is not yet deemed to be credit-impaired. If the financial instrument is credit-impaired, the financial instrument is then moved to Stage 3. The Group’s assessment of the Stage is based on a sequential approach using counterparty or instrument specific information (Internal Default Event, Special High Risk, Watch List, Rating deterioration, Days in arrears – more than 30 days past due). Lifetime ECL measurement applies to stage 2 and stage 3 assets, while 12-month ECL measurement applies to stage 1 assets. The Group believes that impairment losses are likely to increase and become more volatile for assets in the scope of the IFRS 9 impairment model. Based on the impairment methodology described below, the Group has estimated that application of IFRS 9’s impairment requirements at 1 January 2018 results in additional impairment losses as follows: (in EUR million) Estimated additional impairment recognised at 1 January 2018 Loans and advances to credit institutions Loans substitutes Treasury assets Financial guarantee contracts Undisbursed loans 312 2 3 53 17 Treasury assets are composed of high credit quality securities, therefore, the Group decided to make use of the IFRS 9 practical expedient for low credit risk financial instruments. The expected credit losses were calculated based on the following variables: • • • Probability of default (PD); Loss Given default (LGD); Exposure at default (EAD). The PD represents the likelihood of a counterpart defaulting on its financial obligation, either over the next 12 months, or over the remaining lifetime of the obligation. PD estimates are estimates at a certain date, which are calculated based on statistical rating models, and assessed using rating tools tailored to the various categories of counterparties and exposures. Ratings are primary input into the determination of the term structure of PD for exposures. The Group collects performance and default information about its credit risk exposures. The collected data are segmented by type of industry and by type of region. Different industries and regions reacting in an homogenous manner to credit cycles are analysed together. The Group employs statistical models to analyse the data collected and generate estimates of the remaining lifetime PD of exposures and how these are expected to change as a result of the passage of time. This analysis includes the identification and calibration of relationships between changes in default rates and changes in key macro-economic factors. The Group identified the gross domestic product (‘GDP’) growth as the relevant macro-economic factor. Based on projections of that variable, three macro-economic scenario’s are generated, which are then translated into credit cycles and finally into PD’s. The LGD represents the Group’s expectation of the extent of loss on a defaulted exposure. The LGD definition retained by the Group is derived from the following definition of Recovery rate (i.e. “1-LGD”): the recovery rate for each defaulted contract is the ratio between the discounted cash flows received after the default date and the capital outstanding at the default date. LGD varies by type of counterparty, type and seniority of claim and availability of collateral or other credit support. Recovery rates are defined across four main classes of borrowers: EU Sovereigns, non-EU Sovereigns and Public Institutions, Financial Institutions and Corporates. The EAD represents the expected exposure in the event of a default EAD and is based on the current exposure to the counterparty and potential changes to the current amount allowed under the contract including amortisation. The EAD of a financial asset is its gross carrying amount, the outstanding signed on-balance exposures. For lending commitments and financial guarantees, the EAD includes the amount drawn, as well as potential future amounts that may be drawn under the contract. 161 Gross additional impairment losses387

EIB Group Consolidated Financial Statements under IFRS

The Group estimated that the application of IFRS 9 impairment requirements at 1 January 2018 results in an increase of EUR 387 million over the impairment recognised under IAS 39.

The following table provides information about the estimated exposure to credit and ECLs for loans and advances to credit institutions and customers, loans substitutes, undisbursed loans and financial guarantee contracts: For an overview of credit risk on treasury transactions, see note S.2.4.1.

(in EUR million) *	Disbursed amount	Undisbursed amount **	Estimated impairment loss allowance	Credit impaired
Stage 1	395,590	113,907	82	No
Stage 2	40,931	5,151	297	No
Stage 3	1,903	71	433	Yes
Total	**438,424**	**119,129**	**812**	

* Excluding disbursed and undisbursed amounts of operations measured at FVTPL.
** For Stage 3, the undisbursed amounts relate to Financial Guarantee contracts.

Hedge Accounting

IFRS 9 offers at the time of adoption the opportunity to revoke the Fair Value Option and to replace it by the Hedge Accounting methodology. Group will make use of that opportunity to transfer part of its loans and borrowings currently at the Fair Value Option to Hedge Accounting.

IFRS 9 will require the Group to ensure that hedge accounting relationships are aligned with the Group's risk management objectives and strategy and to apply a qualitative and forward-looking approach to assessing hedge effectiveness. IFRS 9 also introduces new requirements on rebalancing hedge relationships and prohibiting voluntary discontinuation of hedge accounting. Under the new model, it is possible that more risk management strategies will qualify for hedge accounting.

To demonstrate that hedge relationships meet the requirements of IFRS 9, the Group will regularly assess their hedge effectiveness. Under IFRS 9, a hedging relationship qualifies for hedge accounting if it meets all of the following effectiveness requirements:
- There is an economic relationship between the hedged item and the hedging instrument;
- The effect of credit risk does not dominate the value changes that result from that economic relationship;
- The hedge ratio of the hedging relationship is the same as that resulting from the quantity of hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item.

In order to show an economic relationship between the hedged item and the hedging instrument the Group assesses whether the critical terms of the hedging instrument and the hedged item match or are closely aligned in which case the hedging relationship can be assumed to be highly effective. In order to show that the component of the fair value change due to credit risk is not dominating over the total fair value change the Group has defined qualitative measurements.

From the three types of hedging relationships recognised by IFRS 9, the Group will only apply fair value hedge accounting. A fair value hedge is a hedge of the exposure to changes in fair value of a recognised asset or liability or an unrecognised firm commitment, or a component of any such item, that is attributable to a particular risk and could affect profit or loss. Currently, Group's fair value hedge accounting relationships only cover interest rate risk and/or FX risk through interest rate swaps or cross-currency swaps.

The Group's makes use of the possibility provided by the Standard to separate the foreign currency basis spread ('CBS') and account for it under the cost of hedging approach. Consequently, this non-designated amount is recorded in OCI to the extent that it relates to the hedged item and is further accumulated within equity as a separate component of OCI. The initial CBS of the hedging instrument, measured at the date of designation, is amortised linearly over the residual lifetime of the hedge. Subsequent changes in the fair value of the CBS are recognised directly in OCI.

The estimated impact on reserves at 1 January 2018 as a result of the application of the IFRS hedge accounting requirements is an increase of EUR 646 million of the Group's equity. The initial CBS has been estimated at EUR -661 million as at 31 December 2017.

Disclosures

IFRS 9 will require extensive new disclosures, in particular about hedge accounting, credit risk and expected credit losses. The Group's preliminary assessment included an analysis to identify data gaps against current processes. The Group has planned to implement the system and controls changes that it believes will be necessary to capture the required data.

Transition

Changes in accounting policies resulting from the adoption of IFRS 9 will generally be applied retrospectively, except as described below:

- The Group will take advantage of the exemption allowing it not to restate comparative information for prior periods with respect to classification and measurement (including impairment) changes. Differences in the carrying amounts of financial assets and financial liabilities resulting from the adoption of IFRS 9 will generally be recognised in the Group's equity as at 1 January 2018.
- The new hedge accounting requirements should generally be applied prospectively, including the accounting for foreign basis spreads.
- The following assessments have to be made on basis of the facts and circumstances that exist at the date of initial application:
  - The determination of the business model within which a financial asset is held;
  - The designation and revocation of previous designations of certain financial assets and financial liabilities as measured at FVTPL;
  - The designation of certain investments in equity instruments not held for trading as at FVOCI.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognised. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes.

162

The core principle of IFRS 15 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Specifically, the Standard introduces a five-step approach to revenue recognition: • • • • • Identify the contract with the customer; Identify the performance obligations in the contract; Determine the transaction price; Allocate the transaction price to the performance obligations in the contracts; Recognize revenue when (or as) the entity satisfies the performance obligation. Under IFRS 15, an entity recognizes revenue when (or as) a performance obligation is satisfied, i.e. when ‘control’ of the goods or services underlying the particular performance obligation is transferred to the customer. Additional disclosures are required when IFRS 15 is to be effective. The standard gives a range of possible transition methods including (i) a full retrospective approach, (ii) a modified retrospective approach with optional practical expedients and (iii) a cumulative effect method with no restatement of comparative information. At this stage, the Group has finalised the assessment of the effects of applying the new standard on the consolidated financial statements. The nature of the following four main income types has been further analysed in order to assess whether the Standard applies to them or not: • • • • Interest and similar income Result on financial operations Other operating income Fee and commission income The Group’s analysis indicated that only fee and commission income is in scope of IFRS 15. Regarding Fee and commission income on loans and guarantees, the Group has performed an assessment per type of fee. The assessment is based on the fact that the fee, which is an integral part of the effective interest rate calculation, is considered as out of IFRS 15 scope (in scope of IFRS 9). For the types of fees that are in scope of IFRS 15, the Group assessed the revenue recognition pattern of each type according to the 5-step approach of IFRS 15 and compared it with the existing one. Regarding Fee and commission income on mandates, the Group performed an assessment of IFRS 15 requirements per contract with mandates or group of mandates with similar characteristics and similar types of fees. The outcome of the 5-step assessment of IFRS 15 has been compared with the existing revenue recognition method. IFRS 15 has been endorsed by the EU on 22 September 2016 and is effective for annual reporting periods beginning on or after 1 January 2018. The Group intends to adopt the standard using the modified retrospective approach which means that the cumulative impact of the adoption will be recognised in retained earnings as of 1 January 2018 and that comparatives will not be restated. Based on the detailed assessment of the impact resulting from the application of IFRS 15 by the Group, it is not expected that this new standard will have a significant impact on the Group’s consolidated financial statements. IFRS 16 Leases IFRS 16 was issued in January 2016 and replaces the current guidance of IAS 17. It will result in almost all leases being recognised on the balance sheet, as the distinction between operating and finance leases is removed. Under the new standard, an asset (the right to use the leased item) and a financial liability to pay rentals are recognised. The only exemptions are short-term and low-value leases. The accounting for lessors will not significantly change. IFRS 16 has been endorsed by the EU on 31 October 2017 and is effective for annual reporting periods beginning on or after 1 January 2019, with early adoption permitted if IFRS 15 is applied. The Group does not plan to adopt this standard early and does not expect to cause any material impact on the Group’s consolidated financial statements. IFRIC 22 Foreign currency transactions and advance consideration The Interpretation applies where an entity either pays or receives consideration in advance for foreign currency-denominated contract. It considers how to determine the date of the transaction when applying the standard on foreign currency transactions, IAS 21 and provides guidance whether the date of the transaction is the date when the asset, expense or income is initially recognised, or the earlier date on which the advance consideration is paid or received, resulting in recognition of a prepayment or deferred income. The Interpretation has not yet been adopted by the EU. According to the latest update of EFRAG, endorsement is not expected by the end of the year. The Group does not plan to adopt this interpretation early and does not expect to cause any material impact on the Group’s consolidated financial statements. A.4. Summary of significant accounting policies A.4.1. Basis of consolidation Subsidiaries Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. 163

EIB Group Consolidated Financial Statements under IFRS The Financial Statements comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and its subsidiaries, the European Investment Fund (the ‘Fund’ or ‘EIF’) and the EU Microfinance Platform FCP FIS (‘EUMPF’). The financial statements of both subsidiaries are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank holds 58.47% (2016: 59.88%) of the subscribed capital of the EIF and it holds 55.56% (2016: 55.56%) of the total committed units of the EUMPF and therefore has applied the principles provided for under IFRS 10 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB, the EIF and the EUMPF line by line by adding together like items of assets, liabilities, equity, income and expenses. After aggregation of the balance sheets and income statements, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Commitment on EIF shares held by third party investors Under the terms of a replacement share purchase undertaking in respect of the 1,869 shares held by the EIF’s non-controlling shareholders (2016: 1,758 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of the EIF and corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the fair value reserve, the retained earnings and profit for the year, net of the dividend decided by the EIF’s General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under “Other liabilities” (see also Note G). IFRS 10 requires that the acquisition of a non-controlling interest be accounted for as an equity transaction. The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the change in their relative interests in EIF net assets. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the financial liability is recognised directly in equity under “Other” and attributed to owners of the parent. Any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the income statement under “Interest expense and similar charges”. Interests in associates and joint ventures The Group’s interests in investees comprise interests in associates and joint ventures. Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than the rights to its assets and obligations for its liabilities. The accounting treatment for associates and joint ventures is further explained in Note A.4.7.3. Transactions eliminated on consolidation Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions are eliminated. Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment. A.4.2. Foreign currency translation The Financial Statements are presented in euro (‘EUR’), as the functional currency of the Bank and unit of measurement for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement. A.4.3. Derivatives All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time the value of money, yield curve and volatility of the underlying. The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast 164 transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option and a significant reduction of the accounting mismatch is thus obtained. The Group currently does not use any of the hedge accounting possibilities available under IAS 39. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. Changes in the fair value of derivatives are included in “Result on financial operations”. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. Realised and unrealised gains and losses are recognised in “Result on financial operations”. Accrued interest on derivatives is part of the fair value recorded. A derivative may be embedded in a “host contract”. Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in the consolidated income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative. A.4.4. Financial instruments Derivative financial instruments are initially recognised using the trade date basis. Non-derivative financial instruments are initially recognised using the settlement date basis. Fair value of financial instruments Fair value is the price that would be received on selling an asset or paid on transferring a liability in an orderly transaction between market participants at the measurement date in the principal, or in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk. When applicable, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an on-going basis. Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction. Portfolios of financial assets or financial liabilities that are exposed to market or credit risk that are managed by the Group on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received on selling a net long position or paid on transferring a net short position for a particular risk exposure. These portfolio level adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio. The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements: • • Level 1: inputs that are unadjusted quoted market prices in active markets for identical instruments to which the Group has access. Level 2: inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using quoted market prices in active markets for similar instruments, quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data. Level 3: inputs that are not observable. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments. • The Group recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. A.4.5. Cash and cash equivalents The Group defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.4.6. Fee and commission income The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories: • income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis; and 165

EIB Group Consolidated Financial Statements under IFRS • income earned from providing transaction-type services. Fees earned from services that are provided over a certain period of time are recognised on an accruals basis over the service period. Fees earned from providing transaction-type services are recognised when the service has been completed. Fees or components of fees that are performance linked are recognised when the performance criteria are fulfilled. A.4.7.Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities A.4.7.1.Held for trading portfolio The held for trading portfolio (Operational portfolios P1 and P2) comprises listed debt securities issued and guaranteed by financial institutions. The debt securities are owned by the Group. Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”. Interest income on trading portfolio assets is included in “Interest and similar income”. The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management estimates, as applicable. A.4.7.2.Held-to-maturity portfolio The held-to-maturity portfolio comprises of the Group’s Long Term Hedge Portfolio (‘LTHP’), the Treasury Monetary Portfolio (‘TMP’) and the Loan substitutes portfolio (see Note B.2). The Group’s long term hedge portfolio contains securities of the Bank’s LTHP portfolio and the EIF investment portfolio and consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: - Governments of the European Union Member States, G10 countries and their agencies; or - Supranational public institutions, including multinational development banks. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. Treasury Monetary Portfolio TMP of the Group is held for the purpose of maintaining an adequate level of liquidity in the Group and comprises money market products with a maximum maturity of twelve months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortised cost. The Loan substitutes portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (‘SPVs’) or trust vehicles. These securities are classified as held-to-maturity and recorded at amortised cost. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event") and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. Impairment loss is recognised in profit and loss and the amount of the loss is measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate. A.4.7.3.Available-for-sale portfolio The available-for-sale portfolio comprises the remaining securities formerly held in the operational money market portfolio A2 and operational bond portfolio B1 (currently SLP portfolio, see Note B.2), of the Unitary Fund and operational portfolio of the Fund and shares and other variable-yield securities (see Note B.3). Securities are classified as available-for-sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. "held for trading" or "held-to-maturity". The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio. Financial instruments within one portfolio always have the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, credit quality, foreign exchange rates or equity prices. Available-for-sale financial investments are carried at fair value. They are initially recorded at fair value plus transaction costs. Unrealised gains or losses, excluding foreign currency translation gains and losses, are reported in comprehensive income and accumulated in the fair value reserve until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. Foreign currency translation gains and losses are reported in the consolidated income statement. If an available-for-sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in the fair value reserve is included in the consolidated income statement for the period. A financial investment is considered to be impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered to be impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognised valuation techniques. Financial assets are derecognised when the right to receive cash flows from the financial assets has expired or where the Group has transferred substantially all risks and rewards of ownership. On disposal of an available-for-sale investment, the accumulated unrealised gain or loss included in the fair value reserve is transferred to consolidated income statement for the period. Gains and losses on disposal are determined using the weighted average cost method. Interest and dividend income on available-for-sale financial investments are included in “Interest and similar income” 166 and “Income from shares and other variable-yield securities”. Interest on available-for-sale debt securities and other fixed income securities is recognised in the income statement using the effective interest method. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established. The determination of fair values of available-for-sale financial investments is based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates that are commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons with similar companies for which quoted market prices are available. Venture capital operations and investment funds held represent medium and long term investments. They are measured at fair value, which is determined by applying the aggregated Net Asset Value (‘NAV’) method. This valuation method implicitly assumes that if the NAVs of underlying funds (as derived from the latest available before year-end fund managers’ reports) can be considered to be equivalent to fair value as determined under IAS 39, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IAS 39. In order to bridge the interval between the last available NAVs and the year-end reporting, a subsequent event review procedure is performed and if materially different the reported NAVs are adjusted. For specific investments where NAVs cannot readily be determined, other guidelines (for example the international private equity and venture capital valuation guidelines, International Private Equity and Venture Capital Valuation (‘IPEV’) Guidelines, as published by European Private Equity and Venture Capital Association (‘EVCA’) might be used and more detailed monitoring and review will be required. In accordance with this method, the funds are internally classified into three categories: • Category I – funds that have adopted the fair value requirements of IAS 39 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered to be in line with IAS 39, for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. Category III – funds that have not adopted the fair value requirements of IAS 39 or any other valuation guidelines in line with IAS 39. • • The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events occurring after the initial recognition of the asset (an incurred “loss event") and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. In the case of equity investments classified as available-for-sale, this would include a significant or prolonged decline in the fair value of the investments below its cost. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement, is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the consolidated income statement; increases in their fair value after impairment are recognised directly in equity. In contrast, if in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through the income statement. The Group complies with conditions to use the private equity and similar entities exemption in IAS 28 and IFRS 11 and does not use equity accounting on, or proportionately consolidate investments in joint ventures, if any. Upon initial recognition, any holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IAS 39, with changes in fair value being recognised in the consolidated income statement during the period of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such a fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or venture capital fund do not determine the policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice. A.4.8. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers (or “Loans and receivables”) include loans where money is provided directly to the borrower. Loans and receivables are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded in the memorandum items at their nominal value. Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the balance sheet. Changes in fair value are recorded in “Result on financial operations”. 167

EIB Group Consolidated Financial Statements under IFRS A.4.8.1.Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. A.4.8.2.Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest earned on reverse repurchase agreements is recognised as interest income over the life of each agreement. A.4.8.3.Fees on loans Front-end fees on loans are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan. A.4.8.4.Interest subsidies Interest subsidies received in advance (see Note F) are deferred in accordance with IAS 18, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.9. Impairment on loans and advances Impairment on loans and advances or provisions on commitments are recorded if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or an equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or some other credit product. Impairment is reported as a reduction of the carrying amount of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in “Provisions”. Additional impairment or provisions for credit losses are made through “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. A.4.9.1.Impairment allowances related to individual loans and advances Impairment losses have been made for individual loans and advances outstanding at the end of the financial year where objective evidence exists of risks of non-recovery of all or part of the amounts outstanding according to the original contractual terms or the equivalent value. Changes to these provisions are recorded in the consolidated income statement as "Change in impairment on loans and advances and provisions on guarantees, net of reversals". Allowances and provisions for credit losses are evaluated on the basis of the following counterparty-specific principles. A claim is considered impaired when the Bank determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and the estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim may be discontinued. 168

A.4.10.Financial guarantees Financial guarantee contracts are contracts that require the Group to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payments when due in accordance with the terms of a debt instrument. Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts) and are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as “Derivatives” or as “Financial Guarantees”, depending on their features and characteristics as defined by IAS 39. The accounting policy for derivatives is disclosed under Note A.4.3. Financial guarantees are initially recognised in the consolidated balance sheet under “Other liabilities” at fair value plus transaction costs that are directly attributable to the issuance of the financial guarantees. At initial recognition the obligation to pay corresponds to the Net Present Value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured at the higher of 1) the amount initially recognised less, where appropriate, cumulative amortisation recognised in accordance with IAS 18 Revenue and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. The best estimate of expenditure is determined in accordance with IAS 37. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the statement of financial position date. When a financial guarantee operation measured under IAS 39 is derecognised and treated under IAS 37, its value previously recorded under “Other liabilities” is transferred to the caption “Provisions for guarantees issued” on the balance sheet. Any increase or decrease in the net liability (as measured per IAS 39) relating to financial guarantees other than the payment of guarantee calls is recognised in the consolidated income statement under “Result on financial operations”. The provision for financial guarantees (as measured per IAS 37) is recognised in the consolidated income statement under “Change in impairment on loans and advances and provisions for guarantees, net of reversals”. The premium received is recognised in the consolidated income statement in “Fee and commission income” on the basis of an amortisation schedule in accordance with IAS 18 over the life of the financial guarantee. A.4.11.Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Group's headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • • • • Buildings in Kirchberg and Weimershof: 30 years Permanent equipment, fixtures and fittings: 10 years Furniture: 5 years Office equipment and vehicles: 3 years A.4.12. Investment property Investment property is property held to earn rentals or for capital appreciation or both. Investment property is stated at cost less accumulated depreciation and impairment losses and is reviewed for signs of impairment at the balance sheet date. Depreciation is calculated on a straight-line basis using the same estimated useful lives as property, furniture and equipment. A.4.13.Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. 169

EIB Group Consolidated Financial Statements under IFRS Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.4.14.Non-current assets held for sale Non-current assets classified as held for sale include assets reclassified from investment property for which the sale is highly probable and the asset is available for immediate sale in its current condition. They are classified as held for sale as their carrying amount will be recovered through a sale transaction rather than through continuing use and are measured at the lower of carrying amount and fair value less costs to sell. A.4.15.Pension plans and health insurance scheme The Group operates defined-benefit pension plans to provide retirement benefits to its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined-benefit pension plan is based on the current service cost and interest cost as determined by qualified external actuaries. A.4.15.1. Pension plans for staff The Bank’s main pension plan is a defined-benefit pension plan funded by contributions from staff and from the Bank, covering all Bank employees. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was performed as at 30 September 2017, with an extrapolation to 31 December 2017. The main actuarial assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits are recognised in full in Other comprehensive income. Net interest cost is recognised in the income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined-benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.15.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined-benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by a contribution from the Fund and its employees. Entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined-benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.15.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The Pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.15.1). A.4.15.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”. A.4.16. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are initially recorded at cost and are presented in the financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the income statement as Interest expense and similar charges using the effective interest method. A.4.17.Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value and recorded in the balance sheet at fair value. Changes in fair value are recorded in “Result on financial operations”. The fair value measurement technique employed, in the event of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. 170

Combined debt instruments that are related to foreign exchange rates or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded a swap agreement to fully hedge the exposure. It is Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus selected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Note Q – Derivative financial instruments). Interest expense on debt instruments is included in the account “Interest expense and similar charges” in the consolidated income statement and under the liabilities caption including the underlying debt instruments in the consolidated balance sheet. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the consolidated income statement is immediate. A.4.18.Prepayments – Deferred income These accounts comprise: • • Prepayments: expenditure incurred during the financial year, but relating to a subsequent financial year. Deferred income: income received before the balance sheet date, but relating to a subsequent financial year. A.4.19. Reserves A.4.19.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.4.19.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.19.3. Fair value reserve The fair value reserve includes the change in fair value of available for sale financial assets (other than impairments). A.4.19.4. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.4.19.5. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.4.20.Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.4.21.Interest income and expense Interest income and interest expense are recognised in the income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. In accordance with the provisions of IAS 39 – Financial Instruments: Recognition and Measurement - the Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.1), EIF non-controlling interests are presented under “Interest expense and similar charges”, in conformity with the anticipated acquisition method. 171

EIB Group Consolidated Financial Statements under IFRS

A.4.22. Dividend income

Dividends are recognised in the income statement *income from shares and other variable-yield securities* when the entity's right to receive payment is established.

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio, shares and other variable-yield securities and interest in other entities (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 162,483 at 31 December 2017 (2016: EUR '000 316,769).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 162,448 as at 31 December 2017 (2016: EUR '000 316,734).

B.2. Debt securities portfolio

The details of each portfolio as at 31 December 2017 and 2016 are as follows:

	31.12.2017	31.12.2016
Treasury bills and other bills eligible for refinancing with central banks	41,642,957	51,759,729
Debt securities including fixed-income securities	15,765,397	15,913,385
Total debt securities(*)	**57,408,354**	**67,673,114**

(*)of which EUR '000 7,472,799 unlisted at 31 December 2017 (2016: EUR '000 16,976,819).

At 31.12.2017	Classification	Book value	Fair value(1)
Group long term hedge portfolio	Held-to-maturity	551,119	667,634
Treasury Monetary Portfolios			
- Money market securities	Held-to-maturity	27,930,209	27,931,715
Securities liquidity portfolios:			
- P1: Fixed rate portfolio	Trading	4,594,500	4,594,501
- P2: Floating rate portfolio	Available for sale	20,284(2)	20,284
- P2: Floating rate portfolio	Trading	2,917,196	2,917,196
Operational portfolio – EIF	Available for sale	1,249,000(3)	1,249,000
ABS Portfolio EIF	Loans and receivable	199,422	199,422
Loan substitutes portfolio (Note D)	Held-to-maturity	4,414,515	4,624,358
Loan substitutes portfolio (Note D)	Loans and receivable	15,532,109	15,589,015
Total debt securities		**57,408,354(4)**	**57,793,125**

(1)Fair value including accrued interest
(2)Including unrealised gain of EUR '000 252
(3)Including unrealised gain of EUR '000 30,914
(4)Of which cash and cash equivalents EUR'000 18,969,421

At 31.12.2016	Classification	Book value	Fair value(1)
Group long term hedge portfolio	Held-to-maturity	567,001	706,035
Treasury Monetary Portfolios			
- Money market securities	Held-to-maturity	37,537,451	37,530,726
Securities liquidity portfolios:			
- P1: Fixed rate portfolio	Trading	2,987,023	2,987,023
- P2: Floating rate portfolio	Available for sale	66,679(2)	66,679
- P2: Floating rate portfolio	Trading	4,133,731	4,133,731
Operational portfolio – EIF	Available for sale	1,285,902(3)	1,285,902
ABS Portfolio EIF	Loans and receivable	178,677	178,677
Loan substitutes portfolio (Note D)	Held-to-maturity	6,769,389	7,123,683
Loan substitutes portfolio (Note D)	Loans and receivable	14,147,261	14,131,708
Total debt securities		**67,673,114(4)**	**68,144,164**

(1)Fair value including accrued interest
(2)Including unrealised gain of EUR '000 1,750
(3)Including unrealised gain of EUR '000 54,680
(4)Of which cash and cash equivalents EUR'000 23,483,405

172

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No impairment has occurred on any asset in this portfolio and hence no impairment has been accounted for as at 31 December 2017 and 2016.

EU sovereign exposure

The Group did not record impairment in 2017 and 2016 in respect of its held to maturity and available for sale EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as on a detailed review of any fair value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2017 and 2016:

At 31.12.2017	Book value	Fair value(1)
EU sovereigns		
Austria	103,019	103,012
Belgium	1,157,756	1,157,739
Czech Republic	808,754	886,509
Denmark	551,407	551,426
Finland	327,465	327,600
France	4,706,614	4,715,944
Germany	1,720,388	1,783,716
Greece	15,534	15,729
Hungary	37,213	39,079
Ireland	126,381	126,408
Italy	3,708,226	3,736,636
Lithuania	13,630	13,630
Luxembourg	5,555	5,555
Netherlands	130,298	142,422
Poland	169,117	171,328
Portugal	10,453	10,453
Romania	106,550	106,592
Slovakia	49,254	50,007
Slovenia	25,626	25,588
Spain	2,510,083	2,510,525
Sweden	373,442	373,311
United Kingdom	2,050,906	2,050,860
	18,707,671	**18,904,069**
Non-EU sovereign and other bonds	**38,700,683**	**38,889,056**
Total	**57,408,354**	**57,793,125**

(1)Fair value including accrued interest

At 31.12.2016	Book value	Fair value(1)
EU sovereigns		
Austria	1,290,326	1,289,730
Belgium	910,402	910,947
Bulgaria	6,251	6,254
Czech Republic	720,360	839,791
Denmark	107,736	107,745
Finland	49,432	49,432
France	6,374,307	6,384,212
Germany	4,054,557	4,127,051
Greece	33,009	32,548
Hungary	19,272	21,810
Ireland	27,499	27,499
Italy	6,943,382	6,972,927
Lithuania	25,247	25,247
Luxembourg	17,241	17,241
Netherlands	1,312,866	1,326,790
Poland	140,671	143,709
Portugal	842,383	842,434
Slovakia	124,920	125,841
Slovenia	12,162	12,147
Spain	2,917,113	2,917,877
Sweden	471,382	471,308
United Kingdom	23,955	23,955
	26,424,473	**26,676,495**
Non-EU sovereign and other bonds	**41,248,641**	**41,467,669**
Total	**67,673,114**	**68,144,164**

(1)Fair value including accrued interest

173

EIB Group Consolidated Financial Statements under IFRS

B.3. Shares and other variable-yield securities

The balance comprises:

	Venture capital operations	EBRD shares	Investment funds	Total
Cost:				
At 1 January 2017	4,035,661	157,500	705,719	**4,898,880**
Additions	1,249,468	0	321,549	**1,571,017**
Disposals	-491,813	0	-184,797	**-676,610**
At 31 December 2017	**4,793,316**	**157,500**(1)	**842,471**	**5,793,287**
Unrealised gains/losses				
At 1 January 2017	1,748,576	285,097	183,646	**2,217,319**
Unrealised gains	635,730	24,874	60,177	**720,781**
Unrealised losses	-329,782	0	-43,747	**-373,529**
At 31 December 2017	**2,054,524**	**309,971**	**200,076**	**2,564,571**
Impairment				
At 1 January 2017	-1,038,156	0	-49,832	**-1,087,988**
Net additions	-29,543	0	4,824	**-24,719**
At 31 December 2017	**-1,067,699**	**0**	**-45,008**	**-1,112,707**
Net book value:				
At 31 December 2017	**5,780,141**	**467,471**	**997,539**	**7,245,151**
At 31 December 2016	**4,746,081**	**442,597**	**839,533**	**6,028,211**

(1) The amount of EUR '000 157,500 (2016: EUR '000 157,500) corresponds to the capital paid in by the Group as at 31 December 2017 with respect to its subscription of EUR '000 900,440 to the capital of the European Bank for Reconstruction and Development ('EBRD'). As at 31 December 2017, the Group holds 3.03% of the subscribed capital of the EBRD (2016: 3.03%).

B.4. Interest in other entities

B.4.1. Composition of the Group

B.4.1.1. The European Investment Fund

The European Investment Fund (the 'Fund' or 'EIF') was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37 B, avenue J.F. Kennedy, L-2968 Luxembourg.

The Bank holds 58.47% (2016: 59.88%) of the subscribed capital of the EIF amounting to EUR 4.5 billion (2016: EUR 4.38 billion).

The primary task of the EIF, while providing an adequate return on equity, is to contribute to the pursuit of EU objectives through:

- the provision of guarantees to financial institutions that cover credits to small and medium sized enterprises ('SMEs');
- the acquisition, holding, managing and disposal of equity participations;
- the administration of special resources entrusted by third parties; and
- related activities.

The EIF has share capital consisting solely of ordinary shares, which are held directly by the Bank and the proportion of ownership interests held equals to the voting rights held by Bank. The country of incorporation or registration is also its principal place of business.

B.4.1.2. EU Microfinance Platform FCP FIS

The EUMPF is structured as a Luxembourg "fonds commun de placement – fonds d'investissement spécialisé" governed by the Law of 13 February 2007 relating to specialised investment funds (the "2007 Law") and launched on 22 November 2010. It was established as an umbrella fund, which may have several sub-funds. It was launched with an unlimited duration, provided that the fund is, however, automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time.
Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund.

The EUMPF is an unincorporated co-ownership of securities and other eligible assets and does not have legal personality. It is therefore managed in the exclusive interests of the Unitholders by the Management Company ("EIF") in accordance with Luxembourg laws and the Management Regulations.

As per the Management Regulations, the EIF serves as Management Company to the EUMPF umbrella fund and the EPMF compartment. In line with regulatory requirements thereon, standard investment decisions on behalf of the EUMPF are taken by the EIF in its capacity as Management Company and with strict adherence to the relevant Management Regulations agreed with investors.

The overall investment objective of the EUMPF is to invest its assets in a wide range of securities and other assets permitted to a specialised investment fund governed by the 2007 Law as amended with the purpose of spreading investment risks and affording its investors the results of the management of its portfolio.

The specific investment objective of the EUMPF is to increase access to and the availability of a range of financial products and services in the area of microfinance for:

174

- Persons starting their own enterprise, including self-employment;
- Enterprises, especially microenterprises;
- Capacity building, professionalisation and quality management of microfinance institutions and of organisations active in the area of microfinance;
- Local and regional employment and economic development initiatives.

The Bank holds 55.56% (2016: 55.56%) of the total committed units of the EUMPF amounting to EUR 180.0 million. As of 1 January 2015, the Bank has decided to consolidate EUMPF.

The non-controlling interest amounts to EUR 67.4 million as at 31 December 2017 (2016: EUR 75.1 million).

The Bank, the EIF and the EUMPF together are defined as the 'Group'.

B.4.2. Involvement with unconsolidated structured entities

Definition of a structured entity

A structured entity is one that has been designed so that voting or similar rights are not the dominant factor in deciding, who controls the entity. IFRS 12 observes that a structured entity often has some or all of the following features:

- Restricted activities;
- A narrow and well-defined objective, such as to effect a tax-efficient lease, carry out research and development activities, provide a source of capital or funding to an entity or provide investment opportunities for investors by passing on risks and rewards associated with the assets of the structured entity to investors;
- Insufficient equity to permit the structured entity to finance its activities without subordinated financial support;
- Financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches).

Unconsolidated structured entities

The term 'unconsolidated structured entities' refers to all structured entities that are not controlled by the Group and includes interests in structured entities that are not consolidated.

Definition of Interests in structured entities:

IFRS 12 defines "interests" broadly to include any contractual or non-contractual involvement that exposes the reporting entity to variability in returns from the performance of the entity. Examples of such interests include the holding of equity interests and other forms of involvement such as the provision of funding, liquidity support, credit enhancements, commitments and guarantees to the other entity. IFRS 12 states that a reporting entity does not necessarily have an interest in another entity solely because of a typical customer supplier relationship.

Type of structured entity	Nature and purpose	Interest held by the Group
Project Finance - lending to Special Purposes Vehicles ("SPVs")	Project Finance Transactions (PF Operations) are transactions where the Group relies for the servicing of its debt on a borrower whose sole or main source of revenue is generated by a single or limited number of assets being financed by such debt or other pre-existing assets contractually linked to the project. PF operations are often financed through SPVs.	Net disbursed amounts Interest income
Venture capital and investment funds	The Group finances venture capital and investment funds. Venture capital and investment funds pool and manage money from investors seeking private equity stakes in small and medium-size enterprises with strong growth potential as well as financing infrastructure projects.	Investments in units/shares issued by venture capital and investment funds Dividends received as dividend income
Assets Backed Securities issued by SPVs	Investing in notes issued by SPVs is a Group's alternative mean of providing funds to a project promoter or intermediary. Asset Backed Securities are issued by a segregated SPV and are backed by a pool of assets originated by a financial or another institution. It should be noted that the Group does not act as sponsor/promoter of such SPVs.	Investments in notes issued by the SPVs Interest income
Guarantees granted in respect of loans granted by third parties SPVs	The Group enters into guarantees and unfunded securities transactions that can be granted to financial institutions, public entities or SPVs.	Guaranteed exposures Guarantee fees
Mandate management	The Group manages mandates on behalf of third parties and is entrusted with the management of external funds and provides related back-office and accounting services.	Management fees for services

175

EIB Group Consolidated Financial Statements under IFRS

The table below shows the carrying amounts of unconsolidated structured entities in which the Group has an interest at the reporting date, as well as the Group's maximum exposure to credit risk in relation to those entities. The maximum exposure to credit risk includes the carrying amounts and the related undisbursed commitments.

(in EUR million)	Caption	31.12.2017 Carrying amount	31.12.2017 Maximum Exposure to Credit Risk	31.12.2016 Carrying amount	31.12.2016 Maximum Exposure to Credit Risk
Project finance - lending to SPVs	Loans and advances to customers	14,281	15,766	15,157	16,288
Venture capital and investment funds (refer to Note B.3)	Shares and other variable-yield securities	6,778	15,324	5,586	12,440
Loan substitutes – Investments in Asset Backed Securities issued by SPVs (refer to Note S.2.3.6)	Debt securities including fixed-income securities	5,873	5,873	7,318	7,318
Guarantees granted in respect of loans granted by third parties SPV (Notes S.2.5.3)	Provisions for guarantees issued	23	6,818	42	6,069
Total		**26,955**	**43,781**	**28,103**	**42,115**

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2017	31.12.2016
Term deposits	25,740,610	24,631,472
Overnight deposits	200,000	174,000
Tripartite reverse repos	7,948,706	10,410,688
Loans and advances to credit institutions	**33,889,316**	**35,216,160**
Loans and advances to customers	**1,740,923**	**2,219,000**
Total other loans and advances	**35,630,239**	**37,435,160**
Of which cash and cash equivalents	31,958,799	30,492,322

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2017	Total 2016
Disbursed portion	123,155,257	333,890,113	457,045,370	458,730,797
Undisbursed loans	28,890,536	84,037,546	112,928,082	113,320,448
Aggregate loans granted	**152,045,793**	**417,927,659**	**569,973,452**	**572,051,245**
Loan instalments receivable	18,902	208,419	227,321	116,986
Loan substitutes portfolio (Note B.2)			19,946,624	20,916,650
Aggregate loans including loan substitutes portfolio			**590,147,397**	**593,084,881**

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D.2. Impairment on loans and advances, net of reversals

Specific impairment is created when there is objective evidence of impairment. The amount of such provisioning reflects the difference between the loan's nominal value and the present value of all the expected future cash flows generated by the impaired asset.

Movements in the specific impairment are detailed below:

	2017	2016
At 1 January	476,692	489,284
Release during the year	-180,039	-46,504
Use during the year	-2,616	0
Allowance during the year	120,922	38,882
Foreign exchange adjustment	-5,302	-4,970
At 31 December	**409,657**	**476,692**

The accrued interest on impaired loans as at 31 December 2017 amounts to EUR '000 7,000 (2016: EUR '000 8,667). The financial collateral held for impaired loans is disclosed in Note S.2.3.4.

D.3. Geographical breakdown of lending by country in which projects are located

Loans for projects within the European Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted(*)	Disbursed portion(*)	Undisbursed portion	% of total 2017	% of total 2016
Spain	800	95,539,859	87,963,538	7,576,321	16.18%	16.06%
Italy	760	68,660,891	56,390,738	12,270,153	11.63%	11.69%
France	565	57,552,726	43,967,498	13,585,228	9.76%	9.54%
United Kingdom	324	49,802,981	44,082,225	5,720,756	8.44%	8.92%
Germany	406	46,443,535	37,792,860	8,650,675	7.87%	8.03%
Poland	374	45,679,978	34,559,776	11,120,202	7.74%	7.45%
Greece	162	19,973,129	18,168,015	1,805,114	3.39%	3.35%
Portugal	267	19,391,630	17,645,730	1,745,900	3.29%	3.34%
Austria	187	15,937,173	13,803,688	2,133,485	2.70%	2.82%
Netherlands	137	14,851,737	12,182,305	2,669,432	2.52%	2.30%
Belgium	146	13,509,816	10,179,695	3,330,121	2.29%	2.31%
Sweden	103	10,977,523	7,133,177	3,844,346	1.86%	1.60%
Hungary	90	10,273,633	8,419,772	1,853,861	1.74%	1.82%
Finland	156	9,673,938	7,177,274	2,496,664	1.64%	1.60%
Czech Republic	117	7,645,779	6,972,142	673,637	1.30%	1.32%
Romania	111	7,154,426	4,435,083	2,719,343	1.21%	1.15%
Ireland	68	6,278,004	4,858,404	1,419,600	1.06%	0.96%
Slovakia	72	5,062,251	3,620,884	1,441,367	0.86%	0.87%
Croatia	63	4,359,903	3,472,830	887,073	0.74%	0.70%
Slovenia	55	3,707,862	3,151,573	556,289	0.63%	0.68%
Denmark	44	3,056,026	1,978,007	1,078,019	0.52%	0.46%
Cyprus	52	2,693,869	1,993,922	699,947	0.46%	0.44%
Bulgaria	47	2,430,176	1,709,529	720,647	0.41%	0.46%
Lithuania	25	1,947,336	1,628,141	319,195	0.33%	0.35%
Estonia	31	1,366,724	1,033,754	332,970	0.23%	0.24%
Latvia	18	1,096,764	788,271	308,493	0.19%	0.18%
Luxembourg	14	652,326	370,725	281,601	0.11%	0.15%
Malta	13	454,083	346,326	107,757	0.08%	0.07%
Sub-total	**5,207**	**526,174,078**	**435,825,882**	**90,348,196**	**89.18%**	**88.86%**

177

EIB Group Consolidated Financial Statements under IFRS

Loans for projects outside the European Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted(*)	Disbursed portion(*)	Undisbursed portion	% of total 2017	% of total 2016
Candidate Countries	321	22,802,822	19,644,678	3,158,144	3.87%	4.27%
Mediterranean Countries	234	16,562,702	10,234,486	6,328,216	2.81%	2.77%
Eastern Europe, Southern Caucasus and Russia	90	7,181,325	2,059,335	5,121,990	1.22%	1.33%
Asia	62	5,766,435	2,205,604	3,560,831	0.98%	0.83%
ACP States	100	3,541,655	1,421,658	2,119,997	0.60%	0.67%
Latin America	49	3,524,659	2,148,319	1,376,340	0.60%	0.51%
EFTA Countries	26	1,737,840	1,425,112	312,728	0.29%	0.27%
Potential Candidate Countries	37	1,507,666	1,143,331	364,335	0.26%	0.27%
South Africa	22	1,083,018	853,213	229,805	0.18%	0.21%
Overseas Countries and Territories	3	37,876	30,376	7,500	0.01%	0.01%
Sub-total	**944**	**63,745,998**	**41,166,112**	**22,579,886**	**10.82%**	**11.14%**
Total 2017(*)	**6,151**	**589,920,076**	**476,991,994**	**112,928,082**	**100.00%**	
Total 2016(*)	**6,041**	**592,967,895**	**479,647,447**	**113,320,448**		**100.00%**

(*) Aggregate loans including loan substitutes and excluding loan instalments receivables (2017: EUR 227 million, 2016: EUR 117 million).

D.4. Change in provisions on guarantee operations

A provision for guarantees issued has been recognised as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR '000 23,460 as at 31 December 2017 (2016: EUR '000 42,479).

Note E – Property, furniture, equipment and intangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Cost:					
At 1 January 2017	20,145	375,046	94,256	489,447	22,172
Additions	0	6,728	17,520	24,248	13,273
Disposals	0	0	-19,230	-19,230	-6,503
At 31 December 2017	**20,145**	**381,774**	**92,546**	**494,465**	**28,942**
Accumulated depreciation:					
At 1 January 2017	0	-167,174	-49,373	-216,547	-5,953
Depreciation	0	-9,792	-22,018	-31,810	-7,388
Disposals	0	0	19,230	19,230	5,663
At 31 December 2017	**0**	**-176,966**	**-52,161**	**-229,127**	**-7,678**
Net book value:					
At 31 December 2017	**20,145**	**204,808**	**40,385**	**265,338**	**21,264**
At 31 December 2016	**20,145**	**207,872**	**44,883**	**272,900**	**16,219**

All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the "cost model" under IAS 16. The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR '000 38,513 (2016: EUR '000 31,785), which is expected to be completed in 2021.

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Note F – Deferred income (in EUR '000)

	31.12.2017	31.12.2016
Interest subsidies received in advance(1)	101,077	106,693
Prepaid management fees	14,504	16,638
Other	64,734	47,902
	180,315	**171,233**

(1) Part of the amounts received from the European Commission has been made available as a long term advance which is entered on the liabilities side under item *Deferred income*, and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the Union from the Group's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note G – Other assets and other liabilities (in EUR '000)

G.1. Other assets

	31.12.2017	31.12.2016
Commission receivable on guarantees and Venture Capital Operations	88,702	62,372
Other	43,789	50,529
Receivables on sale of Venture Capital Operations	19,655	20,389
Staff housing loans and advances(1)	2,485	3,278
Total	**154,631**	**136,568**

(1) The balance above relates to staff housing loans disbursed previously to employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's Staff Regulations. The same interest rates, terms and conditions are applicable to all employees concerned.

G.2. Other liabilities

	31.12.2017	31.12.2016
Commitment to purchase EIF non-controlling interest(2)	813,042	753,544
Optional Supplementary Provident Scheme (Note J)	526,536	470,839
Personnel costs payable	114,925	92,495
Financial guarantees	91,807	85,878
Accounts payable and sundry creditors	53,349	49,590
Payable on HIPC Initiative	13,596	13,596
First Loss Piece Contribution	8,164	101,079
Western Balkans infrastructure fund	393	886
Other	108,666	114,555
Total	**1,730,478**	**1,682,462**

(2) As at 31 December 2017, the portion of EIF non-controlling interest on the balance sheet amounts to EUR 813 million (2016: EUR 754 million) and on the consolidated result (Note L) amounts to EUR -36 million (2016: EUR -49 million).

179

EIB Group Consolidated Financial Statements under IFRS

Note H – Amounts owed to credit institutions and customers (in EUR '000)

H.1. Amounts owed to credit institutions

	31.12.2017	31.12.2016
Repayable on demand	4,952,467	12,420,433
Short term deposits	57,526	213,198
Repo with banks	0	314,990
Cash deposited on swaps payable	0	166,019
Total	**5,009,993**	**13,114,640**

H.2. Amounts owed to customers

	31.12.2017	31.12.2016
Overnight deposits	4,160	12,971
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	372,158	375,451
- Deposit accounts	1,546,248	1,538,908
Short term deposits	8,346	25,030
Total	**1,930,912**	**1,952,360**

Note I – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted. The caption '*Debts evidenced by certificates*' includes '*Debt securities in issue*' (securities offered to the general investing public) and '*Others*' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2017 and 2016, together with the average rates and due dates.

Debts evidenced by certificates (in EUR '000)					
Payable in	**Outstanding at 31.12.2017**	**Average rate 2017(*)**	**Due dates**	**Outstanding at 31.12.2016**	**Average rate 2016(*)**
EUR	233,246,441	2.00	2018/2057	220,901,207	2.21
USD	119,928,350	1.75	2018/2058	146,683,436	1.67
GBP	49,311,992	2.63	2018/2054	51,872,036	2.86
AUD	11,111,557	4.54	2018/2042	12,317,012	4.85
CHF	6,831,909	2.16	2018/2036	8,002,794	2.14
SEK	5,369,877	2.57	2018/2040	5,214,132	2.96
NOK	4,071,522	1.98	2018/2037	5,240,229	2.70
TRY	4,008,066	8.23	2018/2027	3,498,782	7.38
ZAR	3,778,963	7.83	2018/2032	3,683,341	7.60
JPY	3,698,520	1.00	2018/2053	6,732,871	1.11
CAD	3,562,299	2.00	2018/2045	3,784,938	2.02
PLN	2,097,199	2.65	2021/2026	872,846	2.83
MXN	1,007,979	4.96	2020/2027	369,743	4.34
NZD	459,941	3.74	2018/2021	577,253	4.21
CZK	410,718	2.18	2018/2034	399,456	2.16
HUF	290,658	0.07	2020/2021	291,127	0.66
RUB	230,574	6.75	2018/2020	307,154	6.73
DKK	124,133	3.46	2024/2026	124,308	3.46
RON	18,890	1.15	2019/2019	19,388	0
HKD	12,974	4.96	2019/2019	30,584	5.27
CNY	12,801	3.28	2018/2018	0	0
Total	**449,585,363**			**470,922,637**	

	Outstanding at 31.12.2017	Outstanding at 31.12.2016
Total (notional value)(**)	**449,585,363**	**470,922,637**
Fair value adjustment and accrued interest on borrowings	40,442,293	46,980,209
Total debts evidenced by certificates	**490,027,656**	**517,902,846**

(*) Weighted average interest rates at the balance sheet date

(**) The notional value of debts evidenced by certificates held at fair value through profit or loss as at 31 December 2017 amounts to EUR 379.1 billion (2016: EUR 399.1 billion). The notional value of debts evidenced by certificates held at amortised cost as at 31 December 2017 amounts to EUR 70.5 billion (2016: EUR 71.8billion). Refer to Note A.4.17. for the definition of Fair value on borrowings.

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Note J – Pension plans and health insurance scheme (in EUR'000)

The Group operates three defined-benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded as defined by IAS19 and the plan is not regulated. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2017 and was rolled forward to 31 December 2017.

The plans typically expose the Group to actuarial risks such as interest risk, longevity risk and salary risk. An additional risk is associated with the payment to the dependants of plan members (widow and orphan benefits).

Interest risk	The present value of the defined-benefit liability is calculated using a discount rate determined by reference to high quality corporate bond yields. A decrease in the bond interest rate will increase the pension liability.
Longevity risk	The present value of the defined-benefit plan liability is calculated by reference to the best estimate of the mortality of the plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan's liability.
Salary risk	The present value of the defined-benefit plan liability is calculated by reference to the future salaries of plan participants. An increase in the salary of the plan participants will increase the plan's liability.

An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 527 million (2016: EUR 471 million) is classified under *Other liabilities* (Note G).

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

in %	2017	2016
Discount rate for pension plans	2.09	1.95
Discount rate for health insurance plan	2.09	1.95
Future salary increase (including inflation)	3.50	3.50
Future pension increases	1.75	1.75
Healthcare cost increase rate	4.00	4.00
Average longevity at 60 of current pensioners (years)	25.10	25.00
Average longevity at 60 of current employees (years)	26.80	26.70
Actuarial tables	ISCLT	ISCLT

A periodic update of secondary actuarial demographic parameters was performed in 2017 and the related actuarial gains and losses were accounted for in "Change in demographic assumptions".

Sensitivity analysis:

Significant actuarial assumptions for the determination of the defined obligation are discount rate, expected salary increase and mortality. The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while keeping all other assumptions constant.

EIB Pension:

- If the discount rate is 1% higher (lower), the defined benefit obligation would decrease by 19% (increase by 25%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 6% (decrease by 5%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 4%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 18% (decrease by 14%).

EIF Pension:

- If the discount rate is 1% higher (lower), the defined benefit obligation would decrease by 25% (increase by 36%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 12% (decrease by 10%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 4%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 22% (decrease by 17%).

Management Committee Pension:

- If the discount rate is 1% higher (lower), the defined benefit obligation would decrease by 13% (increase by 15%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 6% (decrease by 5%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 5% (decrease by 5%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 9% (decrease by 8%).

181

EIB Group Consolidated Financial Statements under IFRS

Health Insurance for EIB

- If the discount rate is 1% higher (lower), the defined benefit obligation would decrease by 23% (increase by 33%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 6% (decrease by 6%).
- If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 32% (decrease by 23%).

Health Insurance for EIF

- If the discount rate is 1% higher (lower), the defined benefit obligation would decrease by 29% (increase by 44%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 6% (decrease by 6%).
- If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 42% (decrease by 29%).

The sensitivity analysis presented above may not be representative of the actual change in the defined obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated.

Furthermore, in presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the balance sheet.

There was no change in the method and assumptions used in preparing the sensitivity analysis from prior years.

The table below shows the actuarial experience (gain)/loss for the different Plans and the total defined benefit obligation:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total	Total defined benefit obligation
2017	267,349	2,409	24,013	-39,610	**254,161**	**5,565,841**
2016	-67,192	-772	-3,163	-17,963	**-89,090**	**4,715,296**
2015	-142,817	-4,122	10,131	5,078	**-131,730**	**3,163,451**
2014	-1,343	-2,628	1,690	881	**-1,400**	**3,580,970**

182

The tables below show the evolution of the Defined Benefit Obligation during 2017 and 2016:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2017
Obligation at the beginning of the year	3,644,435	53,702	228,906	788,253	**4,715,296**
a) Current service cost	158,919	2,696	20,751	74,891	**257,257**
b) Interest cost	71,919	1,052	4,652	16,048	**93,671**
c) Past service cost	2,263	0	74	0	**2,337**
Total profit or loss	**233,101**	**3,748**	**25,477**	**90,939**	**353,265**
a) Experience (gain)/loss	267,349	2,409	24,013	-39,610	**254,161**
b) Change in demographic assumptions	426,873	499	32,505	-31,581	**428,296**
c) Change in financial assumptions	-134,833	-1,131	-13,052	1,476	**-147,540**
Total OCI(*)	**559,389**	**1,777**	**43,466**	**-69,715**	**534,917**
a) Employee contributions	37,464	0	3,937	1,563	**42,964**
b) Benefit payments	-71,564	-2,225	-1,414	-5,398	**-80,601**
Total Other	**-34,100**	**-2,225**	**2,523**	**-3,835**	**-37,637**
Benefit obligation as at 31 December 2017	**4,402,825**	**57,002**	**300,372**	**805,642**	**5,565,841**

(*) Attributable to the Equity holders of the Bank (EUR'000 518,504) and to non-controlling interest (EUR'000 16,413).

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2016
Obligation at the beginning of the year	2,599,190	41,541	133,252	389,468	**3,163,451**
a) Current service cost	96,240	2,448	10,863	28,458	**138,009**
b) Interest cost	102,292	1,629	5,451	15,690	**125,062**
c) Past service cost	3,350	0	544	0	**3,894**
Total profit or loss	**201,882**	**4,077**	**16,858**	**44,148**	**266,965**
a) Experience (gain)/loss	-67,192	-772	-3,163	-17,963	**-89,090**
b) Change in demographic assumptions	7,502	137	375	1,638	**9,652**
c) Change in financial assumptions	936,250	10,912	76,910	374,358	**1,398,430**
Total OCI(*)	**876,560**	**10,277**	**74,122**	**358,033**	**1,318,992**
a) Employee contributions	29,112	0	3,238	1,461	**33,811**
b) Benefit payments	-62,309	-2,193	1,436	-4,857	**-67,923**
Total Other	**-33,197**	**-2,193**	**4,674**	**-3,396**	**-34,112**
Benefit obligation as at 31 December 2016	**3,644,435**	**53,702**	**228,906**	**788,253**	**4,715,296**

(*) Attributable to the Equity holders of the Bank (EUR'000 1,277,685) and to non-controlling interest (EUR'000 41,307).

183

EIB Group Consolidated Financial Statements under IFRS EIB employees pay a fixed contribution reviewed every five years. For the period from 1.1.2014 to 31.12.2018, the employee’s contribution represents 10.9% of their pensionable salary. The residual contribution (including back service payments) is paid by the Group. All contributions of the Group and its staff are invested in the assets of the Group. The funding requirements are based on the local actuarial measurement framework. In this framework the discount rate is set on a risk free rate. Furthermore, premiums are determined on a current salary base. The Group is liable for all pension payments stemming from the defined benefit plan. The average duration of the benefit obligation at 31 December 2017 is split as follows: EIB Pension: • • • Active members: 25.76 years (2016: 26.25 years) Deferred members (*): 25.30 years (2016: 27.61 years) Retired members: 11.45 years (2016: 11.16 years) EIF Pension: • • • Active members: 30.08 years (2016: 31.12 years) Deferred members (*): 35.26 years (2016: 33.10 years) Retired members: 16.56 years (2016: 15.38 years) Management Committee Pension: • • • Active members: 20.35 years (2016: 20.59 years) Deferred members (*): 20.42 years (2016: 20.42 years) Retired members: 9.72 years (2016: 9.82 years) Health Insurance for EIB • • • Active members: 30.69 years (2016: 31.11 years) Deferred members (*): 24.63 years (2016: 25.50 years) Retired members: 15.02 years (2016: 17.00 years) Health Insurance for EIF • • Active members: 36.13 years (2016: 36.58 years) Retired members: 20.70 years (2016: 22.68 years) The amount that the Group expects to recognise in the profit or loss relating to the defined benefit plans during the next financial year is EUR ‘000 432,283. (*) Staff members who left the Group before the normal retirement age and have a right to a deferred pension. Note K – Result for the financial year The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2017, prepared under EU Accounting Directives, which amounts to EUR’000 2,805,711 will be submitted to the Board of Governors for approval by 27 April 2018. 184

Note L – Interest and similar income and Interest expense and similar charges (in EUR '000)

L.1. Net interest income

	2017	2016
Interest and similar income:		
Derivatives	15,299,723	14,038,219
Loans and advances to credit institutions and customers	7,274,721	7,773,297
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities	760,523	307,651
Interest subsidy from the EU	19,675	20,655
Cash in hand, balances with central banks and post office banks	0	25
Negative interest on interest bearing liabilities	51,422	42,115
Other	4,532	1,613
Total	**23,410,596**	**22,183,575**
Interest expense and similar charges:		
Debts evidenced by certificates	-10,627,994	-11,567,322
Derivatives	-8,642,078	-6,773,763
Interest cost on benefit obligation (Note J)	-93,671	-125,062
Commitment to purchase EIF non-controlling interest (Note G.2)	-36,277	-49,169
Interest on third party mandates	-13,395	-11,741
Amounts owed to credit institutions and to customers	-6,435	-5,335
Negative interest on interest bearing assets	-708,005	-220,945
Other	-9,215	-11,640
Total	**-20,137,070**	**-18,764,977**
Net interest income	**3,273,526**	**3,418,598**

The table below sets out the net interest income relating to each class of financial assets and liabilities:

	2017	2016
Interest and similar income:		
Derivatives	15,299,723	14,038,219
Loans and receivables	3,723,116	3,086,726
Designated at fair value through profit and loss	3,687,010	4,783,505
Held-to-maturity	578,042	141,290
Available-for-sale	17,792	21,843
Trading debt securities	100,381	110,379
Other	4,532	1,613
Total	**23,410,596**	**22,183,575**
Interest expense and similar charges:		
Designated at fair value through profit and loss	-9,989,940	-10,852,494
Derivatives	-8,642,078	-6,773,763
Held-to-maturity	-707,732	-220,945
Financial liabilities measured at amortised cost	-657,873	-731,903
Non-financial liabilities	-139,447	-185,872
Total	**-20,137,070**	**-18,764,977**
Net interest income	**3,273,526**	**3,418,598**

185

EIB Group Consolidated Financial Statements under IFRS

L.2. Geographical analysis of Interest and similar income

	2017	2016
EU countries:		
Spain	1,027,724	1,117,789
United Kingdom	930,177	964,700
Poland	629,938	637,253
Italy	578,333	638,169
Greece	515,584	530,830
France	451,100	445,583
Germany	334,715	505,585
Austria	263,350	268,592
Portugal	257,414	284,162
Netherlands	174,247	161,242
Hungary	172,112	201,182
Belgium	152,584	162,802
Romania	100,416	112,443
Sweden	95,270	91,808
Ireland	75,994	115,095
Finland	70,219	68,785
Croatia	67,800	68,320
Slovakia	66,175	67,329
Slovenia	52,716	54,410
Lithuania	47,289	49,371
Bulgaria	45,546	47,968
Czech Republic	32,879	63,103
Latvia	15,158	15,545
Cyprus	12,693	13,881
Denmark	12,486	29,128
Malta	11,034	11,147
Luxembourg	5,011	5,164
Estonia	4,696	11,696
Total EU countries	**6,202,660**	**6,743,082**
Outside the European Union	1,001,994	1,007,412
Total	**7,204,654**	**7,750,494**
Income not analysed per country(1)	16,205,942	14,433,081
Total interest and similar income	**23,410,596**	**22,183,575**

(1)Income not analysed by country:

· Revenue from Long Term Hedge portfolios, loan substitutes and ABS portfolio EIF	180,168	172,483
· Revenue from Securities Liquidity portfolios and Operational portfolio - EIF	118,173	132,294
· Revenue from money-market securities	462,182	2,874
· Revenue from money-market operations	141,164	85,598
· Income from derivatives	15,299,723	14,038,219
· Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable	1,035	1,034
· Other	3,497	579
	16,205,942	**14,433,081**

186

Note M – Result on financial operations (in EUR '000)

M.1. By nature of result

	2017	2016
Net result on derivatives[1]	521,601	-104,951
Net result on loans under the fair value option and associated swaps[2]	1,905,081	-762,033
Net result on borrowings under the fair value option and associated swaps[3]	-1,874,364	-2,324,779
	552,318	**-3,191,763**
Foreign exchange gain and loss	-3,074	3,268
Gain and loss on unwind of swaps	988	77,566
Gain and loss on buy back of debts evidenced by certificates	-2,999	-1,284
Net result on shares and variable yield securities[4]	396	-34,396
Net result on securities liquidity portfolios (securities only)	-24,960	-59,903
Net result on financial guarantees	-8,769	-7,850
Result on financial operations	**513,900**	**-3,214,362**

[1] The net result on derivatives includes for the majority the fair value of Macro-hedging swaps and Treasury Asset swaps. On 31 December 2017 these swaps evidence a positive impact of EUR '000 521,601 compared to a negative impact of EUR '000 104,951 in 2016.

[2] The Fair Value Option is applied on loans hedged by derivatives. As at 31 December 2017, the carrying value of loans designated at fair value stands at EUR 166 billion (2016: EUR 162 billion). The use of Fair Value Option on loans generates an increase of EUR '000 1,905,081 on the income statement at 31 December 2017 (2016: a decrease of EUR' 000 762,033). The positive variation in the combined fair value of the EIB loans under the Fair Value Option and their associated swaps is essentially due to a change in swap curves as a result of market condition changes.

[3] The Fair Value Option is applied on borrowings hedged by derivatives. The majority of the borrowings are systematically hedged, and the carrying value of borrowings designated at fair value amounts to EUR 419 billion as at 31 December 2017 (2016: EUR 445 billion). The net impact on the income statement at 31 December 2017 on borrowings and associated swaps is a loss for the year by EUR '000 1,874,364 (2016: loss of EUR '000 2,324,779). The negative variation in the combined fair value of the EIB borrowings under the Fair Value Option and their associated swaps mainly due to a change in swap curves and the Bank's credit spreads.

[4] Including EUR '000 18,342 on funds accounted for at FVTPL in line with Group's accounting policies (Note A.4.7.3).

M.2. By category of assets and liabilities

	2017	2016
Financial liabilities designated at fair value through profit or loss	5,951,604	-2,214,009
Financial assets available-for-sale	27	-41,145
Financial liabilities measured at amortised cost	0	-1,284
Financial instruments held for trading	-42,950	-60,321
Financial assets designated at fair value through profit or loss	-2,169,302	2,050,956
Derivatives held for risk management	-3,238,440	-2,951,828
Other	12,961	3,269
Result on financial operations	**513,900**	**-3,214,362**

Note N – Other operating income (in EUR '000)

	2017	2016
Reversal of previous year's unutilised accruals of general administrative expenses	8,776	4,370
Rental income	199	3
Other	2,063	3,961
Total Other operating income	**11,038**	**8,334**

In January 2016, the EIF sold its building for EUR'000 6,782. The gain on sale of *Non-current assets held for sale* of EUR'000 2,872 is recorded under Other in the above table.

187

EIB Group Consolidated Financial Statements under IFRS

Note O – Fee and commission income (in EUR '000)

	2017	2016
Commission on guarantees	80,279	53,951
Commission on Investment Facility - Cotonou	47,447	45,846
Commission on Jaspers	31,063	32,510
Commission on Jeremie	8,124	8,941
Commission on Jessica	9,691	12,353
Commission income on loans	5,025	7,318
Commission on Yaoundé/Lomé conventions	2,459	2,696
Commission on InnovFin	30,429	28,572
Commission on other mandates	133,024	105,134
Total Fee and commission income	**347,541**	**297,321**

Note P – General administrative expenses (in EUR '000)

	2017	2016
Salaries and allowances(1)	-435,311	-354,968
Welfare contributions and other staff costs	-375,548	-295,392
Staff costs	**-810,859**	**-650,360**
Other general administrative expenses	-265,176	-257,919
Total general administrative expenses	**-1,076,035**	**-908,279**

(1) Of which the amount for members of the Management Committee is EUR '000 2,844 at 31 December 2017 and EUR '000 3,230 at 31 December 2016. The number of persons employed by the Group was 3,682 at 31 December 2017 (3,291 at 31 December 2016).

Note Q – Derivative financial instruments

Q.1. Use of derivative financial instruments

In the funding activity of the Group

The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates into line with those of loans granted and also to reduce funding costs. It also uses long-term swaps to hedge certain treasury transactions and for ALM purposes.

Long-term derivatives transactions are used in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure.

The derivatives most commonly used are:

Currency swaps

Currency swaps are contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its customers and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its swap counterparties.

In the liquidity management of the Group

The Group enters into short-term currency swap contracts and currency forwards in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in connection with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 43,942 million at 31 December 2017 against EUR 46,312 million at 31 December 2016. The notional amount of short-term currency forwards was EUR 585 million at 31 December 2017 (2016: EUR 667 million).

The fair value was EUR -23 million at 31 December 2017 for short-term currency swaps and EUR 39 million for short-term currency forwards (2016: respectively EUR 847 million and EUR 18 million).

188

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position. The notional amount of forward rate agreements stood at EUR nil at 31 December 2017 (2016: EUR nil) and their fair value at EUR nil (2016: EUR nil). In the Asset Liability Management (ALM) of the Group The Group’s ALM policy aims to maintain a high and stable level of income as well as to limit the volatility of the economic value of the Group. Accordingly, the Group: • • has adopted an own funds investment profile ensuring a stable and high flow of income; and manages residual interest rate risks in relation to this investment profile. With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IAS 39. Q.2. Fair value of derivative financial instruments Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy: • Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities. • Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments. Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm’s length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross-currency models and in the estimation of volatilities for some long dated equity-linked and inflation-linked transactions. The table below shows the fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique is where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at year-end and are indicative of neither the market risk nor the credit risk. 189

EIB Group Consolidated Financial Statements under IFRS

Derivatives by valuation method as at 31 December 2017 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2017	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	257,463	32,853	1,477	88	**258,940**	**32,941**
Cross Currency Swaps	0	0	96,701	10,387	673	134	**97,374**	**10,521**
Short-term foreign exchange contracts	0	0	18,086	341	0	0	**18,086**	**341**
Warrants	0	0	0	0	3	58	**3**	**58**
Total	**0**	**0**	**372,250**	**43,581**	**2,153**	**280**	**374,403**	**43,861**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2017	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	250,225	23,466	842	55	**251,067**	**23,521**
Cross Currency Swaps	0	0	106,005	8,691	556	94	**106,561**	**8,785**
Short-term foreign exchange contracts	0	0	26,441	325	0	0	**26,441**	**325**
Other	0	0	0	0	0	21	**0**	**21**
Total	**0**	**0**	**382,671**	**32,482**	**1,398**	**170**	**384,069**	**32,652**

Derivatives by valuation method as at 31 December 2016 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2016	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	298,493	40,106	2,057	225	**300,550**	**40,331**
Cross Currency Swaps	0	0	161,080	21,928	1,465	251	**162,545**	**22,179**
Short-term foreign exchange contracts	0	0	31,413	1,127	0	0	**31,413**	**1,127**
Warrants	0	0	0	0	14	14	**14**	**14**
Total	**0**	**0**	**490,986**	**63,161**	**3,536**	**490**	**494,522**	**63,651**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2016	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	221,866	27,076	937	47	**222,803**	**27,123**
Cross Currency Swaps	0	0	48,824	5,349	863	135	**49,687**	**5,484**
Short-term foreign exchange contracts	0	0	15,566	262	0	0	**15,566**	**262**
Total	**0**	**0**	**286,256**	**32,687**	**1,800**	**182**	**288,056**	**32,869**

Quoted prices for the majority of the Bank's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

190

The table below sets out information about significant unobservable inputs used at year end in measuring derivatives financial instruments categorised as Level 3 in the fair value hierarchy (EUR million):

Type of financial instrument	Fair value at 31 December 2017	Fair values of level 3 swaps at 31 December 2017	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
OTC interest rate swaps	9,420	33	Stochastic IR models	Number of factors for the curves, correlation between forward rates and volatility of volatility	From 2 to 3 factors. Correlations of adjacent rates between 60% and 100% and volatility of volatility between 80% and 120%
OTC Cross currency swaps	1,736	40	Stochastic CC models	Correlations between yield curves and FX rates	Correlations between 30% and 50%.

Type of financial instrument	Fair value at 31 December 2016	Fair values of level 3 swaps at 31 December 2016	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
OTC interest rate swaps	13,208	178	Stochastic IR models	Number of factors for the curves and correlation between forward rates	From 1 to 3 factors. Correlations of adjacent rates between 65% and 100%
OTC Cross currency swaps	16,695	116	Stochastic CC models	Correlations between yield curves and FX rates	Correlations between 30% and 50%.

Significant unobservable inputs are developed as follows:

- Correlations and volatilities are derived through extrapolation of observable volatilities, recent transaction prices, quotes from other market participants, data from consensus pricing services and historical data adjusted for current conditions.
- Risk adjusted spreads are derived from the CDS market, where available, and from historical default and prepayment trends adjusted for current conditions.

With the application of IFRS 13, valuation adjustments are included in the fair valuations of derivatives at 31 December 2017, namely:

- Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, amounting to EUR -145.5 million (2016: EUR -342.9 million) recorded in:
  - swaps hedging loans of EUR -54.4 million (2016: EUR -115.4 million)
  - swaps hedging borrowings of EUR -73.2 million (2016: EUR -207.0 million)
  - ALM swaps of EUR -17.6 million (2016: EUR -19.8 million)
  - long-term treasury swaps of EUR -0.2 million (2016: EUR -0.3 million)
  - short-term treasury swaps (FX swaps and FX forwards) of EUR -0.1 million (2016: EUR -0.4 million).
- Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, amounting to EUR 263.2 million (2016: 365.8 million) recorded in:
  - swaps hedging loans of EUR 106.4 million (2016: EUR 154.7 million)
  - swaps hedging borrowings of EUR 121.8 million (2016: EUR 186.3 million)
  - ALM swaps of EUR 34.1 million (2016: EUR 23.5 million)
  - long-term treasury swaps of EUR 0.6 million (2016: EUR 0.7 million)
  - short-term treasury swaps (FX swaps and FX forwards) of EUR 0.3 million (2016: EUR 0.6 million).
- In addition to CVA and DVA above, Collateral Valuation adjustment (COLVA), reflecting specific marginal adjustments linked to collateral posted by EIB counterparties on derivative transactions at 31 December 2017, amounting to EUR 1.6 million.
  For the majority of the derivatives, the collateral posted by the EIB counterparties is already included in the CVA value.
  But for some marginal cases, the collateral is not directly taken into account (specific CSAs, cash collateral) and is thus separated out in a specific COLVA adjustment.

Q.3. Sensitivity of Fair Value for Level 3 Instruments

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.
The unobservable inputs may add a degree of uncertainty and variation into the valuation of Level 3 instruments.
To asses and quantify it, the Bank performs alternative valuations using reasonably possible range of assumptions for the unobservable inputs.
Alternative assumptions are specific to valuation models and can be applied separately.

Level 3 derivatives can be grouped into two swap types according to the underlying asset and valuation model:

a. Structured interest rate swaps
b. Cross currency and FX-linked swaps
c. Equity-linked swaps

191

EIB Group Consolidated Financial Statements under IFRS

Structured interest rate swaps are modelled with the dynamics of a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a volatility of volatility ('vol-of-vol') parameter is exogenously specified. For this category, (a), alternative valuations are obtained by tweaking the vol-of-vol up by 10 pct points, and down by 10 pct points, both leading to unfavourable impacts. The first led to a valuation decrease of EUR' 000 447, and the other led to a decrease of EUR' 000 47.

Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model.

The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Correlations between interest and FX rates are estimated from the time series. For these categories, alternative valuations are obtained by tweaking the correlation structure in two directions: increased dependence, and independence. For this category, (b), the first scenario turned out to have a favourable impact leading to an increase of EUR 1.3 million, and the other of an unfavourable impact leading to a decrease of EUR 6.4 million.

Equity linked swaps are modelled with BS model capturing the volatilities from the market. Interest rates and dividends are also taken from market quotes. For long-term swaps the volatilities and dividends are extrapolated for the long maturities. For this category, alternative valuations are obtained by decreasing volatility by 0.10% and increasing dividends by 0.10%. The other scenario is constructed by increasing volatility by 0.10% and decreasing dividends by 0.10%. The favourable scenario led to an increase of EUR 8.0 million and the unfavourable scenario to a decrease of EUR 5.1 million.

The following table summarizes Level 3 derivatives by type of financial instrument for which alternative assumptions would change fair value (in EUR million):

31 December 2017	Favourable Impact	Unfavourable Impact	Valuation technique	Significant unobservable input
Structured interest rate swaps (OTC)	0	-0.5	Stochastic IR models	Changing vol-of-vol for the stochastic volatility
Cross currency and FX-linked swaps	1.3	-6.4	Stochastic CC models	Correlations between Interest rates and FX rates
Equity-linked swaps	8	-5.1	Stochastic Equity models	Changing volatility and dividends

31 December 2016	Favourable Impact	Unfavourable Impact	Valuation technique	Significant unobservable input
Structured interest rate swaps (OTC)	1.9	-2.2	Stochastic IR models	Target correlations for Constant Maturity Swaps (CMS) rates
Cross currency and FX-linked swaps	1.8	-0.1	Stochastic CC models	Correlations between Interest rates and FX rates

192

Note R – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison of the fair values, by the level of the fair value hierarchy, and the carrying amounts of the Group's financial assets and financial liabilities that are carried in the financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

31 December 2017	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Available-for-sale financial assets	**1,259**	**10**	**6,903**	**8,172**	**8,172**
Securities liquidity portfolios	20	0	0	20	20
Operational portfolio - EIF	1,239	10	0	1,249	1,249
Shares and other variable-yield securities	0	0	6,903	6,903	6,903
Financial assets designated at fair value through profit or loss	**0**	**126,025**	**40,259**	**166,284**	**166,284**
Loans and advances to credit institutions and to customers	0	126,025	39,917	165,942	165,942
Shares and other variable-yield securities	0	0	342	342	342
Financial assets held for trading	**7,448**	**64**	**0**	**7,512**	**7,512**
Securities liquidity portfolios	7,448	64	0	7,512	7,512
Derivative assets held for risk management	**0**	**43,581**	**280**	**43,861**	**43,861**
Total	**8,707**	**169,680**	**47,442**	**225,829**	**225,829**
Assets carried at amortised cost:					
Held-to-maturity investments	**25,383**	**7,841**	**0**	**33,224**	**32,895**
Group long term hedge portfolio	662	5	0	667	551
Treasury Monetary Portfolios	24,150	3,782	0	27,932	27,929
Loan substitutes portfolio	571	4,054	0	4,625	4,415
Loans and receivables	**304**	**352,136**	**0**	**352,440**	**343,383**
ABS Portfolio - EIF	0	199	0	199	199
Loan substitutes portfolio	142	15,447	0	15,589	15,533
Loans and advances to credit institutions and to customers	0	336,490	0	336,490	327,489
Cash in hand, balances with central banks and post office banks	162	0	0	162	162
Total	**25,687**	**359,977**	**0**	**385,664**	**376,278**
Total financial assets	**34,394**	**529,657**	**47,442**	**611,493**	**602,107**
Liabilities carried at fair value:					
Derivative liabilities held for risk management	**0**	**32,482**	**170**	**32,652**	**32,652**
Financial liabilities designated at fair value through profit or loss	**405,010**	**11,812**	**1,741**	**418,563**	**418,563**
Debts evidenced by certificates	405,010	11,812	1,741	418,563	418,563
Total	**405,010**	**44,294**	**1,911**	**451,215**	**451,215**
Liabilities carried at amortised cost:					
Liabilities measured at amortised cost	**53,651**	**27,838**	**0**	**81,489**	**78,406**
Amounts owed to credit institutions and customers	0	6,941	0	6,941	6,941
Debts evidenced by certificates	53,651	20,897	0	74,548	71,465
Total	**53,651**	**27,838**	**0**	**81,489**	**78,406**
Total financial liabilities	**458,661**	**72,132**	**1,911**	**532,704**	**529,621**

193

EIB Group Consolidated Financial Statements under IFRS

31 December 2016	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Available-for-sale financial assets	**1,332**	**20**	**5,782**	**7,134**	**7,134**
Securities liquidity portfolios	66	0	0	66	66
Operational portfolio - EIF	1,266	20	0	1,286	1,286
Shares and other variable-yield securities	0	0	5,782	5,782	5,782
Financial assets designated at fair value through profit or loss	**0**	**121,892**	**39,918**	**161,810**	**161,810**
Loans and advances to credit institutions and to customers	0	121,892	39,672	161,564	161,564
Shares and other variable-yield securities	0	0	246	246	246
Financial assets held for trading	**7,068**	**53**	**0**	**7,121**	**7,121**
Securities liquidity portfolios	7,068	53	0	7,121	7,121
Derivative assets held for risk management	**0**	**63,161**	**490**	**63,651**	**63,651**
Total	**8,400**	**185,126**	**46,190**	**239,716**	**239,716**
Assets carried at amortised cost:					
Held-to-maturity investments	**25,747**	**19,613**	**0**	**45,360**	**44,874**
Group long term hedge portfolio	701	5	0	706	567
Treasury Monetary Portfolios	24,306	13,225	0	37,531	37,538
Loan substitutes portfolio	740	6,383	0	7,123	6,769
Loans and receivables	**313**	**357,886**	**0**	**358,199**	**349,750**
ABS Portfolio - EIF	0	179	0	179	179
Loan substitutes portfolio	313	13,818	0	14,131	14,147
Loans and advances to credit institutions and to customers	0	343,572	0	343,572	335,107
Cash in hand, balances with central banks and post office banks	0	317	0	317	317
Total	**26,060**	**377,499**	**0**	**403,559**	**394,624**
Total financial assets	**34,460**	**562,625**	**46,190**	**643,275**	**634,340**
Liabilities carried at fair value:					
Derivative liabilities held for risk management	**0**	**32,687**	**182**	**32,869**	**32,869**
Financial liabilities designated at fair value through profit or loss	**430,871**	**12,264**	**1,916**	**445,051**	**445,051**
Debts evidenced by certificates	430,871	12,264	1,916	445,051	445,051
Total	**430,871**	**44,951**	**2,098**	**477,920**	**477,920**
Liabilities carried at amortised cost:					
Liabilities measured at amortised cost	**53,471**	**38,340**	**0**	**91,811**	**87,919**
Amounts owed to credit institutions and customers	0	15,067	0	15,067	15,067
Debts evidenced by certificates	53,471	23,273	0	76,744	72,852
Total	**53,471**	**38,340**	**0**	**91,811**	**87,919**
Total financial liabilities	**484,342**	**83,291**	**2,098**	**569,731**	**565,839**

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and financial liabilities.

Assets for which carrying value approximates to fair value
For financial assets and financial liabilities that are liquid or have a short-term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

Assets and liabilities recorded at fair value
Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

With the application of IFRS 13, own credit adjustments (OCA), reflecting own credit risk on unquoted or illiquid borrowings hedged by swaps, amounts to almost nil at 31 December 2017 (2016: EUR 95 million).

In 2017, the Group made transfers from Level 1 to 2 of the fair value hierarchy:
- Financial held for trading of EUR 20.9 million (2016: EUR 0 million)
- Loans and receivables of EUR 305.3 million (2016: EUR 0 million)
- Financial liabilities designated at fair value through profit or loss of EUR 200.1 million (2016: EUR 0 million)

During the current year, due to changes in market conditions for certain securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure fair values of these securities based on observable market inputs, hence the transfers from Level 1 to 2.

The Group made also the following transfer from level 2 to 1 of the fair value hierarchy:
- Financial assets held for trading of EUR 20.9 million (2016: EUR 0 million)

194

- Financial assets held to maturity of EUR 31.6 million (2016: EUR 0 million)
- Loans and receivables of EUR 141.9 million (2016: EUR 0 million)
- Financial liabilities designated at fair value through profit or loss of EUR 594.4 million (2016: EUR 1,113 million).

During the current year, quoted prices in active markets were available for these securities, hence the transfers from Level 2 to 1.
The following table presents the changes in Level 3 instruments for the year ended 31 December 2017 (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Balance at 1 January 2017	490	39,918	5,782	-182	-1,916
Total gains or losses:					
- in profit or loss	3	-1,321	-42	-7	105
- in other comprehensive income	0	0	347	0	0
Purchases	44	3,454	1,485	27	0
Sales	0	0	0	0	0
Issues	0	0	0	0	-1
Settlement	-3	-259	-669	-26	94
Aggregate transfers into Level 3	0	0	0	0	-233
Aggregate transfers out of Level 3	-254	-1,533	0	18	210
Balance at 31 December 2017	**280**	**40,259**	**6,903**	**-170**	**-1,741**

(*)Derivative balances are included within Financial assets or liabilities held for trading.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2016 (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Balance at 1 January 2016	2,319	35,365	5,175	-3,061	-7,036
Total gains or losses:					
- in profit or loss	18	-700	-56	-12	-94
- in other comprehensive income	0	0	113	0	0
Purchases	14	5,647	1,273	-14	0
Sales	0	0	0	0	0
Issues	0	0	0	0	-54
Settlement	-436	-485	-723	0	902
Aggregate transfers into Level 3	0	129	0	-22	-650
Aggregate transfers out of Level 3	-1,425	-38	0	2,927	5,016
Balance at 31 December 2016	**490**	**39,918**	**5,782**	**-182**	**-1,916**

(*)Derivative balances are included within Financial assets or liabilities held for trading.

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2017 as follows (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Total gains or losses included in profit or loss for the year:					
- Result on financial operations	3	-1,321	-42	-7	105
Total gains or losses recognised in other comprehensive income					
- available for sale financial assets	0	0	347	0	0
Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2017					
- Result on financial operations	3	-1,321	-42	-7	105
- Change in impairment on transferable securities held as financial fixed assets, shares and other variable yield securities, net of reversals	0	0	42	0	0

(*)Derivative balances are included within Financial assets or liabilities held for trading.

195

EIB Group Consolidated Financial Statements under IFRS

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2016 as follows (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Total gains or losses included in profit or loss for the year:					
- Result on financial operations	18	-700	-56	-12	-94
Total gains or losses recognised in other comprehensive income					
- available for sale financial assets	0	0	113	0	0
Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2016					
- Result on financial operations	18	-700	-56	-12	-94
- Change in impairment on transferable securities held as financial fixed assets, shares and other variable yield securities, net of reversals	0	0	56	0	0

(*)Derivative balances are included within Financial assets or liabilities held for trading.

Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non-market observable input, due to alternative assumptions

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.

The potential effect of using reasonable possible alternative non-market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss (FVTPL) are determined has been quantified as a reduction of approximately EUR 9.3 million using most unfavourable assumptions and an increase of approximately EUR 11.4 million using most favourable assumptions for 31 December 2017 and a reduction of approximately EUR 1.8 million using most unfavourable assumptions and an increase of approximately EUR 1.6 million using most favourable assumptions for 31 December 2016.

The alternative assumptions are used to calculate the fair value of borrowings and loans belonging to the Level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped into three swap types according to the underlying asset and/or valuation model:

a. Structured interest rate swaps
b. Cross currency and FX-linked swaps
c. Equity-linked swaps

Structured interest rate swaps are modelled with the dynamics of a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a vol-of-vol parameter is exogenously specified. Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model. The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Category (c) consists of one large position in an equity swap, embedded in which is an Asian call option. The value of the optionality is heavily affected by the dividends and volatilities, which have to be proxied.

Financial assets designated at fair value through profit or loss

Included in financial assets designated at fair value through profit or loss is a portfolio of loans hedged by Interest Rates Swaps and Currency Swaps.

The maximum credit exposure of the disbursed loans and advances to credit institutions and customers designated at fair value through profit or loss amounts to EUR 148,531 million (2016: EUR 145,607 million). The cumulative change in the fair value of the loans attributable to change in credit risk of the Group's counterparts amounts to a loss of EUR 538.7 million (2016: loss of EUR 659.6 million). The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans.

No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss.

Financial liabilities designated at fair value through profit or loss

The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps.

196

The cumulative change in fair value of the financial liabilities designated at fair value through profit or loss attributable to change in credit risk of the Group amounts to EUR -6,073 million (2016: EUR -4,068 million).

The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit or loss is EUR 31,519 million (2016: EUR 39,077 million) less than the carrying amount as at 31 December 2017.

Offsetting financial assets and financial liabilities

The disclosures set out in the tables below include financial assets and financial liabilities that:

- are offset in the Group's balance sheet; or
- are subject to an enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet.

The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the balance sheet.

The Group's derivative transactions that are not transacted on an exchange are entered into under International Swaps and Derivatives Association (ISDA) Master Agreements. In general, under such agreements the amounts payable by each party on any day in respect of the same transaction and in the same currency are aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions.

The Group's repurchase and reverse repurchase transactions are covered by master agreements with netting terms similar to those of ISDA Master Agreements.

The above ISDA and similar master netting arrangements do not meet the criteria for offsetting in the balance sheet. This is because they create a right of set-off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party.

The Group receives and accepts collateral in the form of cash and marketable securities in respect of the following transactions:

- derivatives; and
- repurchase and reverse repurchase agreements.

Collateral received in respect of derivatives is subject to the standard industry terms of the ISDA Credit Support Annex. This means that securities received as collateral can be pledged or sold during the term of the transaction but must be returned on maturity of the transaction. The terms also give the Group the right to terminate the related transactions upon the counterparty's failure to post collateral.

Financial assets subject to offsetting, enforceable master netting arrangements and similar agreements (in EUR million)

				Related amounts not offset in the balance sheet		
31 December 2017	**Gross amounts of recognised financial assets**	**Gross amounts of recognised financial liabilities offset in the balance sheet**	**Net amounts of financial assets presented in the balance sheet**	**Bonds**	**Cash collateral received**	**Net amount**
Financial assets:						
Derivative assets held for risk management	44,328	-467	43,861	11,341	4,938	27,582
Reverse repos	7,949	0	7,949	8,275	0	-326
Total	**52,277**	**-467**	**51,810**	**19,616**	**4,938**	**27,256**

				Related amounts not offset in the balance sheet		
31 December 2016	**Gross amounts of recognised financial assets**	**Gross amounts of recognised financial liabilities offset in the balance sheet**	**Net amounts of financial assets presented in the balance sheet**	**Bonds**	**Cash collateral received**	**Net amount**
Financial assets:						
Derivative assets held for risk management	64,123	-472	63,651	25,200	12,763	25,688
Reverse repos	10,411	0	10,411	10,512	0	-101
Total	**74,534**	**-472**	**74,062**	**35,712**	**12,763**	**25,587**

197

EIB Group Consolidated Financial Statements under IFRS

Financial liabilities subject to offsetting, enforceable master netting arrangements and similar agreements (in EUR million)

				Related amounts not offset in the balance sheet		
31 December 2017	**Gross amounts of recognised financial liabilities**	**Gross amounts of recognised financial assets offset in the balance sheet**	**Net amounts of financial liabilities presented in the balance sheet**	**Financial instruments**	**Cash collateral pledged**	**Net amount**
Financial liabilities:						
Derivative liabilities held for risk management	32,674	-22	32,652	0	0	32,652
Debts evidenced by certificates	416	-416	0	0	0	0
Total	**33,090**	**-438**	**32,652**	**0**	**0**	**32,652**

				Related amounts not offset in the balance sheet		
31 December 2016	**Gross amounts of recognised financial liabilities**	**Gross amounts of recognised financial assets offset in the balance sheet**	**Net amounts of financial liabilities presented in the balance sheet**	**Financial instruments**	**Cash collateral pledged**	**Net amount**
Financial liabilities:						
Derivative liabilities held for risk management	32,892	-23	32,869	0	0	32,869
Repos	315	0	315	0	0	315
Debts evidenced by certificates	417	-417	0	0	0	0
Total	**33,624**	**-440**	**33,184**	**0**	**0**	**33,184**

The gross amounts of financial assets and financial liabilities and their net amounts as presented in the balance sheet that are disclosed in the above tables are measured in the balance sheet on the following bases:

- derivative assets and liabilities - fair value;
- assets and liabilities resulting from sale and repurchase agreements, reverse sale and repurchase agreements and securities lending and borrowing - amortised cost;
- loans and advances to customers - amortised cost or fair value; and
- amounts owed to customers - amortised cost.

198

The amounts in the above tables that are offset in the balance sheet are measured on the same basis. The tables below reconcile the 'Net amounts of financial assets and financial liabilities presented in the balance sheet', as set out above, with the line items presented in the balance sheet (in EUR million). Financial assets not in scope of offsetting disclosures Line item in balance sheet Carrying amount on 31 December 2017 Net amounts balance sheet Financial assets: Derivative assets held for risk management 43,861 Derivative assets 43,861 0 Loans and advances to credit institutions Reverse repos 7,949 158,001 150,052 Financial liabilities not in scope of offsetting disclosures Line item in balance sheet Carrying amount on 31 December 2017 Net amounts balance sheet Financial liabilities: Derivative liabilities held for risk management 32,652 Derivative liabilities 32,652 0 Repos 0 Amounts owed to credit institutions 5,010 5,010 Debts evidenced by certificates 0 Debts evidenced by certificates 490,028 490,028 Financial assets not in scope of offsetting disclosures Line item in balance sheet Carrying amount on 31 December 2016 Net amounts balance sheet Financial assets: Derivative assets held for risk management 63,651 Derivative assets 63,651 0 Loans and advances to credit institutions Reverse repos 10,411 162,191 151,780 Financial liabilities not in scope of offsetting disclosures Line item in balance sheet Carrying amount on 31 December 2016 Net amounts balance sheet Financial liabilities: Derivative liabilities held for risk management Repos 32,869 Derivative liabilities 32,869 0 315 Amounts owed to credit institutions 13,115 12,800 Debts evidenced by certificates 0 Debts evidenced by certificates 517,903 517,903 199

EIB Group Consolidated Financial Statements under IFRS Note S – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • • • Credit risk - the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk; Market risk - exposure to observable market variables such as interest rates, exchange rates and equity market prices; Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; and Operational risk - the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. • S.1. Risk Management Organisation Each entity within the Group has its own management and control of risks and therefore, risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Risk Management Directorate the Regulation & EIB Group Risk Department to strengthen the risk management of the overall Group. The Regulation & EIB Group Risk Department is mainly responsible for risk reporting, compliance with prudential regulation and prudential best banking practice (including Risk Appetite Framework, Internal Capital Adequacy Assessment Process (ICAAP) and Stress Testing Framework) as well as internal modelling and validation. The high-level principles of the Bank’s risk management on a consolidated level are set out in the Group Risk Management Charter. The Group Risk Management Charter aims at ensuring a group-wide view of the Group’s risks and integrated approach to risk management. S.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS) and the European Banking Authority (EBA). Within the Bank, the Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market, liquidity, funding and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (TMR), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. S.1.1.1 Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity and financial risks is presented and explained to the Management Committee on a monthly basis and to the Board of Directors on a quarterly basis. S.1.1.2.The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these high level boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. 200

S.1.1.3.Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (ALCO) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. S.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (GSM) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (IRCs) chaired by the Head of General Secretariat advice the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs quarterly meetings also oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Bank’s Risk Management Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (RCR), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (EREM) and general EIF policy matters. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. S.1.2.1.Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed-and early-stage capital, but also investments in well-established funds targeting mid-and later-stage or mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. S.1.2.2.Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may review their internal ratings. A four-eyes principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. 201

EIB Group Consolidated Financial Statements under IFRS

The guarantees portfolio is valued according to a mark-to-model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned ratings (internal and external as the case may be) and the possible subsequent rating changes.

The EIF's monitoring follows potential negative rating migrations and provides the basis for appropriate management of transactions. The Fund's stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit and loss.

S.2. Credit risk

S.2.1. Credit risk policies

Credit risk concerns mainly the Group's lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund's guarantee transactions funded by own resources. No credit risk is attached to the Group's venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk.

Credit risk is managed pursuant to detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the guidelines ensure an acceptable degree of diversification in the Group's loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction.

The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund's Board of Directors or guidelines as set out under mandates.

Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders.

Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty's insolvency.

S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

Maximum exposure (in EUR million)	**31.12.2017**	**31.12.2016**
Financial assets:		
Loans and receivables	343,383	349,750
Financial assets held for trading	7,512	7,121
Derivative assets held for risk management	43,861	63,651
Financial assets designated at fair value through profit or loss	166,284	161,810
Financial assets – Available-for-sale	8,172	7,134
Financial assets – Held-to-maturity	32,895	44,874
Total	**602,107**	**634,340**
Off-balance-sheet:		
Contingent liabilities and guarantees	16,020	12,736
Commitments		
– Undisbursed loans	112,928	113,320
– Undisbursed Venture Capital operations	5,924	5,813
– Other	4,061	2,160
Total	**138,933**	**134,029**
Total credit risk exposure	**741,040**	**768,369**

202

S.2.3. Credit risk on loans S.2.3.1.Credit risk measurement for loans and advances to credit institutions and customers An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This is an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate. The loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans’ credit risks. LG reflects the present value of the estimated level of the lifetime “expected loss”, this being the Net Present Value of the product of the probability of default, the loan exposure at risk and the loss given default. LG is used for the following purposes: • • • • • as an aid to a finer and more quantitative assessment of lending risks; as indicator of credit risk variations for the purposes of prioritising monitoring efforts; as a description of the loan’s portfolio quality at a given date; as a benchmark for calculating the annual additions to the General loan reserve; and as an input in risk-pricing decisions. The following factors are used to determine a LG: i) The borrower’s creditworthiness: RM independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel III Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology (IRM) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types. ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default, the lower the value of the guarantee and therefore the lower (worse) the LG. iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used. iv) The applicable recovery rate: being the amount assumed to be recovered following a default by the relevant counterpart expressed as a percentage of the relevant loan exposure. v) The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its LG. vi) The duration of the loan or, more generally, the cash-flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan. A loan's expected loss is computed by combining the five elements above and is used as a component of the fair value measurement technique used for loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this expected loss, a loan is assigned to one of the following LG classes listed below. “A” Prime quality loans of which there are three sub-categories. “A0” comprising loans to or guaranteed by an EU Member State which have an expected loss of 0% (based on the Bank’s preferred creditor status and statutory protection which are deemed to assure a full recovery of the Bank’s assets upon maturity). “A+” comprising loans granted to (or guaranteed by) entities other than EU Member States in respect of which there is no expectation of deterioration in quality over their term. “A-“ includes those lending operations where there is some doubt about the maintenance of their current status but where any downside is expected to be limited. “B” High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B-are used to denote the relative likelihood of the possibility of such deterioration occurring. “C” Good quality loans: an example could be unsecured loans to solid banks and corporates, with a reasonable maturity and adequate protective clauses. “D” Borderline between acceptable quality loans (designated as D+) and those that have a risk profile which is worse than that generally accepted by the Bank (designated as D-). Operations whose LG is D-or below are classified as Special Activities (see section below) and are subject to specific rules, including specific size restrictions, reserve allocations and risk pricing rules. “E” Comprising loans that have explicitly been approved as higher risk Special Activity operations or loans whose quality has materially deteriorated such that a loss cannot be excluded. The sub-classes E+ and E-further differentiate the risk profile of the loans, with those operations graded E-being in a position where there is a possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring may be required, possibly leading to an impairment loss. “F” (fail) denotes loans representing unacceptable risks. F-graded loans can only arise out of outstanding transactions that have experienced unforeseen, exceptional and dramatic adverse circumstances after signature. All operations where there is a loss of principal are graded F and a specific provision is raised. 203

EIB Group Consolidated Financial Statements under IFRS Generally, loans internally graded D-or below are placed on the internal Watch List. However, if a loan was originally approved with a risk profile of D-or weaker, it will only be placed on the Watch List as a result of a material credit event causing a deterioration of its LG classification below the one at approval. In addition to the deal-by-deal analysis of each loan, the EIB, also developed a portfolio view of credit exposures via its Economic Capital framework, integrating the concentration and correlation effects created by the dependence of various obligors on common risk factors. By adding a portfolio dimension of credit risks and by focussing on unexpected losses (i.e. losses which may occur on top of the expected ones up to a certain level of confidence), it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the EIB’s loan book. The aggregate amount outstanding at any time of loans and guarantees granted by the Bank is limited by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (AD) framework. At year-end 2017 EIB’s Statutory Gearing Ratio under EU AD stand-alone accounts stood at 208% and under EU AD consolidated accounts stood at 211% (max. 250% under Article 16.5 of the Statute). S.2.3.2.Loans secured by Guarantees of the European Union budget or the Member States Loans outside the European Union (apart from those under the Facilities are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain loans of the Bank, including some which are secured by third-party guarantees with respect to the commercial risk, are covered by the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. Loans under the Facilities are those granted under Article 16 (previously Article 18) of the Bank’s statute and those granted for example under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. Said loans are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. In accordance with the terms of the Guarantees, the European Union and the Member States secure up to 65%, 70%, 75% and 100% of pool of signed(1) operations in each portfolio. This results in an effectively full coverage of the Group's exposure. For this reason, the Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3. (Group's lending activities). The carrying value of the disbursed part of loans signed under this category amounts to EUR 24,970 million as at 31 December 2017 (2016: EUR 25,595 million) and the undisbursed part amount to EUR 17,022 million as at 31 December 2017 (2016: EUR 17,517 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union budget or Member States. (1)Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of "the aggregate amount of credits disbursed". The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures. 204

S.2.3.3. Analysis of lending credit risk exposure

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2).

2017 (in EUR million)		Guarantor Corporate	Bank	Public	State	Not guaranteed[(1)]	Total disbursed	Signed not disbursed
Borrower	Corporates	31,581	16,090	8,720	12,396	82,437	**151,224**	**26,622**
	Banks	21,980	21,661	19,521	32,396	24,222	**119,780**	**27,906**
	Public institutions	295	332	16,234	31,504	63,709	**112,074**	**30,369**
	States	0	0	0	0	48,997	**48,997**	**11,009**
Total disbursed[(2)(3)(4)]		**53,856**	**38,083**	**44,475**	**76,296**	**219,365**	**432,075**	
Signed not disbursed[(2)(3)(4)]		**10,735**	**5,726**	**8,137**	**13,866**	**57,442**		**95,906**

2016 (in EUR million)		Guarantor Corporate	Bank	Public	State	Not guaranteed[(1)]	Total disbursed	Signed not disbursed
Borrower	Corporates	33,158	18,827	7,952	17,131	78,646	**155,714**	**27,965**
	Banks	22,907	24,085	21,788	32,303	21,099	**122,182**	**28,618**
	Public institutions	572	488	16,228	28,095	61,186	**106,569**	**29,872**
	States	0	0	0	0	48,670	**48,670**	**9,349**
Total disbursed[(2)(3)(4)]		**56,637**	**43,400**	**45,968**	**77,529**	**209,601**	**433,135**	
Signed not disbursed[(2)(3)(4)]		**8,192**	**7,337**	**9,057**	**15,735**	**55,483**		**95,804**

(1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

(2) These amounts include loans granted under Facilities.

(3) These amounts do not include Loan substitutes (2017: EUR 19,947 million; 2016: EUR 20,917 million).

(4) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Regarding the lending activities, the Group's total direct exposure[(5)] to the banking sector amounts to EUR 147,686 million at the end of December 2017 (2016: EUR 150,800 million), which is equal to 28.0% (2016: 28.5%) of the total of EUR 527,981 million in loans disbursed and undisbursed as at 31 December 2017 (2016: EUR 528,939 million).

Unsecured loans to corporates at the end of December 2017 amounted to EUR 101,367 million[(3)], (2016: EUR 96,193 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group's Own Funds. The Group has also introduced a number of sector limits.

S.2.3.3.1. Credit quality on loans

Loans internally graded A to D+ represent 94.3% of the loan portfolios as at 31 December 2017, compared with 94.9% at 31 December 2016. The share of loans internally graded D- and below (for which allocations to the Special Activities Reserve are being made), was 5.7% (2016: 5.1%) of the risk portfolio, corresponding to EUR 30.2 billion (2016: EUR 26.8 billion).

The credit quality of the loan portfolio stabilised during the year and the Bank's efforts in mitigating credit risk resulted in a significant increase in loan collateralisation. Both these factors contributed to an improvement in the LG breakdown and led to a decrease of the internal Watch List of loans which are subject to heightened monitoring (all loans graded D- or below, if signed at D+ or above, and all other loans signed at D- or below for which a material credit event has been diagnosed and the LG lowered) to EUR 4,658 million (2016: EUR 6,470 million).

To mitigate credit risk, the Group uses, amongst others, the following instruments:
- Guarantees issued by third parties of acceptable credit quality;
- Financial collaterals;
- Mortgages, claims on revenues etc.

(5) Including exposure signed but not disbursed yet.

205

EIB Group Consolidated Financial Statements under IFRS

Credit quality analysis per type of borrower

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2017 and 31 December 2016 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

2017		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
(in EUR million)		A0	A to B-	C	D+	D- and below	
Borrower	Corporates	12,622	61,871	46,806	32,741	23,806	**177,846**
	Banks	38,588	81,822	16,200	6,492	4,584	**147,686**
	Public institutions	36,335	99,894	1,852	2,505	1,857	**142,443**
	States	57,148	503	1,563	792	0	**60,006**
Total		**144,693**	**244,090**	**66,421**	**42,530**	**30,247**	**527,981**

2016		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
(in EUR million)		A0	A to B-	C	D+	D- and below	
Borrower	Corporates	19,198	64,446	51,239	27,222	21,574	**183,679**
	Banks	33,674	92,347	15,532	6,051	3,196	**150,800**
	Public institutions	30,015	101,300	2,370	796	1,960	**136,441**
	States	54,059	2,689	1,007	200	64	**58,019**
Total		**136,946**	**260,782**	**70,148**	**34,269**	**26,794**	**528,939**

Credit risk exposure for each internal risk rating

The Group uses an internal rating methodology in line with the Internal ratings based approach under Basel III. The majority of the Group's counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group's loan portfolio by the better of the borrower's or guarantor's internal ratings, where available. In cases where an internal rating is not available, the external rating has been used for this analysis.

The table shows both the exposures signed (disbursed and undisbursed) and the risk-weighted exposures, based on an internal methodology that the Group uses for limit management.

(in EUR million)	Rating grade	Moody's equiv. grade	2017 Exposures signed	2017 Weighted exposures(*)	2016 Exposures signed	2016 Weighted exposures(*)
Internal Rating 1	1	Aaa	4,768	716	5,783	772
Internal Rating 2	2+	Aa1	29,704	4,901	30,110	4,797
	2	Aa2	22,447	6,432	23,664	6,230
	2-	Aa3	26,106	8,945	24,572	9,135
Internal Rating 3	3+	A1	41,492	17,053	40,907	18,081
	3	A2	28,257	18,399	26,807	15,169
	3-	A3	72,504	26,800	78,199	31,311
Internal Rating 4	4+	Baa1	99,788	52,199	98,722	49,728
	4	Baa2	62,841	36,087	64,415	38,280
	4-	Baa3	50,564	22,045	38,925	19,031
Internal Rating 5	5+	Ba1	22,261	17,401	39,005	17,521
	5	Ba2	24,597	6,742	13,337	5,054
	5-	Ba3	13,079	6,123	12,738	3,986
Internal Rating 6	6+	B1	2,684	2,446	5,396	3,740
	6	B2	1,820	1,098	2,084	1,276
	6-	B3	20,841	1,889	3,271	1,232
Internal Rating 7	7	Below B3	4,228	3,851	21,004	3,120
Total			**527,981**	**233,127**	**528,939**	**228,463**

(*) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (bank guaranteed) and 100% (unsecured corporates and banks).

The Group continually monitors events affecting its borrowers and guarantors, especially banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or action is taken in a timely manner if need be.

Taking into account the above and the Group's contractual protections, which if breached enable the Group to negotiate remedies, there was no need for a collective impairment allowance as at 31 December 2017 and 2016.

The Group did not record impairments in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

206

The disbursed exposure on borrowers located in the United Kingdom through the Group's lending activities, including guarantees and equity type investments, amounted to EUR 37.0 billion as at December 31, 2017 (2016: EUR 36.0 billion), while the exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.5 billion (2016: EUR 1.8 billion). The Bank had no direct exposure to the United Kingdom acting as borrower at the end of December 2017 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.0 billion as at the end of December 2017 (2016: EUR 1.3 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

(in EUR million)	2017			2016		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	77	0	0	82
Belgium	0	0	114	0	0	130
Bulgaria	934	350	0	951	603	0
Croatia	676	0	2,972	487	210	2,732
Cyprus	927	225	1,356	856	389	1,285
Czech Republic	2,032	0	81	2,145	0	131
Denmark	0	0	47	0	0	51
Estonia	472	215	118	489	215	118
Finland	51	0	98	109	0	318
France	0	0	2,426	0	0	1,418
Germany	0	0	1,434	0	0	1,950
Greece	9,402	300	8,268	9,208	700	8,316
Hungary	6,303	1,140	1,263	6,211	1,476	1,146
Ireland	963	490	1,247	963	0	1,300
Italy	3,311	400	4,608	3,430	0	5,491
Latvia	436	200	47	453	200	56
Lithuania	1,390	0	55	1,455	0	87
Luxembourg	151	150	75	0	300	85
Malta	0	72	319	0	72	333
Netherlands	0	0	80	0	0	80
Poland	9,935	1,872	17,839	10,470	492	18,509
Portugal	1,282	325	5,104	1,269	250	5,587
Romania	1,861	2,291	0	2,010	1,756	0
Slovakia	2,226	820	0	2,188	895	0
Slovenia	635	400	2,063	650	400	2,321
Spain	4,907	3	30,861	4,215	358	31,159
Sweden	0	0	44	0	0	45
United Kingdom	0	0	2,696	0	0	2,752
Non EU-countries	1,103	1,756	6,871	1,113	1,032	7,782
Total	**48,997**	**11,009**	**90,163**	**48,672**	**9,348**	**93,264**

In addition, as stated in the note S.2.3.2, loans outside the European Union (apart from those under the Facilities) are in the last resort secured by guarantees of the European Union budget or the Member States (loans in the African, Caribbean and Pacific Group of States Countries and the Overseas Countries and Territories). The nominal amount of loans signed under this category as at 31 December 2017 amounts to EUR 47,203 million (2016: EUR 49,652 million). Out of this EUR 47,203 million, EUR 43,623 million (2016: EUR 46,559 million) were guaranteed by the European Union and EUR 3,580 million by the Member States (2016: EUR 3,093 million).

207

EIB Group Consolidated Financial Statements under IFRS

S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

(in EUR million)	2017		2016	
	Exposures signed	Weighted exposures[4]	Exposures signed	Weighted exposures[4]
EU[1]	508,099	223,691	507,619	218,527
Thereof :				
– Germany	*45,528*	*23,743*	*46,173*	*23,295*
– Spain	*86,235*	*33,760*	*99,513*	*35,548*
– Italy	*79,162*	*40,547*	*78,121*	*45,864*
– France	*56,871*	*29,775*	*58,339*	*29,837*
– United Kingdom	*61,583*	*38,420*	*59,283*	*45,730*
Enlargement countries[2]	9,262	2,685	10,414	2,800
Partner countries[3]	10,620	6,751	10,906	7,136
Total	**527,981**	**233,127**	**528,939**	**228,463**

[1] Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank's Statute, as well as loans in EFTA countries.

[2] Enlargement Countries as per end 2017 include Albania, Bosnia and Herzegovina, Kosovo, FYROM, Montenegro, Serbia and Turkey.

[3] Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.

[4] Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian regions), 20% (public institutions), 50% (bank guaranteed) and 100% (unsecured corporates and banks).

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

(in EUR million)	2017		2016	
	Exposures signed	Weighted exposures[1]	Exposures signed	Weighted exposures[1]
Energy	56,350	46,922	59,177	48,613
Transport	73,861	23,539	74,724	22,378
Telecommunications	10,916	9,902	10,534	9,251
Water and sewerage	19,347	12,187	19,069	12,112
Miscellaneous Infrastructure	2,899	1,693	3,319	1,783
Agriculture, forestry and fisheries	213	213	231	150
Industry	28,169	24,962	28,661	24,817
Services[2]	325,593	110,421	323,345	106,359
Health and education	10,633	3,288	9,879	3,000
Total	**527,981**	**233,127**	**528,939**	**228,463**

[1] Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian regions), 20% (public institutions), 50% (bank guaranteed) and 100% (unsecured corporates and banks).

[2] The category "Services" includes the credit exposure of the banking sector. At the end of 2017, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 147,686 million (EUR 150,800 million at the end of 2016), or EUR 61,455 million in risk-weighted terms (EUR 60,723 million at the end of 2016). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group systematically follows on daily basis publicly available news and, in particular, external rating movements.

The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CVaR). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

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The table below shows the concentration indexes the Group follows as at 31 December 2017 and 31 December 2016:

Largest nominal and risk-weighted Group exposures[1]		31.12.2017	31.12.2016
Nominal exposures (% of Group Loan Portfolio):			
	– Top 3	4.2%	4.0%
	– Top 5	6.2%	6.5%
	– Top 10	10.2%	10.4%
N° of exposures (% of Group Own Funds):			
	– over 10%	3	5
	– over 15%	0	0
	– over 20%	0	0
N° of SSSR exposures over 5% of Group Own Funds[2]		1	0
Sum of all large risk-weighted exposures (% of Group Own Funds)[3]		44.2%	44.8%

[1] Including also the net market exposure of treasury operations.

[2] The term "single signature and single risk" (or for brevity, "unsecured" or "SSSR") is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

[3] The Group defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the Group's own funds. This definition applies to borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by Member States.

S.2.3.4. Collateral on loans

In addition to the guarantees received by the Group on its lending exposures as disclosed in the note S.2.3.3, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 25,869 million at the end of 2017 (2016: EUR 27,915 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 15,597 million (2016: EUR 15,829 million). None of these collaterals has been sold or re-pledged to third parties.

Fair value of collateral held against disbursed loans is shown below:

(in EUR million)	Gross exposure	Collateral held				Net exposure
		Bonds	Equities	Cash	Total	
1. Against individually impaired	870	0	0	0	0	870[1]
2. Against collectively impaired	0	0	0	0	0	0
3. Against past due but not impaired	2,058	134	0	8	142	1,916
4. Against neither past due nor impaired(1)	288,175	21,410	0	452	21,862	266,313
5. Against fair value through profit and loss	165,942	3,816	0	49	3,865	162,077
Total 2017	**457,045**	**25,360**	**0**	**509**	**25,869**	**431,176**
Total 2016	**458,731**	**27,425**	**0**	**490**	**27,915**	**430,816**

[1] The carrying value of loans individually impaired amounts to EUR 870 million as at 31 December 2017 (2016: EUR 1,419 million). Impairments on these loans have been accounted for and amount to EUR 409.7 million as of 31 December 2017 (2016: EUR 476.7 million). The Group has also received additional security from the counterparties of these loans in the form of debts acknowledgement.

S.2.3.5. Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are adopted for all loans managed by the Group.

Loans not secured by global guarantees of the European Union budget or the Member States:

As of 31 December 2017, the arrears above 90 days on loans from own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 180.0 million (2016: EUR 89.6 million).

The outstanding principal amount related to these arrears is EUR 479.5 million as of 31 December 2017 (2016: EUR 273.3 million). These arrears on loans are covered by a provision for impairment of EUR 188.8 million (2016: EUR 206.5 million).

Loans secured by guarantees of the European Union budget or the Member States:

Loans for projects located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an amount is due, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2017, these arrears above 90 days amount to EUR 2.2 million (2016: EUR 4.0 million).

209

EIB Group Consolidated Financial Statements under IFRS

Loans called under guarantees of the European Union budget or the Member States:

During 2017 EUR 89.6 million have been called under the guarantee of the European Union budget and nothing was called under the Member States guarantee. Corresponding amounts in 2016 were EUR 147.7 million and EUR 4.9 million respectively.

The table below gives an overview of the arrears above 90 days on loans:

(EUR'000)	31.12.2017	31.12.2016
Loans not secured by EU or Member State guarantees		
Amount in arrears	180,038	89,560
Nominal amount of related principal outstanding	479,514	273,316
Loans secured by EU or Member State guarantees (callable)		
Amount in arrears	2,163	3,964
Loans called under the EU or Member State guarantees		
Amount called (during the year)	89,577	152,613
Cumulative amount called and not refunded as at year end	502,285	489,243

Loan renegotiation and forbearance

The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Forbearance measures occur in situations in which the borrower is considered to be unable to meet the debt service terms and conditions of the contract due to financial difficulties. Based on these difficulties, the Group decides to modify the debt service terms and conditions of the contract to allow the borrower sufficient ability to service the debt or refinance the contract, either totally or partially. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the Group will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Bank's restructuring team during the reporting period includes, but not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2017	31.12.2016
Number of contracts subject to forbearance practices	51	30
Carrying values (incl. interest and amounts in arrears)	2,824	1,714
of which being subject to impairment	943	1,025
Impairment recognised	428	339
Interest income in respect of forborne contracts	83	39
Exposures written off (following the termination/sale of the operation)	3	0

		Forbearance measures					
(in EUR million)	31.12.2016	Extension of maturities	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination[(1)]	31.12.2017
Public	251	51	0	730	0	0	1,032
Bank	4	0	6	0	0	0	10
Corporate	1,459	79	406	62	89	-313	1,782
Total	**1,714**	**130**	**412**	**792**	**89**	**-313**	**2,824**

[(1)] Decreases are explained by repayments of capital, interest and amount in arrears as well as write-off which occurred during the year on operations already considered as forborne as of 31 December 2016 and by termination during the year.

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S.2.3.6. Securitised loans and loan substitutes

Regarding the Group's exposure to securitised loans and loan substitutes, this portfolio comprises Covered Bonds and Asset Backed Securities (ABS). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse.

As of 31 December 2017, the securitised loans and loan substitutes amount to EUR 20,872 million (2016: EUR 22,242 million). This amount is composed of EUR 19,947 million (2016: EUR 20,917 million) of loan substitutes included in debt securities portfolio (Note B.2) and of EUR 925 million (2016: EUR 1,325 million) of securitised loans included in loans and advances to credit institutions and to customers (Note D).

The following table summarises the breakdown of the securitised loans and loan substitutes portfolio by asset class:

Securitised loans (in EUR million)	**Asset class**	**31.12.2017**	**31.12.2016**
Asset Backed Securities	Diversified Payment Rights	977	1,254
Asset Backed Securities	Mortgage Backed Securities	2,166	2,415
Asset Backed Securities	Small and Medium Entities	2,730	3,649
Covered Bonds	Mortgage Backed Securities	10,756	11,280
Covered Bonds	Public Sector	1,621	1,843
Covered Bonds	Small and Medium Entities	53	393
Structured Public Sector Bonds	Public Sector	0	224
Government Bonds	Sovereign bonds	2,569	1,184
Total		**20,872**	**22,242**

While Covered Bonds are mostly backed by residential mortgage pools in the majority of ABS structures the securitised assets are SME loans or leases.

Aside from eighteen transactions with Turkey (amounting to EUR 1,532 million (2016: EUR 1,566 million)), all the promoters of the Bank's Loan Substitutes portfolio are domiciled in the European Union, with the majority being located in Spain (65%) and in Italy (9%).

EUR 240 million (1%) of the outstanding securitised loans have one external AAA rating, EUR 14,508 million (70%) have at least one AA rating, EUR 2,301 million (11%) at least one single A rating, and EUR 1,024 million (5%) a BBB rating. EUR 2,799 million (13%) has an undefined or lower rating.

Embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Overall no loan substitute transaction is on the Bank's Watch List.

S.2.4. Credit risk on treasury transactions

S.2.4.1. Credit risk measurement on treasury transactions

Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) Group Long Term Hedge Portfolio (former Group Investment Portfolio) composed of EU sovereign bonds.

Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions. The weighted exposure for each counterpart must not exceed the authorised limits.

The tables below provide an illustration of the credit exposure of the Group on various treasury portfolios as at 31 December 2017 and 31 December 2016:

Credit Risk Exposures as at 31 December 2017
(based on book values in EUR million)

	< A or NR	A	AA	AAA	Total
TMP max maturity 12 months	15,162	17,733	26,462	4,204	**63,561**
Deposits	*345*	*8,570*	*17,891*	*676*	***27,482***
Overnight deposits	*0*	*200*	*0*	*0*	***200***
Tripartite reverse repos	*1,100*	*3,921*	*2,928*	*0*	***7,949***
Discount paper, bonds	*13,717*	*5,042*	*5,643*	*3,528*	***27,930***
P1 Portfolio	739	976	1,149	1,731	**4,595**
P2 Portfolio	248	896	1,212	582	**2,938**
EIF - AFS	202	513	284	250	**1,249**
ABS Portfolio EIF	0	44	126	29	**199**
Group Long term hedge portfolio	180	47	76	248	**551**
Loan substitutes	1,320	1,698	16,518	411	**19,947**
Total treasury funds	**17,851**	**21,907**	**45,827**	**7,455**	**93,040**
Of which EU sovereign exposures	14,071	689	2,230	1,717	**18,707**

211

EIB Group Consolidated Financial Statements under IFRS

Credit Risk Exposures as at 31 December 2016 (based on book values in EUR million)	< A or NR	A	AA	AAA	Total
TMP max maturity 12 months	795	22,846	44,233	7,098	**74,972**
Deposits	*51*	*13,835*	*11,902*	*1,062*	***26,850***
Overnight deposits	*0*	*174*	*0*	*0*	***174***
Tripartite reverse repos	*0*	*1,904*	*8,507*	*0*	***10,411***
Discount paper, bonds	*744*	*6,933*	*23,824*	*6,036*	***37,537***
P1 Portfolio	249	482	1,610	646	**2,987**
P2 Portfolio	232	1,185	2,259	524	**4,200**
EIF - AFS	20	433	529	305	**1,287**
ABS Portfolio EIF	29	96	54	0	**179**
Long term hedge portfolio	0	48	341	178	**567**
Loan substitutes	1,796	3,274	15,075	771	**20,916**
Total treasury funds	**3,121**	**28,364**	**64,101**	**9,522**	**105,108**
Of which EU sovereign exposures	20	1,893	18,548	5,964	**26,425**

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of internal ratings as well as ratings awarded to counterparties by rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls the credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite reverse repos are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- the organisation of substitute collateral provided that this meets all the contractual requirements.

The total Treasury investments are distributed over different portfolios and diversified products (deposits, securities and derivative products).

S.2.4.2. Collateral on treasury transactions

Collateral received

Part of treasury transactions are tripartite reverse repurchase agreements with a nominal balance of EUR 7,949 million (2016: EUR 10,411 million) and tripartite repurchase agreements with a nominal balance that stood at nil at 31 December 2017 (2016: 315 EUR million). These transactions are governed by Tripartite Agreement Guidelines and are implemented depending on the acceptability of collateral. The exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreement.

The market value of the securities received as collateral as at 31 December 2017 amounts to EUR 8,275 million (2016: EUR 10,512 million). During the 2017 and 2016 years, the Group did not take possession of any of the above mentioned collaterals.

Collateral deposited

As at 31 December 2017, the Group has deposited with the Central Bank of Luxembourg securities with a market value of EUR 3.1 billion (2016: EUR 2.6 billion).

S.2.4.3 Transferred assets that are not derecognised at the balance sheet date

No assets of the Group were transferred but not derecognised at the balance sheet date.

S.2.5. Credit risk on derivatives

S.2.5.1. Credit risk policies for derivatives

The credit risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with most of its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds.

212

The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

Contractual framework:

All the Group's derivative transactions are concluded in the contractual framework of Master Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

Counterparty selection:

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

Collateralisation:

- Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds) are collateralised by cash and bonds.
- Complex and illiquid transactions could require collateralisation over and above the current market value.
- Both the derivatives portfolio with individual counterparties and the collateral received are monitored and valued on a daily basis, with a subsequent call for additional collateral or release.

The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters.

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December 2017 amounts to EUR 16,279 million (2016: EUR 37,963 million) with the following composition detailed based on the nature of the collateral and based on ratings:

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, Pfandbriefe	Cash	**Total 2017**
Aaa	2,877	1,517	0	**4,394**
Aa1 to Aa3	2,430	0	0	**2,430**
A1 to A3	96	0	0	**96**
Baa1 to Baa3	4,419	0	0	**4,419**
Below Baa3	2	0	0	**2**
Non-Rated	0	0	4,938	**4,938**
Total 2017	**9,824**	**1,517**	**4,938**	**16,279**

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, Pfandbriefe	Cash	**Total 2016**
Aaa	3,470	3,870	0	**7,340**
Aa1 to Aa3	11,899	0	0	**11,899**
A1 to A3	134	110	0	**244**
Baa1 to Baa3	5,496	0	0	**5,496**
Below Baa3	221	0	0	**221**
Non-Rated	0	0	12,763	**12,763**
Total 2016	**21,220**	**3,980**	**12,763**	**37,963**

S.2.5.2. Credit risk measurement for derivatives

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The EIB measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The EIB computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty

213

EIB Group Consolidated Financial Statements under IFRS

for all the transactions. As of 31 December 2017 the Current Unsecured Exposure stood at EUR 364 million (EUR 448 million as of 31 December 2016).

In addition, the EIB computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2017 the Potential Future Exposure at origin stood at EUR 7,366 million (EUR 9,499 million as of 31 December 2016).

Limits:

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis. The new Potential Future Exposure measure introduced in 2017 coincides at origin with the Total Unsecured Exposure reported until 2016.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A3 or above:

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Total Unsecured Exposure (in EUR million)	
Moody's equivalent rating	**2017**	**2016**	**2017**	**2016**	**2017**	**2016**
Aaa	**0.3%**	0.3%	**119**	91	**140**	169
Aa1 to Aa3	**23.5%**	24.6%	**224**	224	**1,904**	2,785
A1 to A3	**65.3%**	65.7%	**0**	124	**5,094**	6,365
Below A3	**10.9%**	9.4%	**21**	9	**228**	180
Non-rated	**0.0%**	0.0%	**0**	0	**0**	0
Total	**100.0%**	**100.0%**	**364**	**448**	**7,366**	**9,499**

The table below shows the concentration on main derivative counterparts as at 31 December 2017 and 2016:

	2017	2016
Nominal Exposure (% of Group derivative portfolio):		
– Top 3	33.0%	28.4%
– Top 10	65.3%	62.0%
– Top 25	95.2%	93.5%
Current Unsecured Exposure:		
– Top 3	56.0%	48.6%
– Top 10	98.2%	97.6%
– Top 25	100.0%	100.0%
Potential Future Exposure:		
– Top 3	36.8%	30.0%
– Top 10	77.1%	68.7%
– Top 25	97.4%	96.4%

The following table shows the maturities of currency swaps (excluding short-term currency swaps), sub-divided according to their notional amount and fair value:

Currency swaps at 31 December 2017 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2017
Notional amount	36,128	108,446	40,132	19,371	**204,077**
Fair value (i.e. net discounted value including CVA and DVA)(*)	35	-1,717	1,995	1,423	**1,736**

Currency swaps at 31 December 2016 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2016
Notional amount	34,392	125,331	36,858	15,651	**212,232**
Fair value (i.e. net discounted value including CVA and DVA)(*)	3,865	8,323	2,443	2,064	**16,695**

(*)Including the fair value of macro-hedging currency swaps which stood at EUR 500 million as at 31 December 2017 (2016: EUR 1,994 million).

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The following table shows the maturities of interest rate swaps sub-divided according to their notional amount and fair value:

Interest rate swaps at 31 December 2017 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2017
Notional amount	44,391	202,704	126,652	136,260	**510,007**
Fair value (i.e. net discounted value including CVA and DVA)(*)	-350	4,158	4,267	1,345	**9,420**

Interest rate swaps at 31 December 2016 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2016
Notional amount	75,265	197,166	116,008	134,914	**523,353**
Fair value (i.e. net discounted value including CVA and DVA)(*)	587	5,027	6,987	607	**13,208**

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -333 million as at 31 December 2017 (2016: EUR -461 million)

The Group does not generally enter into options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans whose value depends on a variety of interest rates, FX rates, inflation rates, stock indexes and IR volatilities. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. All embedded option contracts are negotiated over the counter.

The Notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2017	2016	**2017**	2016	**2017**	2016
Number of transactions	**136**	138	**1**	1	**306**	300
Notional amount (in EUR million)	**5,490**	5,465	**500**	500	**19,437**	33,084
Net discounted value (in EUR million)	**444**	512	**-33**	-19	**-2,461**	-2,207

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

As at 31 December 2017, no futures contracts are outstanding (same in 2016).

S.2.5.3. Credit risk on guarantees and securitisations (GS)

Credit risk arising from the Group's guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines.

As at 31 December 2017, the signed exposures amount to EUR 15.8 billion (2016: EUR 12.7 billion). The disbursed exposure of the loans guaranteed by the Group amount to EUR 7.6 billion (2016: EUR 5.1 billion), and such provisions on guarantees amount to EUR 23.5 million (2016: EUR 42.5 million).

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

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EIB Group Consolidated Financial Statements under IFRS In the context of the Group’s own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model used to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. S.3. Liquidity risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the cash outflows due to debt servicing and loan disbursements, as well as the cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the forecasted net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. 216

S.3.2. Liquidity risk measurement

The table hereafter analyses the financial liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under "Maturity undefined". The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the Balance Sheet figures.

Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions.

Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket.

Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps.

Maturity profile of non-derivative financial liabilities

(in EUR million as at 31.12.2017)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to customers and credit institutions	6,942	0	0	0	0	**6,942**	**6,941**
Commercial paper	18,941	379	0	0	0	**19,320**	**19,290**
Debts evidenced by certificates – first call date scenario	18,179	39,360	246,768	197,173	0	**501,480**	**470,738**
Others (issued guarantees, share subscription commitments etc.)	0	813	0	0	25,130	**25,943**	
Outflows for committed but un-disbursed loans	15,667	3,236	4,965	24	89,036	**112,928**	
Total	**59,729**	**43,788**	**251,733**	**197,197**	**114,166**	**666,613**	**496,969**

Maturity profile of non-derivative financial liabilities

(in EUR million as at 31.12.2016)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to customers and credit institutions	14,906	0	0	0	0	**14,906**	**15,067**
Commercial paper	18,520	3,707	0	0	0	**22,227**	**22,202**
Debts evidenced by certificates – first call date scenario	20,665	46,410	260,854	199,623	0	**527,552**	**495,701**
Others (issued guarantees, share subscription commitments etc.)	0	754	0	0	20,379	**21,133**	
Outflows for committed but un-disbursed loans	14,932	4,047	4,582	221	89,538	**113,320**	
Total	**69,023**	**54,918**	**265,436**	**199,844**	**109,917**	**699,138**	**532,970**

Maturity profile of derivative financial liabilities

(in EUR million as at 31.12.2017)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/ outflow
Net settling interest rate derivatives	-95	1,724	4,382	4,459	**10,470**
Gross settling interest rate derivatives – inflows	11,980	26,944	118,310	69,090	**226,324**
Gross settling interest rate derivatives – outflows	-11,175	-25,770	-114,934	-64,705	**-216,584**
Foreign exchange derivatives – inflows	38,766	3,520	273	0	**42,559**
Foreign exchange derivatives – outflows	-38,773	-3,456	-266	0	**-42,495**
Total	**703**	**2,962**	**7,765**	**8,844**	**20,274**

217

EIB Group Consolidated Financial Statements under IFRS

Maturity profile of derivative financial liabilities					
(in EUR million as at 31.12.2016)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/ outflow
Net settling interest rate derivatives	903	2,255	6,116	6,304	**15,578**
Gross settling interest rate derivatives – inflows	9,549	28,931	134,385	59,938	**232,803**
Gross settling interest rate derivatives – outflows	-7,713	-23,589	-120,533	-54,916	**-206,751**
Foreign exchange derivatives – inflows	38,597	6,724	376	0	**45,697**
Foreign exchange derivatives – outflows	-37,623	-6,658	-377	0	**-44,658**
Total	**3,713**	**7,663**	**19,967**	**11,326**	**42,669**

S.4. Market risk

Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices.

S.4.1. Market risk management

Market risk for the Bank:

As is the case with the "four-eyes principle" applied in lending activities via the Bank's credit policies, so the market risk policy of the Bank establishes that the Risk management Directorate shall monitor all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations.

Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the "Financial Risk Guidelines" (FRG). The general principles underpinning these policies are described below.

Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank's earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like.

Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank's market risk measurement process.

Market risk for the Fund:

The Fund's market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Currently all of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues.

S.4.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in re-pricing and maturity characteristics of the different asset, liability and hedge instruments.

Interest rate risk management of the Group:

In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision (BCBS) and the European Banking Authority (EBA). The main sources of interest rate risk are: re-pricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to movements in the funding or lending spread of the Group.

The Group manages its global structural interest rate position on a basis of the notional reference portfolio. The majority of the financial risk indicators and controls in use at the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in the treasury portfolios predominantly managed for yield-enhancement purposes.

S.4.2.1. Value-at-Risk for the own funds of the Group (economic perspective)

Group's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group's growth. This overall objective is achieved by investing the Group's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

218

Apart from the duration target for own funds, the Group's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

The Group Risk Management Directorate quantifies the Value at Risk (VaR) of own funds for both interest rates and foreign exchange risk factors. This is a parametric VaR calculated using the Riskmetrics methodology, where volatility and correlation data are computed internally on the basis of historical market data. It is measured on the Group's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2017, the VaR of the Group's own funds amounted to EUR 186 million (2016: EUR 258 million). The evolution of the VaR of the Group's own funds since 2016 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Group's positions.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing using interest rate shocks. As of 31 December 2017, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.87 billion (2016: EUR 7.65 billion).

Among the financial instruments in the Group's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2017 and 31 December 2016, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31.12.2017	**Pay currency**			**Total**
(in EUR million)	**EUR**	**JPY**	**USD**	
EUR pay notional	-2,679	-21	-2,810	**-5,510**
Average maturity date	17.11.2042	09.02.2032	17.04.2037	**27.12.2039**
Average expected maturity	13.06.2028	11.02.2029	16.10.2025	**04.02.2027**

31.12.2016	**Pay currency**			**Total**
(in EUR million)	**EUR**	**JPY**	**USD**	
EUR pay notional	-2,614	-77	-2,776	**-5,467**
Average maturity date	24.09.2042	25.08.2022	29.01.2036	**25.01.2039**
Average expected maturity	07.10.2028	01.10.2020	24.05.2026	**13.06.2027**

By risk factor involved:

31.12.2017	**Risk factor**			**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR pay notional	-712	-4,659	-139	**-5,510**
Average maturity date	27.09.2037	10.08.2040	16.09.2030	**27.12.2039**
Average expected maturity	05.06.2026	22.05.2027	21.09.2020	**04.02.2027**

31.12.2016	**Risk factor**			**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR pay notional	-1,004	-4,324	-139	**-5,467**
Average maturity date	22.12.2034	15.04.2040	16.09.2030	**25.01.2039**
Average expected maturity	24.07.2024	23.04.2028	03.07.2021	**13.06.2027**

S.4.2.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the change in the Group's net interest income over the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatches that the Group accepts, within approved limits, between interest rate re-pricing periods, volumes and rates of assets and liabilities.

With the positions in place as of 31 December 2017, the earnings would increase by EUR 118.1 million (2016: EUR 104.3 million) if interest rates were to increase by 100 basis points and decrease by EUR 111.7 million (2016: EUR 119.8 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accrual basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on a monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary

219

EIB Group Consolidated Financial Statements under IFRS

trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon re-pricing of all the positions present in the EIF treasury and loan portfolio managed by the Group on a deal-by-deal basis. Each fixed rate treasury asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate treasury assets are assumed to have quarterly repricings.

S.4.3. Foreign exchange risk

The foreign exchange (FX) risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements of foreign exchange rates. The Bank is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets and liabilities.

In compliance with its Statute, the Bank does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Bank are kept within tight limits.

The foreign exchange risk implicit in interest margin accruing in currencies different from EUR is regularly hedged. The hedging programme addresses the interest rate loan margins expressed in USD and in GBP for the next 3 years on a rolling basis.

S.4.3.1. Foreign exchange position

Net position (in million)	2017	2016
Euro (EUR)	-6	90
Pound Sterling (GBP)	49	-80
US Dollar (USD)	-52	16
Other currencies	9	-26
Subtotal except Euro	6	-90

S.4.3.2. Foreign exchange risk management

In compliance with its statute, the Bank actively hedges its FX risk exposures.

The main objective of the Bank's FX risk management policy is to minimise the impact of a variation of FX rates on the income statement by keeping FX positions within the limits approved by the Management Committee.

Related to the quantification of the VaR of own funds for both interest rates and foreign exchange risk factors, refer to Note S.4.2.1.

S.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

As of 31 December 2017, equity price risk was limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; infrastructure funds; equity-like investments as Special Activity; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques.

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2017 and 31 December 2016) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

	2017		2016	
	Change in equity price %	Effect on Own Funds EUR '000	Change in equity price %	Effect on Own Funds EUR '000
Venture Capital Operations [(1)]	-11	-557,233	-10	-380,317
EBRD shares	-10	-46,747	-10	-44,260
Investment funds	-10	-99,754	-10	-83,953

[(1)] The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

220

S.5. Operational risk

Operational Risk is a potential failure in process, people, systems or other external events resulting in direct financial exposures or near-misses on the EIB. The definition includes legal and reputational risk, but excludes strategic risk.

Operational risk is inherent in the EIB's activities and can manifest itself in various ways, including human factors, inappropriate employee behavior, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, 3rd party outsourcing failures or fraudulent acts. The goal is to keep operational risk at minimum levels in light of the EIB's financial strength, the characteristics of its businesses and the markets in which it operates.

The Operational Risk Management is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework lies with the Bank's departments. The key elements of the framework of best banking practices as recommended by Basel Committee on Banking Supervision (BCBS) are risk identification, assessment, monitoring as well as risk control and mitigation.

The Bank employs an assessment methodology that takes into account all available information including internal loss history, scenario analysis and the business and control environment through a set of operational risk indicators organized in scorecards. Specifically, operational risk provides oversight of the significant operational risk events that have or could lead to actual operational risk losses and areas of emerging risk. The EIB uses the SAS system to monitor on an on-going basis operational risk exposures and loss events by major business processes. In addition, a statistical model and a Value at Risk calculation engine complete the operational risk environment.

The management of operational risk is carried out at all levels within the organisation and is a responsibility of all the various departments of the Bank.

In terms of reporting, all information concerning operational risk internal loss history, scenario analysis and operational risk indicators are regularly forwarded to the Vice President, Directors General and Audit Committee and the report on the activities of the New Products Committee to senior management in the Bank.

Note T – Accounting classifications and fair values of assets and liabilities (in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities:

31 December 2017	Note	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	162	0	0	0	0	0	0	0	**162**
Treasury bills and debt securities portfolios	B.2	0	7,512	0	32,895	15,732	1,269	0	0	**57,408**
Loans and advances to credit institutions and to customers	C/D	0	0	165,942	0	327,489	0	0	0	**493,431**
Shares and other variable-yield securities	B.3	0	0	342	0	0	6,903	0	0	**7,245**
Derivative assets	Q	0	43,861	0	0	0	0	0	0	**43,861**
Property, furniture and equipment	E	0	0	0	0	0	0	0	265	**265**
Intangible assets	E	0	0	0	0	0	0	0	21	**21**
Other assets	G.1 / W.1	0	0	0	0	0	0	0	181	**181**
Prepayments		0	0	0	0	0	0	0	84	**84**
		162	**51,373**	**166,284**	**32,895**	**343,221**	**8,172**	**0**	**551**	**602,658**
Amounts owed to credit institutions and to customers	H	0	0	0	0	0	0	6,941	0	**6,941**
Debts evidenced by certificates	I	0	0	418,563	0	0	0	71,465	0	**490,028**
Derivative liabilities	Q	0	32,652	0	0	0	0	0	0	**32,652**
Other liabilities	G.2	0	0	0	0	0	0	0	1,730	**1,730**
Deferred income	F	0	0	0	0	0	0	0	180	**180**
Provisions	J / D.4	0	0	0	0	0	0	0	5,589	**5,589**
		0	**32,652**	**418,563**	**0**	**0**	**0**	**78,406**	**7,499**	**537,120**

221

EIB Group Consolidated Financial Statements under IFRS

31 December 2016	Note	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	317	0	0	0	0	0	0	0	**317**
Treasury bills and debt securities portfolios	B.2	0	7,121	0	44,874	14,326	1,352	0	0	**67,673**
Loans and advances to credit institutions and to customers	C/D	0	0	161,564	0	335,107	0	0	0	**496,671**
Shares and other variable-yield securities	B.3	0	0	246	0	0	5,782	0	0	**6,028**
Derivative assets	Q	0	63,651	0	0	0	0	0	0	**63,651**
Property, furniture and equipment	E	0	0	0	0	0	0	0	273	**273**
Intangible assets	E	0	0	0	0	0	0	0	16	**16**
Other assets	G / W.1	0	0	0	0	0	0	0	214	**214**
Prepayments		0	0	0	0	0	0	0	75	**75**
Total		**317**	**70,772**	**161,810**	**44,874**	**349,433**	**7,134**	**0**	**578**	**634,918**
Amounts owed to credit institutions and to customers	H	0	0	0	0	0	0	15,067	0	**15,067**
Debts evidenced by certificates	I	0	0	445,051	0	0	0	72,852	0	**517,903**
Derivative liabilities	Q	0	32,869	0	0	0	0	0	0	**32,869**
Other liabilities	G	0	0	0	0	0	0	0	1,682	**1,682**
Deferred income	F	0	0	0	0	0	0	0	171	**171**
Provisions	J	0	0	0	0	0	0	0	4,759	**4,759**
Total		**0**	**32,869**	**445,051**	**0**	**0**	**0**	**87,919**	**6,612**	**572,451**

222

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value for non-financial assets and non-financial liabilities.

31 December 2017	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	162	0	0	0	0	0	0	0	**162**
Treasury bills and debt securities portfolios	0	7,512	0	33,224	15,788	1,269	0	0	**57,793**
Loans and advances to credit institutions and to customers	0	0	165,942	0	336,490	0	0	0	**502,432**
Shares and other variable-yield securities	0	0	342	0	0	6,903	0	0	**7,245**
Derivative assets	0	43,861	0	0	0	0	0	0	**43,861**
Property, furniture and equipment	0	0	0	0	0	0	0	265	**265**
Intangible assets	0	0	0	0	0	0	0	21	**21**
Other assets	0	0	0	0	0	0	0	181	**181**
Prepayments	0	0	0	0	0	0	0	84	**84**
Total	**162**	**51,373**	**166,284**	**33,224**	**352,278**	**8,172**	**0**	**551**	**612,044**
Amounts owed to credit institutions and to customers	0	0	0	0	0	0	6,941	0	**6,941**
Debts evidenced by certificates	0	0	418,563	0	0	0	74,548	0	**493,111**
Derivatives liabilities	0	32,652	0	0	0	0	0	0	**32,652**
Other liabilities	0	0	0	0	0	0	0	1,730	**1,730**
Deferred income	0	0	0	0	0	0	0	180	**180**
Provisions	0	0	0	0	0	0	0	5,589	**5,589**
Total	**0**	**32,652**	**418,563**	**0**	**0**	**0**	**81,489**	**7,499**	**540,203**

223

EIB Group Consolidated Financial Statements under IFRS

31 December 2016	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	317	0	0	0	0	0	0	0	**317**
Treasury bills and debt securities portfolios	0	7,121	0	45,360	14,310	1,352	0	0	**68,143**
Loans and advances to credit institutions and to customers	0	0	161,564	0	343,572	0	0	0	**505,136**
Shares and other variable-yield securities	0	0	246	0	0	5,782	0	0	**6,028**
Derivative assets	0	63,651	0	0	0	0	0	0	**63,651**
Property, furniture and equipment	0	0	0	0	0	0	0	273	**273**
Intangible assets	0	0	0	0	0	0	0	16	**16**
Other assets	0	0	0	0	0	0	0	214	**214**
Prepayments	0	0	0	0	0	0	0	75	**75**
Total	**317**	**70,772**	**161,810**	**45,360**	**357,882**	**7,134**	**0**	**578**	**643,853**
Amounts owed to credit institutions and customers	0	0	0	0	0	0	15,067	0	**15,067**
Debts evidenced by certificates	0	0	445,051	0	0	0	76,744	0	**521,795**
Derivative liabilities	0	32,869	0	0	0	0	0	0	**32,869**
Other liabilities	0	0	0	0	0	0	0	1,682	**1,682**
Deferred income	0	0	0	0	0	0	0	171	**171**
Provisions	0	0	0	0	0	0	0	4,759	**4,759**
Total	**0**	**32,869**	**445,051**	**0**	**0**	**0**	**91,811**	**6,612**	**576,343**

224

Note U – Segment reporting (in EUR million)

The segment information disclosed in this note has been prepared in accordance with the "management approach" applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions.

The EIB Group has one single reportable segment which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The Management Committee as the Group's chief operating decision maker reviews internal management reports on the performance of the Bank's long term finance activity on at least a quarterly basis.

The financial support of SME's carried out by the European Investment Fund through venture capital investments and the provision of guarantees as well as the investing activities of EUMPF do not meet any of the quantitative thresholds for determining a reportable segment in 2017 or 2016.

Information about reportable segment		Long term lending finance activity	
		2017	2016
External revenues:			
	Net interest income	3,284	3,442
	Net income from shares	308	218
	Net fee and commission income	87	109
	Result on financial operations	510	-3,214
	Other operating expenses	0	0
	Other operating income	11	5
Total segment revenue		**4,200**	**560**
Other material non-cash items:			
	Impairment losses on loans and shares	-22	-37
		-22	**-37**
Reportable segment profit		**3,264**	**-328**
Reportable segment assets		**600,229**	**632,608**
Reportable segment liabilities		**535,782**	**571,280**

Reconciliation of reportable segment revenues, profit and loss and assets and liabilities

		2017	2016
Revenues:			
	Total revenues for reportable segment	4,200	560
	Other revenues	170	126
	Consolidated revenue	**4,370**	**686**
Profit or loss:			
	Total profit for reportable segment	3,264	-328
	Other profit or loss	46	49
	Consolidated profit	**3,310**	**-279**
Assets:			
	Total assets for reportable segment	600,229	632,608
	Other assets	2,429	2,310
	Consolidated total assets	**602,658**	**634,918**
Liabilities:			
	Total liabilities for reportable segment	535,782	571,280
	Other liabilities	1,338	1,171
	Consolidated total liabilities	**537,120**	**572,451**

225

EIB Group Consolidated Financial Statements under IFRS

Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR '000)

The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

As at 31 December 2017 and 2016, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR '000):

		31.12.2017		31.12.2016
Commitments:				
- EBRD capital uncalled (Note B.3)		**712,630**		**712,630**
- Undisbursed loans (Note D.1)				
credit institutions	28,890,536		29,925,074	
customers	84,037,546		83,395,374	
		112,928,082		**113,320,448**
- Undisbursed venture capital (Note B.3)		**5,923,592**		**5,813,475**
- Undisbursed investment funds (Note B.3)		**2,649,089**		**1,113,939**
- Securities receivable		**419,864**		**109,100**
- Borrowings launched but not yet settled		**279,008**		**223,950**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**15,810,651**		**12,735,555**
Assets held on behalf of third parties:				
- Investment Facility - Cotonou	3,024,653		2,870,139	
- Guarantee Fund	2,560,762		2,506,053	
- NER300	2,086,410		2,106,441	
- JESSICA (Holding Funds)	975,912		1,396,000	
- InnovFin	941,251		697,996	
- RSFF (incl. RSI)	762,989		839,290	
- EU-Africa Infrastructure Trust Fund	594,869		647,629	
- CEF (incl. former PBI and LGTT)	523,636		492,898	
- Funds of Funds (JESSICA II)	419,539		203,350	
- JEREMIE	335,889		254,622	
- GF Greece	307,794		305,234	
- Special Section	301,039		362,234	
- ESIF	270,451		160,090	
- COSME LGF & EFG	243,949		199,371	
- SME initiative Italy	180,442		0	
- ENPI	124,540		142,089	
- DCFTA	103,070		0	
- SME initiative Bulgaria	94,635		95,256	
- SME initiative Romania	91,396		0	
- SMEG 2007	90,098		99,610	
- InnovFin SME Guarantee	86,811		50,523	
- MAP Equity	83,512		60,037	
- InnovFin Equity	83,438		116,205	
- GIF 2007	82,575		89,717	
- AECID	71,766		76,958	
- EaSI	55,790		48,536	
- WB EDIF	50,715		55,912	
- FEMIP Trust Fund	49,128		48,811	
- GAGF	47,359		53,530	
- NIF Trust Fund	46,485		48,691	
- SME initiative Finland	37,238		20,460	
- HIPC	35,408		35,438	
- MAP guarantee	32,425		25,043	
- Private Finance for Energy Efficiency Instrument	31,235		17,988	
- EPTA Trust Fund	22,754		22,205	
- NIF Risk Capital Facility	19,546		19,816	
- IPA II	18,435		17,778	
- Cultural Creative Sectors Guarantee Facility	17,377		5,676	

226

	31.12.2017		31.12.2016	
- SME initiative Malta	14,692		13,503	
- Student Loan Guarantee Facility	14,466		15,939	
- EFSI-EIAH	13,973		8,868	
- SME Guarantee Facility	12,186		17,444	
- NPI Securitisation Initiative (ENSI)	11,976		5,040	
- Natural Capital Financing Facility	11,757		11,150	
- NPI	11,052		0	
- Bundesministerium für Wirtschaft und Technologie	7,336		1,302	
- G43 Trust Fund	5,679		10,578	
- European Technology Facility	5,604		4,329	
- Alp GIP	4,282		0	
- EPPA	1,972		1,977	
- PGFF	1,393		2,913	
- BIF	1,223		6,199	
- RDI Advisory	1,156		5,762	
- GEEREF Technical Support Facility	1,056		1,165	
- JASPERS	814		2,237	
- LFA-EIF Facility	805		551	
- TTP	397		385	
- MDD	193		987	
- SME initiative Spain	192		177	
- GGF	12		7,210	
- GEEREF	5		5	
- TTA Turkey	3		35,062	
- Fi-compass	0		2,555	
		15,027,545		14,346,964
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note S.2.5.2)		510,007,074		523,352,665
- Nominal value of treasury currency swap contracts payable		205,439,795		198,881,468
- Nominal value of currency swap contracts receivable (Note S.2.5.2)		203,935,206		212,232,364
- Nominal value of short-term currency swap contracts receivable (Note Q.1)		43,942,480		46,311,642
- Nominal value of short-term currency swap contracts payable		43,909,464		45,328,388
- Currency forwards (Note Q.1)		584,605		666,973
- Currency swaps launched but not yet settled payable		144,078		0
- Currency swaps launched but not yet settled receivable (Note S.2.5.2)		142,263		0
- Special deposits for servicing borrowings (*)		34,411		3,001

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

V.1. Investment Facility – Cotonou

The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

V.2. Guarantee Fund

The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission ('EC') entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund.

V.3. NER300

The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units ('EUAs') and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300.

227

EIB Group Consolidated Financial Statements under IFRS V.4. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. V.5. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (R&I) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. V.6. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. V.7. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. V.8. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (CEF) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (LGTT) and to the Pilot phase of Project Bond Initiative (PBI). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. V.9. Fund of Funds (‘JESSICA II’) The Fund of Funds (“FoF”) consists of Decentralised Financial Instruments (DFIs) financed by the European Structural and Investment Funds (the "ESIF") from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. The EIB prepares separate financial statements for each Fund of Fund. V.10. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. V.11. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. 228

V.12. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession), Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. V.13. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (ESIF), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. V.14. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (LGF) and the Equity For Growth (EFG). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. V.15. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. V.16. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. V.17. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (DCFTA). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The Guarantee Facility Window implemented and deployed by EIF consists of a first loss SME portfolio guarantee, in order to incentivise local intermediary banks to take on more risk and reach out underserved segments of the economy. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. V.18. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. V.19. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME 229

EIB Group Consolidated Financial Statements under IFRS LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. V.20. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. V.21. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. V.22. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. V.23. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. V.24. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. V.25. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. V.26. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. V.27. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (“WB EDIF”) is a joint initiative signed in December 2012 by the EC (DG ELARG), EIB Group and the European Bank for Reconstruction and Development (EBRD). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (IPA) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (ENEF), Trustee on behalf of 230 the EC for the Enterprise Innovation Fund (ENIF), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. V.28. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. V.29. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. V.30. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (ENP) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. V.31. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. V.32. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. V.33. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (G&E) and ESU 2001 (MAP) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 (G&E) and SMEG 2001 (MAP), provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. V.34. Private Finance for Energy Efficiency Instrument (‘PF4EE’) The Private Finance for Energy Efficiency (PF4EE) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE. V.35. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. V.36. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and 231

EIB Group Consolidated Financial Statements under IFRS debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. V.37. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (IPA) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. V.38. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. V.39. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. V.40. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (ESIF), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. V.41. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. V.42. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. The EIF prepares separate financial statements for SME Guarantee Facility. V.43. NPI Securitisation Initiative (‘ENSI’) The EIF and several National Promotional Institutions (NPIs) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (ENSI), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (SMEs) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to 232 stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. V.44. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (NCFF) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. V.45. National Promotional Institutions (‘NPI’) This is the second programme with CDP (Italy) Social Impact Investing in the framework of the partnership between EIF and CDP. The focus of this programme signed as of 29 November 2017 will be the domain of social finance in Italy. It is a multi-product tailored investment programme that will include equity investments into intermediaries, direct equity and debt investments. V.46. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. V.47. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. V.48. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. V.49. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017 EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. V.50. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. V.51. PGFF The Polish Growth Fund-of-Funds (“PGFF”), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. V.52. BIF The Baltic Innovation Fund (“BIF”), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. V.53. Research and Innovations Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. 233

EIB Group Consolidated Financial Statements under IFRS V.54. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. V.55. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS. V.56. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. V.57. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. V.58. Mezzanine Dachfonds für Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (BMWi) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. V.59. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. V.60. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. V.61. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (GEEREF), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. V.62. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (MoSIT), the Scientific and Research Council of Turkey (TUBITAK), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (IPA) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (R&D) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. 234

V.63. Financial Instruments (‘FI’) compass advisory platform The fi-compass advisory platform provides EU Member States and their managing authorities as well as microcredit providers with advisory support and learning opportunities for developing financial instruments, within the scope of European Structural Investment Funds (ESIF) and the Programme for Employment and Social Innovation (EaSI). It is implemented by the EIB and funded by the EC under a Framework Contract for the period 2014-2020. The EIB prepares separate financial statements for Financial Instrument compass advisory platform. 235

EIB Group Consolidated Financial Statements under IFRS

Statement of Special Section[1]

as at 31 December 2017 and 2016 (in EUR '000)

ASSETS	31.12.2017	31.12.2016
Turkey		
From resources of Member States		
Disbursed loans outstanding	0	271
Total[2]	**0**	**271**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	0	0
Total[3]	**0**	**0**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	36,934	49,130
Risk capital operations		
- amounts to be disbursed	29,260	39,288
- amounts disbursed	39,738	53,090
	68,998	92,378
Total[4]	**105,932**	**141,508**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	352	764
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[5]	**771**	**1,183**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	0	0
- amounts disbursed	194,336	219,272
	194,336	219,272
Total[6]	**194,336**	**219,272**
Total	**301,039**	**362,234**

LIABILITIES	31.12.2017	31.12.2016
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	76,672	102,220
- Financial Protocols with the instrument for Pre-Accession ('IPA')	0	0
- Yaoundé Conventions	771	1,183
- Lomé Conventions	194,336	219,272
- Other resources under the Lomé Conventions	0	0
	271,779	322,675
Under mandate from Member States	0	271
Total funds under trust management	**271,779**	**322,946**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	29,260	39,288
On operations from risk capital resources under the Lomé Conventions	0	0
Total funds to be disbursed	**29,260**	**39,288**
Total	**301,039**	**362,234**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2017 EUR '000 229,159 (2016: EUR '000 321,166)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2017 EUR '000 54,433 (2016: EUR '000 60,557)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee issued is EUR '000 4,280 as at 31 December 2017 (2016: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2017 (2016: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood

236

Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405,899
add:	exchange adjustments		20,547
less:	cancellations	215	
	repayments	426,231	
			-426,446
			0

Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union.

Initial amount:			29,640
less:	exchange adjustments	10,517	
	cancellations	0	
	repayments	19,123	
			-29,640
			0

Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840,457
less:	exchange adjustments	58,999	
	cancellations	164,335	
	repayments	511,191	
			-734,525
			105,932

Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139,483	
Contributions to the formation of risk capital		2,503	
Initial amount:			141,986
add:	capitalised interest	1,178	
	exchange adjustments	9,823	
			11,001
less:	cancellations	3,310	
	repayments	148,906	
			-152,216
			771

237

EIB Group Consolidated Financial Statements under IFRS

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3,116,097	
Equity participations		121,002	
Initial amount:			3,237,099
add:	capitalised interest		9,548
less:	cancellations	731,474	
	repayments	2,264,829	
	exchange adjustments	56,008	
			-3,052,311
			194,336
Loans from other resources:			
Initial amount:			16,500
add:	exchange adjustments		58
less:	cancellations	8,414	
	repayments	8,144	
			-16,558
			0
			194,336

Note W – Capital and Reserves

W.1. Share capital and reserves

The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group's capital. The subscribed capital of the Bank amounts to EUR 243,284,154,500 (31 December 2016: EUR 243,284,154,500) and the uncalled capital to EUR 221,585,019,550 as of 31 December 2017 (31 December 2016: EUR 221,585,019,550).

New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat.

As at 1 July 2013, the subscribed capital has increased from EUR 242,392,989,000 to EUR 243,284,154,500, by virtue of the contributions of a new Member State that joined on 1 July 2013: Croatia. As a consequence of this capital increase, the new Member State had to contribute to its share of Paid-in capital (EUR 79.5 million), and also its share of the reserves (EUR 128.4 million) for the amounts outstanding as of 30 June 2013. The total amount to be paid has been equally spread over 8 instalments: 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017 and 31 May 2018. The instalments up to and including 30 November 2017 were settled in full.

The amount of EUR '000 25,724 shown in the balance sheet under the caption *Subscribed capital and reserves, called but not paid* (31 December 2016: EUR 76,656) is the discounted valued of EUR '000 25,983 (31 December 2016: EUR 77,950) which relates to net receivable from the new Member State, Croatia.

Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure.

Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State is not foreseen by the legal provisions currently in force.

W.2. Capital management

Maintaining a strong capital position is one of the major objectives of the Group. The Group's own funds for capital adequacy purposes comprise of paid-in capital plus reserves, net of expected losses and provisions. The Group's capital is entirely composed of Core Equity Tier 1 instruments. In addition, the Group benefits from subscribed unpaid capital, which can be called by the Bank if the need arises. The Group plans its capital on a forward looking basis in accordance with its operational plan and risk tolerance.

The Group is not subject to prudential supervision, but it aims to comply with relevant EU banking directives and best banking practice. In particular, this applies to the Capital Requirements Directive and Regulation (575/2013/EP of 26 June 2013), which translates the Basel III framework into EU law. The Group monitors both regulatory and economic capital requirements and conducts stress tests to assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group.

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The Group's Core Equity Tier 1 ratio, calculated in accordance with the Capital Requirements Regulation and based on the EIB Group Consolidated Financial Statements under EU Accounting Directives, stood at 25.8% as at 31 December 2017 (24.6% at the end of 2016). The ratio's increase compared to the prior year was driven by a steady growth in the regulatory own funds which offset a slight increase of risk weighted assets due to the additional riskiness of new business of the Group's portfolio. As at 31 December 2017, and based on the statutory financial statements, the Bank's Core Equity Tier 1 ratio stood at 28.5% (26.4% at the end of 2016).

Note X – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2017 and 2016:

	31.12.2017	31.12.2016
Non-euro currencies of EU member states		
Bulgarian lev (BGN)	1.9558	1.9558
Czech koruna (CZK)	25.5350	27.0210
Danish krone (DKK)	7.4449	7.4344
Pound sterling (GBP)	0.8872	0.8562
Hungarian forint (HUF)	310.3300	309.8300
Polish zloty (PLN)	4.1770	4.4103
Romanian leu (RON)	4.6585	4.5390
Swedish krona (SEK)	9.8438	9.5525
Non-EU currencies		
Australian dollar (AUD)	1.5346	1.4596
Canadian dollar (CAD)	1.5039	1.4188
Swiss franc (CHF)	1.1702	1.0739
Chinese yuan-renminbi (CNY)	7.8044	7.3202
Dominican peso (DOP)	57.1465	48.7476
Egyptian pound (EGP)	21.2725	19.0008
Hong Kong dollar (HKD)	9.3720	8.1751
Iceland króna (ISK)	124.7000	214.9400
Japanese yen (JPY)	135.0100	123.4000
Kenyan shilling (KES)	123.7000	108.0600
Moroccan dirham (MAD)	11.2144	10.6711
Mexican peso (MXN)	23.6612	21.7719
Norwegian krone (NOK)	9.8403	9.0863
New Zealand dollar (NZD)	1.6850	1.5158
Russian ruble (RUB)	69.3920	64.3000
Serbia dinars (RSD)	118.2700	123.4000
Tunisia dinars (TND)	2.9821	2.4255
Turkish lira (TRY)	4.5464	3.7072
Taiwan dollar (TWD)	35.5849	34.1539
Ukraine hryvnia (UAH)	33.7627	28.5012
United States dollar (USD)	1.1993	1.0541
CFA Franc (XOF)	655.9570	655.9570
South African rand (ZAR)	14.8054	14.4570

239

EIB Group Consolidated Financial Statements under IFRS

Note Y – Related party transactions – Key Management Personnel

The Group has identified members of the Board of Directors, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note P), is disclosed in the following table:

(in EUR '000)	2017	2016
Short-term benefits[1]	9,569	9,821
Post employment benefits[2]	864	910
Termination benefits	2,344	9
	12,777	**10,740**

[1]Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[2]Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2017 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2017	31.12.2016
Pension plans and health insurance (Note J)	-76,253	-66,438
Other liabilities (Note G)	-16,796	-15,573

Note Z – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2017.

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Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the consolidated financial state-ments Opinion We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the con-solidated balance sheet as at 31 December 2017, and the consolidated income statement, consolidated statement of profit or loss and other comprehensive income, consoli-dated statement of changes in equity and consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other ex-planatory information. by the “Commission de Surveillance du Secteur Financier” (the “CSSF”). Our responsibilities under those Regulation, Law and standards are further described in the “Responsi-bilities of Réviseur d’Entreprises agréé for the audit of the consolidated financial statements” section of our report. We are also independent of the Group in accordance with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants (the “IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical re-quirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated fi-nancial position of the Group as at 31 December 2017, and of its consolidated financial performance and its consoli-dated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union. Key audit matters Key audit matters are those matters that, in our profes-sional judgment, were of most significance in our audit of the consolidated financial statements of the current peri-od. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not pro-vide a separate opinion on these matters. Basis for Opinion We conducted our audit in accordance with the EU Regula-tion N° 537/2014, the Law of 23 July 2016 on the audit pro-fession (the “Law of 23 July 2016”) and with International Standards on Auditing (ISAs) as adopted for Luxembourg 241

EIB Group
Consolidated Financial Statements under IFRS

1 Impairment of loans and advances to customers and financial institutions

Description

As at 31 December 2017, the Group reports loans and advances accounted for at amortized cost of EUR 327,489 million representing 54% of total assets and recognized individually assessed impairments on loans amounting to EUR 410 million.

Management follows its Specific Provisioning Guidelines embedded in the Financial Monitoring Guidelines to estimate the impairment level on loans and advances on an individual basis. Allowances for credit losses reflected the difference between the carrying loan amount and the present value of all the expected future cash-flows generated by the impaired asset. The Group neither applies general nor collective impairment.

These loans and advances are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the allowances for credit losses.

These critical judgements include matters such as the identification and assessment of potential indicators of impairment, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied.

The key inputs and assumptions used by Management in its assessment of loan impairment are detailed in notes A.4.9 and S.2.3 to the consolidated financial statements as well as the impairment in note D.2.

How our audit addressed the area of focus

Our procedures included the assessment of Key controls over the approval, recording, monitoring and restructuring of loans and advances to customers, the loan grading process and the measurement of impairment allowances for individually assessed loans and advances.

For a sample of loans with specific allowances for credit losses, we evaluated the Group's individual assessment of each loan and specifically challenged the Group's assumptions used, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years.

We also tested a sample of individually significant exposures, which had not been identified as potentially impaired by the Group and assessed whether appropriate consideration was given to the collectability of future cash flows and the valuation of the underlying collaterals.

We assessed the disclosures in the consolidated financial statements in relation to impairment of loans and advances with reference to the requirements of the prevailing accounting standards.

2 Valuation of complex financial instruments (derivatives, assets and liabilities designated at Fair Value through Profit or Loss)

Description

As at 31 December 2017, Loans and advances designated at fair value through profit or loss (Loans at FVTPL) amount to EUR 165,942 million and non-quoted Debts evidenced by certificates designated at fair value through profit or loss (Borrowings at FVTPL) amount to EUR 13,553 million representing 28% and 2% of total assets and total liabilities respectively. Additionally, the Group holds derivative assets of EUR 43,861 million and derivative liabilities of EUR 32,652 million.

The Group applies the Fair Value option on loans and borrowings to reduce the accounting mismatch for such instruments which market risk is covered with a derivatives instrument at inception.

The valuation of such financial instruments, measured at fair value, is based on a combination of market data and valuation models which often require a considerable number of inputs. Many of these inputs are obtained from readily available data, in particular for level 1 and level 2 financial instruments in the fair value hierarchy, the valuation techniques for which use quoted market prices and observable inputs, respectively. Where such observable data is not readily available, as in the case of level 3 financial instruments, estimates need to be developed which can involve significant Management judgment. The Group has developed its own models to value level 2 and level 3 financial instruments, which also involve significant Management judgment.

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In particular, the Group classifies its loans at FVTPL, its non-quoted Borrowings at FVTPL and its derivatives either as level 2 or level 3 financial instruments. These are the financial instruments object of this key audit matter.

The key inputs and assumptions used by Management in its assessment of Financial instruments are detailed in notes A.4.4 to the consolidated financial statements, as well as the Derivative Financial instruments disclosure on note Q, the Fair value of financial assets and liabilities on note R and the reconciliation disclosure between the balance sheet accounting classifications and fair values of assets and liabilities on note T.

How our audit addressed the area of focus

Our audit procedures to assess the fair value of Derivatives, Loans at FVTPL and non-quoted Borrowing at FVTPL included the assessment of the design, implementation and operating effectiveness of key internal controls over the valuation, price verification, front office and back office reconciliations and model approval for financial instruments.

In respect of Derivatives, we engaged our internal valuation specialists to assist us in performing independent valuations on a sample basis and comparing these with the Group's valuations. Our procedures included developing parallel models based on contractual arrangements and obtaining inputs independently. Our specialist also assessed the appropriate application of Credit Value and Debit Value Adjustments ("CVA/DVA") that form an integral part of fair values, inquiring of Management about any changes in the CVA/DVA methodology and assessing the appropriateness of the inputs applied.

In respect of Loans at FVTPL and non-quoted Borrowings at FVTPL, classified as level 2 instruments, we recomputed on a sample basis the fair value of loans using a net present value technique and compared our valuations to the Group's valuations. For level 3 instruments, we compared that the fair values reported tied with their related derivative fair values. We additionally, assessed the appropriate application of the Own credit adjustment (OCA) on Borrowings at FVTPL.

Additionally, we also assessed whether the disclosures in the consolidated financial statements, including fair value hierarchy information and sensitivity to key inputs, appropriately reflected the Group's exposure to financial instrument valuation risk with reference to the requirements of the prevailing accounting standards.

3 Valuation of venture capital investments

Description

Venture capital investments, for which no quoted markets prices are available amount to EUR 5,780 million as at 31 December 2017. Management has based its valuation of the unlisted investments on the International Private Equity and Venture Capital Valuations (IPEV) guidelines. Those investments are treated as available for sale or designated at fair value through profit and loss. For the available for sale investments, fair value changes are recognized in other comprehensive income unless there is evidence of impairment for which the decline in the investment fair value is recognised in the consolidated income statement.

These investments are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their fair value and impairment. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the valuation of the investment portfolio.

The key inputs and assumptions used by Management in its assessment of the fair value of unlisted investments are detailed in note A.4.7.3 as well further disclosures are presented in note B.3 to the consolidated financial statements.

How our audit addressed the area of focus

Our procedures over the valuation of the venture capital investments included, but were not limited to:

We obtained an understanding of Management's processes and controls for determining the fair valuation of venture capital investments by performing walkthrough procedures. This included discussing with Management the valuation governance structure and protocols around their oversight of the valuation process and corroborating our understanding by attending the Investment & Risk Committee meeting.

We have identified key controls in the process, assessed the design adequacy and tested the operating effectiveness of some of these controls. In addition, we obtained the ISAE 3402 report on EIF's internal controls, compared our understanding of identified key controls in the process and inspected the conclusions reached based on the testing of operating effectiveness of those controls and noted no observations or exceptions in the report, which

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EIB Group
Consolidated Financial Statements under IFRS

allow us to rely on controls over valuation and impairment of venture capital investments.

We compared Management's valuation methodology to IFRS and the IPEV guidelines. We sought explanations from Management where there are judgments applied in their application of the guidelines, discussed and assessed their appropriateness. This included assessing the annual back-testing exercise on the accuracy of estimated fair values of venture capital investments valuation during the year and the prior year fair values, to further assess the reasonableness of the current year valuation assumptions used by Management in performing the valuation estimate and the impairment assessment.

On a sample basis, we reconciled the latest available Net Asset Value ("NAV") statements provided by private equity fund managers to the value adjustment file prepared by EIF and we recalculated the mathematical accuracy of the unrealised results on the revaluation of investments on a sample basis.

We inspected the correct classification of investments under the impairment decision matrix. We discussed with Management, inspected the minutes of the EIF Investment & Risk Committee (IRC) meetings and understood the rationale in the cases of private equity funds with presumption of impairment which were not impaired.

Other information

The Management is responsible for the other information. The other information comprises the information included in the "Highlights, Preface, Borrowing activities, Treasury Activities, EIB Statutory Bodies and Audit and control"; but does not include the consolidated financial statements and our report of "Réviseur d'Entreprises agréé" thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the consolidated financial statements

The Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Management is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group's financial reporting process.

Responsibilities of the Réviseur d'Entreprises agréé for the audit of the consolidated financial statements

The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of "Réviseur d'Entreprises agréé" that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence

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that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material mis-statement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. ing the disclosures, and whether the consolidated financial statements represent the underlying transac-tions and events in a manner that achieves fair presen-tation. • Obtain sufficient appropriate audit evidence regard-ing the financial information of the entities and busi-ness activities within the Group to express an opinion on the consolidated financial statements. We are re-sponsible for the direction, supervision and perfor-mance of the Group audit. We remain solely responsible for our audit opinion. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. We communicate with those charged with governance re-garding, among other matters, the planned scope and timing of the audit and significant audit findings, includ-ing any significant deficiencies in internal control that we identify during our audit. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a ma-terial uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw at-tention in our report of “Réviseur d’Entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of report of “Réviseur d’Entreprises agréé”. However, future events or conditions may cause the Group to cease to contin-ue as a going concern. We also provide those charged with governance with a statement that we have complied with relevant ethical re-quirements regarding independence, and to communi-cate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report un-less law or regulation precludes public disclosure about the matter. • Evaluate the overall presentation, structure and con-tent of the consolidated financial statements, includ-Luxembourg, 15 March 2018 KPMG Luxembourg, Société coopérative Cabinet de révision agréé 39, Avenue John F. Kennedy L-1855 Luxembourg Société coopérative de droit luxembourgeois R.C.S. Luxembourg B 149133 Capital EUR 12 503 S. CHAMBOURDON 245

EIB Group Consolidated Financial Statements under IFRS Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Gov-ernors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consoli-dated financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (IFRS) The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: examine in the discharge of its duties, received assurance from the Management Commit-tee concerning the effectiveness of the internal con-trol structure and internal administration, • and considering • the consolidated financial statements for the finan-cial year ended 31 December 2017 adopted by the Board of Directors at its meeting on 15 March 2018, that the foregoing provides a reasonable basis for its statement and, Articles 24, 25 & 26 of the Rules of Procedure, • • • designated KPMG as external auditors, reviewed their audit planning process, examined and dis-cussed their reports, and in particular their inde-pendent Auditor’s Report, noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2017 prepared in accordance with IFRS is unqualified, convened on a regular basis with the Heads of Direc-torates and relevant services including, • the Financial Controller, • the Directors General of Risk Management, Transaction Monitoring and Restructuring and Compliance, met regularly the Head of Internal Audit and dis-cussed the relevant internal audit reports, and stud-ied the documents which it deemed necessary to to the best of its knowledge and judgement: • confirms that the consolidated financial statements of the European Investment Bank, which comprise the consolidated balance sheet as at 31 December 2017, the consolidated income statement, the con-solidated statement of profit or loss and other com-prehensive income, the consolidated statement of changes in equity and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a sum-mary of significant accounting policies and other ex-planatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2017, and of its consolidated financial performance and its consoli-dated cash flows for the year then ended in accord-ance with International Financial Reporting Standards as adopted by the European Union. • • • Luxembourg, 15 March 2018 Audit Committee P. KRIER D. PITTA FERRAZ J. SUTHERLAND J. DOMINIK M. MACIJAUSKAS V. IUGA 246